Exhibit 99.1

March 16, 2020

Dear United Technologies Shareowner:

In November 2018, we announced our plan to separate United Technologies Corporation (“UTC”) into three independent, publicly traded companies: (1) UTC, a preeminent aerospace company comprised of the Collins Aerospace and Pratt & Whitney businesses; (2) Otis Worldwide Corporation (“Otis”), the world’s largest elevator and escalator manufacturing, installation and service company; and (3) Carrier Global Corporation (“Carrier”), a leading global provider of heating, ventilating and air conditioning (HVAC), refrigeration, fire and security solutions. The separation will occur through two spin-offs, pursuant to which we will distribute to UTC shareowners all of the outstanding shares of common stock of Otis and Carrier.

In June 2019, we also entered into a merger agreement with Raytheon Company (“Raytheon”) pursuant to which the UTC aerospace businesses and Raytheon will combine in a merger of equals. Following the completion of the spin-offs of Otis and Carrier and the Raytheon merger, UTC’s common stock will remain outstanding and UTC will be renamed “Raytheon Technologies Corporation.”

I encourage you to read the attached information statement, which describes the Otis spin-off in detail and contains important business and financial information about Otis. The Otis spin-off is expected to create an industry-leading, independent public company with a distinct product and service portfolio and corporate strategy. Otis will have a strong financial profile and greater focus and enhanced operational agility, which will enable Otis to more effectively pursue its own strategic goals and capture opportunities in its industry. As an independent company, Otis will be better positioned to allocate resources and deploy capital consistent with its growth priorities.

For U.S. federal income tax purposes, the Otis spin-off is intended to be generally tax-free to UTC shareowners. No vote of UTC shareowners is required for the distribution of Otis shares in the Otis spin-off.

UTC is making available a separate information statement that will help you understand the Carrier spin-off and how it will affect your post-separation ownership in UTC and Carrier.

We believe the separation provides tremendous opportunities for our businesses as we work to continue to build long-term value. We appreciate your continuing support of UTC and look forward to your future support of Otis.

Sincerely,

Gregory J. Hayes
Chairman and Chief Executive Officer
United Technologies Corporation

March 16, 2020

Dear Future Otis Shareowner:

I am excited to welcome you as a future shareowner of Otis Worldwide Corporation (“Otis”).

At Otis, we give people freedom to connect and thrive in a taller, faster and smarter world. Our founder, Elisha Graves Otis, invented the safety brake that made elevators safe for passengers, enabling modern cities to rise to previously unthinkable heights. Today, we continue to build on this legacy of leadership in urban mobility with an objective of sustainable long-term growth in the markets we serve. Our global operations are centered around a core mission—to be a world-class, customer-centric and service-oriented company. In pursuit of our objective, our employees are guided by our commitment to our absolutes: Safety, Ethics and Quality. As an independent, publicly traded company, we believe our enhanced ability to make resource and capital allocation decisions will allow us to execute our key strategies to:

•	Sustain new equipment growth through continuous innovation;
•	Accelerate service portfolio growth and customer satisfaction by combining operational and service excellence throughout the product life cycle;
•	Advance the digitalization of Otis to enhance the passenger experience, while improving productivity; and
•	Continue to focus and empower our workforce to drive better results for shareowners, customers and employees.

Our ability to execute these strategies successfully will allow Otis to generate superior outcomes for our investors.

We are eager to take this step toward independence recognizing that our history gives us a strong foundation. Otis is already the world’s largest elevator and escalator manufacturing, installation and service company. With more than two million elevators under maintenance, the largest service portfolio of any company in the industry, we are well positioned to sustain profitability through economic cycles. As an industry leader, we seek to continue to take our industry to new heights, raise the bar on safety for the benefit of our employees and the more than two billion passengers who touch our products every day, embrace best-in-class ethical and sustainability standards and attract the best, most diverse talent in the industry. As a customer-centric, service-oriented business, we strive to ensure operational excellence and seek to redefine how quality is measured and customers are served in both our new equipment and services businesses.

We invite you to learn more about Otis by reviewing the enclosed information statement. As we prepare to become an independent, publicly traded company, we look to build upon our iconic brand and legacy, define the future for our industry and give rise to smart, modern cities. We are delighted to have you with us on this journey.

Sincerely,

Judith F. Marks
President and Chief Executive Officer
Otis Worldwide Corporation

INFORMATION STATEMENT

OTIS WORLDWIDE CORPORATION

This information statement is being furnished in connection with the spin-off by United Technologies Corporation (“UTC”) of its wholly owned subsidiary, Otis Worldwide Corporation (“Otis”). To implement the spin-off of Otis from UTC, UTC currently plans to distribute all of the shares of Otis common stock on a pro rata basis to UTC shareowners in a distribution that is intended to qualify as generally tax-free to UTC shareowners for U.S. federal income tax purposes.

For every share of common stock of UTC held of record by you as of the close of business on March 19, 2020, which is the record date for the distribution, you will receive 0.5 shares of Otis common stock. You will receive cash in lieu of any fractional shares of Otis common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of UTC common stock in the “regular-way” market after the record date and on or before the distribution date, you also will be selling your right to receive shares of Otis common stock in connection with the distribution. We expect the shares of Otis common stock to be distributed by UTC to you at 12:01 a.m., Eastern Time, on April 3, 2020. We refer to the distribution of Otis common stock as the “distribution” and the date of the distribution as the “distribution date.”

In June 2019, UTC and Raytheon Company (“Raytheon”) entered into an Agreement and Plan of Merger (the “Raytheon merger agreement”), which provides for the combination of the UTC Aerospace Businesses (as defined below) and Raytheon in a merger of equals transaction with Raytheon surviving as a wholly owned subsidiary of UTC. The Raytheon merger is conditioned on, among other things, the consummation of the distribution. However, the distribution is not conditioned on the consummation of the Raytheon merger and, accordingly, the distribution may occur even if the Raytheon merger agreement is terminated or the Raytheon merger will otherwise not be consummated. For more information, see “Certain Relationships and Related Party Transactions—Raytheon Merger Agreement.”

Until the separation occurs, Otis will continue to be a wholly owned subsidiary of UTC. Consequently, subject to UTC’s agreement to consummate the distribution pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement, UTC will have the sole and absolute discretion to determine and change the terms of the separation (or to terminate the separation), including the establishment of the record date for the distribution and the distribution date, as well as to modify the number of outstanding shares of common stock of Otis that it will retain, if any, following the distribution.

UTC shareowners are not required to vote on the distribution. Therefore, you are not being asked for a proxy and you are not required to send a proxy to UTC. You do not need to pay any consideration, exchange or surrender your existing shares of UTC common stock or take any other action to receive your shares of Otis common stock. Separately, a vote of UTC shareowners is required to approve the issuance of UTC common stock to holders of Raytheon common stock in connection with the Raytheon merger. UTC has separately made available to UTC shareowners a registration statement on Form S-4 and a joint proxy statement/prospectus in connection with the vote and the issuance of shares of UTC common stock in the Raytheon merger.

There is no current trading market for Otis common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Otis common stock to begin on the first trading day after the distribution is completed. For more information regarding the trading of Otis common stock, see “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” Otis intends to list its common stock on the New York Stock Exchange (the “NYSE”) under the symbol “OTIS.” Following the distribution, UTC will continue to trade on the NYSE under the symbol “UTX”; however, if the Raytheon merger is completed, UTC will change its name to Raytheon Technologies Corporation and trade on the NYSE under the symbol “RTX.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is March 16, 2020.

This information statement was first made available to UTC shareowners on or about March 16, 2020.

Presentation of Information

Unless the context otherwise requires:

•	The information included in this information statement about Otis, including the audited historical combined financial statements of Otis, which primarily comprise the assets and liabilities of UTC’s elevator and escalator manufacturing, installation and service businesses, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.
•	References in this information statement to “Otis,” “we,” “us,” “our,” “our company” and “the company” refer to Otis Worldwide Corporation, a Delaware corporation, and its subsidiaries.
•	References in this information statement to “Carrier,” refer to Carrier Global Corporation, a Delaware corporation, and its subsidiaries.
•	References in this information statement to “UTC” refer to United Technologies Corporation, a Delaware corporation, and its consolidated subsidiaries, including the Otis Business and the Carrier Business, prior to completion of the separation, unless the context otherwise requires or unless otherwise specified.
•	References in this information statement to the “Otis Business” refer to UTC’s Otis operating segment, covering elevator and escalator manufacturing, installation and service businesses.
•	References in this information statement to the “Carrier Business” refer to UTC’s Carrier operating segment, covering heating, ventilation and air conditioning (“HVAC”), refrigeration, fire and security solutions businesses.
•	References in this information statement to the “UTC Aerospace Businesses” refer to both UTC’s Pratt & Whitney operating segment, which supplies aircraft engines and aftermarket services for the commercial, military, business jet and general aviation markets, and its Collins Aerospace Systems segment, which provides technologically advanced aerospace products and aftermarket service solutions for aircraft manufacturers, airlines, regional, business and general aviation markets, military, space and undersea operations.

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•	References in this information statement to the “separation” refer to the separation of the Otis Business and the Carrier Business from UTC’s other businesses and the creation, as a result of the distributions, of an independent, publicly traded company, Otis, and an independent, publicly traded company, Carrier, to hold the assets and liabilities associated with the Otis Business, and the assets and liabilities associated with the Carrier Business, respectively, after the distributions.
•	References in this information statement to the “distribution” or the “Otis distribution” refer to the distribution of all of Otis’ issued and outstanding shares of common stock to UTC shareowners as of the close of business on the record date for the distribution (which we refer to as the “record date”).
•	References in this information statement to the “Carrier distribution” refer to the distribution of all of Carrier’s issued and outstanding shares of common stock to UTC shareowners as of the close of business on the record date for such distribution.
•	References in this information statement to the “distributions” refer to, collectively, the Otis distribution and the Carrier distribution.
•	References in this information statement to Otis’ per share data assume a distribution ratio of 0.5 shares of Otis common stock for every share of UTC common stock.
•	References in this information statement to Otis’ historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the Otis Business as the business was conducted as part of UTC prior to the separation.
•	References in this information statement to the “separation agreement” refer to the Separation and Distribution Agreement that UTC, Otis and Carrier will enter into to effect the separation and provide a framework for the relationship among UTC, Otis and Carrier after the separation.
•	References in this information statement to the “IRS ruling” refer to the private letter ruling from the Internal Revenue Service (which we refer to as the “IRS”) regarding certain U.S. federal income tax matters relating to the separation and the distribution.
•	References in this information statement to the “Raytheon merger agreement” refer to the Agreement and Plan of Merger, dated as of June 9, 2019, by and among UTC, Light Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of UTC, and Raytheon, which provides for, among other things and subject to the satisfaction or waiver of specified conditions, the combination of the UTC Aerospace Businesses and Raytheon in a merger of equals transaction through the merger of Merger Sub with and into Raytheon (the “Raytheon merger”), with Raytheon surviving the Raytheon merger as a wholly owned subsidiary of UTC.

Trademarks and Trade Names

Among the trademarks that Otis and its subsidiaries own or have rights to use that appear in this information statement are the names “Compass,” “eCall,” “eView,” “Gen2,” “GEN360,” “Otis,” “OTIS ONE,” “OtisLine,” “ReGen,” “SkyBuild,” “SkyRise” and “SuperGroup.” Otis and its subsidiaries’ names, abbreviations thereof, logos and product and service designators are all either the registered or unregistered trademarks or trade names of Otis and its subsidiaries. Names, abbreviations of names, logos and product and service designators of other companies are either the registered or unregistered trademarks or trade names of their respective owners.

Industry Information

Unless indicated otherwise, the information concerning the industries in which Otis participates contained in this information statement is based on Otis’ general knowledge of and expectations concerning the industry. Otis’ position, share and industry size are based on estimates using publicly available information, Otis’ internal data and estimates, based on data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. Otis has not independently verified data from publicly available information or industry analyses and cannot guarantee their accuracy or completeness. In addition, Otis believes that data regarding the industry, share and its position within such industry provide general guidance but are inherently imprecise. Further, Otis’ estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What are Otis and Carrier, and why is UTC separating the Otis Business and the Carrier Business and distributing Otis and Carrier common stock?
Otis and Carrier, which are currently wholly owned subsidiaries of UTC, were formed to own and operate UTC’s Otis Business and Carrier Business, respectively. The separation of Otis and Carrier from UTC is intended, among other things, to better position the management of each of Otis and Carrier to pursue opportunities for long-term growth and profitability unique to each company’s business and to allow each business to more effectively implement its own distinct capital structure and capital allocation strategies. UTC expects that the separation will result in enhanced long-term performance of each of Otis and Carrier for the reasons discussed in “The Separation and Distribution—Reasons for the Separation.”

This document relates only to the Otis distribution.

Why am I receiving this document?
UTC is making this document available to you because you are a holder of shares of UTC common stock. If you are a holder of shares of UTC common stock as of the close of business on March 19, 2020, the record date, you will be entitled to receive 0.5 shares of Otis common stock for every share of UTC common stock that you hold as of the record date. This document will help you understand how the separation and distribution will affect your post-separation ownership in UTC and Otis.

UTC is making available a separate information statement that will help you understand the Carrier distribution and how it will affect your post-separation ownership in UTC and Carrier. UTC has also separately made available to UTC shareowners a registration statement on Form S-4 and a joint proxy statement/prospectus in connection with the issuance of UTC common stock to holders of Raytheon common stock in the Raytheon merger and the vote of UTC shareowners to approve such issuance.

How will the separation of Otis and Carrier from UTC work?
As part of the separation, and prior to completion of the Otis distribution or the Carrier distribution, UTC and its subsidiaries expect to complete an internal reorganization (which we refer to as the “internal reorganization”) in order to transfer the Otis Business to Otis, and the Carrier Business to Carrier. To accomplish the separation, UTC will distribute all of the outstanding shares of Otis common stock to UTC shareowners, and will separately distribute all of the outstanding shares of Carrier common stock to UTC shareowners, in each case on a pro rata basis in distributions intended to be generally tax-free for U.S. federal income tax purposes. Following the separation, the number of shares of UTC common stock you own will not change as a result of the separation.

What is the record date for the distribution?	The record date will be March 19, 2020.

When will the distribution occur?
We expect that all of the outstanding shares of Otis common stock will be distributed by UTC at 12:01 a.m., Eastern Time, on April 3, 2020, to holders of record of shares of UTC common stock at the close of business on March 19, 2020, the record date. We currently expect the Carrier distribution to occur on or around the date of the

Otis distribution, unless otherwise determined by the UTC Board of Directors in its sole and absolute discretion, but subject to UTC’s agreement to consummate each of the Otis distribution and the Carrier distribution as required pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. There is no assurance that the Otis distribution and the Carrier distribution will occur on or around the same date or that either distribution will occur at all.

What do shareowners need to do to participate in the distribution?
Shareowners of UTC as of the record date will not be required to take any action to receive Otis common stock in the distribution, but you are urged to read this entire information statement carefully. No shareowner approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of UTC common stock or take any other action to receive your shares of Otis common stock. Please do not send in your UTC stock certificates. The distribution will not affect the number of outstanding shares of UTC common stock or any rights of UTC shareowners, although, as described under “Will the Otis distribution and the Carrier distribution affect the market price of my UTC common stock?”, it will affect the market price of each outstanding share of UTC common stock.

How will shares of Otis common stock be issued?
You will receive shares of Otis common stock through the same channels that you currently use to hold or trade shares of UTC common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of Otis shares will be documented for you in the same manner that you typically receive shareowner updates, such as monthly broker statements and 401(k) statements.

If you own shares of UTC common stock as of the close of business on the record date, including shares held in certificated form, UTC, with the assistance of Computershare Trust Company, N.A., the distribution agent (“Computershare”), will electronically distribute shares of Otis common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Otis common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Otis common stock will I receive in the distribution?
UTC will distribute to you on the distribution date 0.5 shares of Otis common stock for every share of UTC common stock held by you as of close of business on the record date. Based on approximately 866,223,435 shares of UTC common stock outstanding as of February 28, 2020, a total of approximately 433,111,717 shares of Otis common stock will be distributed to UTC’s shareowners. For additional information on the distribution, see “The Separation and Distribution.”

Will Otis issue fractional shares of its common stock in the distribution?
No. Otis will not issue fractional shares of its common stock in the distribution. Fractional shares that UTC shareowners would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those shareowners who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

What are the conditions to the distribution?
The distribution is subject to the satisfaction (or waiver by UTC in its sole and absolute discretion) of the following conditions, subject to UTC’s agreement to consummate the Otis distribution pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement:

•
the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part and such registration statement not being the subject of any stop order or any legal, administrative, arbitral or other action, suit, investigation, proceeding, indictment or litigation by the SEC seeking a stop order;

	•	this information statement having been made available to UTC shareowners;

•
(1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC continuing to be valid and satisfactory to the UTC Board of Directors and (2) the receipt by UTC and continued validity of an opinion of outside counsel, satisfactory to the UTC Board of Directors, regarding the qualification of certain elements of the distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

•
the internal reorganization having been completed and the transfer of assets and liabilities of the Otis Business from UTC and its affiliates to Otis and its affiliates and the Carrier Business from UTC and its affiliates to Carrier and its affiliates, and the transfer of assets and liabilities of the UTC Aerospace Businesses from Otis and its affiliates and Carrier and its affiliates to UTC and its affiliates (other than Otis, Carrier and their respective affiliates), as set forth in the separation agreement, having been completed in all material respects;

•
the receipt by the UTC Board of Directors of one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation or accounting firms or investment banks as to (1) the adequacy of surplus under Delaware law with respect to Otis to effect the distribution from Otis to UTC of certain proceeds from the financing arrangements described under “Description of Material Indebtedness” prior to the effective time of the distribution, and with respect to UTC to effect the distribution, and (2) the solvency of each of UTC and Otis after the completion of the distribution;

•
all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;

•	the execution of the transition services agreement, the tax matters agreement, the employee matters agreement and the intellectual property agreement contemplated by the separation agreement;

•
no governmental entity of competent jurisdiction having issued or entered any injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order, and no applicable law having been enacted or promulgated, in each case that (whether temporary or permanent) has the effect of enjoining or otherwise prohibiting the consummation of the separation, the distribution or any of the related transactions;

•	the shares of Otis common stock to be distributed having been approved for listing on the NYSE, subject to official notice of distribution;

•
UTC having received certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and being satisfied in its sole and absolute discretion that it will have no liability under such arrangements as of the effective time of the distribution; and

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no other event or development existing or having occurred that, in the judgment of UTC’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

UTC and Otis cannot assure you that any or all of these conditions will be met, or that the distribution will be consummated even if all of the conditions are met. UTC can decline at any time to go forward with the Otis distribution. However, under the Raytheon merger agreement, UTC has agreed with Raytheon that, subject to the terms and conditions of the Raytheon merger agreement, UTC will consummate the separation and each of the Otis distribution and the Carrier distribution. In addition, the completion of the separation and each of the Otis distribution and the Carrier distribution is a condition to the Raytheon merger under the Raytheon merger agreement. Accordingly, the Raytheon merger will not be completed unless and until the separation and each of the Otis distribution and Carrier distribution are completed.

The completion of the Raytheon merger is not a condition to the completion of the Otis distribution and the Carrier distribution. Therefore, UTC may complete the Otis distribution even if the conditions to the Raytheon merger under the Raytheon merger agreement have not been satisfied or waived, the Raytheon merger agreement has been terminated or the Raytheon merger will otherwise not be consummated. Additionally, UTC may still go forward with the Otis distribution even if the Carrier distribution does not occur or may go forward with the Carrier distribution even if the Otis distribution does not occur.

For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

When is the separation expected to be completed?
The completion and timing of the separation are dependent upon a number of conditions. We expect that the shares of Otis common stock will be distributed by UTC at 12:01 a.m., Eastern Time, on April 3, 2020, to the holders of record of shares of UTC common stock at the close of business on March 19, 2020, the record date. We currently expect the Carrier distribution to occur on or around the date of the Otis distribution, unless otherwise determined by the UTC Board of Directors in its sole and absolute discretion, but subject to UTC’s agreement to consummate each of the Otis distribution and the Carrier distribution as required pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. There is no assurance that the Otis distribution and the Carrier distribution will occur on or around the same date or that either distribution will occur at all.

Can UTC decide to cancel the distribution even if all the conditions have been met?
Yes. Until the distribution has occurred, the UTC Board of Directors has the right to terminate the distribution, even if all of the conditions are satisfied, subject to UTC’s agreement to consummate the distribution pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement.

What if I want to sell my UTC common stock or my Otis common stock?
You should consult with your financial advisors, such as your broker, bank or tax advisor. If you sell your shares of UTC common stock in the “regular-way” market after the record date and on or before the distribution date, you will also be selling your right to receive shares of Otis common stock in connection with the distribution.

What is “regular-way” and “ex-distribution” trading of UTC common stock?
Beginning on or shortly before the record date and continuing up to and through the distribution date, we expect that there will be two markets in UTC common stock: a “regular-way” market and an “ex-distribution” market. UTC common stock that trades in the “regular-way” market will trade with an entitlement to receive shares of Otis common stock pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to receive Otis common stock pursuant to the distribution. If you decide to sell any shares of UTC common stock before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell your UTC common stock with or without your entitlement to Otis common stock pursuant to the distribution. For more information regarding the trading of Otis common stock, see “The Separation and Distribution—Trading Between the Record Date and Distribution Date.”

Where will I be able to trade shares of Otis common stock?
Otis intends to list its common stock on the NYSE under the symbol “OTIS.” Otis expects that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the distribution date, and that “regular-way” trading in Otis common stock will begin on the first trading day after the distribution is completed. If trading begins on a “when-issued” basis, you may purchase or sell Otis common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. For more information regarding the trading of Otis common stock, see “The Separation and Distribution—Trading Between the Record Date and Distribution Date.” Otis cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of UTC common stock?
UTC common stock will continue to trade on the NYSE after the distribution. If the Raytheon merger is completed, the symbol under which UTC common stock trades on the NYSE will change from “UTX” to “RTX” effective upon the completion of the Raytheon merger.

Will the number of shares of UTC common stock that I own change as a result of the distribution?	No. The number of shares of UTC common stock that you own will not change as a result of the distribution.

Will the Otis distribution and the Carrier distribution affect the market price of my UTC common stock?
Yes. As a result of the Otis distribution and the Carrier distribution, it is expected that the trading price of shares of UTC common stock immediately following the Otis distribution and the Carrier distribution will be different from the “regular-way” trading price of such shares immediately prior to the distributions because the trading price will no longer reflect the value of the Otis Business and the Carrier Business. There can be no assurance whether the aggregate market value of the UTC common stock, the Otis common stock and the Carrier common stock following the distributions will be the same as or higher or lower than the market value of UTC common stock had the distributions not occurred. This means, for example, that the combined trading prices after the Otis distribution and the Carrier distribution of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock, may be equal to, greater than or less than the trading price of one share of UTC common stock before the distributions.

What are the material U.S. federal income tax consequences of the separation and the distribution?
The distribution is conditioned on (1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC remaining valid and satisfactory to the UTC Board of Directors and (2) the receipt by UTC and continued validity of an opinion of outside counsel, satisfactory to the UTC Board of Directors, regarding the qualification of certain elements of the distribution under Section 355 of the Code. Accordingly, it is expected that you will not recognize any gain or loss, and no amount will be included in your income, upon your receipt of Otis common stock pursuant to the distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Otis common stock. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.”

What will Otis’ relationship be with UTC and Carrier following the separation?
After the separation, UTC, Otis and Carrier will be separate companies with separate management teams and separate boards of directors. Otis will enter into a separation agreement with UTC and Carrier to effect the separation and to provide a framework for the relationship among UTC, Otis and Carrier after the separation, and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement and an intellectual property agreement. These agreements will allocate among Otis, Carrier and UTC the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of UTC and its subsidiaries attributable to periods prior to, at and after the separation, provide for certain services to be delivered on a transitional basis and govern the relationship among Otis, Carrier and UTC following the separation. These agreements will not be impacted by the completion of the Raytheon merger. For additional information regarding the separation agreement and other transaction agreements, see “Risk Factors—Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”

Who will manage Otis after the separation?
Otis will benefit from an experienced management team. Led by Judith F. Marks, who will be Otis’ President and Chief Executive Officer, and Christopher J. Kearney, who will be Otis’ Executive Chairman, Otis’ management team will possess deep industry expertise and include executives who have had significant exposure to other complementary industries, including technology and construction. For more information regarding Otis’ directors and management, see “Directors” and “Management.”

Are there risks associated with owning Otis common stock?
Yes. Ownership of Otis common stock is subject to both general and specific risks relating to Otis’ business, the industry in which it operates, its ongoing contractual relationships with UTC and Carrier and its status as a separate, publicly traded company. Ownership of Otis common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.

Does Otis plan to pay dividends?
Following the distribution, we expect that Otis will initially pay a cash dividend on a quarterly basis at an annual payout ratio of approximately 40 percent of net income. However, the timing, declaration, amount of, and payment of any dividends will be within the discretion of Otis’ Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Otis’ Board of Directors. Moreover, if as expected we determine to initially pay a dividend following the distribution, there can be no assurance that we will continue to pay dividends in the same amounts or at all thereafter. See “Dividend Policy.”

Will Otis incur any debt prior to or at the time of the distribution?
Yes. In connection with the distribution, on February 10, 2020, Otis entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility and a Term Loan Credit Agrreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Additionally, on

February 27, 2020, Otis issued $5.3 billion of unsecured, unsubordinated notes in six series. Otis also intends to enter into a $1.5 billion, unsecured, unsubordinated commercial paper program prior to the distribution. Otis expects an aggregate of approximately $6.3 billion of the proceeds of such financings to be used to distribute cash to UTC. As a result of such transactions, Otis anticipates having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness upon completion of the distribution. On the distribution date, Otis anticipates that the debt will consist of a combination of long-term notes and bank term loans. The amount of indebtedness incurred by Otis and the amount of cash distributed by Otis may be adjusted by UTC as described elsewhere in this information statement. See “Description of Material Indebtedness” and “Risk Factors.”

Who will be the distribution agent for the distribution and transfer agent and registrar for Otis common stock?
The distribution agent, transfer agent and registrar for the Otis common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare toll-free at (866) 524-0723 or from outside the U.S. at (781) 575-3346.

Where can I find more information about UTC and Otis?	Before the distribution, if you have any questions relating to UTC or UTC’s business performance, you should contact:

United Technologies Corporation 10 Farm Springs Road Farmington, CT 06032 Attention: Investor Relations Department Phone: (860) 728-7608 Email: InvRelations@corphq.utc.com

After the distribution, Otis shareowners who have any questions relating to Otis or Otis’ business performance should contact Otis at:

Otis Worldwide Corporation One Carrier Place Farmington, CT 06032 Attention: Investor Relations Department

Otis’ investor relations website (www.otisinvestors.com) will be operational on or around April 3, 2020. The Otis website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

INFORMATION STATEMENT SUMMARY

The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires, the information included in this information statement about Otis, including the combined financial statements, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution, including the Carrier distribution. Unless the context otherwise requires, or when otherwise specified, references in this information statement to “Otis,” “we,” “us,” “our,” “our company” and “the company” refer to Otis Worldwide Corporation, a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references in this information statement to “UTC” refer to United Technologies Corporation, a Delaware corporation, and its consolidated subsidiaries, including the Otis Business and the Carrier Business prior to completion of the separation.

Unless the context otherwise requires, or when otherwise specified, references in this information statement to our historical assets, liabilities, products, businesses or activities of our businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the Otis Business of UTC as it was conducted as part of UTC prior to the separation.

Our Company

Otis is the world’s largest elevator and escalator manufacturing, installation and service company. At Otis, we give people freedom to connect and thrive in a taller, faster and smarter world. Our founder, Elisha Graves Otis, invented the safety brake that made elevators safe for passengers, enabling modern cities to rise to previously unthinkable heights. Today, we continue to build on this legacy of leadership in urban mobility with an objective of long-term, sustainable growth. Our global operations are centered around a core mission—to be a world-class, customer-centric and service-oriented company. In pursuit of our objective, our employees are guided by our commitment to our absolutes: Safety, Ethics and Quality.

The Otis brand is recognized across the globe and our products are installed in some of the world’s most recognizable buildings. Our elevators and escalators move more than two billion people every day. We have a network of more than 69,000 employees, including approximately 1,300 engineers, 4,200 sales employees and 40,000 field technicians. We serve customers in over 200 countries and territories and support over two million maintenance units under contract.

We are a leader in the approximately $75 billion global elevator and escalator industry. We expect the new equipment industry to grow in line with gross domestic product (“GDP”), with the service-related segment outperforming the rest of the industry. We believe that growth in our industry is supported by favorable trends, including increasing urbanization and continued emergence of global middle classes. We believe that we are well positioned to benefit from these long-term trends as a result of the strength of our brand, our track record for innovation and our global maintenance footprint.

Innovation is a fundamental characteristic of our history and is central to our strategy to address the needs of passengers today and the connected customers and passengers of tomorrow. We have accelerated our investment in innovation, increasing our research and development (“R&D”) spend 23 percent over the last five years. Our focus on innovation stretches beyond traditional R&D with an increased focus on our digital initiatives designed to provide an unmatched user experience to our customers. In support of these efforts, we are adding engineers and computer scientists focused on software, design, data and user interface. We currently hold more than 2,500 active patents globally and have filed approximately 2,900 additional patent applications globally over the last three years. Our R&D centers and factories, including major locations in China, India, France, Spain and the United States, are strategically located close to customers to enable efficient development of engineering solutions and adapt quickly and efficiently to local customer needs and local demographic and construction trends.

For the year ended December 31, 2019, our net sales and our operating profit were approximately
$13.1 billion and $1.8 billion, respectively. Our international operations represented approximately 73 percent of our net sales for the year ended December 31, 2019.

Our Segments

Our company is organized into two segments—New Equipment and Service, which, for the year ended December 31, 2019, contributed 43 percent and 57 percent of our net sales, and 20 percent and 80 percent of our total segment operating profit, respectively.

New Equipment. Through our New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial buildings and infrastructure projects. We sell our New Equipment units directly to customers, as well as through agents and distributors globally. We have developed a range of elevator and escalator solutions to meet the varying needs and objectives of our diverse customers. In 2019, our New Equipment segment had net sales of $5.6 billion.

Service. Through our Service segment, we perform maintenance and repair services for both our products and those of other manufacturers, and provide modernization services to upgrade elevators and escalators. We have a maintenance portfolio of over two million units globally, which includes Otis equipment manufactured and sold by us, as well as equipment from other original equipment manufacturers. We sell our services, through our network of over 2,700 service sales personnel, directly to customers in all significant elevator and escalator end-segments around the world, including in residential and commercial buildings and infrastructure applications. In 2019, our Service segment had net sales of $7.5 billion.

Our Strengths

We have a number of competitive strengths that support our ability to achieve our objectives, including:

•	Global market leader with iconic brand. We are an industry leader in the global elevator and escalator market. With over 165 years’ experience in elevator and escalator manufacturing, installation and service, our Otis brand is recognized across the globe and our products are installed in some of the world’s most recognizable buildings, including the Empire State Building, the Eiffel Tower, the Lotte World Tower and the Burj Khalifa, the world’s tallest building. The Otis brand is synonymous with quality, safety and reliability. Our brand recognition and industry reputation for delivering outstanding performance encourage key decision makers, such as property developers, architects, industry consultants and general contractors, to look to Otis when assessing their elevator and escalator needs. The Otis brand is also a key factor in our ability to attract and retain the talented engineers, technicians, sales persons and other employees that help us fulfill our mission on a daily basis.
•	Industry leading maintenance portfolio generating higher margin recurring service revenues. We have the industry’s largest maintenance portfolio, which includes over two million units globally. We generate higher margin recurring revenues by performing maintenance and repair services and modernization of elevator and escalator units in our portfolio. These services are performed based on contractual relationships with our customers. We believe the recurring nature of our Service revenues provides stability that enables us to invest continuously in growing our business. We also benefit from significant visibility to future revenues. As of December 31, 2019, our Remaining Performance Obligations (“RPO”), which is the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied for our New Equipment and Service segments, was approximately $16.4 billion. We expect approximately 91 percent of the RPO will be recognized as net sales over the following 24 months.
•	Outstanding long-term relationships with customers and distributors. Our New Equipment and Service segments serve customers in over 200 countries and territories around the world. Otis has global scale and local focus, with over 1,400 branches and offices, and a direct physical presence in approximately 80 countries. Through our broad global footprint and track record of local and personal customer service, we have established stable, long-term relationships with customers across the globe, including with large property owners, developers, general contractors and facility managers, enabling us to secure contracts to supply new equipment, convert new equipment sales into maintenance units, retain our industry-leading maintenance portfolio and serve as the provider of choice to a significant number of repeat customers. Throughout the world, and particularly in China, we have developed and maintain strong, enduring relationships with local distributors and agents, who are key to expanding sales in our New Equipment segment.

•	Innovative R&D organization that provides customer-centric solutions. We have been a leader in developing and servicing connected elevators for over 30 years, and we have accumulated considerable expertise in remote diagnostics and maintenance and repair services. We leverage our industry experience, our world class engineering work force of approximately 1,300 engineers and our significant R&D and digitalization spend to invest in innovation to develop the next generation of connected elevators and escalators using the latest Internet of Things (“IoT”) technology. In particular, we have placed significant focus on enhancing user experience through software, design and user interface engineering and delivering environmentally sustainable solutions that enhance our value proposition and meet customers’ sustainability objectives. We believe our innovation heritage and investment in R&D and digitalization position us well to take advantage of attractive industry trends in IoT technology. We have been increasing the number of engineers focused on software, design and user interface and user experience, and charged them with enhancing innovation initiatives to deliver an unmatched user experience to our customers and the passengers riding our escalators and elevators.
•	Technically skilled and customer-focused workforce. Our global operations leverage our highly experienced workforce, including over 4,200 sales people and over 40,000 field technicians, consisting of approximately 7,200 New Equipment technicians and 33,000 Service technicians across more than 1,400 branches and offices. Our field technicians are also able to supplement their deep expertise in project execution, troubleshooting and problem solving with the collective knowledge of our remote experts through our proprietary digital platform designed to enable virtual consultations while working at customer sites. Our expertise in predictive and proactive maintenance, along with superior planning and execution of scheduled maintenance, minimizes disruption for customers. We provide consistent and efficient customer-centric service across our global operations and throughout the sales, manufacturing, installation and service cycles through our standard operating procedures applied by our global workforce.
•	Proven track record of executing complex projects. We have an unmatched track record of executing many of the world’s largest and most complex projects in our field. Recent examples include the new equipment installation of elevators at the Lotte World Tower in Seoul, Korea, the Wilshire Grand Center in Los Angeles and 30 Hudson Yards in New York City. We have also provided modernization solutions for popular tourist attractions including the Eiffel Tower, the Empire State Building and the Oriental Pearl Tower, where the complexity of execution was heightened by the need to minimize disruption to these active sites. We estimate that global high-rise and major projects represent an approximately $7 billion annual opportunity for the industry within the New Equipment segment. We believe that our project management expertise will continue to allow us to win additional high-rise and major projects and capitalize on demographic and cultural trends that will result in an expansion in the number of complex projects as cities build up rather than out. Our strength in executing complex projects is supported by our customer-centric approach, innovative technology and ability to quickly deploy experienced resources. Execution and schedule risk are major concerns for customers building high-rises or embarking on major projects, and we have developed solutions to address these concerns. For example, our SkyBuild construction elevator solution grows with a building under construction, giving crews access to the highest completed floor, and, once construction is complete, is transitioned into service as a SkyRise elevator. These solutions provide a competitive advantage in jobs where efficiency and time are important to customers. Our proven ability to deliver on large and complex projects enhances our reputation within the industry and helps us win similar additional projects.
•	Low capital intensity supports strong cash flow generation. The combination of our profitability, low capital intensity and working capital requirements has contributed to our strong track record of cash flow generation. As a result, we maintain, and expect to continue to maintain, an investment grade credit rating and stable capital structure while investing in R&D, sustaining New Equipment growth, growing our Service portfolio, further expanding our digital tools to optimize customer experience and investing in human capital.
•	Experienced and dynamic global leadership team. Our strategy is driven by an experienced global leadership team and implemented by strong New Equipment and Service teams throughout our operational locations. We have key executives located around the world to enhance our relationships with customers in various locations and increase our ability to provide solutions to specific customer needs. Our leadership team includes executives who have deep industry expertise, as well as executives who have had significant exposure to other complementary industries and core competencies, including digital technologies, customer service, operations and construction. This blending of industry experience with fresh perspectives supports our ability to successfully implement Otis’ business strategies and apply best practices from complementary industries.

Our Strategies

Our strategies support achieving our vision to give people the freedom to connect and thrive in a taller, faster and smarter world, and deliver sustainable growth and value to our stakeholders. Our strategies include:

•	Sustain New Equipment growth. Over the last five-year period, revenues in our New Equipment segment have expanded steadily. We plan to continue providing innovative solutions, smarter designs and intelligent and personalized experiences that will enable Otis to win additional New Equipment business, capitalize on increasing urbanization and fuel our growth. To meet the range of needs of our varying New Equipment customers, we focus on creating solutions for problems that are inherent to specific types of residential or commercial buildings, infrastructure locations or industrial settings. From these differentiated platforms, we can further tailor our offerings to meet unique customer needs. Our strategy includes a focus on customer experience through automating and digitalizing our New Equipment sales process and expanding the digital tools that we and our customers can utilize to improve and streamline our customers’ experience. Through our Sales and Installation Process operating model, which is a proven end-to-end process that starts with the sales prospecting phase and ends at the review of the financial close of the contract, guiding employees through each step, we continue to focus on operational excellence and timely execution from lead generation to manufacturing to installation of our equipment.
•	Accelerate service portfolio growth. Service is our signature, and we will continue to focus on delivering excellent service to our customers. By expanding our differentiated service offerings and empowering our service teams, we provide a more customized approach to better meet the maintenance and service needs of our diverse customer base. We aim to optimize equipment operation to maximize availability and reliability, and to drive enhanced customer satisfaction by combining operational and service excellence throughout the product life cycle. Our investments in IoT technologies incorporate predictive and proactive tools to expand and differentiate our service offerings and improve customer experience.
•	Advance the digitalization of Otis. Digitalization at Otis touches every aspect of our business, including products, services and customer-facing and internal workflows designed to enhance the user experience and to improve the productivity of our processes and employees. We are creating a streamlined digital experience for our customers, with tools including integrated solution design, configuration, ordering and project execution tracking. We are also investing in enterprise-wide digital and mobility tools that connect field technicians with applications to help complete service functions, run diagnostics and accelerate parts fulfillment. We are developing our Global Service System (“GSS”) to connect our technicians to a global cloud-based system for information sharing with features to enhance technician safety and improve efficiency in assigning routine service and emergency repair tasks. Our digitalization approach will improve the employee experience by reducing pain points and minimizing non-value added activity, thereby enhancing their ability to better serve customers. GSS will also enable a customer-facing platform where customers can check repair status or request a service call. We have deep experience in connected elevators, remote monitoring and diagnostics, which we plan to utilize to execute our IoT-enabled connectivity initiatives, including OTIS ONE, an IoT-based solution that enables units to communicate an increased range of system health and diagnostic information that we can utilize to improve equipment uptime and enhance customer satisfaction. We are also implementing digital solutions to improve our back-office functions, such as robotic process automation to improve and automate our billing systems. We believe digitalization will help enable additional New Equipment sales and increase the attractiveness of our Service offerings.
•	Empower the organization and focus on the customer. We have a cohesive organization that starts with the leadership team striving to deliver on commitments. We continue to develop and retain a collaborative and highly engaged workforce that is customer-centric and results-oriented. Through long-established programs like Otis University, which brings groups of employees from around the world together for management and technical training and collaboration, we aim to build a high-performance culture that seeks to optimize outcomes for all of our stakeholders. We will continue to invest and focus in our strong, long-term customer relationships around the globe, with a responsive approach that has been a driver of our success. We leverage our global scale by standardizing and automating repetitive tasks and sharing skills and competencies that benefit our global organization. We believe that our commitment to safety, ethics and quality throughout the organization will continue to enhance the value of the Otis brand and help us maintain and expand our customer base.

Summary of Risk Factors

An investment in our company is subject to a number of risks, including risks relating to our business, risks related to the distribution and risks related to our common stock. Set forth below is a high-level summary of some, but not all, of these risks. For a more thorough description of these risks, please read the information in “Risk Factors” included elsewhere in this information statement.

Risks Related to Our Business

•	We may be affected by global economic, capital market and political conditions in general, and conditions in the construction and infrastructure industries in particular;
•	Our international operations subject us to risk as our results of operations may be adversely affected by changes in local and regional economic conditions, such as fluctuations in exchange rates, risks associated with government policies on international trade and investments, including import quotas, capital controls, punitive taxes or tariffs or similar trade barriers, and risks associated with China and other emerging markets;
•	We use a variety of raw materials, supplier-provided parts, components, sub-systems and third-party manufacturing services in our business, and significant shortages, supplier capacity constraints, supplier production disruptions or price increases could increase our operating costs and adversely impact the competitive positions of our products;
•	We design, manufacture, install and service products that incorporate advanced technologies. The introduction of new products and technologies involves risks, and we may not realize the degree or timing of benefits initially anticipated;
•	We operate in a competitive environment and our profitability depends on our ability to accurately estimate the costs and timing of providing our products and services;
•	Failure to maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs and access to capital markets;
•	We may need additional financing in the future to meet our capital needs, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing shareowners;
•	We engage in acquisitions and divestitures, and may encounter difficulties integrating acquired businesses with, or disposing of businesses from, our current operations; therefore, we may not realize the anticipated benefits of these acquisitions and divestitures;
•	We are party to joint ventures and other strategic alliances, which may not be successful and may expose us to special risks and restrictions;
•	We are subject to litigation, product safety and other legal and compliance risks;
•	Information security, data privacy and identity protection may require significant resources and present certain risks to our business, reputation and financial condition;
•	Our business and financial performance depend on continued substantial investment in information technology infrastructure, which may not yield anticipated benefits, and may be adversely affected by cyber-attacks on information technology infrastructure and products and other business disruptions;

•	We depend on our intellectual property, and have access to certain intellectual property and information of our customers, suppliers and distributors; infringement or failure to protect our intellectual property could adversely affect our future growth and success;
•	Additional tax expense or additional tax exposures could affect our future profitability; and
•	We may not realize expected benefits from our cost reduction and restructuring efforts, and our profitability may be hurt or our business otherwise might be adversely affected.

Risks Related to the Distribution

•	We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily indicative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results;
•	Following the distribution, our financial profile will change and we will be a smaller, less diversified company than UTC prior to the distribution;
•	We may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may materially adversely affect our business;
•	UTC’s plan to separate into three independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business;
•	The combined market value following the Otis distribution and the Carrier distribution of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock may not equal or exceed the pre-distribution value of one share of UTC common stock;
•	We expect to incur both one-time and ongoing material costs as a result of the separation, which could adversely affect our profitability;
•	In connection with the distribution, we have incurred debt obligations, and we may incur additional debt obligations in the future, which could adversely affect our business and profitability and our ability to meet other obligations;
•	After the separation, certain members of management, directors and shareowners may own stock in UTC, Otis and Carrier, and as a result may face actual or potential conflicts of interest;
•	We could experience temporary interruptions in business operations and incur additional costs as we further develop information technology infrastructure and transition our data to our stand-alone systems;
•	We may not be able to engage in desirable capital-raising or strategic transactions following the separation;
•	In connection with the separation into three independent public companies, each of UTC, Otis and Carrier will indemnify the other parties for certain liabilities. If we are required to pay under these indemnities to UTC and/or Carrier, our financial results could be negatively impacted. Also, the UTC or Carrier indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which UTC and Carrier will be allocated responsibility, and UTC and/or Carrier may not be able to satisfy their respective indemnification obligations in the future;
•	UTC or Carrier may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have the necessary systems and services in place when the transition services agreement expires;
•	The terms we will receive in our agreements with UTC or Carrier could be less beneficial than the terms we may have otherwise received from unaffiliated third parties;
•	If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, including as a result of subsequent acquisitions of our stock or the stock of UTC (including pursuant to the Raytheon merger), we, as well as UTC, Carrier and UTC’s shareowners, could be subject to significant tax liabilities. In addition, if certain internal restructuring transactions were to fail to qualify as transactions that are generally tax-free for U.S. federal or non-U.S. income tax purposes, we, as well as UTC and Carrier, could be subject to significant tax liabilities. In certain circumstances, we could be required to indemnify UTC for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement;

•	The transfer to us by UTC or Carrier of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance;
•	Until the distribution occurs, the UTC Board of Directors may change the terms of the separation in ways that may be unfavorable to us;
•	No vote of UTC shareowners is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your UTC common stock prior to the record date or in the “regular-way” trading market during the period prior to the distribution;
•	Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us;
•	The allocation of intellectual property rights among us, UTC and Carrier as part of the separation could adversely impact our competitive position and our ability to develop and commercialize certain future products and services; and
•	Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or will be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly;
•	A significant number of shares of our common stock may be sold following the distribution, which may cause our stock price to decline;
•	There may be substantial changes in our shareowner base;
•	Your percentage of ownership in Otis may be diluted in the future;
•	We cannot guarantee the timing, amount or payment of dividends on our common stock;
•	Anti-takeover provisions could enable our Board of Directors to resist a takeover attempt by a third party and limit the power of our shareowners; and
•	Our amended and restated bylaws will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareowners, which could discourage lawsuits against Otis and our directors and officers.

The Separation and Distribution

On November 26, 2018, UTC announced its intention to separate the Otis Business and the Carrier Business from the UTC Aerospace Businesses. The separation will occur through pro rata distributions to UTC shareowners of 100 percent of the shares of common stock of Otis and 100 percent of the shares of common stock of Carrier, which were formed to hold UTC’s Otis Business and Carrier Business, respectively.

On June 9, 2019, UTC entered into the Raytheon merger agreement, which provides for the combination of the UTC Aerospace Businesses and Raytheon in a merger of equals transaction with Raytheon surviving as a wholly owned subsidiary of UTC. Under the Raytheon merger agreement, UTC has agreed with Raytheon that, subject to the terms and conditions of the Raytheon merger agreement, UTC will consummate the separation and each of the Otis distribution and the Carrier distribution. In addition, the completion of the separation and each of the Otis distribution and the Carrier distribution is a condition to the Raytheon merger under the Raytheon merger agreement. Accordingly, the Raytheon merger will not be completed unless and until the separation and each of the Otis distribution and the Carrier distribution are completed. The completion of the Raytheon merger is not a condition to the completion of the distributions. Therefore, UTC may complete the distribution even if the conditions to the Raytheon merger under the Raytheon merger agreement have not been satisfied or waived, the Raytheon merger agreement has been terminated or the Raytheon merger will otherwise not be consummated. For more information, see “Certain Relationships and Related Party Transactions—Raytheon Merger Agreement.”

On March 11, 2020, the UTC Board of Directors approved the distribution of all of Otis’ issued and outstanding shares of common stock on the basis of 0.5 shares of Otis common stock for every share of UTC common stock held as of the close of business on March 19, 2020, the record date. We currently expect the Carrier distribution to occur on or around the date of the Otis distribution, unless otherwise determined by the UTC Board of Directors in its sole and absolute discretion, but subject to UTC’s agreement to consummate each of the Otis distribution and the Carrier distribution as required pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. Though UTC has agreed pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement, that UTC will consummate the separation and each of the Otis distribution and the Carrier distribution, there can be no assurance that the Otis distribution and the Carrier distribution will occur on or around the same date or that either distribution will occur at all. UTC is making available a separate information statement relating to the Carrier distribution that contains important additional information regarding the distribution of common stock of Carrier.

Otis’ Post-Separation Relationship with UTC and Carrier

After the separation, UTC, Otis and Carrier will each be separate companies with separate management teams and separate boards of directors. Prior to the separation, UTC, Otis and Carrier will enter into the separation agreement. We will also enter into various other agreements to effect the separation and to provide a framework for our relationship with UTC and Carrier after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement and an intellectual property agreement. These agreements will allocate among Otis, Carrier and UTC the assets, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of UTC and its subsidiaries attributable to periods prior to, at and after the separation, provide for certain services to be delivered on a transitional basis and govern the relationship among Otis, Carrier and UTC following the separation. These agreements will not be impacted by the completion of the Raytheon merger. For additional information regarding the separation agreement and other transaction agreements, see “Risk Factors—Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Otis, Carrier and UTC as part of the separation, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that subject to the terms and conditions contained therein:

•	certain assets of, or related to, the Otis Business, referred to as the “Otis Assets,” will be transferred to Otis or one of its subsidiaries. Subject to limited exceptions, assets used or held for use solely or primarily in the Otis Business will be Otis Assets;
•	certain liabilities of, or related to, the Otis Business, which we refer to as the “Otis Liabilities,” will be retained by or transferred to Otis or one of its subsidiaries. Subject to limited exceptions, liabilities to the extent arising out of or relating to the Otis Business or an Otis Asset will be Otis Liabilities, and liabilities arising out of litigation or other claims (including in respect of environmental or asbestos-related matters) or governmental investigations, sanctions or orders will be Otis Liabilities to the extent the facts underlying the applicable matter arose out of or relate to the Otis Business, Otis Assets or the other Otis Liabilities;

•	certain assets of, or related to, the Carrier Business, which we refer to as the “Carrier Assets,” will be retained by or transferred to Carrier or one of its subsidiaries. Subject to limited exceptions, assets used or held for use solely or primarily in the Carrier Business will be Carrier Assets;
•	certain liabilities of, or related to, the Carrier Business, which we refer to as the “Carrier Liabilities,” will be retained by or transferred to Carrier or one of its subsidiaries. Subject to limited exceptions, liabilities to the extent arising out of or relating to the Carrier Business or a Carrier Asset will be Carrier Liabilities, and liabilities arising out of litigation or other claims (including in respect of environmental or asbestos-related matters) or governmental investigations, sanctions or orders will be Carrier Liabilities to the extent the facts underlying the applicable matter arose out of or relate to the Carrier Business, Carrier Assets or the other Carrier Liabilities; and
•	all assets and liabilities other than the Otis Assets, the Carrier Assets, the Otis Liabilities and the Carrier Liabilities (such assets and liabilities, other than the Otis Assets and the Carrier Assets, and the Otis Liabilities and the Carrier Liabilities, we refer to as the “UTC Assets” and “UTC Liabilities,” respectively) will be retained by or transferred to UTC or one of its subsidiaries.

For additional information regarding the separation agreement and the transfer of assets and assumption of liabilities, see “Risk Factors—Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”

Reasons for the Separation

The UTC Board of Directors believes that the separation of UTC into three independent, publicly traded companies through the separation of its Otis Business and Carrier Business from UTC is in the best interests of UTC and its shareowners for a number of reasons (irrespective of whether or not the Raytheon merger is completed), including:

•	Greater Focus and Enhanced Operational Agility. The separation will permit each company to more effectively focus on pursuing its own distinct operating priorities and strategies for long-term growth and profitability, and will better position the management teams of each company to focus on strengthening its core businesses. Maintaining a sharper focus on its core businesses and growth opportunities will allow each company to respond better and more quickly to developments in its industry and to customer demands. In addition, the separation is expected to enhance operational agility of the separated companies, which will lead to improved operating discipline and help drive better results.
•	Strong Financial Profile of Each Company on a Stand-alone Basis. Each of UTC, Otis and Carrier has established itself as a global leader with the scale to be both self-sufficient and to sustain investment through economic cycles. In addition, each of the companies has an investment grade credit rating and strong financial characteristics to independently drive growth and investment.
•	Separate Capital Structures and Allocation Flexibility. The separation will permit each company to allocate its financial resources to meet the unique needs of its own businesses, which will allow each company to intensify its focus on its distinct strategic priorities and individual business risk and return profiles. The separation will also allow each company to more flexibly pursue its own distinct capital structure, capital allocation strategy and capital return policy. In addition, after the separation, the Otis Business will no longer need to compete within UTC with the UTC Aerospace Businesses and the Carrier Business for capital and other corporate resources.
•	Creation of Independent Equity Currencies and Increased Strategic Opportunities. The separation will afford Otis and Carrier the ability to offer their independent equity securities to the capital markets and enable each stand-alone business to use its own industry-focused stock to pursue portfolio enhancing acquisitions or other strategic opportunities that are more closely aligned with each company’s strategic goals and expected growth opportunities.
•	Alignment of Management Incentives with Performance. The separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business attributes. Following the separation, recruitment and retention is expected to be enhanced by more consistent talent requirements across the businesses, providing recruiters and applicants with greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

•	Broadening of Investor Base. The separation will allow each company to more effectively articulate a clear investment proposition to attract a long-term investor base suited to its businesses, growth profile and capital allocation priorities, and will facilitate each company’s access to capital by providing investors with three distinct investment opportunities. This is expected to attract shareowners with distinct investment preferences.

The UTC Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:

•	Risk of Failure to Achieve Anticipated Benefits of the Separation. UTC, Otis and Carrier may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating each company’s business; there may be dis-synergy costs related to the separation, including costs of restructuring transactions and other significant costs; and following the separation, each of UTC, Otis and Carrier may be more susceptible to certain economic and market fluctuations, and other adverse events than if Otis and Carrier were still a part of UTC because each business will be less diversified than UTC prior to the separation.
•	Capital Allocation Efficiency and Flexibility. Following the separation, Otis and Carrier may lose capital allocation efficiency and flexibility, as each company will no longer be able to use cash flow from one of UTC’s other businesses to fund its investments and operations. Additionally, as smaller companies, the cost of capital for each company may be higher than UTC’s cost of capital prior to the separation, and each company has not obtained as high of a credit rating as UTC’s credit rating prior to the separation.
•	Loss of Scale and Increased Administrative Costs. As part of UTC, Otis and Carrier benefit from UTC’s scale in procuring certain goods and services. After the separation, as stand-alone companies, Otis and Carrier may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those UTC obtained prior to the separation. In addition, as part of UTC, Otis and Carrier benefit from certain functions performed by UTC, such as accounting, auditing, tax, legal, human resources, investor relations, risk management, treasury and other general and administrative functions. After the separation, UTC will not perform these functions for Otis or Carrier (other than certain functions that will be provided for a limited time pursuant to the transition services agreement) and, because of Otis’ and Carrier’s smaller scale as stand-alone companies, the cost of performing such functions could be higher than the amounts reflected in Otis’ or Carrier’s historical financial statements, which would cause profitability to decrease.
•	Disruptions and Costs Related to the Separation. The actions required to separate Otis’, Carrier’s and UTC’s respective businesses could disrupt each company’s operations. In addition, Otis and Carrier will incur substantial costs in connection with the separation and the transition to being a stand-alone public company, which may include tax costs associated with the internal restructuring and costs to separate shared systems, accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to Otis and Carrier.
•	Limitations on Strategic Transactions. Under the terms of the tax matters agreement that Otis and Carrier will enter into with UTC, Otis and Carrier will be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions under applicable law. These restrictions may limit for a period of time Otis’ and Carrier’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of their business.
•	Uncertainty Regarding Stock Prices. We cannot predict the effect of the Otis distribution and the Carrier distribution on the trading prices of Otis, Carrier or UTC common stock or know with certainty whether the combined market value of 0.5 shares of Otis common stock, the number of shares of

Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock will be less than, equal to or greater than the market value of one share of UTC common stock prior to the distributions. Furthermore, there is the risk of volatility in each company’s stock price following the distributions due to sales by certain shareowners whose investment objectives may not be met by each company’s common stock, and it may take time for each company to attract its optimal shareowner base.

In determining to pursue the separation, the UTC Board of Directors concluded that the potential benefits of the separation outweighed the foregoing factors. See “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.

Corporate Information

Otis was incorporated in Delaware for the purpose of holding the Otis Business in connection with the separation and distribution described herein. Prior to the contribution of the Otis Business to Otis by UTC, which will occur prior to the distribution, Otis will have no operations other than those incidental to its formation and the separation. Our principal executive offices are located at One Carrier Place, Farmington, CT 06032, and our telephone number is (860) 674-3000. We maintain an Internet site at www.otis.com. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to UTC shareowners who will receive shares of Otis common stock in the distribution. UTC shareowners are not required to vote on the distribution. Therefore, you are not being asked for a proxy and you are not required to send a proxy to UTC. You do not need to pay any consideration, exchange or surrender your existing shares of UTC common stock or take any other action to receive your shares of Otis common stock. This information statement is not and is not to be construed as an inducement or encouragement to buy or sell any of Otis’ securities. The information contained in this information statement is believed by Otis to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither UTC nor Otis will update the information except as may be required in the ordinary course of their respective disclosure obligations and practices.

UTC is making available a separate information statement that will help you understand the Carrier distribution and how it will affect your post-separation ownership in UTC and Carrier. UTC has also separately made available to UTC shareowners a registration statement on Form S-4 and a joint proxy statement/prospectus in connection with the issuance of UTC common stock to holders of Raytheon common stock in the Raytheon merger and the vote of UTC shareowners to approve such issuance.

SUMMARY OF SELECTED HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL DATA

The following summary financial data reflect the historical combined operations of Otis. We derived the summary historical combined statements of operations data for the years ended December 31, 2019, 2018 and 2017, and summary historical combined balance sheet data as of December 31, 2019 and 2018, as set forth below, from Otis’ audited historical combined financial statements (which we refer to as the “combined financial statements”), which are included in the “Index to Combined Financial Statements” section of this information statement. The selected historical combined balance sheet data as of December 31, 2017 was derived from our historical audited combined balance sheet not included in this information statement. The selected unaudited historical combined financial data as of, and for each of, the years ended December 31, 2016 and 2015 was derived from our underlying financial records, which were derived from the financial records of UTC. In management’s opinion, the unaudited combined financial data has been prepared on substantially the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the selected historical combined financial data for the periods presented. To ensure a full understanding of this summary historical combined financial data, you should read the summary combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included in the “Index to Combined Financial Statements” section of this information statement.

The summary historical combined financial data does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation and distribution. Accordingly, the historical results should not be relied upon as an indicator of our future performance.

The summary unaudited pro forma combined financial data for the year ended December 31, 2019 has been prepared to reflect the separation, including the incurrence of principal indebtedness of an assumed amount equal to approximately $6.3 billion, as described in “Description of Material Indebtedness,” and the distribution of an assumed aggregate amount equal to approximately $6.3 billion of cash to UTC (which amounts of indebtedness incurred and cash distributed may be adjusted by UTC as described elsewhere in this information statement). This indebtedness is expected to consist of a combination of long-term notes and bank term loans. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2019 assumes the separation occurred on January 1, 2019. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2019 assumes the separation occurred on December 31, 2019. The pro forma adjustments give effect to amounts that are directly attributable to the separation and distribution, factually supportable and, with respect to the Unaudited Pro Forma Combined Statement of Operations, expected to have a continuing impact on Otis. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma combined financial information is not necessarily indicative of our results of operations or financial condition had the distribution and our anticipated post-separation capital structure been completed on the dates assumed. It may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly traded company during such period. In addition, it is not necessarily indicative of our future results of operations or financial condition.

You should read this summary financial data together with “Unaudited Pro Forma Combined Financial Information,” “Capitalization,” “Selected Historical Combined Financial Data of Otis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included in the “Index to Combined Financial Statements” section of this information statement.

Summary of Selected Historical and Unaudited Pro Forma Combined Financial Data

	Pro Forma For the Year ended December 31,	Years ended December 31,
(dollars in millions)	2019 (Unaudited)	2019	2018	2017	2016 (Unaudited)	2015 (Unaudited)
Results of Operations Data:
Net sales	$13,118	$13,118	$12,915	$12,323	$11,886	$11,980
Operating profit	1,883	1,814	1,835	1,916	2,037	2,213
Net income(1)(5)	1,136	1,267	1,210	809	1,397	1,469
Net income attributable to Otis Worldwide Corporation(1)(5)	985	1,116	1,049	636	1,197	1,255
New Equipment Orders:
New Equipment orders(2)	$6,047	$6,047	$6,248	$6,094	$6,080	$6,317
	Pro Forma As of December 31,	As of December 31,
(dollars in millions)	2019 (Unaudited)	2019	2018	2017	2016 (Unaudited)	2015 (Unaudited)
Balance Sheet Data:
Total assets(3)	$9,913	$9,687	$9,135	$9,089	$8,584	$8,525
Working capital(4)	274	284	309	579	682	748
Total liabilities(3)(5)	$13,648	$7,361	$6,920	$6,426	$5,584	$5,557
(1)	2019 reflects the absence of unfavorable tax charges incurred in 2018, offset by $69 million of non-recurring costs associated with Otis’ separation from UTC. 2018 amounts include a tax charge of $143 million that will become due when previously reinvested earnings of certain international subsidiaries are remitted. 2017 amounts include a $507 million tax charge, representing the U.S. Tax Cuts and Jobs Act (“TCJA”) related adjustments. This amount relates to U.S. income tax attributable to previously undistributed earnings of Otis’ international subsidiaries, equity investments and the revaluation of the U.S. deferred income taxes.
(2)	New Equipment orders represent the net future sales value of contractual obligations to provide our products (including installation) under purchase orders, contracts, options, long-term agreements or other forms of legally binding contractual arrangements.
(3)	The increase in total assets and total liabilities as of December 31, 2019 primarily relates to the adoption of Accounting Standards Update (“ASU”) No. 2016-02—Leases (Topic 842), which Otis adopted as of January 1, 2019.
(4)	The decrease in working capital from 2015 through 2019 primarily reflects the year-over-year increases in advanced billings on sales contracts and services billing as well as accrued compensation and benefits.
(5)	The 2019 Pro Forma Net income reflects approximately $180 million of incremental interest expense. December 31, 2019 Pro Forma Total liabilities include the incurrence of principal indebtedness of an assumed amount equal to approximately $6.3 billion. See “Description of Material Indebtedness” elsewhere in this information statement.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Otis and Otis common stock. Any of the following risks and uncertainties could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We may be affected by global economic, capital market and political conditions in general, and conditions in the construction and infrastructure industries in particular.

Our business, financial condition, operating results and cash flows may be adversely affected by changes in global economic conditions and geopolitical risks, including global credit market conditions, levels of consumer and business confidence, commodity prices, raw material and energy costs, foreign currency exchange rates, interest rates, labor costs, levels of government spending and deficits, trade policies, tariffs and trade barriers, political conditions, regulatory changes, fluctuations in residential and commercial construction activity, pandemic health issues (including coronavirus and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations), natural disasters, actual or anticipated default on sovereign debt and other challenges that could affect the global economy. These economic and political conditions affect businesses such as ours in a number of ways. At this point, the extent to which the coronavirus may impact the global economy is uncertain, but pandemics or other significant public health events, or the perception that such events may occur, could have a material adverse effect on our business, results of operations and financial condition. Additionally, the tightening of credit in the capital markets could adversely affect the ability of our customers to obtain financing for significant purchases and operations, which could result in a decrease in or cancellation of orders for our products and services. Similarly, tightening credit may adversely affect our supply base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy, which could impact our ability to fulfill orders on time or at anticipated cost. Our business is also adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending, construction activity and government investment in infrastructure. A slowdown in building and remodeling activity or decreased public spending on infrastructure projects could adversely affect our financial performance.

Our international operations subject us to risk as our results of operations may be adversely affected by changes in local and regional economic conditions, such as fluctuations in exchange rates, risks associated with government policies on international trade and investments, including import quotas, capital controls, punitive taxes or tariffs or similar trade barriers, and risks associated with China and other emerging markets.

We conduct our business on a global basis, with approximately 73 percent of our 2019 sales derived from international operations. Changes in local and regional economic conditions, including fluctuations in exchange rates, may affect product demand and reported profits in our non-U.S. operations, where transactions are generally denominated in local currencies. In addition, currency fluctuations may affect the prices we pay for the materials used in our products. Though we engage in hedging strategies to manage foreign currency exposures in connection with certain cross-border transactions, our operating margins may be negatively impacted by currency fluctuations that result in higher costs or lower revenues for certain cross border transactions. Our financial statements are denominated in U.S. Dollars. Accordingly, fluctuations in exchange rates may also give rise to gains or losses when financial statements of non-U.S. operating units are translated into U.S. Dollars. Given that the majority of our sales are non-U.S. based, a strengthening of the U.S. Dollar against other major foreign currencies could adversely affect our results of operations.

Our international sales and operations are subject to risks associated with changes in local government laws, regulations and policies, including those related to investments and limitations on foreign ownership of businesses, taxation, foreign exchange controls, capital controls, employment regulations and the repatriation of earnings. Government policies on international trade and investments such as import quotas, capital controls, punitive taxes or tariffs or similar trade barriers, whether imposed by individual governments or regional trade blocs, can affect demand for our products and services, impact the competitive position of our products or services, or encumber our ability to manufacture or sell products in certain countries. The implementation of more restrictive trade policies, including the imposition of tariffs, or the renegotiation of existing trade agreements with the U.S. or countries where we sell large quantities of products and services, procure materials incorporated into our products, manufacture products or recruit and employ employees, including trade relations between the U.S. and China (as discussed below) and the U.K.’s withdrawal from the EU, could have a material adverse effect on our business, results of operations and financial condition, including our ability to recruit and retain employees or deploy certain employees to the geographies where their skills are best utilized. Our international sales and operations are also sensitive to changes in foreign nations’ priorities, including government budgets, as well as to political and economic instability. International transactions may involve increased financial and legal risks due to differing legal systems and customs in foreign countries.

China is currently the largest end market for sales of new equipment in our industry, and sales in China represent over half of our global New Equipment Sales by unit volume. Changes to market and economic conditions in China, or a further escalation of the trade conflict between the U.S. and China, may impact our ability to continue New Equipment Sales in China at rates consistent with prior years. Furthermore, as is the case in many countries where we operate, the legal and regulatory regime in China is evolving, and accordingly, we could, in the future, be required to comply with significant requirements unique to China in order to maintain access to Chinese markets. In addition, a novel strain of coronavirus surfaced in Wuhan, China in December 2019, resulting in increased travel restrictions and extended shutdown of certain businesses in the region and, as the virus has continued to spread, throughout other regions within China and other regions throughout the world, including among others Europe, the Middle East and North America. The impact of the coronavirus on our business is uncertain at this time and will depend on future developments, but prolonged closures in China and other regions throughout the world, including among others Europe, the Middle East and North America, may disrupt our operations and the operations of our suppliers, distributors and customers. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

We expect that sales to emerging markets will continue to account for a significant portion of our sales as those and other developing nations and regions around the world increase their demand for our products and services. A slowdown in urbanization in emerging countries, such as China or India, could adversely affect our financial performance. In addition, as part of our global business model, we operate in certain countries, including Argentina, Brazil, China, India, Indonesia, Mexico, Poland, Russia, South Africa, Ukraine and countries in the Middle East, that carry high levels of currency, political, compliance and economic risk. Our emerging market operations can present many risks, including cultural differences (such as employment and business practices), compliance risks, economic and government instability, currency fluctuations, and the imposition of foreign exchange and capital controls. While these factors and their impact are difficult to predict, any one or more of them could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We use a variety of raw materials, supplier-provided parts, components, sub-systems and third-party manufacturing services in our business, and significant shortages, supplier capacity constraints, supplier production disruptions or price increases could increase our operating costs and adversely impact the competitive positions of our products.

Our reliance on suppliers (including third-party manufacturers) and commodity markets to secure the raw materials and components used in our products exposes us to volatility in the prices and availability of these materials. Issues with suppliers (such as a disruption in deliveries, capacity constraints, production disruptions, quality issues and supplier closings or bankruptcies), price increases or decreased availability of raw materials or commodities could have a material adverse effect on our ability to meet our commitments to customers, or could increase our operating costs, which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We design, manufacture, install and service products that incorporate advanced technologies; the introduction of new products and technologies involves risks, and we may not realize the degree or timing of benefits initially anticipated.

We seek to grow our business through the design, development, production, sale and support of innovative products that incorporate advanced technologies. The product and service needs of our customers change and evolve regularly, and we invest substantial amounts in research and development efforts to pursue advancements in technologies, products and services. Our ability to realize the anticipated benefits of our technological advancements, such as the development and execution of advanced digital technologies for the benefit of our New Equipment or Service segment or the development of new products depend on a variety of factors, including meeting development, production, certification and regulatory approval schedules; execution of internal and external performance plans; availability of supplier and internally produced parts and materials; performance of suppliers and subcontractors; hiring and training of qualified personnel; achieving cost and production efficiencies; validation of innovative technologies; the level of customer interest in new technologies and products; and customer acceptance of products we manufacture or that incorporate technologies we develop.

Our research and development efforts may not result in innovative products that incorporate new technologies for our New Equipment and Service segments, or products being developed on a timely basis or that meet the needs of our customers as effectively as competitive offerings. In addition, the markets for our products or products that incorporate our technologies may not develop or grow as we anticipate. We or our customers, suppliers or subcontractors may encounter difficulties in developing and producing new products and services, and may not realize the degree or timing of benefits initially anticipated or may otherwise suffer significant adverse financial consequences. Due to the design complexity of our products, we may experience delays in completing the development and introduction of new products. Any delays could result in increased development costs or divert resources from other projects. If we are unable to successfully develop and timely introduce new products and technologies, our competitors may develop competing technologies that gain market acceptance in advance of or instead of our products or services. The possibility also exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete, which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We operate in a competitive environment and our profitability depends on our ability to accurately estimate the costs and timing of providing our products and services.

Our contracts are typically awarded on a competitive basis. Our quotations and bids are based upon, among other items, the cost to provide the products and services. To generate an acceptable return on our investment in these contracts, we must be able to accurately estimate our costs to provide the services and deliver the products required by the contract and to be able to complete the contracts in a timely manner. If we fail to accurately estimate our costs or the time required to complete a new equipment order, or the extent of required maintenance pursuant to a service contract, the profitability of our contracts may be materially and adversely affected. Some of our contracts provide for liquidated damages if we do not perform in accordance with the contract. As a result of these and other factors, we may not be able to provide products and services at competitive prices while maintaining anticipated levels of profitability, which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Failure to maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs and access to capital markets.

In connection with the distribution, we have completed certain financing transactions, and we intend to complete one or more additional financing transactions on or prior to the completion of the distribution, with an aggregate of approximately $6.3 billion of the proceeds of such financings expected to be used to distribute cash to UTC. As a result of these transactions, we anticipate having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness when the distribution is completed. The amount of indebtedness incurred by Otis and the amount of cash distributed by Otis may be adjusted by UTC as described elsewhere in this information statement. In anticipation of the distribution, Otis has been issued an investment grade credit rating from each of Moody’s Investor Services, Inc. and Standard & Poor’s. Despite these investment grade credit ratings at the time of the distribution, any future downgrades could increase the cost of borrowing under any indebtedness we may incur in connection with the distribution or otherwise, reduce market capacity for our commercial paper or require the posting of additional collateral under our derivative contracts. There can be no assurance that we will be able to maintain our credit ratings once established, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, may have a negative impact on our liquidity, capital position and access to the capital markets.

We may need additional financing in the future to meet our capital needs, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing shareowners.

Upon completion of the distribution, we anticipate having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness. We may need additional financing for general corporate purposes. For example, we may need funds to increase our investment in research and development activities, to refinance or repay existing debt, or to make a strategic acquisition. We may be unable to obtain additional financing on terms favorable to us, if at all. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers, suppliers or distributors or other significantly unfavorable changes in economic conditions. If we lose an investment grade credit rating or adequate funds are not available on acceptable terms, we may be unable to successfully develop or enhance products, fund our expansion or acquisitions or respond to competitive pressures, any of which could negatively affect our business.

If we raise additional funds through the issuance of equity securities, our shareowners will experience dilution of their ownership interest. And if we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants.

We engage in acquisitions and divestitures, and may encounter difficulties integrating acquired businesses with, or disposing of businesses from, our current operations; therefore, we may not realize the anticipated benefits of these acquisitions and divestitures.

We seek to grow through strategic acquisitions in addition to internal growth. Our due diligence reviews in connection with our acquisitions may not identify all of the material issues necessary to accurately estimate the cost and potential loss contingencies of a particular transaction, including potential exposure to regulatory sanctions resulting from an acquisition target’s previous activities. For example, we may incur unanticipated costs, expenses or other liabilities as a result of an acquisition target’s violation of applicable laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), antitrust, anti-collusion or other anti-corruption laws in non-U.S. jurisdictions. We also may incur unanticipated costs or expenses, including post-closing asset impairment charges, as well as expenses associated with eliminating duplicate facilities, litigation, and other liabilities. We may also incur unexpected costs associated with labor law, tax or pension matters or to bring acquired assets up to our operating standards. We may encounter difficulties in integrating acquired businesses with our operations, applying our internal controls to these acquired businesses or in managing strategic investments. Additionally, we may not realize the degree or timing of benefits we anticipate when we first enter into a transaction. Any of the foregoing could adversely affect our business and results of operations. In addition, accounting requirements relating to business combinations, including the requirement to expense certain acquisition costs as incurred, may cause us to incur greater earnings volatility and generally lower earnings during periods in which we acquire new businesses.

We also make strategic divestitures from time to time. Our divestitures may result in continued financial exposure to the divested businesses, such as through guarantees, other financial arrangements, continued supply and services arrangements, and environmental and product liability claims, following the transaction. Under these arrangements, nonperformance by those divested businesses could result in obligations being imposed on us that could have a material adverse effect on our competitive position, cash flows, results of operations or financial condition.

For constraints on mergers and acquisition activity after the completion of the distribution, see “Risk Factors—Risks Related to the Distribution.”

We are party to joint ventures and other strategic alliances, which may not be successful and may expose us to special risks and restrictions.

Our business operations depend on various strategic alliances and joint ventures. In certain regions, we operate our business through joint venture relationships or non-wholly owned subsidiaries, including: Otis Electric Elevator Company Limited and Otis Elevator (China) Investment Limited in China; and Zardoya Otis, a publicly traded company whose shares are listed on the Madrid Stock Exchange, in Spain. A significant downturn or deterioration in the business or financial condition of a joint venture partner could affect our results of operations in a particular period. Our joint ventures may experience labor strikes, diminished liquidity or credit unavailability, weak demand for products, delays in the launch of new products or other difficulties in their businesses. Changes in local government laws, regulations and policies, including those related to investments and limitations on foreign ownership of businesses, could adversely impact our ability to participate in and operate our joint ventures, or could result in changes to the ownership structure or allocation of rights in our joint ventures. If we are not successful in maintaining our joint ventures and other strategic partnerships, our financial condition, results of operations and cash flows may be adversely affected.

Joint ventures, strategic alliances and non-wholly owned subsidiaries inherently involve special risks. Whether or not we hold a majority interest or maintain operational control in such arrangements, our partners or other shareholders may (1) have economic or business interests or goals that are inconsistent with or contrary to ours, (2) exercise veto or other rights, to the extent available, to block actions that we believe to be in our or the joint venture’s, strategic alliance’s or non-wholly owned subsidiary’s best interests, (3) take action contrary to our policies or objectives with respect to our investments or business or (4) be unable or unwilling (including as a result of financial or other difficulties) to fulfill their obligations, such as contributing capital to expansion or maintenance projects, under the joint venture, strategic alliance or other agreement. There can be no assurance that any particular joint venture or strategic alliance will be beneficial to us.

We are subject to litigation, product safety and other legal and compliance risks.

We are subject to a variety of litigation, legal and compliance risks. These risks relate to, among other things, product safety, personal injuries, intellectual property rights, contract-related claims, taxes, environmental matters, competition laws and laws governing improper business practices. We could be charged with wrongdoing in connection with such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments and other damages (in certain cases, treble damages).

As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses or changes to business operations that could impact our ability to sell our products and services or sell them at expected profit levels. Uncertainty relating to those laws or regulations may also affect how we operate, structure our investments and enforce our rights.

Product and general liability claims (including claims related to the safety, reliability or maintenance of our products) and accident risks during the production, installation, maintenance and use of our products can result in significant costs, including settlements, punitive damages and other risks such as damage to our reputation, negative publicity and management distraction, which could reduce demand for our products and services.

In addition, the FCPA and other anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. The FCPA applies to companies, individual directors, officers, employees and agents. Under certain anti-corruption laws, companies also may be held liable for the actions of partners or representatives. Certain of our customer relationships are with governmental entities and are, therefore, subject to the FCPA and other anti-corruption laws. Despite meaningful measures that we undertake to seek to ensure lawful conduct, which include training and internal controls, we may not always be able to prevent our employees, partners, agents or distributors from violating the FCPA or other anti-corruption laws. As a result, we could be subject to criminal and civil penalties, disgorgement, changes or enhancements to our compliance measures that could increase our costs, decrease our access to certain sales channels, personnel changes or other remedial actions. In the past, UTC, including Otis, has been subject to a formal investigation by the SEC related to alleged violations of anti-corruption laws, which resulted in a Settlement Order in which UTC paid a civil penalty related to certain activities in our business in Russia, China and Kuwait, as well as activities in another UTC business.

Moreover, we are subject to antitrust and anti-collusion laws, including mandatory supply laws and bidding regulations, in various jurisdictions throughout the world. Changes in these laws or their interpretation, administration and/or enforcement may occur over time, and any such changes may limit our future acquisitions or operations, or result in changes to our strategies, sales and distribution structures or other business practices. We are subject to ongoing claims related to alleged violations of anti-collusion laws in certain European countries, where we are subject to claims for overcharges on elevators and escalators related to civil cartel cases. Though we have implemented policies, controls and other measures to prevent collusion or anti-competitive behavior, our controls may not always be effective in preventing our employees, agents or distributors from violating antitrust or anti-collusion laws.

Violations of FCPA, antitrust or other anti-corruption or anti-collusion laws, or allegations of such violations, could disrupt our operations, cause reputational harm, involve significant management distraction and result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We also must comply with various laws and regulations relating to the export of products, services and technology from the U.S. and other countries having jurisdiction over our operations. In the United States, these laws include, among others, the Export Administration Regulations administered by the U.S. Department of Commerce and embargoes and sanctions regulations administered by the U.S. Department of the Treasury. In addition, U.S. foreign policy may restrict or prohibit business dealings with certain individuals, entities or countries; changes in these prohibitions can happen suddenly and could result in a material adverse effect on our operations.

For a description of current material legal proceedings and regulatory matters, see “Business—Legal Proceedings” and Note 19 to the Combined Financial Statements included in the “Index to Combined Financial Statements” section of this information statement.

Information security, data privacy and identity protection may require significant resources and present certain risks to our business, reputation and financial condition.

We collect, store, have access to and otherwise process certain confidential or sensitive data that may be subject to data privacy and cybersecurity laws, regulations or customer-imposed controls, including proprietary business information, personal data and other information. We also develop products that may in certain cases collect, store, have access to, and otherwise process certain confidential or sensitive data of our customers who purchase and use such products either separately or as a part of another product or system. Although we seek to protect such data and design our products to enable our customers to use them while complying with applicable data privacy and cybersecurity laws and/or customer-imposed controls, both our internal systems and products may be vulnerable to hacking or other cyber-attacks, material security breaches, theft, programming errors or employee errors, which could lead to the compromise of such data, unauthorized access, use, disclosure, modification or destruction of information, improper use of our systems, software solutions or networks, defective products, production downtimes and/or operational disruptions in violation of applicable law and/or contractual obligations. A significant actual or perceived risk of theft, loss, fraudulent use or misuse of customer, employee or other data, whether by us, our suppliers, distributors, customers or other third parties, as a result of employee error or malfeasance, or as a result of the imaging, software, security and other products we incorporate into our products, as well as non-compliance with applicable industry standards or our contractual or other legal obligations or privacy and information security policies regarding such data, could result in costs, fines, litigation or regulatory actions, or could lead customers to select products and services of our competitors. In addition, any such event could harm our reputation, cause unfavorable publicity or otherwise adversely affect certain potential customers’ perception of the security and reliability of our services as well as our credibility and reputation, which could result in lost sales. In addition, because of the global nature of our business, both our internal systems and products must comply with the applicable laws, regulations and standards in a number of jurisdictions, and government enforcement actions and violations of data privacy and cybersecurity laws could be costly or interrupt our business operations. Any of the foregoing factors could result in reputational damage or civil or governmental proceedings, which could result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Our business and financial performance depend on continued substantial investment in information technology infrastructure, which may not yield anticipated benefits, and may be adversely affected by cyber-attacks on information technology infrastructure and products and other business disruptions.

The efficient operation of our business will require continued substantial investment in technology infrastructure systems, including shifting from VPN-based networks to cloud-based networks, and we must attract and retain qualified people to operate these systems, expand and improve them, integrate new systems effectively and efficiently convert to new systems when required. An inability to fund, acquire and implement these systems might impact our ability to respond effectively to changing customer expectations, manage our business, scale our solutions effectively or impact our customer service levels, which could put us at a competitive disadvantage and negatively impact our financial results. Repeated or prolonged interruptions of service due to problems with our systems or third-party technologies, whether or not in our control, could have a significant negative impact on our reputation and our ability to sell products and services. Furthermore, we are highly dependent upon a variety of internal computer and telecommunication systems to operate our business. Failure to design, develop and implement new technology infrastructure systems in an effective and timely manner, or to adequately invest in and maintain these systems, could result in the diversion of management’s attention and resources and could materially adversely affect our operating results, competitive position and ability to efficiently manage our business. Our existing information systems may become obsolete, requiring us to transition our systems to a new platform. Such a transition could be time consuming, costly and damaging to our competitive position, and could require additional management resources. Failure to implement and deploy new systems or replacement systems on the schedules anticipated, could materially adversely affect our operating results.

In addition, our business may be impacted by disruptions to our own or third-party information technology (“IT”) infrastructure, which could result from (among other causes) cyber-attacks on or failures of such infrastructure or compromises to its physical security, as well as from damaging weather or other acts of nature. Cyber-based risks, in particular, are evolving and include attacks on our IT infrastructure, as well as attacks targeting the security, integrity and/or availability of the hardware, software and information installed, stored or transmitted in our products, including after the purchase of those products and when they are installed into third-party products, facilities or infrastructure. Such attacks could disrupt our business operations, our systems or those of third parties, and could impact the ability of our products to work as intended. We have experienced cyber-based attacks, and, due to the evolving threat landscape, may continue to experience them going forward, potentially with more frequency. We continue to make investments and adopt measures designed to enhance our protection, detection, response, and recovery capabilities, and to mitigate potential risks to our technology, products, services and operations from potential cyber-attacks. However, given the unpredictability, nature and scope of cyber-attacks, it is possible that potential vulnerabilities could go undetected for an extended period. As a result of a cyber-attack, we could potentially be subject to production downtimes, operational delays or other detrimental impacts on our operations or ability to provide products and services to our customers; destruction or corruption of data; security breaches; manipulation or improper use of our or third-party systems, networks or products; financial losses from remedial actions, loss of business, potential liability, penalties, fines and/or damage to our reputation—any of which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted. Any disruption to our business due to such issues, or an increase in our costs to cover these issues that is greater than what we have anticipated, could have an adverse effect on our competitive position, results of operations, cash flows or financial condition.

There can be no assurance that our systems will not fail or experience disruptions, and any significant failure or disruption of these systems could prevent us from making sales, ordering supplies, delivering products, providing functional products and otherwise conducting our business.

We depend on our intellectual property, and have access to certain intellectual property and information of our customers, suppliers and distributors; infringement or failure to protect our intellectual property could adversely affect our future growth and success.

We rely on a combination of patents, trademarks, copyrights, trade secrets, nondisclosure agreements, customer and supplier agreements, license agreements, information technology security systems, internal controls and compliance systems and other measures to protect our intellectual property. We also rely on nondisclosure agreements, information technology security systems and other measures to protect certain customer and supplier information and intellectual property that we have in our possession or to which we have access. Our efforts to protect such intellectual property and proprietary rights may not be sufficient. We cannot be sure that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will be found to be valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. Our ability to protect and enforce our intellectual property rights also may be limited. In addition, we may be the target of competitor or other third-party patent enforcement actions seeking substantial monetary damages or seeking to prevent the sale and marketing of certain of our products or services. Our competitive position also may be adversely impacted by limitations on our ability to obtain possession of, and ownership or necessary licenses concerning, data important to the development or provision of our products or service offerings, or by limitations on our ability to restrict the use by others of data related to our products or services. Any of these events or factors could subject us to judgments, penalties and significant litigation costs or temporarily or permanently disrupt our sales and marketing of the affected products or services and could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Additional tax expense or additional tax exposures could affect our future profitability.

We are subject to income taxes in the United States and various international jurisdictions. Changes to tax laws and regulations, as well as changes and conflicts in related interpretations or other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and deferred tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various tax authorities. In addition, governmental authorities in various jurisdictions could launch new examinations and expand existing examinations. The global and diverse nature of our operations means that these risks will continue and additional examinations, proceedings and contingencies will arise from time to time. Our competitive position, cash flows, results of operation or financial condition may be affected by the outcome of examinations, proceedings and contingencies that cannot be predicted with certainty.

See “Business Overview,” “Results of Operations—Income Taxes” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 3 and 14 to the Combined Financial Statements included in the “Index to Combined Financial Statements” section of this information statement for further discussion on income taxes and related contingencies, including our accounting and assessment of the effect of the TCJA.

We may not realize expected benefits from our cost reduction and restructuring efforts, and our profitability may be hurt or our business otherwise might be adversely affected.

In order to operate more efficiently and cost effectively, we may adjust employment, optimize our footprint or undertake other restructuring activities. These activities are complex and may involve or require significant changes to our operations. If we do not successfully manage restructuring activities, expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. Risks associated with these actions and other workforce management issues include unfavorable political responses, unforeseen delays in the implementation of anticipated workforce reductions, additional unexpected costs, adverse effects on employee morale, the failure to meet operational targets due to the loss of employees or work stoppages, any of which may impair our ability to achieve anticipated cost reductions, otherwise harm our business or have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Risks Related to the Distribution

We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily indicative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about Otis in this information statement refers to the Otis Business as operated by and integrated with UTC. Our historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of UTC. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•	Generally, our working capital requirements and capital for our general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied through UTC’s corporate-wide cash management practices. Following the distribution, our results of operations and cash flows may be volatile, and we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic alliances or other arrangements, which may or may not be available and may be more costly.
•	Prior to the distribution, our business has been operated by UTC as part of its broader corporate organization, rather than as an independent company. UTC or one of its affiliates performed or helped perform various corporate functions for us, such as accounting, auditing, tax, legal, human resources, investor relations, risk management, treasury and other general and administrative functions. Our historical and pro forma financial results reflect allocations of corporate expenses from UTC for such functions, which are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company.

•	Currently, our business is integrated with the other businesses of UTC. Historically, we have shared economies of scale in costs, employees, vendor relationships and customer relationships, which have enabled us to procure more advantageous arrangements with respect to, among other things, information technology, logistics, raw materials, facility management, travel services, fleet and professional services. After the distribution, as a stand-alone company, we may be unable to obtain similar arrangements to the same extent as UTC did, or on terms as favorable as those UTC obtained, prior to the distribution.
•	After the distribution, the cost of capital for our business may be higher than UTC’s cost of capital prior to the distribution.
•	Our historical financial information does not reflect the debt that we will incur as part of the distribution.
•	As an independent public company, we will separately become subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act (“Sarbanes-Oxley”) and the Dodd-Frank Act and will be required to prepare our stand-alone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on our management and on administrative and operational resources. Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from UTC. For additional information about the past financial performance of our business and the basis of presentation of the combined financial statements and the unaudited pro forma combined financial statements of our business, see “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Combined Financial Data of Otis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included elsewhere in this information statement.

Following the distribution, our financial profile will change, and we will be a smaller, less diversified company than UTC prior to the distribution.

Following the distribution, Otis will be a smaller, less diversified company than UTC prior to the distribution. As a result, we may be more vulnerable to changing market conditions, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the diversification of our sales, costs, and cash flows will diminish as a stand-alone company, such that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and our ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the distribution, we may also lose capital allocation efficiency and flexibility because we will no longer be able to use cash flow from the UTC Aerospace Businesses or the Carrier Business to fund our investments and operations.

We may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may materially adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation and distribution, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others: (1) enabling our management to more effectively pursue its own distinct operating priorities and strategies, while also enhancing our operational agility through a more nimble organization; (2) permitting us to allocate our financial resources to meet the unique needs of our businesses, which will allow us to intensify our focus on distinct strategic priorities and to more effectively pursue our own distinct capital structures and capital allocation strategies; (3) affording us the ability to offer an independent equity security to the capital markets and enabling us to more flexibly pursue strategic opportunities more closely aligned with our strategic goals and expected growth opportunities; (4) permitting us to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely aligns management and employee incentives with specific business goals and objectives related to our businesses; and (5) allowing us to more effectively articulate a clear investment proposition to attract a long-term investor base suited to our businesses, growth profile and capital allocation priorities.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the distribution will require significant amounts of management’s time and effort, which may divert management’s attention from operating our business; (2) following the distribution, we may lose capital allocation efficiency and flexibility because, for instance, we will no longer be able to use cash flow from one of UTC’s other businesses to fund investments and operations; (3) following the distribution, we may be more susceptible to certain market fluctuations and other adverse events because our businesses will be less diversified than UTC’s businesses prior to the completion of the distribution; (4) after the distribution, as a stand-alone company, we may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those UTC obtained prior to completion of the distribution; (5) the distribution may require us to incur substantial costs, including accounting, tax, legal and other professional services costs, costs related to retaining and attracting business and operational relationships with customers, suppliers and other counterparties, recruiting and relocation costs associated with hiring key senior management personnel who are new to Otis, costs to retain key management personnel, tax costs, and costs to separate shared systems and other unforeseen dis-synergy costs; (6) under the terms of the tax matters agreement that we will enter into with UTC and Carrier, we will be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions and these restrictions may limit us for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of our businesses; and (7) potential negative reactions from the financial markets if UTC fails to complete the distribution as currently expected or within the anticipated time frame. If we fail to achieve some or all of the benefits expected to result from the distribution, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

UTC’s plan to separate into three independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

On November 26, 2018, UTC announced plans to separate into three independent, publicly traded companies. The separation and distribution are subject to the satisfaction of certain conditions (or waiver by UTC in its sole and absolute discretion), subject to UTC’s agreement to consummate the Otis distribution pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. The conditions to the separation and distribution include final approval by UTC’s Board of Directors, receipt of tax rulings in certain jurisdictions and/or a tax opinion from external counsel (as applicable), the SEC declaring effective the registration statement of which this information statement forms a part and satisfactory completion of financing. Furthermore, the separation is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of UTC’s markets, the uncertainty of the financial markets and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. We currently expect the Carrier distribution to occur on or around the date of the Otis distribution, unless otherwise determined by the UTC Board of Directors in its sole and absolute discretion, but subject to UTC’s agreement to consummate each of the Otis distribution and the Carrier distribution as required pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. Though UTC has agreed pursuant to, and subject to the terms and conditions of the Raytheon merger agreement, that UTC will consummate the separation and each of the Otis distribution and the Carrier distribution, there can be no assurance that the Otis distribution and the Carrier distribution will occur on or around the same date or that either distribution will occur at all.

The process of completing the separation has been and is expected to continue to be time-consuming and involves significant costs. The separation costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed, or the expected benefits of the separation are not realized. Executing the proposed separation will also require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. Other challenges associated with effectively executing the separation include attracting, retaining, motivating and training employees, including additional employees that we will need to operate as a stand-alone company; addressing disruptions to our supply chain, manufacturing, sales and distribution, and other operations resulting from separating UTC into three independent public companies; and separating from UTC’s information systems.

The combined market value following the Otis distribution and the Carrier distribution of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock may not equal or exceed the pre-distribution value of one share of UTC common stock.

There can be no assurance that following the Otis distribution and the Carrier distribution the aggregate market value of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock will be higher than, lower than or the same as the market value of a share of UTC common stock if the separation did not occur.

We expect to incur both one-time and ongoing material costs as a result of the separation, which could adversely affect our profitability.

We expect to incur, as a result of the separation, both one-time and ongoing costs that are greater than those we currently incur. These increased costs may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Exchange Act, Sarbanes-Oxley and the Dodd-Frank Act), and costs associated with accounting, auditing, tax, legal, human resources, investor relations, risk management, treasury and other general and administrative related functions, and it is possible that these costs will be material to our business.

In connection with the distribution, we have incurred debt obligations, and we may incur additional debt obligations in the future, which could adversely affect our business and profitability and our ability to meet other obligations.

In connection with the distribution, on February 10, 2020, we entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility and a Term Loan Credit Agreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Additionally, on February 27, 2020, we issued $5.3 billion of unsecured, unsubordinated notes in six series. We also intend to enter into a $1.5 billion, unsecured, unsubordinated commercial paper program prior to the distribution. We expect an aggregate of approximately $6.3 billion of the proceeds of such financings to be used to distribute cash to UTC. As a result of such transactions, we anticipate having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness when the distribution is completed. See “Description of Material Indebtedness.” We may also incur additional indebtedness in the future. In addition, the amount of indebtedness actually incurred by Otis and the amount of cash actually distributed by Otis to UTC (or otherwise transferred to or from UTC or Otis, as applicable, prior to the distribution) may be adjusted prior to the completion of the distribution in a manner that is intended to result in approximately $24.3 billion of adjusted net indebtedness of the UTC Aerospace Businesses immediately prior to the completion of the merger, subject to and in accordance with the Raytheon merger agreement; accordingly, the actual cash and debt balances of Otis immediately following the distribution may be higher or lower than currently anticipated.

This significant amount of debt could potentially have important consequences to us and our debt and equity investors, including (1) requiring a substantial portion of our cash flow from operations to make interest payments; (2) making it more difficult to satisfy debt service and other obligations; (3) increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing; (4) increasing our vulnerability to general adverse economic and industry conditions; (5) reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business; (6) limiting our flexibility in planning for, or reacting to, changes in our business and the industry; (7) placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; (8) requiring that we repatriate earnings to the U.S., causing withholding taxes to be applied, which in turn could increase our effective tax rate; and (9) limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares.

As described in the section of this information statement entitled “Description of Material Indebtedness,” the terms of Otis’ indebtedness contain covenants restricting its financial flexibility in a number of ways, including, among other things, restrictions on Otis’ ability and the ability of certain of Otis’ subsidiaries to incur liens, to make certain fundamental changes and to enter into sale and leaseback transactions. If Otis breaches a restrictive covenant under any of its indebtedness, or an event of default occurs in respect of any of its indebtedness, Otis’ lenders may be entitled to declare all amounts owing in respect thereof to be immediately due and payable.

To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

After the separation, certain members of management, directors and shareowners may own stock in UTC, Otis and Carrier, and as a result may face actual or potential conflicts of interest.

After the separation, the management and directors of each of UTC, Otis and Carrier may own common stock in all three companies. This ownership overlap could create, or appear to create, potential conflicts of interest when the management and directors of one company face decisions that could have different implications for themselves and the other two companies. For example, potential conflicts of interest could arise in connection with the resolution of any dispute regarding the terms of the agreements governing the separation and Otis’ relationship with UTC and Carrier thereafter. These agreements include the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the intellectual property agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or UTC may enter into in the future.

We could experience temporary interruptions in business operations and incur additional costs as we further develop information technology infrastructure and transition our data to our stand-alone systems.

We are in the process of further developing an IT infrastructure and systems to support our critical business functions, including accounting and reporting, in order to replace many of the systems and functions UTC currently provides. We may experience temporary interruptions in business operations if we cannot transition effectively to our own stand-alone systems and functions, which could disrupt our business operations and have a material adverse effect on our profitability. In addition, our costs for the operation of these systems may be higher than the amounts reflected in the combined financial statements.

We may not be able to engage in desirable capital-raising or strategic transactions following the separation.

Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its shareowners as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. To preserve the tax-free treatment of the separation and the distribution, and in addition to Otis’ indemnity obligation described below, the tax matters agreement will restrict us, for the two-year period following the distribution, except in specific circumstances, from (1) entering into any transaction pursuant to which all or a portion of the shares of Otis stock would be acquired, whether by merger or otherwise; (2) issuing equity securities beyond certain thresholds; (3) repurchasing shares of Otis stock other than in certain open-market transactions; and (4) ceasing to actively conduct certain of our businesses. The tax matters agreement will also prohibit us from taking or failing to take any other action that would prevent the distribution and certain related transactions from qualifying as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes. Further, the tax matters agreement will impose similar restrictions on us and our subsidiaries during the two-year period following the distribution that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes. These restrictions may limit our ability to pursue certain equity issuances, strategic transactions, repurchases or other transactions that we may otherwise believe to be in the best interests of our shareowners or that might increase the value of our business. For more information, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement” and “Material U.S. Federal Income Tax Consequences.”

In connection with the separation into three independent public companies, each of UTC, Otis and Carrier will indemnify the other parties for certain liabilities. If we are required to pay under these indemnities to UTC and/or Carrier, our financial results could be negatively impacted. Also, the UTC or Carrier indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which UTC and Carrier will be allocated responsibility, and UTC and/or Carrier may not be able to satisfy their respective indemnification obligations in the future.

Pursuant to the separation agreement and certain other agreements among UTC, Otis and Carrier, each party will agree to indemnify the other parties for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions.” Indemnities that we may be required to provide UTC and/or Carrier are not subject to any cap, may be significant and could negatively impact our business. Third parties could also seek to hold us responsible for any of the liabilities that UTC and/or Carrier has agreed to retain. The indemnities from UTC and Carrier for our benefit may not be sufficient to protect us against the full amount of such liabilities, and UTC and/or Carrier may not be able to fully satisfy their respective indemnification obligations. Any amounts we are required to pay pursuant to such indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business.

Moreover, even if we ultimately succeed in recovering from UTC or Carrier, as applicable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.

UTC or Carrier may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have the necessary systems and services in place when the transition services agreement expires.

In connection with the separation and prior to the distribution, Otis, Carrier and UTC will enter into the separation agreement and will also enter into various other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, and an intellectual property agreement. These agreements, together with the documents and agreements by which the internal reorganization will be effected, will determine the allocation of assets and liabilities among the companies following the separation and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by UTC for the benefit of Otis and/or Carrier and by Otis and/or Carrier for the benefit of UTC for a period of time after the separation. If UTC or Carrier is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties and/or losses. We are in the process of creating systems and services to replace many of the systems and services that UTC currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, we may incur additional costs in connection with, or following, the implementation of these systems and services, and we may not be successful in transitioning data from UTC’s systems to ours.

The terms we will receive in our agreements with UTC or Carrier could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.

The agreements we will enter into with UTC and Carrier in connection with the separation, including the separation agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, and an intellectual property agreement, were prepared in the context of the separation while Otis was still a wholly owned subsidiary of UTC. Accordingly, Otis did not have a board of directors or a management team that were independent of UTC. In addition, certain of the terms in these agreements were provided for in, and were the result of negotiations between UTC and Raytheon in connection with, the Raytheon merger agreement. As a result of these factors, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. See “Certain Relationships and Related Party Transactions.”

If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, including as a result of subsequent acquisitions of our stock or the stock of UTC (including pursuant to the Raytheon merger), we, as well as UTC, Carrier, and UTC’s shareowners, could be subject to significant tax liabilities. In addition, if certain internal restructuring transactions were to fail to qualify as transactions that are generally tax-free for U.S. federal or non-U.S. income tax purposes, we, as well as UTC and Carrier could be subject to significant tax liabilities. In certain circumstances, we could be required to indemnify UTC for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

The distribution is conditioned on, among other things, (1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC remaining valid and satisfactory to the UTC Board of Directors and (2) the receipt by UTC and continued validity of an opinion of outside counsel, satisfactory to the UTC Board of Directors, regarding the qualification of certain elements of the distribution under Section 355 of the Code. The IRS ruling and the opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of UTC, Otis and Carrier, including those relating to the past and future conduct of UTC, Otis and Carrier. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the separation–related agreements and documents or in any documents relating to the IRS ruling and/or the opinion of counsel are inaccurate or not complied with by UTC, Otis, Carrier or any of their respective subsidiaries, the IRS ruling and/or the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt of the IRS ruling and the opinion of counsel, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the IRS ruling or the opinion of counsel was based are inaccurate or have not been complied with. In addition, the IRS ruling does not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. The opinion of counsel represents the judgment of such counsel and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion of counsel. Accordingly, notwithstanding receipt by UTC of the IRS ruling and the opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes (including by reason of the Raytheon merger) or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, we, as well as UTC, Carrier and UTC’s shareowners, could be subject to significant U.S. federal income tax liability.

If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, UTC would recognize a taxable gain as if it had sold the Otis common stock in a taxable sale for its fair market value, and UTC shareowners who receive Otis common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Even if the distribution were to otherwise qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to UTC (but not its shareowners) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in UTC or Otis. For this purpose, any acquisitions of UTC or Otis shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although UTC or Otis may be able to rebut that presumption (including by qualifying for one or more safe harbors under applicable Treasury Regulations). Further, for purposes of this test, even if the Raytheon merger were treated as part of such a plan, the Raytheon merger alone should not cause the distribution to be taxable to UTC under Section 355(e) of the Code because pre-Raytheon merger holders of UTC common stock will own over 50 percent of the UTC common stock immediately following the Raytheon merger. However, if the IRS were to determine that other acquisitions of UTC or Otis stock, either before or after the distribution, were part of a plan or series of related transactions that included the distribution, such determination could result in significant tax liabilities to UTC. For more information, see “Material U.S. Federal Income Tax Consequences.”

In addition, as part of the separation, and prior to the Otis distribution and the Carrier distribution, UTC and its subsidiaries expect to complete the internal reorganization, and UTC, Otis, Carrier and their respective subsidiaries expect to incur certain tax costs in connection with the internal reorganization, including non-U.S. tax costs resulting from transactions in non-U.S. jurisdictions, which may be material. With respect to certain transactions undertaken as part of the internal reorganization, UTC has requested and intends to obtain tax rulings in certain non-U.S. jurisdictions and/or opinions of external tax advisors, in each case, regarding the tax treatment of such transactions. Such tax rulings and opinions will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations (including with respect to certain valuation matters relating to the internal reorganization), statements and undertakings of UTC, Otis, Carrier or their respective subsidiaries. If any of these representations or statements is, or becomes, inaccurate or incomplete, or if UTC, Otis, Carrier or any of their respective subsidiaries do not fulfill or otherwise comply with any such undertakings or covenants, such tax rulings and/or opinions may be invalid or the conclusions reached therein could be jeopardized. Further, notwithstanding receipt of any such tax rulings and/or opinions, there can be no assurance that the relevant taxing authorities will not assert that the tax treatment of the relevant transactions differs from the conclusions reached in the relevant tax rulings and/or opinions. In the event any such tax rulings and/or opinions cannot be obtained or the relevant taxing authorities prevail with any challenge in respect of any relevant transaction, we, as well as UTC and Carrier could be subject to significant tax liabilities.

Under the tax matters agreement to be entered into among UTC, Otis and Carrier in connection with the separation, Otis generally would be required to indemnify UTC and Carrier for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (1) an acquisition of all or a portion of the equity securities or assets of Otis, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (2) other actions or failures to act by Otis or (3) certain of Otis’ representations, covenants or undertakings contained in any of the separation-related agreements and documents or in any documents relating to the IRS ruling and/or the opinion of counsel being incorrect or violated. Further, under the tax matters agreement, we generally would be required to indemnify UTC and Carrier for a specified portion of any taxes (and any related costs and other damages) (a) arising as a result of the failure of either of the distributions and certain related transactions to qualify as a transaction that is generally tax-free (including as a result of Section 355(e) of the Code) or a failure of any internal separation transaction that is intended to qualify as a transaction that is generally tax-free to so qualify, in each case, to the extent such amounts did not result from a disqualifying action by, or acquisition of equity securities of, Otis, Carrier or UTC or (b) arising from an adjustment, pursuant to an audit or other tax proceeding, with respect to any separation transaction that is not intended to qualify as a transaction that is generally tax-free. Any such indemnity obligations could be material. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”

The transfer to us by UTC or Carrier of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.

The separation agreement will provide that certain contracts, permits and other assets and rights are to be transferred from UTC, Carrier or their subsidiaries to Otis or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, Otis and UTC or Carrier are joint beneficiaries of contracts, and we and UTC or Carrier may need the consents of third parties in order to split, separate, replace, novate or replicate the existing contracts or the relevant portion of the existing contracts. While we anticipate entering into new contracts in place of transferring such contracts, we may not be successful in doing so in many instances.

Some parties may use consent requirements or other rights to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of price increases, require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to make arrangements with new third parties or obtain letters of credit or other forms of credit support. If we do not obtain required consents or approvals, we may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from UTC, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination, modification, replacement or replication of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact our business, financial condition, results of operations and cash flows.

Until the distribution occurs, the UTC Board of Directors may change the terms of the separation in ways that may be unfavorable to us.

Until the distribution occurs, Otis will continue to be a wholly owned subsidiary of UTC. Accordingly, UTC has the discretion to determine and change the terms of the separation, including the establishment of the record date and the distribution date; provided, that any such determination or change will be subject to UTC’s obligations to complete the separation and each of the Otis distribution and the Carrier distribution in accordance with the terms and conditions of the Raytheon merger agreement (including, with respect to certain changes, the requirement that UTC obtain Raytheon’s prior written consent). These changes could be unfavorable to us, and, as a general matter, Raytheon’s consent would not be required to effect changes that are unfavorable to us. In addition, subject to UTC’s obligations under the Raytheon merger agreement, the UTC Board of Directors may decide not to proceed with the distribution at any time prior to the distribution date.

No vote of UTC shareowners is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your UTC common stock prior to the record date or in the “regular-way” trading market during the period prior to the distribution.

No vote of UTC shareowners is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your UTC common stock prior to the record date or in the “regular-way” trading market during the period prior to the distribution.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting when required. While we have been adhering to these laws and regulations as a subsidiary of UTC, after the distribution we will need to demonstrate our ability to manage our compliance with these laws and regulations as an independent, public company.

Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

The allocation of intellectual property rights among us, UTC and Carrier as part of the separation could adversely impact our competitive position and our ability to develop and commercialize certain future products and services.

In connection with the separation, we are entering into an intellectual property agreement with UTC and Carrier governing, among other things, the allocation of intellectual property rights related to our and their businesses. As a result of the separation and such allocation, we will no longer have an ownership interest in certain intellectual property rights, but will become a non-exclusive licensee of such rights. This loss of the ownership of certain intellectual property rights could adversely affect our ability to maintain our competitive position through the enforcement of these rights against third parties that infringe these rights. In addition, we may lose our ability to license these rights to third parties in exchange for a license to such third parties’ rights we may need to operate our business.

The terms of the intellectual property agreement also include cross-licenses among the parties of certain intellectual property rights owned by Otis, Carrier and UTC and needed for the continuation of the operations of the Otis Business, Carrier Business and the UTC Aerospace Businesses, respectively. The licenses granted to us by UTC and Carrier are nonexclusive and, accordingly, UTC and Carrier could license such licensed intellectual property rights to our competitors, which could adversely affect our competitive position in the industry. Moreover, our use of the intellectual property rights licensed to us by UTC and Carrier will be restricted to certain fields of use related to our business. The limited nature of such licenses, and the other rights granted to Otis pursuant to the intellectual property agreement, may not provide us with all the intellectual property rights that UTC or Carrier currently holds or may in the future hold that we may need as our business changes in the future. Accordingly, if we were to expand our business to include new products and services outside of our current fields of use, we may not have the benefit of such licenses for such new products or services. As a result, it may be necessary for us to develop our technology independently of such licensed rights, which could make it more difficult, time consuming and/or expensive for us to develop and commercialize certain new products and services.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

In connection with the separation (including the internal reorganization), UTC has undertaken and will undertake several corporate reorganization transactions involving its subsidiaries, which, along with the distribution, may be subject to various fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation, any entity involved in these reorganization transactions or the separation:

•	(1) was insolvent, was rendered insolvent by reason of the separation, or had remaining assets constituting unreasonably small capital, and (2) received less than fair consideration in exchange for the distribution; or
•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our shareowners to return to UTC some or all of the shares of Otis common stock issued in the distribution, or require UTC or Otis, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction and the applicable law. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities (including the probable amount of contingent liabilities), or if it incurred debt beyond its ability to repay the debt as it matures. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that Otis or any of its subsidiaries were solvent at the time of or after giving effect to the distribution.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We anticipate that on or prior to the record date, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution, nor can we predict the prices at which shares of our common stock may trade after the distribution. Similarly, we cannot predict the effect of the Otis distribution and the Carrier distribution on the trading prices of our common stock or whether the combined market value of 0.5 shares of our common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock will be less than, equal to or greater than the market value of one share of UTC common stock prior to the distributions.

Until the market has fully evaluated the Otis distribution, the Carrier distribution and the transactions contemplated by the Raytheon merger agreement, including the pendency, completion or termination, as applicable, of the Raytheon merger, the price at which each share of UTC common stock trades may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Such fluctuations may be due to a variety of factors, including uncertainty as to the expected timing of completion of the Raytheon merger or whether it will be completed at all, the value of UTC’s remaining businesses without Otis and Carrier in the event the Raytheon merger is not completed and investors’ assessment of the likelihood that UTC will realize the expected benefits of the Raytheon merger. The completion of the Raytheon merger is not a condition to the completion of the Otis distribution or the Carrier distribution, and UTC may complete the distributions (in accordance with the terms of the Raytheon merger agreement, to the extent in effect) even if the Raytheon merger agreement has been terminated.

Similarly, until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of Otis common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including (1) actual or anticipated fluctuations in our operating results; (2) changes in earnings estimated by securities analysts or our ability to meet those estimates; (3) the operating and stock price performance of comparable companies; (4) changes to the regulatory and legal environment under which we operate; (5) actual or anticipated fluctuations in commodities prices; and (6) domestic and worldwide economic conditions.

A significant number of shares of our common stock may be sold following the distribution, which may cause our stock price to decline.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately 433,111,717 shares of our common stock issued and outstanding. Shares distributed to UTC shareowners in the separation will generally be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except for shares owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers of our common stock to meet the demand to sell shares of our common stock at attractive prices would exist at that time.

There may be substantial changes in our shareowner base.

Investors holding UTC common stock may hold UTC common stock because of a decision to invest in a company with UTC’s profile. Following the distribution, the shares of our common stock held by those investors will represent an investment in a company with a different profile than that of UTC. This change may not match some shareowners’ investment strategies, which could cause them to sell our common stock. As a result, our stock price may decline or experience volatility as our shareowner base changes.

Your percentage of ownership in Otis may be diluted in the future.

In the future, your percentage ownership in Otis may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we will grant to our directors, officers and employees. Our employees will have stock-based awards that correspond to shares of our common stock after the distribution as a result of the conversion of and/or adjustments to their UTC stock-based awards. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. We also plan to issue additional stock-based awards, including annual awards, new hire awards and periodic retention awards, as applicable, to our directors, officers and other employees under our employee benefits plans as part of our ongoing equity compensation program.

We cannot guarantee the timing, amount or payment of dividends on our common stock.

Following the distribution, we expect that Otis will initially pay a cash dividend on a quarterly basis at an annual payout ratio of approximately 40 percent of net income. However, the timing, declaration, amount of, and payment of any dividends will be within the discretion of Otis’ Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Otis’ Board of Directors. Moreover, if as expected we determine to initially pay a dividend following the distribution, there can be no assurance that we will continue to pay dividends in the same amounts or at all thereafter. For more information, see “Dividend Policy.”

Anti-takeover provisions could enable our Board of Directors to resist a takeover attempt by a third party and limit the power of our shareowners.

Otis’ amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Otis’ Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others, (1) the ability of our remaining directors to fill vacancies on Otis’ Board of Directors (except in an instance where a director is removed by shareowners and the resulting vacancy is filled by shareowners); (2) limitations on shareowners’ ability to call a special shareowner meeting; (3) rules regarding how shareowners may present proposals or nominate directors for election at shareowner meetings; and (4) the right of Otis’ Board of Directors to issue preferred stock without shareowner approval.

In addition, we expect to be subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15 percent of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

We believe these provisions will protect our shareowners from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Otis’ Board of Directors and by providing Otis’ Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make Otis immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some shareowners and could delay or prevent an acquisition that Otis’ Board of Directors determines is not in the best interests of Otis and our shareowners. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of Otis Capital Stock—Charter and Bylaw Provisions” and “Description of Otis Capital Stock—Change of Control.”

In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to UTC. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, we would be required to indemnify UTC for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that our shareowners may consider favorable.

Our amended and restated bylaws will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareowners, which could discourage lawsuits against Otis and our directors and officers.

Otis’ amended and restated bylaws will provide that unless Otis’ Board of Directors otherwise determines, the state courts within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Otis, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Otis to Otis or to Otis shareowners, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against Otis or any current or former director or officer or other employee of Otis arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, any action asserting a claim relating to or involving Otis governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Otis shareowners will not be deemed to have waived Otis’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in the amended and restated bylaws to be inapplicable or unenforceable.

This exclusive forum provision may limit the ability of our shareowners to bring a claim in a judicial forum that such shareowners find favorable for disputes with Otis or our directors or officers, which may discourage such lawsuits against Otis and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement and other materials UTC and Otis have filed or will file with the SEC contain or incorporate by reference statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance or the separation. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Otis, Carrier or UTC following UTC’s separation into three independent public companies and/or following completion of the Raytheon merger, the separation, including the expected timing of completion of the separation and estimated costs associated with the separation, the Raytheon merger, including synergies or customer cost savings and the expected timing of the completion of the Raytheon merger, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, without limitation:

•	the effect of economic conditions in the industries and markets in which Otis and UTC and their respective businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including coronavirus and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations) and natural disasters and the financial condition of our customers and suppliers;
•	challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;
•	future levels of indebtedness, including indebtedness that may be incurred in connection with the separation, and capital spending and research and development spending;
•	future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure;
•	the timing and scope of future repurchases of our common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash;
•	delays and disruption in delivery of materials and services from suppliers;
•	cost reduction efforts and restructuring costs and savings and other consequences thereof;
•	new business and investment opportunities;
•	the anticipated benefits of moving away from diversification and balance of operations across product lines, regions and industries;
•	the outcome of legal proceedings, investigations and other contingencies;
•	pension plan assumptions and future contributions;
•	the impact of the negotiation of collective bargaining agreements and labor disputes;
•	the effect of changes in political conditions in the U.S. and other countries in which Otis and UTC and their respective businesses operate, including the effect of changes in U.S. trade policies or the U.K.’s withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

•	the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and UTC and their respective businesses operate;
•	the ability of Otis and UTC to retain and hire key personnel;
•	the scope, nature, impact or timing of the separation and other acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs;
•	the expected benefits and timing of the separation, and the risk that conditions to the separation will not be satisfied and/or that the separation will not be completed within the expected time frame, on the expected terms or at all;
•	a determination by the IRS and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions;
•	the possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all;
•	financing transactions undertaken or expected to be undertaken in connection with the separation and risks associated with the additional indebtedness;
•	the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed Otis’ estimates;
•	risks associated with the transactions contemplated by the Raytheon merger agreement or the announcement or pendency of such transactions, including disruptions to UTC’s or Otis’ operations and the potential distraction of UTC or Otis management or employees;
•	UTC’s obligations pursuant to the Raytheon merger agreement to consummate the Otis distribution and the Carrier distribution in accordance with the terms and conditions of the Raytheon merger agreement, including with respect to the timing of the distributions and the requirement that UTC obtain Raytheon’s prior written consent to effect certain changes to the terms of the separation or distributions, and the resulting limitations on UTC’s ability to determine or alter the structure or timing of the internal restructuring, the separation and the distributions or the terms and conditions of the separation agreement or ancillary agreements; and
•	the impact of the separation on Otis’ business and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on Otis’ resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

There can be no assurance that the separation, distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE SEPARATION AND DISTRIBUTION

Overview

On November 26, 2018, UTC announced its intention to separate the Otis Business and the Carrier Business from UTC’s Aerospace Businesses. The separation will occur through pro rata distributions to UTC shareowners of 100 percent of the shares of common stock of Otis and 100 percent of the shares of common stock of Carrier, which were formed to ultimately hold UTC’s Otis Business and Carrier Business, respectively.

In connection with the Otis distribution, we expect that:

•	UTC will complete the internal reorganization through which Otis will become the parent company of the UTC operations comprising, and the entities that will conduct, the Otis Business;
•	Otis will incur approximately $6.3 billion in aggregate amount of principal indebtedness, consisting of a combination of long-term notes and bank term loans (which amounts may be adjusted by UTC as described elsewhere in this information statement); and
•	using a portion of the proceeds from one or more financing transactions before the distribution is completed, Otis will distribute an aggregate of approximately $6.3 billion of cash to UTC (which amount may be adjusted by UTC as described elsewhere in this information statement).

On June 9, 2019, UTC entered into the Raytheon merger agreement, which provides for the combination of the UTC Aerospace Businesses and Raytheon in a merger of equals transaction with Raytheon surviving as a wholly owned subsidiary of UTC. Under the Raytheon merger agreement, UTC has agreed with Raytheon that, subject to the terms and conditions of the Raytheon merger agreement, UTC will consummate the separation and each of the Otis distribution and the Carrier distribution. In addition, the completion of the separation and each of the Otis distribution and the Carrier distribution is a condition to the Raytheon merger pursuant to the Raytheon merger agreement. Accordingly, the Raytheon merger will not be completed unless and until the separation and each of the distributions are completed. The completion of the Raytheon merger is not a condition to the completion of the distributions. Therefore, UTC may complete the distribution even if the conditions to the Raytheon merger under the Raytheon merger agreement have not been satisfied or waived, the Raytheon merger agreement has been terminated or the Raytheon merger will otherwise not be consummated. For additional information, see “Certain Relationships and Related Party Transactions—Raytheon Merger Agreement.”

On March 11, 2020, the UTC Board of Directors approved the distribution of all of Otis’ issued and outstanding shares of common stock on the basis of 0.5 shares of Otis common stock for every share of UTC common stock held as of the close of business on March 19, 2020, the record date.

At 12:01 a.m., Eastern Time, on April 3, 2020, the distribution date, each UTC shareowner will receive 0.5 shares of Otis common stock for every share of UTC common stock held at the close of business on the record date, as described below. UTC shareowners will receive cash in lieu of any fractional shares of Otis common stock that they would have received after application of this ratio. Upon completion of the separation, each UTC shareowner as of the record date will continue to own shares of UTC and will receive a proportionate share of the outstanding common stock of Otis to be distributed. You will not be required to make any payment, surrender or exchange your UTC common stock or take any other action to receive your shares of Otis common stock in the distribution. The distribution as described elsewhere in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.” We currently expect the Carrier distribution to occur on or around the date of the Otis distribution, unless otherwise determined by the UTC Board of Directors in its sole and absolute discretion, but subject to UTC’s agreement to consummate each of the Otis distribution and the Carrier distribution as required pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. Though UTC has agreed pursuant to, and subject to the terms and conditions of the Raytheon merger agreement, that UTC will consummate the separation and each of the Otis distribution and the Carrier distribution, there can be no assurance that the Otis distribution and the Carrier distribution will occur on or around the same date or that either distribution will occur at all.

Reasons for the Separation

The UTC Board of Directors believes that the separation of UTC into three independent, publicly traded companies through the separation of its Otis Business and Carrier Business is in the best interests of UTC and its shareowners for a number of reasons (irrespective of whether or not the Raytheon merger is completed), including:

•	Greater Focus and Enhanced Operational Agility. The separation will permit each company to more effectively focus on pursuing its own distinct operating priorities and strategies for long-term growth and profitability, and will better position the management teams of each company to focus on strengthening its core businesses. Maintaining a sharper focus on its core businesses and growth opportunities will allow each company to respond better and more quickly to developments in its industry and to customer demands. In addition, the separation is expected to enhance operational agility of the separated companies, which will lead to improved operating discipline and help drive better results.
•	Strong Financial Profile of Each Company on a Stand-alone Basis. Each of UTC, Otis and Carrier has established itself as a global leader with the scale to be both self-sufficient and to sustain investment through economic cycles. In addition, each of the companies has an investment grade credit rating and strong financial characteristics to independently drive growth and investment.
•	Separate Capital Structures and Allocation Flexibility. The separation will permit each company to allocate its financial resources to meet the unique needs of its own businesses, which will allow each company to intensify its focus on its distinct strategic priorities and individual business risk and return profiles. The separation will also allow each company to more flexibly pursue its own distinct capital structure, capital allocation strategy, and capital return policy. In addition, after the separation, the Otis Business will no longer need to compete within UTC with the UTC Aerospace Businesses and the Carrier Business for capital and other corporate resources.
•	Creation of Independent Equity Currencies and Increased Strategic Opportunities. The separation will afford Otis and Carrier the ability to offer their independent equity securities to the capital markets and enable each stand-alone business to use its own industry-focused stock to pursue portfolio enhancing acquisitions or other strategic opportunities that are more closely aligned with each company’s strategic goals and expected growth opportunities.
•	Alignment of Management Incentives with Performance. The separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business attributes. Following the separation, recruitment and retention is expected to be enhanced by more consistent talent requirements across the businesses, providing recruiters and applicants with greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.
•	Broadening of Investor Base. The separation will allow each company to more effectively articulate a clear investment proposition to attract a long-term investor base suited to its businesses, growth profile and capital allocation priorities, and will facilitate each company’s access to capital by providing investors with three distinct investment opportunities. This is expected to attract shareowners with distinct investment preferences.

The UTC Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:

•	Risk of Failure to Achieve Anticipated Benefits of the Separation. UTC, Otis and Carrier may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating each company’s business; there may be dis-synergy costs related to the separation, including costs of restructuring transactions and other significant costs; and following the separation, each of UTC, Otis and Carrier may be more susceptible to certain economic and market fluctuations, and other adverse events than if Otis and Carrier were still a part of UTC because each business will be less diversified than UTC prior to the separation.

•	Capital Allocation Efficiency and Flexibility. Following the separation, Otis and Carrier may lose capital allocation efficiency and flexibility, as each company will no longer be able to use cash flow from one of UTC’s other businesses to fund its investments and operations. Additionally, as smaller companies, the cost of capital for each company may be higher than UTC’s cost of capital prior to the separation, and each company has not obtained as high of a credit rating as UTC’s credit rating prior to the separation.
•	Loss of Scale and Increased Administrative Costs. As part of UTC, Otis and Carrier benefit from UTC’s scale in procuring certain goods and services. After the separation, as stand-alone companies, Otis and Carrier may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those UTC obtained prior to the separation. In addition, as part of UTC, Otis and Carrier benefit from certain functions performed by UTC, such as accounting, auditing, tax, legal, human resources, investor relations, risk management, treasury and other general and administrative functions. After the separation, UTC will not perform these functions for Otis or Carrier (other than certain functions that will be provided for a limited time pursuant to the transition services agreement) and, because of Otis’ and Carrier’s smaller scale as stand-alone companies, the cost of performing such functions could be higher than the amounts reflected in Otis’ or Carrier’s historical financial statements, which would cause profitability to decrease.
•	Disruptions and Costs Related to the Separation. The actions required to separate Otis’, Carrier’s and UTC’s respective businesses could disrupt each company’s operations. In addition, Otis and Carrier will incur substantial costs in connection with the separation and the transition to being a stand-alone public company, which may include tax costs associated with the internal restructuring and costs to separate shared systems, accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to Otis and Carrier.
•	Limitations on Strategic Transactions. Under the terms of the tax matters agreement that Otis and Carrier will enter into with UTC, Otis and Carrier will be restricted from taking certain actions that could cause the distribution or certain related transactions (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free transactions under applicable law. These restrictions may limit for a period of time Otis’ and Carrier’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of their business.
•	Uncertainty Regarding Stock Prices. We cannot predict the effect of the Otis distribution and the Carrier distribution on the trading prices of Otis, Carrier or UTC common stock or know with certainty whether the combined market value of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock will be less than, equal to or greater than the market value of one share of UTC common stock prior to the distributions. Furthermore, there is the risk of volatility in each company’s stock price following the distribution due to sales by certain shareowners whose investment objectives may not be met by each company’s common stock, and it may take time for each company to attract its optimal shareowner base.

In determining to pursue the separation, the UTC Board of Directors concluded that the potential benefits of the separation outweighed the foregoing factors. For additional information, see “Risk Factors.”

Formation of Otis

Otis was formed in Delaware on March 1, 2019, for the purpose of ultimately holding UTC’s Otis Business. As part of the plan to separate the Otis Business from the remainder of UTC’s businesses, UTC plans to transfer the equity interests of certain entities that are expected to operate the Otis Business and the assets and liabilities of the Otis Business to Otis prior to the distribution. For additional information, see “—Internal Reorganization.”

When and How You Will Receive the Distribution

With the assistance of Computershare, it is expected that UTC will distribute Otis common stock at 12:01 a.m., Eastern Time, on April 3, 2020, the distribution date, to all holders of outstanding UTC common stock as of the close of business on March 19, 2020, the record date. Computershare, which currently serves as the transfer agent and registrar for UTC common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Otis common stock.

If you own UTC common stock as of the close of business on the record date, the Otis common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in book-entry form or to your bank or brokerage firm on your behalf. If you are a registered shareowner of UTC common stock in book-entry form or as physical share certificates, Computershare will mail you a direct registration account statement that reflects your shares of Otis common stock. Book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareowners, as is the case in this distribution. You will not receive physical share certificates for your shares of Otis common stock.

Most UTC shareowners hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your UTC common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Otis common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

If you sell UTC common stock in the “regular-way” market after the record date and on or before the distribution date, you will be selling your right to receive shares of Otis common stock in the distribution.

Transferability of Shares You Receive

The shares of Otis common stock that will be distributed in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers or directors. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Otis Common Stock You Will Receive

For every share of UTC common stock that you own at the close of business on March 19, 2020, the record date, you will receive 0.5 shares of Otis common stock on the distribution date. UTC will not distribute any fractional shares of Otis common stock to its shareowners. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. If you hold your shares of UTC common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Computershare, in its sole discretion, without any influence by UTC or Otis, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by Computershare will not be an affiliate of either UTC or Otis, and Computershare is not an affiliate of either UTC or Otis. Neither Otis nor UTC will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution.

Treatment of Equity-Based Compensation

UTC equity-based compensation awards outstanding as of the distribution date are expected to be adjusted as described below; however, the Compensation Committee of the UTC Board of Directors may alter the treatment of awards in any non-U.S. jurisdiction to the extent that it determines such alteration is necessary or appropriate, including to avoid adverse tax consequences to the award holders. The description below assumes that the Otis distribution and the Carrier distribution occur on the same day. If the Otis distribution and the Carrier distribution do not occur on the same day, then it is expected that the adjustment methodology described below would be appropriately modified by the Compensation Committee of the UTC Board of Directors in a manner that is intended to preserve the aggregate intrinsic value of each award immediately after each of the Otis distribution and the Carrier distribution when compared to the aggregate intrinsic value immediately prior to such distribution (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding.

Because the distribution is expected to be completed prior to the consummation of the Raytheon merger and may occur even if the Raytheon merger agreement is terminated or the Raytheon merger will otherwise not be consummated, the award adjustments described below will occur independent of the Raytheon merger. If the Raytheon merger is consummated, UTC common stock will remain outstanding, and UTC will be renamed “Raytheon Technologies Corporation.” Accordingly, following the Raytheon merger, adjusted equity-based compensation awards relating to UTC common stock will continue to relate to UTC common stock, which will trade on the NYSE under the symbol “RTX.”

Vested Stock Appreciation Right Awards

As of the distribution date, each outstanding and vested UTC stock appreciation right (“SAR”) award will be converted into a SAR award relating to shares of UTC common stock, a SAR award relating to shares of Otis common stock, and a SAR award relating to shares of Carrier common stock. The number of shares subject to each SAR award and the exercise price of each SAR award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC SAR award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted SAR award will be subject to the same terms, post-termination exercise rules and other restrictions that applied to the original UTC SAR award immediately before the distributions.

Unvested Stock Appreciation Right Awards

Awards Held by UTC Employees. As of the distribution date, each outstanding and unvested UTC SAR award held by an employee who is employed by UTC or its subsidiaries (other than Otis and Carrier and their respective subsidiaries) immediately prior to the distributions will remain denominated in shares of UTC common stock, although the number of shares subject to the award and the exercise price of the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC SAR award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted UTC SAR award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC SAR award immediately before the distributions.

Awards Held by Otis Employees. As of the distribution date, each outstanding and unvested UTC SAR award held by an employee who is employed by Otis or one of its subsidiaries immediately prior to the distributions will be converted into an award of SARs relating to Otis common stock, with the number of shares subject to the award and the exercise price of the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC SAR award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Otis SAR award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC SAR award immediately before the distributions.

Awards Held by Carrier Employees. As of the distribution date, each outstanding and unvested UTC SAR award held by an employee who is employed by Carrier or one of its subsidiaries immediately prior to the distributions will be converted into an award of SARs relating to Carrier common stock, with the number of shares subject to the award and the exercise price of the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC SAR award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Carrier SAR award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC SAR award immediately before the distributions.

Vested Stock Option Awards

As of the distribution date, each outstanding and vested UTC stock option award will be converted into a stock option award denominated in shares of UTC common stock, a stock option award denominated in shares of Otis common stock and a stock option award denominated in shares of Carrier common stock. The number of shares subject to each option award and the exercise price of each option award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC stock option award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted stock option award will be subject to the same terms, post-termination exercise rules and other restrictions that applied to the original UTC stock option award immediately before the distributions.

Unvested Stock Option Awards

Awards Held by UTC Employees. As of the distribution date, each outstanding and unvested UTC stock option award held by an employee who is employed by UTC and its subsidiaries (other than Otis and Carrier and their respective subsidiaries) immediately prior to the distributions will remain denominated in shares of UTC common stock, although the number of shares subject to the award and the exercise price of the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC stock option award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted UTC stock option award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC stock option award immediately before the distributions.

Awards Held by Otis Employees. As of the distribution date, each outstanding and unvested UTC stock option award held by an employee who is employed by Otis or one of its subsidiaries immediately prior to the distributions will be converted into a stock option award denominated in shares of Otis common stock, with the number of shares subject to the award and the exercise price of the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC stock option award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Otis stock option award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC stock option award immediately before the distributions.

Awards Held by Carrier Employees. As of the distribution date, each outstanding and unvested UTC stock option award held by an employee who is employed by Carrier or one of its subsidiaries immediately prior to the distributions will be converted into a stock option award denominated in shares of Carrier common stock, with the number of shares subject to the award and the exercise price of the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC stock option award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Carrier stock option award will be subject to the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original UTC stock option award immediately before the distributions.

Performance Share Unit Awards and Restricted Stock Unit Awards

Conversion of Certain Performance Share Unit Awards into Restricted Stock Unit Awards. Effective as of immediately prior to the distribution date, the level of achievement of the performance goals applicable to outstanding UTC performance share unit awards (other than performance share unit awards with performance goals relating exclusively to the Otis Business or the Carrier Business) will be determined by the Compensation

Committee of the UTC Board of Directors and such performance share unit awards will be converted into restricted stock unit awards, which will be subject only to time-based vesting conditions. UTC performance share unit awards with performance goals relating exclusively to the Otis Business or the Carrier Business will remain subject to such performance goals and will continue to constitute performance share unit awards after the adjustments contemplated below.

Awards Held by UTC Employees and Former UTC Employees. As of the distribution date, each outstanding UTC restricted stock unit award (including each such award that was originally granted as a performance share unit award that was subject to vesting based on UTC performance) held by an employee who is employed by UTC and its subsidiaries (other than Otis and Carrier and their respective subsidiaries) immediately prior to the distributions or a former employee whose last employment was not with Otis or Carrier will remain denominated in shares of UTC common stock, although the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC restricted stock unit award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted UTC restricted stock unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC restricted stock unit award immediately before the distributions.

Awards Held by Otis Employees and Former Otis Employees. As of the distribution date, each outstanding UTC restricted stock unit award (including each such award that was originally granted as a performance share unit award that was subject to vesting based on UTC performance) and each outstanding performance share unit award held by an employee who is employed by Otis or one of its subsidiaries immediately prior to the distributions or a former employee who was last employed by Otis or one of its subsidiaries will be converted into an award of restricted stock units or performance share units, respectively, relating to Otis common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Otis restricted stock unit award and each adjusted Otis performance share unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC award immediately before the distributions.

Awards Held by Carrier Employees and Former Carrier Employees. As of the distribution date, each outstanding UTC restricted stock unit award (including each such award that was originally granted as a performance share unit award that was subject to vesting based on UTC performance) and each outstanding performance share unit award held by an employee who is employed by Carrier or one of its subsidiaries immediately prior to the distributions or a former employee who was last employed by Carrier or one of its subsidiaries will be converted into an award of restricted stock units or performance share units, respectively, relating to Carrier common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Carrier restricted stock unit award and each adjusted Carrier performance share unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC award immediately before the distributions.

Vested Director Deferred Stock Unit Awards and Vested Director Deferred Restricted Stock Unit Awards

As of the distribution date, each outstanding and vested UTC deferred stock unit award and vested, deferred UTC restricted stock unit award held by a current or former director of UTC will be converted into an award of deferred stock units or deferred restricted stock units, as applicable, relating to shares of UTC common stock, an award of deferred stock units or deferred restricted stock units, as applicable, relating to shares of Otis common stock and an award of deferred stock units or deferred restricted stock units, as applicable, relating to shares of Carrier common stock. The number of shares subject to each deferred stock unit award or deferred restricted stock unit award, as applicable, will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC deferred stock unit award or deferred restricted stock unit award, as applicable, immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. UTC will retain the liability for adjusted deferred stock unit awards and deferred restricted stock unit awards held by each current director who will serve as a director of UTC after the distributions and each former director, and Otis or Carrier, as applicable, will assume the liability for adjusted deferred stock unit awards and deferred restricted stock unit awards held by each director who will serve as a director of Otis or Carrier after the distributions. The adjusted deferred stock unit awards and deferred restricted stock unit awards will be subject to the same terms, payment timing rules and other restrictions that applied to the original UTC deferred stock unit awards or deferred restricted stock unit awards, as applicable, immediately before the distributions, except that (1) for each director who will serve as a director of UTC after the distributions, the adjusted deferred stock unit awards and deferred restricted stock unit awards relating to shares of Otis common stock and shares of Carrier common stock will be cash-settled, (2) for each director who will serve as a director of Otis after the distributions, the adjusted deferred stock unit awards and adjusted deferred restricted stock unit awards relating to shares of UTC common stock and Carrier common stock will be cash-settled and (3) for each director who will serve as a director of Carrier after the distributions, the adjusted deferred stock unit awards and deferred restricted stock unit awards relating to shares of UTC common stock and Otis common stock will be cash-settled.

Unvested Director Deferred Restricted Stock Unit Awards

Awards Held by UTC Directors. As of the distribution date, each outstanding and unvested UTC restricted stock unit award held by a director of UTC who will serve as a director of UTC after the distributions (whether or not such person will also serve as a director of Otis or Carrier) will remain denominated in shares of UTC common stock, although the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC restricted stock unit award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted UTC restricted stock unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC restricted stock unit award immediately before the distributions.

Awards Held by Otis Directors. As of the distribution date, each outstanding and unvested UTC restricted stock unit award held by a director of UTC who will serve as a director of Otis (and not as a director of UTC) after the distributions will be converted into a restricted stock unit award relating to shares of Otis common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC restricted stock unit award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Otis restricted stock unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC restricted stock unit award immediately before the distributions.

Awards Held by Carrier Directors. As of the distribution date, each outstanding and unvested UTC restricted stock unit award held by a director of UTC who will serve as a director of Carrier (and not as a director of UTC) after the distributions will be converted into a restricted stock unit award relating to shares of Carrier common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original UTC restricted stock unit award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distributions (in each case, as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. Each adjusted Carrier restricted stock unit award will be subject to the same terms, vesting conditions and other restrictions that applied to the original UTC restricted stock unit award immediately before the distributions.

Internal Reorganization

As part of the separation, and prior to the Otis distribution and the Carrier distribution, it is expected that UTC will complete an internal reorganization in order to transfer: (1) the Otis Business to Otis, which Otis will hold following the separation and (2) the Carrier Business to Carrier, which Carrier will hold following the separation. Among other things and subject to limited exceptions, the internal reorganization is expected to result in Otis and Carrier owning, directly or indirectly, the operations comprising, and the entities that conduct, the Otis Business and the Carrier Business, respectively.

The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of UTC used to conduct the Otis Business and the Carrier Business will be separated from the operations, assets and liabilities of UTC used to conduct the UTC Aerospace Businesses, (2) such Otis Business operations, assets and liabilities will be contributed, transferred or otherwise allocated to Otis or one of its direct or indirect subsidiaries and (3) such Carrier Business operations, assets and liabilities will be contributed, transferred or otherwise allocated to Carrier or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset or equity transfers, mergers, demergers, distributions, contributions and similar transactions, and will involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the Otis Business, the Carrier Business or the UTC Aerospace Businesses in such jurisdictions.

Following the completion of the internal reorganization and immediately prior to the distribution: (1) Otis will be the parent company of the entities and assets that are expected to conduct the Otis Business; (2) Carrier will be the parent company of the entities and assets that are expected to conduct the Carrier Business; and (3) UTC will remain the parent company of the entities and assets that are expected to conduct the UTC Aerospace Businesses.

Results of the Distribution

After the distribution, Otis will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on March 19, 2020, the record date, and will reflect any exercise of UTC options that occurs, and any settlement of performance share unit awards or restricted stock unit awards initiated, between the date the UTC Board of Directors declares the distribution and the record date. The distribution will not affect the number of outstanding shares of UTC common stock or any rights of UTC shareowners. UTC will not distribute any fractional shares of Otis common stock.

We will enter into a separation agreement and other related agreements with UTC and Carrier to effect the separation and to provide a framework for our relationship with UTC and Carrier after the separation, and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement and an intellectual property agreement. These agreements will allocate among Otis, Carrier and UTC the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of UTC and its subsidiaries attributable to periods prior to, at and after Otis’ and Carrier’s separation from UTC, provide for certain services to be delivered on a transitional basis and govern the relationship among Otis, Carrier and UTC following the separation. These agreements will not be impacted by the completion of the Raytheon merger. For additional information regarding the separation agreement and other transaction agreements, see “Risk Factors—Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”

Market for Otis Common Stock

There is currently no public trading market for Otis common stock. Otis intends to apply to list its common stock on the NYSE under the symbol “OTIS.” Otis has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

We cannot predict the price at which Otis common stock will trade after the distribution. In fact, the combined trading prices, after the Otis distribution and the Carrier distribution, of 0.5 shares of Otis common stock, the number of shares of Carrier common stock to be distributed per share of UTC common stock in the Carrier distribution and one share of UTC common stock, may not equal the “regular-way” trading price of one share of UTC common stock immediately prior to the distributions. The price at which Otis common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Otis common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Our Common Stock.”

Incurrence of Debt

In connection with the distribution, on February 10, 2020, Otis entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility and a Term Loan Credit Agreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Additionally, on February 27, 2020, Otis issued $5.3 billion of unsecured, unsubordinated notes in six series. Otis also intends to enter into a $1.5 billion unsecured, unsubordinated commercial paper program prior to the distribution. Otis expects an aggregate of approximately $6.3 billion of the proceeds of such financings to be used to distribute cash to UTC. As a result of such transactions, Otis anticipates having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness upon completion of the distribution. On the distribution date, Otis anticipates that this debt will consist of a combination of long-term notes and bank term loans. The amount of indebtedness incurred by Otis and the amount of cash distributed by Otis may be adjusted by UTC as described elsewhere in this information statement. For more information, see “Description of Material Indebtedness.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, it is expected that there will be two markets in UTC common stock: a “regular-way” market and an “ex-distribution” market. UTC common stock that trades on the “regular-way” market will trade with an entitlement to Otis common stock distributed in the distribution. UTC common stock that trades on the “ex-distribution” market will trade without an entitlement to Otis common stock distributed in the distribution. Therefore, if you sell shares of UTC common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Otis common stock in the distribution. If you own UTC common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Otis common stock that you are entitled to receive pursuant to your ownership of shares of UTC common stock as of the record date.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, Otis expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Otis common stock that will be distributed to holders of UTC common stock on the distribution date. If you owned UTC common stock at the close of business on the record date, you would be entitled to Otis common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Otis common stock, without trading the UTC common stock you own, on the “when-issued” market. On the first trading day after the distribution is completed, “when-issued” trading with respect to Otis common stock will end, and “regular-way” trading with respect to Otis common stock will begin.

Conditions to the Distribution

The distribution will be effective at 12:01 a.m., Eastern Time, on April 3, 2020, which is the distribution date, provided that the conditions set forth in the separation agreement have been satisfied (or waived by UTC in its sole and absolute discretion), subject to UTC’s agreement to consummate the distribution pursuant to, and subject to the terms and conditions of, the Raytheon merger agreement. The conditions set forth in the separation agreement include, among others:

•	the SEC declaring effective the registration statement of which this information statement forms a part and such registration statement not being the subject of any stop order or any legal, administrative, arbitral or other action, suit, investigation, proceeding, indictment or litigation by the SEC seeking a stop order;
•	this information statement having been made available to UTC shareowners;
•	(1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC remaining valid and satisfactory to the UTC Board of Directors and (2) the receipt by UTC and continued validity of an opinion of outside counsel, satisfactory to the UTC Board of Directors, regarding the qualification of certain elements of the distribution under Section 355 of the Code;
•	the internal reorganization having been completed and the transfer of assets and liabilities of the Otis Business from UTC and its affiliates to Otis and its affiliates and the Carrier Business from UTC and its affiliates to Carrier and its affiliates, and the transfer of assets and liabilities of the UTC Aerospace Businesses from Otis and its affiliates and Carrier and its affiliates to UTC and its affiliates (other than Otis, Carrier and their respective affiliates), as set forth in the separation agreement, having been completed in all material respects;

•	the receipt by the UTC Board of Directors of one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation or accounting firms or investment banks as to (1) the adequacy of surplus under Delaware law with respect to Otis to effect the distribution from Otis to UTC of certain proceeds from the financing arrangements described under “Description of Material Indebtedness” prior to the effective time of the distribution, and with respect to UTC to effect the distribution, and (2) the solvency of each of UTC and Otis after the completion of the distribution;
•	all actions or filings necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;
•	the execution of the transition services agreement, the tax matters agreement, the employee matters agreement and the intellectual property agreement contemplated by the separation agreement;
•	no governmental entity of competent jurisdiction having issued or entered any injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order, and no applicable law having been enacted or promulgated, in each case that (whether temporary or permanent) has the effect of enjoining or otherwise prohibiting the consummation of the separation, the distribution or any of the related transactions;
•	the shares of Otis common stock to be distributed having been approved for listing on the NYSE, subject to official notice of distribution;
•	UTC having received certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and being satisfied in its sole and absolute discretion that it will have no liability under such arrangements as of the effective time of the distribution; and
•	no other event or development existing or having occurred that, in the judgment of UTC’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

Until the distribution occurs, UTC will have the discretion to determine (and change) the terms of the distribution and to determine the record date, the distribution date and the distribution ratio; however, any such determination or change will be subject to UTC’s obligations to complete the separation and each of the Otis distribution and the Carrier distribution in accordance with the terms and conditions of the Raytheon merger agreement (including, with respect to certain changes, the requirement that UTC obtain Raytheon’s prior written consent).

UTC may waive any of the conditions to the distribution. UTC can decline at any time to go forward with the distribution, may go forward with the Otis distribution even if the Carrier distribution does not occur or may go forward with the Carrier distribution even if the Otis distribution does not occur.

However, under the Raytheon merger agreement, UTC has agreed with Raytheon that, subject to the terms and conditions of the Raytheon merger agreement, UTC will consummate the separation and each of the Otis distribution and the Carrier distribution. In addition, the completion of the separation and each of the Otis distribution and the Carrier distribution is a condition to the Raytheon merger pursuant to the Raytheon merger agreement. Accordingly, the Raytheon merger will not be completed unless and until the separation and each of the distributions are completed. The completion of the Raytheon merger is not a condition to the completion of the distributions. Therefore, UTC may complete the distribution even if the conditions to the Raytheon merger under the Raytheon merger agreement have not been satisfied or waived, the Raytheon merger agreement has been terminated or the Raytheon merger will otherwise not be consummated.

UTC does not intend to notify its shareowners of any modifications to the terms of the separation or distribution that, in the judgment of its Board of Directors, are not material. For example, the UTC Board of Directors might consider material such matters as significant changes to the distribution ratio and the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the UTC Board of Directors determines that any modifications by UTC materially change the material terms of the distribution, UTC will notify UTC shareowners in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

DIVIDEND POLICY

Following the distribution, we expect that Otis will initially pay a cash dividend on a quarterly basis at an annual payout ratio of approximately 40 percent of net income. However, the timing, declaration, amount of, and payment of any dividends will be within the discretion of Otis’ Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Otis’ Board of Directors. Moreover, if as expected we determine to initially pay a dividend following the distribution, there can be no assurance that we will continue to pay dividends in the same amounts or at all thereafter.

Capitalization

The following table sets forth our capitalization as of December 31, 2019, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in the unaudited pro forma combined financial information included elsewhere in this information statement. The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related financing transactions been completed as of December 31, 2019. In addition, it is not indicative of our future capitalization and may not reflect the capitalization or financial condition that would have resulted had we operated as a stand-alone public company as of the applicable dates presented. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Combined Financial Data of Otis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and notes included in the “Index to Combined Financial Statements” section of this information statement.

	December 31, 2019
(dollars in millions)	Actual	Pro Forma
Cash
Cash and cash equivalents	$1,446	$1,446

Capitalization:

Debt Outstanding
Short-term borrowings	$34	$34
Long-term debt:
LIBOR plus 112.5 bps. term loan due 2023	—	1,000
LIBOR plus 45 bps. floating rate notes due 2023	—	500
2.056% notes due 2025	—	1,300
2.293% notes due 2027	—	500
2.565% notes due 2030	—	1,500
3.112% notes due 2040	—	750
3.362% notes due 2050	—	750
Debt issuance costs	—	(36)
Other long-term debt	5	5
Total Long-term debt, including finance lease obligations	5	6,269
Total Indebtedness	$39	$6,303

Equity
Common stock, par value $0.01	$—	$4
Accumulated deficit	—	(3,607)
UTC Net Investment	2,458	—
Accumulated other comprehensive loss	(758)	(758)
Noncontrolling interest	531	531
Total Equity (Deficit)	2,231	(3,830)
Total Capitalization	$2,270	$2,473

Selected Historical Combined Financial Data of Otis

The following selected historical combined financial data reflect the combined operations of Otis. The historical combined statements of operations data for the years ended December 31, 2019, 2018 and 2017 and the related historical combined balance sheet data as of December 31, 2019 and 2018 have been derived from Otis’ audited combined financial statements and the accompanying notes included in the “Index to Combined Financial Statements” section of this information statement. The historical combined balance sheet data as of December 31, 2017 was derived from our historical audited combined balance sheet not included in this information statement. The selected unaudited historical combined financial data as of and for each of the years ended December 31, 2016 and 2015 was derived from our underlying financial records, which were derived from the financial records of UTC. In management’s opinion, the unaudited combined financial data has been prepared on substantially the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the selected historical combined financial data for the periods presented.

Our audited historical combined financial statements include certain expenses of UTC that were allocated to us for certain functions, including general corporate expenses related to finance, legal, insurance, compliance, employee benefits and incentives, information technology and human resources services. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis with UTC and Carrier of net sales, headcount or other measures when applicable. We believe the basis on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Nevertheless, such allocations may not represent the actual expenses that we may have incurred if Otis had been an independent public company during the periods or at the dates presented. As such, the combined financial statements do not necessarily reflect what our financial condition and results of operations would have been had Otis operated as an independent public company during the periods or at the dates presented.

The selected historical combined financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and the accompanying notes included in the “Index to Combined Financial Statements” section of this information statement.

	Years ended December 31,
(dollars in millions)	2019	2018	2017	2016 (Unaudited)	2015 (Unaudited)
Results of Operations Data:
Net sales	$13,118	$12,915	$12,323	$11,886	$11,980
Operating profit	1,814	1,835	1,916	2,037	2,213
Net income(1)	1,267	1,210	809	1,397	1,469
Net income attributable to Otis Worldwide Corporation(1)	1,116	1,049	636	1,197	1,255
New Equipment Orders:
New Equipment orders(2)	$6,047	$6,248	$6,094	$6,080	$6,317
(1)	2019 reflects the absence of unfavorable tax charges incurred in 2018, offset by $69 million of non-recurring costs associated with Otis’ separation from UTC. 2018 amounts include a tax charge of $143 million that will become due when previously reinvested earnings of certain international subsidiaries are remitted. 2017 amounts include a $507 million tax charge, representing TCJA related adjustments. This amount relates to U.S. income tax attributable to previously undistributed earnings of the Otis international subsidiaries, equity investments and the revaluation of the U.S. deferred income taxes.
(2)	New Equipment orders represent the net future sales value of contractual obligations to provide our products (including installation) under purchase orders, contracts, options, long-term agreements or other forms of legally binding contractual arrangements.
	As of December 31,
(dollars in millions)	2019	2018	2017	2016 (Unaudited)	2015 (Unaudited)
Balance Sheet Data:
Total assets(1)	$9,687	$9,135	$9,089	$8,584	$8,525
Working capital(2)	284	309	579	682	748
Total liabilities(1)	$7,361	$6,920	$6,426	$5,584	$5,557
(1)	The increase in total assets and total liabilities in 2019 primarily relates to the adoption of ASU No. 2016-02—Leases (Topic 842), which Otis adopted as of January 1, 2019.
(2)	The decrease in working capital during the periods presented primarily reflects the year-over-year increases in advanced billings on sales contracts and services billing as well as accrued compensation and benefits.

Unaudited Pro Forma Combined FinanciaL Information

The unaudited pro forma combined financial information presented below has been derived from our audited historical combined financial statements included in this information statement. While the audited historical combined financial statements reflect the past financial results of the Otis Business, this pro forma information gives effect to the separation of that business into an independent, publicly traded company. The pro forma adjustments to reflect the separation, distribution and related transactions from and with UTC include:

•	the separation of the assets (including the equity interests of certain subsidiaries) and liabilities related to UTC’s Otis Business from UTC and the transfer of those assets (including the equity interests of certain subsidiaries) and liabilities to Otis;
•	the pro-rata distribution of 100 percent of our issued and outstanding common stock by UTC in connection with the separation;
•	the effect of our anticipated post-separation capital structure, including the incurrence of principal indebtedness of an assumed amount equal to approximately $6.3 billion and the expected distribution of an aggregate amount equal to approximately $6.3 billion of cash to UTC (which amounts of indebtedness incurred and cash distributed may be adjusted by UTC as described below); and
•	the impact of the separation, distribution and related transactions contemplated by the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement and the intellectual property agreement among us, Carrier and UTC, and the provisions contained therein.

The pro forma adjustments are based on the available information and assumptions our management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a stand-alone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The unaudited pro forma combined financial information has been derived from the historical combined financial statements included in this information statement and includes certain adjustments to give effect to events that are (1) directly attributable to the separation, distribution and related transactions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of the operations of Otis.

The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2019 has been prepared as though the distribution occurred on January 1, 2019. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2019 has been prepared as though the distribution occurred on December 31, 2019. The unaudited pro forma combined financial information, which was prepared in accordance with Article 11 of Regulation S-X, is for illustrative purposes only, and does not reflect what our financial position and results of operations would have been had the distribution occurred on the date indicated and is not necessarily indicative of our future financial position and future results of operations. One-time transaction-related costs incurred prior to, or concurrent with, the expected distribution are not included in the Unaudited Pro Forma Combined Statement of Operations. Otis will incur certain nonrecurring third-party costs related to the separation, distribution and related transactions. Such nonrecurring amounts will include financial advisory, information technology, legal, accounting, consulting and other professional advisory fees and other transaction-related costs that will not be capitalized. The Unaudited Pro Forma Combined Statement of Operations does not reflect these nonrecurring expenses. Liabilities associated with such one-time transaction-related costs, however, are accrued in the Unaudited Pro Forma Combined Balance Sheet.

The unaudited pro forma combined financial information should be read in conjunction with our audited historical combined financial statements and the accompanying notes included in the “Index to Combined Financial Statements,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The unaudited pro forma combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2019

Dollars in millions, except per share amounts; shares in millions	Historical	Pro Forma Adjustments (Note 2)		Pro Forma Year Ended December 31, 2019
Net sales:
Product sales	$5,648	$—		$5,648
Service sales	7,470	—		7,470
	13,118	—		13,118
Costs and expenses:
Cost of products sold	4,640	—		4,640
Cost of services sold	4,652	—		4,652
Research and development	163	—		163
Selling, general and administrative	1,810	(38)	(A) (L)	1,772
	11,265	(38)		11,227
Other (expense) income, net	(39)	31	(A)(L)	(8)
Operating profit	1,814	69		1,883
Non-service pension (benefit)	(33)	42	(I)	9
Interest (income) expense, net	(14)	185	(G) (H)	171

Income from operations before income taxes	1,861	(158)		1,703
Income tax expense	594	(27)	(C)	567
Net income	$1,267	$(131)		$1,136
Less: Noncontrolling interest in subsidiaries’ earnings	151	—		151
Net income (loss) attributable to Otis Worldwide Corporation	$1,116	$(131)		$985

Earnings per common share
Basic			(D)	$2.27
Diluted			(E)	$2.26
Weighted-average common shares outstanding
Basic			(D)	433.1
Diluted			(E)	436.4

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2019

Dollars in millions	Historical	Pro Forma Adjustments (Note 2)		Pro Forma Year Ended December 31, 2019
ASSETS
Cash and cash equivalents	$1,446	$—	(F)	$1,446
Accounts receivable, net	2,861	—		2,861
Contract assets, current	529	—		529
Inventories, net	571	—		571
Other assets, current	251	146	(K)	397
Total Current Assets	5,658	146		5,804
Future income tax benefits	373	—		373
Fixed assets, net	721	28	(L)	749
Operating lease right-of-use assets	535	—		535
Intangible assets, net	490	—		490
Goodwill	1,647	—		1,647

Other assets	263	52	(L)	315
Total Assets	$9,687	$226		$9,913

LIABILITIES AND EQUITY (DEFICIT)
Short-term borrowings	$34	$—		$34
Accounts payable	1,331	—		1,331
			(A)
Accrued liabilities	1,739	156	(J)(K)	1,895
Contract liabilities, current	2,270	—		2,270
Total Current Liabilities	5,374	156		5,530
Long-term debt	—	6,264	(F)	6,269
		5	(F)
Future pension and postretirement benefit obligations	590	—		590
Operating lease liabilities	386	—		386
Future income tax obligations	695	(380)	(C) (J)	315
Other long-term liabilities	316	247	(J)	558
		(5)	(F)
Total Liabilities	7,361	6,287		13,648
Commitments and contingent liabilities
Redeemable noncontrolling interest	95	—		95
Equity (Deficit):
UTC Net Investment	2,458	(2,458)	(B)	—
Accumulated other comprehensive loss	(758)	—		(758)
Common stock, par value $0.01	—	4	(B)	4
Accumulated deficit	—	(3,607)	(B)	(3,607)
Noncontrolling interest	531	—		531
Total Equity (Deficit)	2,231	(6,061)		(3,830)
Total Liabilities and Equity (Deficit)	$9,687	$226		$9,913

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1: Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X of the SEC and presents the Unaudited Pro Forma Combined Statement of Operations and Unaudited Pro Forma Combined Balance Sheet based on the audited historical combined financial statements included in this information statement, after giving effect to the separation, distribution and related transactions. The audited historical combined financial statements of Otis have been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are: (1) directly attributable to the separation, distribution and related transactions, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations of Otis.

The accompanying unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Otis if the separation, distribution and related transactions had been consummated for the period presented or that will be achieved in the future.

In addition, for the period presented in the unaudited pro forma combined financial information, the operations of Otis were conducted and accounted for as part of UTC. The audited historical combined financial statements and unaudited pro forma combined financial information of Otis have been derived from UTC’s historical accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable. The unaudited pro forma combined financial statements of Otis do not necessarily represent the financial position or results of operations of Otis had it been operated as a stand-alone company during the period or at the date presented.

As a stand-alone public company, we expect to incur incremental recurring costs. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting and regulatory compliance, and costs associated with accounting, auditing, tax, legal, information technology, human resources, investor relations, risk management, treasury and other general and administrative related functions;
•	compensation including equity-based awards, and benefits with respect to new and existing positions;
•	insurance premiums;
•	changes in our overall facility costs;
•	depreciation and amortization related to information technology infrastructure investments; and
•	the type and level of other costs expected to be incurred.

No pro forma adjustments have been made to reflect the additional costs and expenses described above because they are projected amounts based on estimates and would not be factually supportable. Our preliminary estimates of these additional recurring costs expected to be incurred annually are approximately $75 million to $100 million greater than the expenses that are reflected in the combined financial statements and primarily relate to general and administrative expenses.

We currently estimate that we will incur one-time expenses of between $140 million and $170 million associated with becoming a stand-alone public company. The accompanying unaudited pro forma combined financial statements are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable and in addition are not expected to have an ongoing effect on our operating results. These expenses primarily relate to the following:

•	accounting, tax and other professional services costs pertaining to the separation and our establishment as a stand-alone public company;
•	facility relocation costs;
•	costs to separate information systems; and
•	costs of retention bonuses.

Note 2: Pro Forma Adjustments

(A) Reflects (1) the removal of approximately $69 million of one-time separation costs directly related to the separation, distribution and related transactions that were incurred during the historical period and are not expected to have a continuing impact on the operating results following the consummation of the distribution and (2) the accrual of approximately $28 million of liabilities associated with such one-time transaction-related costs, expected to be incurred by Otis prior to the separation from UTC.

(B) Represents the reclassification of UTC’s net investment in Otis, including the additional net assets expected to be contributed by UTC and other pro forma adjustments, into Accumulated deficit and Common stock, par value $0.01, to reflect the number of shares of Otis common stock expected to be outstanding at the distribution date. We have assumed the number of outstanding shares of common stock based on the number of UTC common shares of 866,223,435 outstanding at February 28, 2020 and an assumed pro-rata distribution ratio of 0.5 shares of Otis common stock for each share of UTC common stock.

(C) Represents the income tax impact of the pro forma adjustments for the year ended December 31, 2019. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments. The estimated pro forma tax reduction is $27 million for the year ended December 31, 2019.

Pursuant to the tax matters agreement, Otis is responsible for unrecognized tax benefits to the extent a reserve relates exclusively to the Otis Business. Accordingly, the pro forma combined financial information reflects a decrease to the Future income tax obligations in the amount of $16 million.

(D) Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding for the year ended December 31, 2019 reflect the number of shares of Otis common stock which are expected to be outstanding upon completion of the distribution. We have assumed the number of outstanding shares of common stock based on the number of UTC common shares outstanding at February 28, 2020 and an assumed pro-rata distribution ratio of 0.5 shares of Otis common stock for each share of UTC common stock. The actual number of shares of Otis common stock currently outstanding may be different from this estimated amount.

(E) Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the estimated number of shares of Otis common stock that are expected to be outstanding upon completion of the distribution and reflect the potential issuance of shares of our common stock under our equity plans, based on the distribution ratio of 0.5 shares of Otis common stock for every share of UTC common stock. The actual number of shares of Otis common stock currently outstanding may be different from this estimated amount. Pro forma diluted earnings per share excludes the potential conversion of unvested equity awards in UTC that are held by Otis employees, as the conversion factor is dependent on various factors, including the UTC and Otis share prices before and after the separation, which cannot be fully estimated at this time.

(F) Reflects the issuance of $5.3 billion of unsubordinated, unsecured notes, which occurred on February 27, 2020, as well as the expected draw down on our unsubordinated, unsecured term loan credit facility in the amount of $1.0 billion. The adjustment to Long-term debt is net of issuance costs of $36 million and also includes the reclassification of existing debt of approximately $2 million and existing finance lease obligations of approximately $3 million from Other long-term liabilities. Details of the unsubordinated, unsecured notes and the amount drawn under our unsubordinated, unsecured term loan credit facility are as follows:

(dollars in millions)
LIBOR plus 112.5 bps. term loan due 2023	$1,000
LIBOR plus 45 bps. floating rate notes due 2023	500
2.056% notes due 2025	1,300
2.293% notes due 2027	500
2.565% notes due 2030	1,500
3.112% notes due 2040	750
3.362% notes due 2050	750
Total principal long-term debt issued	6,300
Issuance costs	(36)
Total long-term debt issued	6,264

In addition, on or about the distribution date, an unsecured, unsubordinated 5-year revolving credit facility that provides for the availability of $1.5 billion of borrowings is expected to become available. The undrawn portion of the revolving credit facility will serve as a backup facility for the issuance of commercial paper under an unsecured, unsubordinated $1.5 billion commercial paper program that is also expected to become effective, on or about the distribution date. No adjustment has been made to the unaudited pro forma financial information to reflect the potential issuance of commercial paper or draw down on the revolving credit facility. The cash proceeds received from the assumed debt issuance are assumed to be distributed to UTC. The amount of indebtedness actually incurred by Otis and the amount of cash actually distributed by Otis to UTC (or otherwise transferred to or from UTC or Otis, as applicable, prior to the distribution) may be adjusted prior to the completion of the distribution in a manner that is intended to result in approximately $24.3 billion of adjusted net indebtedness of the UTC Aerospace Businesses as of immediately prior to the completion of the merger, subject to and in accordance with the Raytheon merger agreement; accordingly, the actual cash and debt balances of Otis immediately following the distribution may be higher or lower than currently anticipated.

The expected debt balance at the time of the distribution was determined by senior management based on a review of a number of factors, including forecast liquidity and capital requirements, expected operating results and general economic conditions.

(G) The adjustment of $180 million for fiscal year ended December 31, 2019 represents approximately $177 million of interest expense based on a weighted-average interest rate of approximately 2.80 percent and approximately $3 million of amortization of issuance costs in connection with the incurrence of debt as described in Note F above. A 1/8 percent variance in the assumed interest rate on the floating rate indebtedness would change annual interest expense by $2 million.

(H) The adjustment of $5 million for fiscal year ended December 31, 2019 represents elimination of net related party interest income, principally related to legacy related party cash pooling activity.

(I) Primarily reflects the removal of Non-service pension benefit historically allocated to us for a UTC-sponsored defined-benefit pension plan. No portion of this plan will transfer to us upon separation and our employees will no longer accrue additional benefits. The remaining Non-service pension benefit relates to pension plans expected to be retained by Otis.

(J) Pursuant to the tax matters agreement, we are required to make payments to UTC representing Otis' portion of UTC's remaining net tax liability attributable to a U.S. income tax on previously undistributed earnings of Otis' international subsidiaries resulting from the passage of the TCJA. For purposes of the unaudited pro forma combined financial information, we removed the balance, which was computed on a separate return methodology, of approximately $35 million that was recorded within Accrued liabilities and $365 million that was recorded within Future income tax obligations. A future obligation of $247 million is recorded within Other long-term liabilities, and is expected to be settled in six annual installments, beginning April 15, 2021.

(K) Represents tax liabilities of approximately $163 million that are directly attributable to separation activities executed by UTC and will be paid by Otis subsequent to the separation from UTC. In accordance with the tax matters agreement, subsequent to the separation, UTC will reimburse Otis for certain amounts paid, and accordingly a receivable of $146 million has been recorded within Other assets, current.

(L) Represents approximately $80 million of net assets that will be contributed by UTC to us prior to the separation, primarily related to fixed assets previously owned and operated by UTC and a publicly-traded cost method investment and approximately $5 million of additional Selling, general and administrative expenses and approximately $5 million of Other income associated with the net assets that were not part of our historical operations.

BUSINESS

This section discusses Otis’ business assuming the completion of all of the transactions described in this information statement, including the separation and distribution.

Our Company

Otis is the world’s largest elevator and escalator manufacturing, installation and service company. At Otis, we give people freedom to connect and thrive in a taller, faster and smarter world. Our founder, Elisha Graves Otis, invented the safety brake that made elevators safe for passengers, enabling modern cities to rise to previously unthinkable heights. Today, we continue to build on this legacy of leadership in urban mobility with an objective of long-term, sustainable growth. Our global operations are centered around a core mission—to be a world-class, customer-centric and service-oriented company. In pursuit of our objective, our employees are guided by our commitment to our absolutes: Safety, Ethics and Quality.

The Otis brand is recognized across the globe and our products are installed in some of the world’s most recognizable buildings. Our elevators and escalators move more than two billion people every day. We have a network of more than 69,000 employees, including approximately 1,300 engineers, 4,200 sales employees and 40,000 field technicians. We serve customers in over 200 countries and territories and support over two million maintenance units under contract.

We are a leader in the approximately $75 billion global elevator and escalator industry. We expect the new equipment industry to grow in line with GDP, with the service-related segment outperforming the rest of the industry. We believe that growth in our industry is supported by favorable trends, including increasing urbanization and continued emergence of global middle classes. We believe that we are well positioned to benefit from these long-term trends as a result of the strength of our brand, our track record for innovation and our global maintenance footprint.

Innovation is a fundamental characteristic of our history and is central to our strategy to address the needs of passengers today and the connected customers and passengers of tomorrow. We have accelerated our investment in innovation, increasing our R&D spend 23 percent over the last five years. Our focus on innovation stretches beyond traditional R&D with an increased focus on our digital initiatives designed to provide an unmatched user experience to our customers. In support of these efforts, we are adding engineers and computer scientists focused on software, design, data and user interface. We currently hold more than 2,500 active patents globally and have filed approximately 2,900 additional patent applications globally over the last three years. Our R&D centers and factories, including major locations in China, India, France, Spain and the United States, are strategically located close to customers to enable efficient development of engineering solutions and adapt quickly and efficiently to local customer needs and local demographic and construction trends.

For the year ended December 31, 2019, our net sales and our operating profit were approximately $13.1 billion and $1.8 billion, respectively. Our international operations represented approximately 73 percent of our net sales for the year ended December 31, 2019.

Our Segments

Our company is organized into two segments—New Equipment and Service, which, for the year ended December 31, 2019, contributed 43 percent and 57 percent of our net sales, and 20 percent and 80 percent of our total segment operating profit, respectively.

New Equipment. Through our New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial buildings and infrastructure projects. We sell our New Equipment units directly to customers, as well as through agents and distributors globally. We have developed a range of elevator and escalator solutions to meet the varying needs and objectives of our diverse customers. In 2019, our New Equipment segment had net sales of $5.6 billion.

Service. Through our Service segment, we perform maintenance and repair services for both our products and those of other manufacturers, and provide modernization services to upgrade elevators and escalators. We have a maintenance portfolio of over two million units globally, which includes Otis equipment manufactured and sold by us, as well as equipment from other original equipment manufacturers. We sell our services, through our network of over 2,700 service sales personnel, directly to customers in all significant elevator and escalator end-segments around the world, including in residential and commercial buildings and infrastructure applications. In 2019, our Service segment had net sales of $7.5 billion.

Our Strengths

We have a number of competitive strengths that support our ability to achieve our objectives, including:

•	Global market leader with iconic brand. We are an industry leader in the global elevator and escalator market. With over 165 years’ experience in elevator and escalator manufacturing, installation and service, our Otis brand is recognized across the globe and our products are installed in some of the world’s most recognizable buildings, including the Empire State Building, the Eiffel Tower, the Lotte World Tower and the Burj Khalifa, the world’s tallest building. The Otis brand is synonymous with quality, safety and reliability. Our brand recognition and industry reputation for delivering outstanding performance encourage key decision makers, such as property developers, architects, industry consultants and general contractors, to look to Otis when assessing their elevator and escalator needs. The Otis brand is also a key factor in our ability to attract and retain the talented engineers, technicians, sales persons and other employees that help us fulfill our mission on a daily basis.
•	Industry leading maintenance portfolio generating higher margin recurring service revenues. We have the industry’s largest maintenance portfolio, which includes over two million units globally. We generate higher margin recurring revenues by performing maintenance and repair services and modernization of elevator and escalator units in our portfolio. These services are performed based on contractual relationships with our customers. We believe the recurring nature of our Service revenues provides stability that enables us to invest continuously in growing our business. We also benefit from significant visibility to future revenues. As of December 31, 2019, our RPO, which is the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied for our New Equipment and Service segments, was approximately $16.4 billion. We expect approximately 91 percent of the RPO will be recognized as net sales over the following 24 months.
•	Outstanding long-term relationships with customers and distributors. Our New Equipment and Service segments serve customers in over 200 countries and territories around the world. Otis has global scale and local focus, with over 1,400 branches and offices, and a direct physical presence in approximately 80 countries. Through our broad global footprint and track record of local and personal customer service, we have established stable, long-term relationships with customers across the globe, including with large property owners, developers, general contractors and facility managers, enabling us to secure contracts to supply new equipment, convert new equipment sales into maintenance units, retain our industry-leading maintenance portfolio and serve as the provider of choice to a significant number of repeat customers. Throughout the world, and particularly in China, we have developed and maintain strong, enduring relationships with local distributors and agents, who are key to expanding sales in our New Equipment segment.
•	Innovative R&D organization that provides customer-centric solutions. We have been a leader in developing and servicing connected elevators for over 30 years, and we have accumulated considerable expertise in remote diagnostics and maintenance and repair services. We leverage our industry experience, our world class engineering work force of approximately 1,300 engineers and our significant R&D and digitalization spend to invest in innovation to develop the next generation of connected elevators and escalators using the latest IoT technology. In particular, we have placed significant focus on enhancing user experience through software, design and user interface engineering and delivering environmentally sustainable solutions that enhance our value proposition and meet customers’ sustainability objectives. We believe our innovation heritage and investment in R&D and digitalization position us well to take advantage of attractive industry trends in IoT technology. We have been increasing the number of engineers focused on software, design and user interface and user experience, and charged them with enhancing innovation initiatives to deliver an unmatched user experience to our customers and the passengers riding our escalators and elevators.
•	Technically skilled and customer-focused workforce. Our global operations leverage our highly experienced workforce, including over 4,200 sales people and over 40,000 field technicians, consisting of approximately 7,200 New Equipment technicians and 33,000 Service technicians across more than 1,400 branches and offices. Our field technicians are also able to supplement their deep expertise in project execution, troubleshooting and problem solving with the collective knowledge of our remote experts through our proprietary digital platform designed to enable virtual consultations while working at customer sites. Our expertise in predictive and proactive maintenance, along with superior planning and execution of scheduled maintenance, minimizes disruption for customers. We provide consistent and efficient customer-centric service across our global operations and throughout the sales, manufacturing, installation and service cycles through our standard operating procedures applied by our global workforce.

•	Proven track record of executing complex projects. We have an unmatched track record of executing many of the world’s largest and most complex projects in our field. Recent examples include the new equipment installation of elevators at the Lotte World Tower in Seoul, Korea, the Wilshire Grand Center in Los Angeles and 30 Hudson Yards in New York City. We have also provided modernization solutions for popular tourist attractions including the Eiffel Tower, the Empire State Building and the Oriental Pearl Tower, where the complexity of execution was heightened by the need to minimize disruption to these active sites. We estimate that global high-rise and major projects represent an approximately $7 billion annual opportunity for the industry within the New Equipment segment. We believe that our project management expertise will continue to allow us to win additional high-rise and major projects and capitalize on demographic and cultural trends that will result in an expansion in the number of complex projects as cities build up rather than out. Our strength in executing complex projects is supported by our customer-centric approach, innovative technology and ability to quickly deploy experienced resources. Execution and schedule risk are major concerns for customers building high-rises or embarking on major projects, and we have developed solutions to address these concerns. For example, our SkyBuild construction elevator solution grows with a building under construction, giving crews access to the highest completed floor, and, once construction is complete, is transitioned into service as a SkyRise elevator. These solutions provide a competitive advantage in jobs where efficiency and time are important to customers. Our proven ability to deliver on large and complex projects enhances our reputation within the industry and helps us win similar additional projects.
•	Low capital intensity supports strong cash flow generation. The combination of our profitability, low capital intensity and working capital requirements has contributed to our strong track record of cash flow generation. As a result, we maintain, and expect to continue to maintain, an investment grade credit rating and stable capital structure while investing in R&D, sustaining New Equipment growth, growing our Service portfolio, further expanding our digital tools to optimize customer experience and investing in human capital.
•	Experienced and dynamic global leadership team. Our strategy is driven by an experienced global leadership team and implemented by strong New Equipment and Service teams throughout our operational locations. We have key executives located around the world to enhance our relationships with customers in various locations and increase our ability to provide solutions to specific customer needs. Our leadership team includes executives who have deep industry expertise, as well as executives who have had significant exposure to other complementary industries and core competencies, including digital technologies, customer service, operations and construction. This blending of industry experience with fresh perspectives supports our ability to successfully implement Otis’ business strategies and apply best practices from complementary industries.

Our Strategies

Our strategies support achieving our vision to give people the freedom to connect and thrive in a taller, faster and smarter world, and deliver sustainable growth and value to our stakeholders. Our strategies include:

•	Sustain New Equipment growth. Over the last five-year period, revenues in our New Equipment segment have expanded steadily. We plan to continue providing innovative solutions, smarter designs and intelligent and personalized experiences that will enable Otis to win additional New Equipment business, capitalize on increasing urbanization and fuel our growth. To meet the range of needs of our varying New Equipment customers, we focus on creating solutions for problems that are inherent to specific types of residential or commercial buildings, infrastructure locations or industrial settings. From these differentiated platforms, we can further tailor our offerings to meet unique customer needs. Our strategy includes a focus on customer experience through automating and digitalizing our New

Equipment sales process and expanding the digital tools that we and our customers can utilize to improve and streamline our customers’ experience. Through our Sales and Installation Process operating model, which is a proven end-to-end process that starts with the sales prospecting phase and ends at the review of the financial close of the contract, guiding employees through each step, we continue to focus on operational excellence and timely execution from lead generation to manufacturing to installation of our equipment.

•	Accelerate service portfolio growth. Service is our signature, and we will continue to focus on delivering excellent service to our customers. By expanding our differentiated service offerings and empowering our service teams, we provide a more customized approach to better meet the maintenance and service needs of our diverse customer base. We aim to optimize equipment operation to maximize availability and reliability, and to drive enhanced customer satisfaction by combining operational and service excellence throughout the product life cycle. Our investments in IoT technologies incorporate predictive and proactive tools to expand and differentiate our service offerings and improve customer experience.
•	Advance the digitalization of Otis. Digitalization at Otis touches every aspect of our business, including products, services and customer-facing and internal workflows designed to enhance the user experience and to improve the productivity of our processes and employees. We are creating a streamlined digital experience for our customers, with tools including integrated solution design, configuration, ordering and project execution tracking. We are also investing in enterprise-wide digital and mobility tools that connect field technicians with applications to help complete service functions, run diagnostics and accelerate parts fulfillment. We are developing our Global Service System (“GSS”) to connect our technicians to a global cloud-based system for information sharing with features to enhance technician safety and improve efficiency in assigning routine service and emergency repair tasks. Our digitalization approach will improve the employee experience by reducing pain points and minimizing non-value added activity, thereby enhancing their ability to better serve customers. GSS will also enable a customer-facing platform where customers can check repair status or request a service call. We have deep experience in connected elevators, remote monitoring and diagnostics, which we plan to utilize to execute our IoT-enabled connectivity initiatives, including OTIS ONE, an IoT-based solution that enables units to communicate an increased range of system health and diagnostic information that we can utilize to improve equipment uptime and enhance customer satisfaction. We are also implementing digital solutions to improve our back-office functions, such as robotic process automation to improve and automate our billing systems. We believe digitalization will help enable additional New Equipment sales and increase the attractiveness of our Service offerings.
•	Empower the organization and focus on the customer. We have a cohesive organization that starts with the leadership team striving to deliver on commitments. We continue to develop and retain a collaborative and highly engaged workforce that is customer-centric and results-oriented. Through long-established programs like Otis University, which brings groups of employees from around the world together for management and technical training and collaboration, we aim to build a high-performance culture that seeks to optimize outcomes for all of our stakeholders. We will continue to invest and focus in our strong, long-term customer relationships around the globe, with a responsive approach that has been a driver of our success. We leverage our global scale by standardizing and automating repetitive tasks, sharing skills and competencies that benefit our global organization. We believe that our commitment to safety, ethics and quality throughout the organization will continue to enhance the value of the Otis brand and help us maintain and expand our customer base.

Our Products, Services and Customers

New Equipment

Our New Equipment solutions are dedicated to improving passengers’ movement through a building and enhancing their experience. We integrate solutions such as elevators, escalators and user interfaces to provide safe, reliable and efficient transportation that gives people the freedom to connect and thrive in a taller, faster and smarter world.

Through our New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial buildings and infrastructure projects. In 2019, our New Equipment segment had sales of $5.6 billion and operating profit of $393 million. We sell our New Equipment units directly to customers, as well as through agents and distributors globally. Our New Equipment unit sales in China represent over half of our global New Equipment sales by unit volume.

We have developed a range of elevator and escalator solutions to meet the varying needs and objectives of our diverse customers. The Gen2 system is the basis for our principal low- and mid-rise elevator solution. The Gen2 system relies on compact elevator components that can fit within the elevator hoistway and can eliminate the need for a machine-room, which releases rentable or usable space. The system uses coated steel belts, which offer a quiet and comfortable ride for an improved passenger experience and require up to 98 percent less lubricating oil compared to manual systems, reducing our customers’ costs and environmental footprint. The Gen2 solution can also be equipped with the ReGen system that can reduce electricity consumption by up to 75 percent compared to conventional, geared, non-regenerative systems. The Gen2 solution is typically used for buildings up to 300 feet in height, with units that can operate at up to 600 feet per minute. Over 50 percent of New Equipment unit orders received in 2019 were for elevators using the Gen2 system. We also offer a range of solutions that rely on traditional roped technologies.

Additionally, Otis’ GEN360 solution, which is expected to launch later in 2020, is an example of customer-centric innovation leveraging all the advantages of a smart elevator ecosystem. The GEN360 ecosystem incorporates technology to reduce entrapments and expand predictive and remote services that lead to improved elevator up-time. GEN360 can be configured with a low pit and overhead design that frees up space in buildings and improves safety. GEN360 is a digitally native product with built-in OTIS ONE connectivity providing proactive, predictive and transparent services. Connectivity extends to digital delivery tools to simplify equipment ordering and management for customers and property managers, as well as passenger experience enhancements such as eView and eCall. GEN360 also includes all the proven elements from previous Otis innovations, such as highly efficient and environmentally conscious coated-steel belts and ReGen technologies. These innovations deliver energy savings along with smooth and low-noise operation.

For taller, high-rise buildings, our most prominent product is the SkyRise elevator solution, which incorporates our latest advances in elevator technology, enabling passengers to travel at speeds of over 1,900 feet per minute. Our expertise in complex project management, along with innovative elevator installation techniques such as the SkyBuild self-climbing construction elevator, support timely completion of building construction.

We enhance the effectiveness of our elevator solutions by offering our proprietary Compass destination dispatch management system. Compass groups passengers by their desired destination and directs them to an assigned car that minimizes waiting and ride time. The system anticipates traffic demand within a building and improves traffic flow. We believe our Compass destination dispatch system manages elevator and lobby traffic more efficiently than alternative systems developed by our competitors and is a competitive strength when we bid on high-rise, commercial building projects and in seeking to convert New Equipment orders for these projects into service units in our maintenance portfolio. Otis’ SuperGroup is another solution that enhances passenger flow within a building. This solution relies on intelligent traffic analysis and enables customers to quickly re-arrange the operational parameters of a group of elevators for more efficient dispatch to meet demand surges within the building.

We also offer customers other solutions that enhance the passenger experience. These include options such as eView, which is an in-car display that can be used to communicate or display news and information. eCall is another innovative solution that enables passengers within a building to call an elevator using an app on their mobile devices.

In addition to elevator solutions, we also provide escalators and moving walks for a variety of commercial and infrastructure applications. With a range of finishes and aesthetics, Otis escalators are able to integrate easily with building designs. Our smart design and features enhance sustainability and passenger safety, such as sensor-equipped escalators and moving walkways that efficiently run only when passengers approach, or operate at reduced speeds to conserve energy when there are no riders.

Our New Equipment customers include real-estate and building developers, general contractors, architects and specialized consultants who develop and/or design buildings for residential, commercial, retail or mixed-use activity. We also sell New Equipment to government agencies to support infrastructure projects, such as airports, railways or metros. We generally sell directly to our customers through our network of approximately 1,500 New Equipment sales personnel. In China, due to the large and widespread nature of the customer base, our internal sales force is augmented by agents and distributors. We also rely on agents and distributors to sell our new equipment in certain remote or smaller countries and territories where it is not economical to serve customers through a direct presence. Given the breadth of our customer base and the large number of customers to whom we deliver new equipment on an annual basis, we are not dependent on any single customer and do not have any material contracts with any single customer. Our network of agent and distributor relationships is broad and geographically dispersed, and we do not rely on or have any material contracts with any specific distributor or agent.

New Equipment customers typically engage with us at an early stage during the construction cycle. The timing of order placement depends on factors including project complexity and customer requirements. Elevator installation usually occurs midway through building construction.

Most New Equipment orders are delivered within 12 months of booking, though larger projects can take longer to deliver based on customer construction schedules. Component lead-time is generally not a constraining factor. When placing New Equipment orders, customers typically make an advance payment to cover costs including design and contract engineering. Customers typically make periodic progress payments at specified milestones, such as delivery of materials at the job site, completion of installation and equipment commissioning. Installation is carried out by more than 7,200 Otis installation technicians or through subcontractors, in which case we typically complete the final inspection and commissioning to ensure our quality standards are met. Revenues are recognized based on percentage of completion. Once commissioned, New Equipment units are typically supported by a warranty for a limited period of time.

Service

Our Service offerings enable personalized service to our customers. In 2019, our Service segment had net sales of $7.5 billion and operating profit of $1.6 billion. Through our predictive and proactive offerings, we seek to provide customers with greater equipment uptime and improved reliability. We have a maintenance portfolio of over two million units globally, which includes Otis equipment manufactured and sold by us, as well as equipment from other original equipment manufacturers. We sell our services, through our network of over 2,700 service sales personnel, directly to customers in all significant elevator and escalator end-segments around the world, including in residential and commercial buildings and infrastructure applications.

Through our Service segment, we perform maintenance and repair services, as well as modernization services to upgrade elevators and escalators. Maintenance and repair services accounts for approximately 82 percent of our Service segment net sales, with modernization projects accounting for the remaining 18 percent.

Our services include inspections to ensure code compliance, preventive maintenance offerings and other customized maintenance offerings tailored to meet customer needs. A basic maintenance contract provides for inspection consistent with local regulatory needs. We also provide customers with repair services to address equipment and component wear and tear, as well as breakdowns. We offer incremental, tiered maintenance and service offerings, with varying levels of coverage up to and including comprehensive component replacement coverage.

Consistent with most other electro-mechanical equipment, elevators and escalators are subject to wear and tear, which over time erodes equipment functionality. As elevator equipment ages, we work with customers to help renew or refresh their elevators with modernization solutions that enhance equipment operation and improve building functionality. Modernization offerings can range from relatively simple upgrades of interior finishes and aesthetics to complex upgrades of larger components and sub-systems.

We provide our Service offerings to our customers through a global network of approximately 33,000 Service field technicians operating out of over 1,400 branches and offices typically located in close proximity to concentrations of customers. Our maintenance and service technicians are critical to our ability to deliver a high level of service to our customers. Our OtisLine operations provide personalized customer support 24/7. They receive customer service requests and assign and dispatch field technicians to respond to service requests. Our network of service parts centers, repair centers, and obsolescence management capabilities are key enablers to supporting customers by keeping their elevators and escalators in good working condition.

We are a pioneer in connected elevator and escalator units. For over 30 years, we have installed and supported remote elevator monitoring, where elevators and escalators are connected to OtisLine through telecommunication links. We have deep experience in understanding and managing operational data from remotely monitored elevators, and developing insights to improve equipment operation. Most recently, we launched OTIS ONE, an IoT based solution to connect elevators to OtisLine. IoT enabled units are able to communicate an increased range of system health and diagnostic information to OtisLine, and these units will be integrated with our Global Service System. This system health and diagnostic information, coupled with our proprietary data analytics capabilities, will enable us to deliver predictive and proactive service to improve equipment uptime and enhance customer satisfaction. This advanced knowledge around potential needs also increases our ability to efficiently deploy our approximately 33,000 Service field technicians. Our digitally equipped technicians are provided advance information on potential issues and are equipped to enable faster service restoration, better productivity and reduced shutdown rates, minimizing disruption to our customers. Customers are provided a range of subscription-based services that leverage IoT capabilities that enhance the customer experience, including access to a customizable customer portal that enables customers to view information about their equipment and optimize asset ownership.

Service customers typically comprise building owners, facility managers, housing associations and government agencies that operate buildings where elevators and escalators are installed. Customers securing services for elevators are frequently different from those who initially make purchasing decisions with respect to New Equipment solutions. With over two million maintenance units under contract globally, we have a wide range of customers in our Service segment and do not have any single material service contract. Contract duration depends on a number of factors, including customer needs, regulatory requirements and industry/geography dynamics. We work closely with our customers to renew these contracts as appropriate. Certain types of customers, such as those owning or operating large properties or portfolios of properties, tend to execute long-term maintenance agreements.

We grow our maintenance portfolio through conversion of newly installed units into maintenance units, prospecting and winning units already in service (including units not serviced by Otis) where the customer concludes we can provide better and/or more cost-effective service than the service offered by their existing service provider and through acquisitions. Industry-wide, maintenance and repair contracts can typically be cancelled or not renewed by the customer without incremental fees or expenses with relatively short notice periods. We have a network of over 2,700 service sales personnel who are responsible for supporting our existing customers and growing our maintenance portfolio. Our Service sales personnel seek to win service contracts upon the expiration or termination of existing service contracts from customers by offering a superior value proposition through service excellence, an engaged and technically sophisticated group of field service technicians, a streamlined customer experience and low shutdown rates.

Research and Development; Innovation

We coordinate our R&D efforts globally through an operating model that sets global and local priorities based on customer and segment needs. This model includes global initiatives for product development, driving improvements that benefit the overall product portfolio, and pursuing cost and value engineering opportunities. We have several R&D centers and factories around the world, including major locations in China, India, France, Spain and the United States, strategically located close to customers to enable efficient development of engineering solutions that can serve as global model products and adapt quickly and efficiently to local customer needs and local demographic and construction trends. We currently hold more than 2,500 active patents globally and have filed approximately 2,900 additional patent applications globally over the last three years.

We have approximately 1,300 engineers globally and have been increasing the number of engineers focused on software, design and user interface and user experience, and charged them with enhancing innovation initiatives to deliver an unmatched user experience to our customers and the passengers riding our escalators and elevators. Our R&D organization develops creative and practical solutions for our customers, including our Gen2 machine-room-less elevator, an industry-leading solution that can eliminate the need for a machine room, which can increase rentable or usable space, and our SkyRise and SkyBuild high-rise solutions, which feature self-climbing construction elevators that can reduce or eliminate the need for and expense of external construction elevators by leveraging internal elevators during the construction process. Our proprietary Compass destination dispatch system and SuperGroup solution use advanced technology to more efficiently manage elevator and lobby traffic, which we believe gives us an important advantage in winning competitive bidding processes for high-rise, commercial building projects and in converting New Equipment orders for these projects into our maintenance portfolio. We have been a leader in developing and servicing connected elevators for over 30 years, and we have accumulated considerable expertise in remote diagnostics and maintenance and repair services. We have leveraged that experience to invest in and further develop the next generation of connected elevators and escalators using modern IoT technology.

We have also developed and deployed user interface solutions that enhance the passenger experience. These include options such as eView, which is an in-car display that can be used to communicate or display news and information, and eCall, which enables passengers within a building to call an elevator using an app on their mobile devices. These solutions can be integrated with our eService portal that provides our customers with a transparent dashboard showing the performance of their equipment and the services we provide.

Our R&D is also focused on delivering environmentally sustainable solutions that are attractive to customers. For example, we were leaders in the development of battery-powered and solar-powered elevators; our Gen2 system, which uses coated steel belts, requires 98 percent less lubricating oil to operate compared to a roped system; and our ReGen system reduces electricity consumption by up to 75 percent compared to conventional non-regenerative elevator systems. These solutions enhance our value proposition by reducing our customers’ operating costs over the product’s lifetime and meeting our customers’ imperatives to operate sustainably.

Joint Ventures and Non-Wholly Owned Subsidiaries

Our international strategic relationships, joint ventures and non-wholly owned subsidiaries are an important part of our business as they support our access to international markets and customers.

China

We operate in China through two principal joint ventures: Otis Elevator (China) Investment Company Limited (“Otis China”) and Otis Electric Elevator Company Limited (“Otis Electric”). Otis China is a joint venture established in 1998 for the purpose of manufacturing, installing and servicing elevators, escalators and related equipment in China. We are a majority owner of Otis China, and Tianjin Tai Kang Investment Co. Ltd. (“Tianjin Tai Kang”) is our joint venture partner. Otis Electric, a subsidiary of Otis China, is a joint venture established in 1997 for the purpose of manufacturing, installing and servicing elevators, escalators and related equipment both in and outside China. Otis China owns a controlling equity stake in Otis Electric. Otis China’s partner in Otis Electric is Xizi Elevator Group Co.

Spanish Operations

We conduct our operations in Spain through Zardoya Otis S.A. (“Zardoya Otis”), which manufactures, installs and services elevators and elevator equipment in Spain, and exports elevator equipment it manufactures to be installed by certain of our subsidiaries outside of Spain. Zardoya Otis’ shares are listed on the Madrid stock exchange, and the company is subject to the regulations of the Spanish Stock Exchange Market National Commission. We own a majority equity stake in Zardoya Otis, with Euro Syns S.A. owning a minority position and the remaining shares being held by public shareowners.

Other Joint Ventures

We also operate joint ventures in other countries, including in Kuwait, Malaysia, Saudi Arabia and United Arab Emirates. Results of these entities are consolidated with our financial and operational results.

Competition and Other Factors Affecting the Otis Business

As a global business, our operations can be affected by a variety of economic, industry and other factors, including those described in this section and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this information statement.

We operate in a global and highly competitive industry. Due to the global and localized nature of the industry, there are numerous participants of varying size that operate in our industry. According to industry estimates, there are several hundred participants that offer New Equipment solutions and several thousand participants that offer maintenance and service solutions. In both the New Equipment and Service segments, key competitors globally include KONE oyj, Schindler Group and ThyssenKrupp Elevator AG, while Hitachi and Mitsubishi are additional competitors in the Asia Pacific region. Competitive dynamics vary significantly by segment and geography. In the Service segment, independent service providers and other small operators are key competitors in most of our local geographies. We estimate small and independent service providers globally have an aggregate portfolio of about 50 percent of serviced units, but because of the types of units and level of maintenance required, these small and independent service providers win a smaller percentage of the service business when measured by value.

There are several factors that determine competitiveness in the industry, including local codes and compliance requirements, customer preferences, price, reputation, delivery and execution, product quality, equipment performance, reliability and long-term service and product support. Our success in both our New Equipment and Service segments depends upon our ability to develop and market our products, services and solutions, as well as our ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. We believe our global presence, local relationships and proven track record in executing complex elevator and escalator solutions contribute to our iconic brand, reputation and competitive position in the industry. As a customer-centric company, we will continue to invest in our long-term relationships with a diverse, global set of customers to grow our New Equipment and Service segment sales. We believe our business strategies to sustain New Equipment growth, accelerate Service portfolio growth, advance the digitalization of Otis, and focus and empower the organization, will support our ability to successfully compete across the New Equipment and Service segments, and will deliver sustainable earnings growth.

Compliance with Government Regulations

We conduct our business through subsidiaries and affiliates worldwide. Any changes in legislation or government policies impacting our industry, including with respect to employee safety, labor-related regulations, industrial equipment, licensing requirements, foreign ownership limitations and building and elevator safety codes, can affect our worldwide operations. We closely monitor local legislation and government policies in the locations in which we operate as they set the minimum maintenance requirements for our customers.

In addition, our operations are subject to and affected by environmental regulations promulgated by federal, state and local authorities in the U.S. and regulatory authorities with jurisdiction over our foreign operations. We have incurred and will likely continue to incur liabilities under various government statutes and regulations for the cleanup of pollutants previously released into the environment. We do not anticipate that compliance with current provisions relating to the protection of the environment or that any payments we may be required to make for cleanup liabilities will have a material adverse effect upon our competitive position, cash flows, results of operations or financial condition. Environmental matters are further addressed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 3 and 18 to the Combined Financial Statements included in the “Index to Combined Financial Statements” section of this information statement.

U.S. laws, regulations, orders, and other measures concerning the export or re-export of products, software, services and technology to, and other trade-related activities involving, non-U.S. countries and parties affect the operations of Otis and its affiliates, as do those of other countries pertaining to similar matters.

For further discussion of risks related to environmental matters and other government regulations, see “Risk Factors,” “—Legal Proceedings” and Note 19 to the Combined Financial Statements included in the “Index to Combined Financial Statements” section of this information statement.

Seasonality

Our business and operating results are generally not subject to significant fluctuations as a result of seasonality, although we have historically experienced lower New Equipment sales in Asia in the first calendar quarter, coinciding with Lunar New Year celebrations.

Intellectual Property

We maintain a portfolio of patents, trademarks, copyrights, trade secrets, licenses and franchises related to the Otis Business to protect our R&D investments in products and services. We currently own approximately 2,500 globally issued patents, and we have approximately 3,400 patent applications pending globally, of which 2,900 applications were filed in the last three years. Our patent filings are concentrated in Europe, the United States and Asia. Our patent portfolio includes over 800 patents in the United States, including 380 patents granted since 2017, as well as corresponding patents in other jurisdictions.

Our patent portfolio is a valuable asset that helps distinguish our products from competing products. We have developed an intellectual property portfolio providing strategic protections with respect to, among other things, belt safety and fire protection, electronic safety actuation systems, key enabling technologies to support OTIS ONE, Compass destination dispatch and Otis eCall, a smartphone interface for the next generation of interactive passenger technology, technologies related to safety applications, such as maintenance from inside the elevator car and programmable electrical safeties in safety-related applications, and new escalator technologies, such as development of a toothed belt.

We believe that our patents and trade secrets create a competitive advantage and that we have taken reasonable measures to build a portfolio of valid and enforceable intellectual property rights. However, we cannot be assured that none of these intellectual property rights will be challenged, found invalid or found unenforceable. Loss of strategic patents and trade secrets could significantly affect our competitiveness. See the “Risk Factors” section for further discussion of intellectual property matters.

Raw Materials and Supplies

We believe we have adequate sources for purchased materials, components, services and supplies used in our manufacturing. Due to the global and distributed nature of our operations, we partner with a diverse network of several thousand suppliers globally. These include product and non-product suppliers, as well as subcontractors. We rely on approximately 500 key suppliers for our manufacturing supply chain. We also rely on a number of geographically localized suppliers to support our New Equipment installation as well as maintenance and repair and modernization operations. For further discussion of the possible effects of the cost and availability of raw materials on the Otis Business, see the “Risk Factors” section.

Our supply chain is balanced and diversified. Components and systems necessary to effectively complete our New Equipment projects, as well as to satisfy our maintenance and repair obligations, are often available from two or more sources within the industry. We continuously evaluate our supply management programs and supply base, and work to ensure an adequate source of supply, reduce costs and ensure quality. We also work with our suppliers to execute product design optimization, value engineering and cost reduction initiatives. We pursue cost reductions through a number of mechanisms, including consolidating purchases, strategic global sourcing and through competitive bidding among potential suppliers. Although at times high prices for some raw materials important to our business have caused margin and cost pressures, we do not foresee near-term unavailability of materials, components or supplies that would have a material adverse effect on our competitive position, cash flows, results of operations or financial condition.

Employees and Employee Relations

At December 31, 2019, our total number of employees was approximately 69,000, approximately 85 percent of whom are based outside the United States. During 2019, we did not negotiate or conclude any domestic collective bargaining agreements. In 2020 and 2021, one domestic collective bargaining agreement is subject to renegotiation. Although some previous contract renegotiations have had a significant impact on our financial condition or results of operations in prior years, we do not anticipate that the renegotiation of this contract in 2020-2021 will have a material adverse effect on our competitive position, cash flows, financial condition or results of operations. At December 31, 2019, approximately 65 percent of our employees in the United States were covered by collective bargaining agreements. Employees in certain jurisdictions are represented by local works councils as may be customary or required in those jurisdictions. Our business may be adversely affected by work stoppages, union negotiations, labor disputes and other matters associated with our labor force. For discussion of the effects of our restructuring actions on employment, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 15 to the Combined Financial Statements included in the “Index to Combined Financial Statements” section of this information statement.

For a discussion of other matters that may affect our competitive position, cash flows, financial condition or results of operations, including the risks of our international operations, see “—Competition and Other Factors Affecting the Otis Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Properties

We have a direct physical presence in approximately 80 countries with an overall property portfolio comprising over 18 million square feet of space. We have approximately 2,500 facilities, over 90 percent of which are leased and approximately 49 percent, 37 percent and 14 percent of which are located in Europe, the Middle East and Africa (“EMEA”), Asia Pacific and the Americas, respectively. We operate over 1,400 branches and offices, 11 R&D centers and 20 manufacturing facilities globally. We have a total of 14 principal manufacturing facilities located across Brazil, China, Czech Republic, France, India, Korea, Russia, Spain, and the United States, of which 13 are owned. Our principal R&D centers are located in China, the United States, India, France, Germany and Spain. Our branches and R&D centers typically support both our New Equipment and Service segments. We believe that our global presence and the location of our properties, including our R&D centers and manufacturing facilities, in close proximity to our customers provides us with distinct competitive advantages – local manufacturing allows us to reduce shipping costs and local R&D centers allow us to connect our engineers directly to customers and innovate for local industry and cultural needs. Our digitally enabled sales people and technicians are strategically positioned to take a high-touch, customer-centric approach to developing relationships and providing efficient service.

Our fixed assets as of December 31, 2019 include manufacturing facilities and non-manufacturing facilities, such as warehouses, and a substantial quantity of machinery and equipment, most of which are general purpose machinery and equipment using special jigs, tools and fixtures and in many instances having automatic control features and special adaptations. The facilities, warehouses, machinery and equipment in use as of December 31, 2019 are in good operating condition, are well maintained and substantially all are generally in regular use.

Legal Proceedings

German Tax Litigation

We have been involved in administrative review proceedings with the German Tax Office, which concern approximately €215 million (approximately $239 million as of December 31, 2019) of tax benefits that we have claimed related to a 1998 reorganization of the corporate structure of our operations in Germany. Upon audit, these tax benefits were disallowed by the German Tax Office. We estimate interest associated with the aforementioned tax benefits is an additional approximately €118 million (approximately $131 million as of December 31, 2019). On August 3, 2012, a suit was filed by Otis in the local German Tax Court (Berlin-Brandenburg). In March 2016, the local German Tax Court dismissed the suit, and we appealed this decision to the German Federal Tax Court. Following a hearing on July 24, 2018, the German Federal Tax Court remanded the matter to the local German Tax Court for further proceedings, which are pending. In 2015, UTC made tax and interest payments to German tax authorities of €275 million (approximately $300 million) in order to avoid additional interest accruals pending final resolution of this matter.

Other

We have commitments and contingent liabilities related to legal proceedings, self-insurance programs and matters arising out of the ordinary course of business. We accrue contingencies based on a range of possible outcomes. If no amount within this range is a better estimate than any other, we accrue the minimum amount. Of note, in certain European countries, claims for overcharges on elevators and escalators related to civil cartel cases have been made, for which we have accrued based on our evaluation of the claims. While it is not possible to determine the ultimate disposition of each of these claims and whether they will be resolved consistent with our beliefs, the historical experience of the closed cases has not been material to the business, financial condition or results of operations.

In the ordinary course of business, Otis and our subsidiaries are also routinely defendants in, parties to or otherwise subject to many pending and threatened legal actions, claims, disputes and proceedings. These matters are often based on alleged violations of contract, product liability, tort, warranty, regulatory, environmental, health and safety, employment, intellectual property, tax and other laws. In some of these proceedings, notably in certain tax and civil cartel cases, claims for substantial monetary damages are asserted against Otis and our subsidiaries and could result in fines, penalties, compensatory or treble damages or non-monetary relief. We do not believe that these matters will have a material adverse effect upon our competitive position, cash flows, results of operations or financial condition.

For a further discussion, see “Risk Factors” and “—Compliance with Government Regulations.”

Corporate Information

Otis was incorporated in Delaware for the purpose of holding the Otis Business in connection with the separation and distribution described herein. Prior to the contribution of the Otis Business to us by UTC, which will occur prior to the distribution, Otis will have no operations other than those incidental to its formation and the separation. Our principal executive offices are located at One Carrier Place, Farmington, CT 06032, and our telephone number is (860) 674-3000. We maintain an Internet site at www.otis.com. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the audited historical combined financial statements (referred to as the “combined financial statements”) and the notes thereto included in this information statement as well as the discussion in the “Business” section of this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement. The financial information discussed below and included in this information statement may not necessarily reflect what our financial condition, results of operations or cash flow would have been had we been a stand-alone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future.

Amounts in millions unless otherwise stated.

Separation from UTC

On November 26, 2018, UTC announced its intention to separate the Otis Business and the Carrier Business from the UTC Aerospace Businesses. The separation will occur through pro rata distributions to UTC shareowners of 100 percent of the shares of common stock of Otis and 100 percent of the shares of common stock of Carrier, which were formed to hold UTC’s Otis Business and Carrier Business, respectively.

The combined financial statements included in this information statement have been prepared from UTC’s historical accounting records and are presented on a stand-alone basis as if the Otis Business’ operations had been conducted independently from UTC. Our combined financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States.

Our combined financial statements include all revenues and costs directly attributable to Otis, including costs for facilities, functions and services used by Otis. Costs for certain functions and services performed by centralized UTC organizations are directly charged to Otis based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods.

We intend to enter into a transition services agreement with UTC and Carrier, in connection with the separation pursuant to which UTC will provide us with certain services and we will provide certain services to UTC for a limited time to help ensure an orderly transition following the separation.

Under the transition services agreement, Otis will receive certain services, including information technology, application support for operations, legal, payroll, finance, tax and accounting, general administrative and other support services. As costs for these services historically were included in Otis’ operating results through expense allocations from UTC, we do not expect the costs associated with the transition services agreement to be materially different and, therefore, we do not expect such costs to materially affect our results of operations or cash flows after becoming a stand-alone company.

Subsequent to the separation, we will incur one-time separation costs consisting primarily of employee-related costs such as recruitment and relocation expenses, costs to establish certain stand-alone functions and information technology systems, professional services fees and other transaction-related costs. Additionally, we will incur increased costs as a result of becoming an independent, publicly traded company, primarily from establishing or expanding the corporate support for our businesses, including information technology, human resources, treasury, tax, internal audit, risk management, stock-based compensation programs, accounting and financial reporting, investor relations, governance, legal, procurement and other services. Our preliminary estimates of these additional recurring costs expected to be incurred annually are approximately $75 million to $100 million greater than the expenses that are reflected in the combined financial statements and primarily relate to Selling, general and administrative expenses. We believe our cash flow from operations will be sufficient to fund these additional corporate expenses.

In connection with the separation, we will enter into a tax matters agreement with UTC and Carrier that will govern the parties’ respective rights, responsibilities and obligations with respect to tax matters (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).

Subject to certain exceptions set forth in the tax matters agreement, Otis generally will be responsible for federal, state and foreign taxes imposed on a separate return basis on Otis (or any of its subsidiaries) with respect to taxable periods (or portions thereof) that end on or prior to the date of the distribution.

The tax matters agreement will provide special rules that allocate responsibility for tax liabilities arising from a failure of the separation transactions to qualify for tax-free treatment based on the reasons for such failure. The tax matters agreement also imposes restrictions on each of Otis and Carrier during the two-year period following the distribution that are intended to prevent certain transactions from failing to qualify as transactions that are generally tax-free. See “Certain Relationships and Related Party Transactions,” “Risks related to the Distribution” and “Material U.S. Federal Tax Consequences” for additional discussion.

In connection with the separation, we will also enter into an employee matters agreement and intellectual property agreement with UTC and Carrier. These agreements are not expected to have a material impact on the financial results of Otis. See “Certain Relationships and Related Party Transactions” for additional discussion.

See “Liquidity and Financial Condition,” “Unaudited Pro Forma Combined Financial Information” and “Description of Material Indebtedness” for details regarding financing transactions undertaken or expected to be undertaken and the anticipated distribution of cash to UTC in connection with the separation.

Business Overview

We are the world’s largest elevator and escalator manufacturing, installation and service company. Our company is organized into two segments—New Equipment and Service. Through our New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial buildings and infrastructure projects. Our New Equipment customers include real-estate and building developers, general contractors, governments, architects and specialized consultants who develop and/or design buildings for residential, commercial, retail or mixed-use activity. We sell our New Equipment directly to customers, as well as through agents and distributors. Through our Service segment, we perform maintenance and repair services for both our own products and those of other manufacturers and provide modernization services to upgrade elevators and escalators. Maintenance services include inspections to ensure code compliance, preventive maintenance offerings and other customized maintenance offerings tailored to meet customer needs, as well as repair services to address equipment and component wear and tear, and breakdowns. Modernization services enhance equipment operation and improve building functionality. Modernization offerings can range from relatively simple upgrades of interior finishes and aesthetics to complex upgrades of larger components and sub-systems. Our typical Service customers include building owners, facility managers, housing associations and government agencies that operate buildings where elevators and escalators are installed.

We serve our customers through a global network of more than 69,000 employees. These include sales personnel, field technicians with separate skills in performing installation and service, as well as engineers driving our continued product development and innovation. We function under a centralized operating model whereby a single global strategy is set around New Equipment and Service because we seek to grow our maintenance portfolio, in part, through the conversion of new elevator and escalator installations into service contracts. Accordingly, we benefit from an integrated global strategy, which sets priorities and establishes accountability across the full product lifecycle.

Results of Operations

Net Sales

(dollars in millions)	2019	2018	2017
Net sales	$13,118	$12,915	$12,323
Percentage change year-over-year	2%	5%

The factors contributing to the total percentage change year-over-year in total net sales are as follows:

	2019	2018
Organic volume	5%	3%
Foreign currency translation	(3)%	1%
Other	—	1%
Total % change	2%	5%

Both segments experienced organic sales growth during 2019 compared to 2018. The organic sales increase of 5% reflects higher organic Service segment sales of 5% and higher organic New Equipment segment sales of 4%.

Both segments experienced organic sales growth during 2018 compared to 2017. Net sales grew 3% organically, reflecting higher organic Service segment sales of 4% and higher organic New Equipment segment sales of 3%. The 1% increase in Other primarily reflects the impact of the adoption of the New Revenue Standard (as defined below). See Note 4 to the Combined Financial Statements for further discussion on the New Revenue Standard.

See “Segment Review” below for a discussion of Net sales by segment.

Cost of Products and Services Sold

(dollars in millions)	2019	2018	2017
Total cost of products and services sold	$9,292	$9,189	$8,621
Percentage change year-over-year	1%	7%

The factors contributing to the total percentage change year-over-year in total cost of products and services sold are as follows:

	2019	2018
Organic volume	5%	5%
Foreign currency translation	(4)%	1%
Other	—	1%
Total % change	1%	7%

The Organic volume increase in total cost of products and services sold in 2019 was primarily driven by the organic sales increases above.

The Organic volume increase in total cost of products and services sold in 2018 was primarily driven by the organic sales increases noted above and headwind from higher input costs, including labor and commodity costs. The 1% increase in Other primarily reflects the impact of the adoption of the New Revenue Standard in 2018.

Gross Margin

(dollars in millions)	2019	2018	2017
Gross margin	$3,826	$3,726	$3,702
Gross margin percentage	29.2%	28.9%	30.0%

Gross margin increased 30 basis points in 2019 when compared to 2018, primarily driven by an increase in Service gross margin and partially offset by a decrease in New Equipment gross margin.

Gross margin decreased 110 basis points in 2018 when compared to 2017, driven by a decrease in New Equipment and Service gross margins.

See Segment review below for a discussion of operating results by segment.

Research and Development

(dollars in millions)	2019	2018	2017
Research and development	$163	$181	$175
Percentage of net sales	1.2%	1.4%	1.4%

Research and development in 2019 reflects the benefit of organizational optimization and lower cost allocations from UTC in 2019 compared to 2018. Our commitment to Internet of Things (“IoT”) technology, developing the next generation of connected elevators and escalators and other innovation remains unchanged.

Research and development spending increased 3% in 2018 resulting primarily from continued investment in innovation to develop the next generation of connected elevators and escalators using the latest IoT technology. Total research and development, as a percentage of net sales, remained consistent year-over-year.

Selling, General and Administrative

(dollars in millions)	2019	2018	2017
Selling, general, and administrative	$1,810	$1,735	$1,648
Percentage of net sales	13.8%	13.4%	13.4%

Selling, general and administrative increased 4% in 2019. Excluding the favorable impact of foreign exchange fluctuations (3%), the increase is primarily driven by costs in preparation of our separation from UTC and higher employment and digital technology costs. See Note 5 to the Combined Financial Statements for further discussion on costs related to the separation.

Selling, general and administrative increased 5% in 2018, but remained consistent as a percentage of net sales. Excluding the impact of foreign exchange fluctuations (1%), the increase is a result of higher labor and digital investment costs.

We are continuously evaluating our cost structure and have implemented restructuring actions as a method of keeping our cost structure competitive. For further discussion, see “Restructuring Costs” below and Note 15 to the Combined Financial Statements.

Restructuring Costs

(dollars in millions)	2019	2018	2017
Restructuring costs	$54	$69	$51

We initiate restructuring actions as a method to keep our cost structure competitive. Charges generally arise from severance related to workforce reductions and, to a lesser degree, facility exit and lease termination costs associated with the consolidation of field office and manufacturing operations. We continue to closely monitor the economic environment and may undertake further restructuring actions to keep our cost structure aligned with the demands of the prevailing market conditions. The 2019 restructuring costs include $45 million for actions that we initiated in 2019 and $9 million for actions initiated in 2018 and 2017.

2019 Actions. During 2019, we recorded net pre-tax restructuring charges of $45 million, relating to ongoing cost reduction actions initiated in 2019. We are targeting to complete in 2020 the majority of the remaining workforce related cost reduction actions initiated in 2019. Approximately 85% of the total pre-tax charge will require cash payments, which we expect to continue to fund with cash generated from operations. During 2019, we had cash outflows of approximately $30 million related to the 2019 actions. We expect to incur additional restructuring and other charges of $19 million to complete these actions. We expect recurring pre-tax savings to increase over the two-year period subsequent to initiating the actions to approximately $36 million annually, of which approximately, $20 million was realized in 2019.

2018 Actions. During 2019 and 2018, we recorded net pre-tax restructuring charges of $7 million and $48 million, respectively, relating to ongoing cost reduction actions initiated in 2018. Approximately 92% of the total pre-tax charge will require cash payments, which we expect to continue to fund with cash generated from operations. During 2019, we had cash outflows of approximately $24 million related to the 2018 actions. We expect to incur additional restructuring and other charges of $2 million to complete these actions. We expect recurring pre-tax savings to increase over the two-year period subsequent to initiating the actions to approximately $38 million annually, of which the recurring pre-tax savings were fully realized in 2019.

2017 Actions. During 2019, 2018 and 2017, we recorded net pre-tax restructuring charges of $2 million, $20 million and $43 million, respectively, for actions initiated in 2017. Approximately 91% of the total pre-tax charge will require cash payments, which we expect to continue to fund with cash generated from operations. During 2019, we had cash outflows of approximately $6 million related to the 2017 actions. We expect to incur additional restructuring and other charges of $3 million to complete these actions. We expect recurring pre-tax savings to increase over the two-year period subsequent to initiating the actions to approximately $54 million annually, of which approximately $48 million was realized in 2019.

In addition, during 2018 and 2017, we recorded net pre-tax restructuring costs totaling $1 million and $8 million, respectively, for restructuring actions initiated in 2016 and prior. There were no such costs recorded in 2019.

For additional discussion of restructuring costs, see Note 15 to the Combined Financial Statements.

Other (Expense) Income, Net

(dollars in millions)	2019	2018	2017
Other (expense) income, net	$(39)	$25	$37

Other (expense) income, net primarily includes the impact of changes in the fair value and settlement of embedded and foreign exchange derivatives, gains or losses on sale of businesses and fixed assets, earnings from equity method investments and certain other operating items.

The year-over-year change in Other (expense) income, net in 2019 in comparison to 2018 is primarily due to an increase in unfavorable mark-to-market adjustments on foreign currency derivatives, one-time charges in 2019 related to our separation from UTC and lower gains on sales of certain fixed assets. See Note 5 to the Combined Financial Statements for further discussion on costs related to the separation.

The year-over-year decrease in Other (expense) income, net in 2018 in comparison to 2017 is due to the absence of favorable transactional foreign exchange gains from mark to market adjustments on foreign currency derivatives, partially offset by gains on the sale of certain fixed assets.

For additional discussion of foreign currency exposure, see “Market Risk and Risk Management” and “Foreign Currency Exposures.”

Interest (Income) Expense, Net

(dollars in millions)	2019	2018	2017
Interest income	$(53)	$(51)	$(61)
Interest expense	39	37	40
Interest (income) expense, net	$(14)	$(14)	$(21)

Interest (income) expense, net primarily relates to interest earned on cash balances, short-term investments and related party transactions between Otis and UTC. See Note 5 to the Combined Financial Statements for further discussion of related party transactions.

Interest (income) expense, net remained flat in 2019 in comparison to 2018. The increase in interest income was due to an increase in cash balances, offset by higher miscellaneous other interest expense.

The decrease in interest income in 2018 in comparison to 2017 primarily reflects lower interest earned due to a decrease in cash balances.

Income Taxes

	2019	2018	2017
Effective income tax rate	31.9%	36.1%	58.7%

The 2019 effective tax rate is primarily related to higher international tax rates as compared to the lower U.S. federal statutory rate, and the full phase-in of the TCJA.

The 2019 effective tax rate reflects a decrease in the cost of U.S. and foreign tax on international activities primarily attributable to the absence of the net tax charge of $143 million as a result of UTC's change of assertion of no longer intending to reinvest certain undistributed earnings of its international subsidiaries, offset by the full phase-in of the TCJA.

The 2018 effective tax rate reflects a net charge of $143 million as a result of UTC’s change of assertion of no longer intending to re-invest certain undistributed earnings of its international subsidiaries.

The 2017 effective tax rate reflects a tax charge of $507 million attributable to the passage of the TCJA. This amount primarily relates to U.S. income tax attributable to previously undistributed earnings of international subsidiaries and equity investments, and the revaluation of U.S. deferred income taxes.

For additional discussion of income taxes and the effective income tax rate, see “Critical Accounting Estimates—Income Taxes” and Note 14 to the Combined Financial Statements.

Noncontrolling Interest in Subsidiaries’ Earnings

(dollars in millions)	2019	2018	2017
Noncontrolling interest in subsidiaries’ earnings	$151	$161	$173

Net income attributable to noncontrolling interest decreased in 2019 when compared with 2018 primarily due to a decrease in the net income of certain subsidiaries with noncontrolling interests.

Net income attributable to noncontrolling interest decreased in 2018 when compared with 2017 primarily due to a net decrease in the net income of certain subsidiaries with noncontrolling interests.

Ownership interest in the underlying entities has remained generally consistent year-over-year.

Net Income Attributable to Otis Worldwide Corporation

(dollars in millions)	2019	2018	2017
Net income attributable to Otis Worldwide Corporation	$1,116	$1,049	$636

Net income attributable to Otis for the year ended December 31, 2019 includes restructuring charges, net of tax benefit, of $39 million ($54 million pre-tax) and costs related to the separation of $51 million ($69 million pre-tax), which primarily consist of employee-related costs, costs to establish certain stand-alone functions and information technology systems, professional services fees and other transaction-related costs for our transition to being a stand-alone public company, including one-time losses on disposal of fixed assets and businesses.

Net income attributable to Otis for the year ended December 31, 2018 includes restructuring charges, net of tax benefit, of $53 million ($69 million pre-tax) as well as a net charge for certain non-operational and/or nonrecurring items, primarily driven by a tax charge of $143 million that will become due when previously reinvested earnings of certain international subsidiaries are remitted.

Net income attributable to Otis for the year ended December 31, 2017 includes restructuring charges, net of tax benefit, of $41 million ($51 million pre-tax) as well as a net charge for certain non-operational and/or nonrecurring items, primarily driven by a tax charge of $507 million in connection with the passage of the TCJA as described in Note 14 to the Combined Financial Statements.

Segment Review

	Net sales			Operating profit			Operating profit margin
(dollars in millions)	2019	2018	2017	2019	2018	2017	2019	2018	2017
New Equipment	$5,648	$5,596	$5,453	$393	$390	$482	7%	7%	9%
Service	7,470	7,319	6,870	1,603	1,516	1,495	21%	21%	22%
Total segment	13,118	12,915	12,323	1,996	1,906	1,977	15%	15%	16%
General corporate expenses and other	—	—	—	(182)	(71)	(61)
Total	$13,118	$12,915	$12,323	$1,814	$1,835	$1,916	14%	14%	16%

New Equipment

The New Equipment segment designs, manufactures, sells and installs a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial buildings and infrastructure projects. Our new equipment customers include real-estate and building developers, general contractors, architects, governments and specialized consultants who develop and/or design buildings for residential, commercial, retail or mixed-use activity. We sell directly to customers as well as through agents and distributors.

				Total Increase (Decrease) Year-Over-Year for:
(dollars in millions)	2019	2018	2017	2019 Compared with 2018		2018 Compared with 2017
Net sales	$5,648	$5,596	$5,453	$52	1%	$143	3%
Cost of sales	4,640	4,586	4,379	54	1%	207	5%
	1,008	1,010	1,074
Operating expenses and other	615	620	592
Operating profit	$393	$390	$482	$3	1%	$(92)	(19)%
	2019			2018
	Net sales	Cost of sales	Operating profit	Net sales	Cost of sales	Operating profit
Organic/Operational	4%	5%	3%	3%	5%	(19)%
Foreign currency translation	(3)%	(4)%	(4)%	1%	1%	1%
Restructuring cost	—	—	1%	—	—	—
Other	—%	—%	1%	(1)%	(1)%	(1)%
Total % change	1%	1%	1%	3%	5%	(19)%

2019 Compared with 2018

The organic sales increase of 4% primarily reflects growth in Asia.

New Equipment operational profit increased 3% driven by higher volume (7%) and lower research and development expenses (3%), partially offset by higher selling, general and administrative expenses (7%).

2018 Compared with 2017

The organic sales increase of 3% primarily reflects growth in EMEA (2%) and Americas (1%).

New Equipment operational profit declined 19%. Favorable productivity (11%) and higher volume (12%) were more than offset by unfavorable price and mix (29%) primarily in Asia, higher commodity costs (7%), and higher selling, general and administrative and research and development expenses (4%).

Service

The Service segment performs maintenance and repair services for both our products and those of other manufacturers and provides modernization services to upgrade elevators and escalators. Maintenance services include inspections to ensure code compliance, preventive maintenance offerings and other customized maintenance offerings tailored to meet customer needs, as well as repair services that address equipment and component wear and tear, and breakdowns. Modernization services enhance equipment operation and improve building functionality. Modernization offerings can range from relatively simple upgrades of interior finishes and aesthetics to complex upgrades of larger components and sub-systems. Our typical Service customers include building owners, facility managers, housing associations and government agencies that operate buildings where elevators and escalators are installed.

				Total Increase (Decrease) Year-Over-Year for:
(dollars in millions)	2019	2018	2017	2019 Compared with 2018		2018 Compared with 2017

Net sales	$7,470	$7,319	$6,870	$151	2%	$449	7%
Cost of sales	4,652	4,603	4,242	49	1%	361	9%
	2,818	2,716	2,628
Operating expenses and other	1,215	1,200	1,133
Operating profit	$1,603	$1,516	$1,495	$87	6%	$21	1%
	2019			2018
	Net sales	Cost of sales	Operating profits	Net sales	Cost of sales	Operating profit

Organic/Operational	5%	4%	8%	4%	5%	1%
Foreign currency translation	(3)%	(3)%	(3)%	1%	2%	2%
Restructuring costs	—	—	1%	—%	—%	(1)%
Other	—	—	—	2%	2%	(1)%
Total % change	2%	1%	6%	7%	9%	1%

2019 Compared with 2018

The organic sales increase of 5% primarily consists of sales growth in maintenance and repair (4%) and modernization (1%), which contribute to the overall organic sales increase.

Service operational profit increased 8%, driven by higher volume (8%) and favorable price and mix (6%), partially offset by higher selling, general and administrative expenses (4%).

2018 Compared with 2017

The organic sales increase of 4% primarily consists of sales growth in maintenance and repair (3%) and modernization (1%), which contribute to the overall organic sales increase.

Service operational profit increase was primarily driven by higher volume (5%), partially offset by higher selling, general and administrative expenses due in part to digital investments (3%) and unfavorable productivity (2%).

General corporate expenses and other

	Net sales			Operating profit
(dollars in millions)	2019	2018	2017	2019	2018	2017
General corporate expenses and other	—	—	—	(182)	(71)	(61)

General corporate expenses and other reflect certain corporate overhead costs, separation-related costs and one-time losses on disposal of fixed assets and businesses. The increase in general corporate expenses and other in 2019 compared to 2018 is primarily driven by non-recurring costs associated with our separation from UTC and the changes Other income (expense), net previously discussed above.

The year-over-year increase in general corporate expenses and other in 2018 compared 2017 is primarily driven by the changes in Other income (expense), net previously discussed above. Corporate overhead costs remained relatively flat.

Liquidity and Financial Condition

Otis has historically participated in UTC’s centralized treasury management, including centralized cash pooling and overall financing arrangements. However, historically, we have generated operating cash flow sufficient to fund our working capital, capital expenditures and financing requirements. Following the separation, we expect to fund our ongoing operating, investing and financing requirements mainly through cash flows from operations, available liquidity through cash on hand and available bank lines of credit and access to capital markets.

From time to time we may need to access the capital markets to obtain financing. We may incur indebtedness or issue equity as needed. Although we believe that the arrangements in place at the time of the separation will permit us to finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including (1) our credit ratings or absence of a credit rating, (2) the liquidity of the overall capital markets and (3) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable to us. We cannot assure that such financing will be available to us on favorable terms or that such financing will be available at all.

On February 10, 2020, Otis entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility and a Term Loan Credit Agreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Additionally, on February 27, 2020, Otis issued $5.3 billion of unsecured, unsubordinated notes in six series. Prior to the distribution, Otis also intends to enter into a $1.5 billion unsecured, unsubordinated commercial paper program. The term loan credit facility, which Otis expects to draw in full in an amount equal to $1.0 billion prior to the distribution, and the unsecured notes are guaranteed by UTC until the distribution date and upon completion of the distribution such guarantees will terminate. Following the distribution, Otis will not be able to draw on any unused portion of the term loan credit facility. See “Description of Material Indebtedness” for additional discussion.

After the separation, Otis expects to have approximately $6.3 billion in aggregate principal amount of outstanding indebtedness, including (i) $39 million of existing debt, (ii) $5.3 billion of long-term notes and (iii) $1.0 billion utilized from the term loan credit facility. Incremental interest payments related to the indebtedness are expected to be approximately $177 million per year, reflecting an approximate weighted average interest rate of 2.80%. The net proceeds of the financing arrangements described above of approximately $6.3 billion in the aggregate are expected to be used to distribute cash to UTC. See “Description of Material Indebtedness” for additional discussion.

Following enactment of the TCJA, the Business no longer intends to reinvest certain undistributed earnings of its international subsidiaries that have been previously taxed in the U.S. For the remainder of the Business’ undistributed international earnings, Otis will continue to permanently reinvest these earnings unless it is tax effective to repatriate. As a stand-alone public company, Otis may change its assertion on certain undistributed earnings of its international subsidiaries, and the net deferred tax liability related to our assertion on undistributed earnings may be different than the amount reported in the audited historical combined financial statements.

Following the separation, the capital structure and sources of liquidity for Otis will change significantly. Otis will no longer participate in UTC’s centralized treasury management. Instead, Otis’ ability to fund its capital needs will depend on its ongoing ability to generate cash from operations and its access to bank lines of credit and the capital markets.

Cash Flow – Operating Activities

(dollars in millions)	2019	2018	2017
Net cash flows provided by operating activities	$1,469	$1,550	$1,450

Cash generated from operating activities in 2019 was approximately $81 million lower than 2018, primarily due to higher income taxes settled with UTC. Cash outflows for working capital increased by $24 million over the prior period to support higher organic sales.

The 2019 cash outflows from working capital were $32 million. Accounts receivable increased $191 million over 2018 due to increased sales volume and timing of receipt of payments. This was offset by the net change in Contract liabilities, current and Contract assets, current of $97 million driven by the timing of billings on contracts and contract completions, as well as decreases in Inventories, net of $60 million due to lower production inventory and other operational improvements.

Cash generated from operating activities in 2018 was approximately $100 million higher than 2017, primarily due to lower income taxes settled with UTC. Cash outflows for working capital increased $14 million over the prior period to support higher organic sales growth.

The 2018 cash outflows from working capital were $8 million. Accounts receivable increased $196 million over 2017 due to increased sales volume and timing of receipt of payments. Contract assets, current increased

$158 million due to progression on major projects. This was offset by increases in Accounts payable and Accrued liabilities of $166 million driven by higher purchasing activity, as well as increases in Contract liabilities, current of $167 million driven by advanced billings. The remaining offset of $13 million was due to activity in Other assets, current and inventory.

Cash Flow – Investing Activities

(dollars in millions)	2019	2018	2017
Net cash flows used in investing activities	$(203)	$(201)	$(186)

Cash flows used in investing activities of operations primarily reflect capital expenditures and investments in businesses, partially offset by proceeds received on sale of fixed assets.

Cash flows used in investing activities in 2019 compared to 2018 remained relatively flat primarily due to a $27 million decrease in capital expenditures, offset by a $15 million decrease in proceeds received on the sale of certain fixed assets and a $15 million increase in short-term investing activity.

Cash flows used in investing activities in 2018 compared to 2017 increased $15 million primarily due to a $39 million increase in capital expenditures, partially offset by an $18 million increase in proceeds received on the sale of certain fixed assets.

Cash Flow – Financing Activities

(dollars in millions)	2019	2018	2017
Net cash flows used in Financing activities	$(1,133)	$(1,497)	$(1,404)

Financing activities primarily include short-term borrowings, dividends paid to noncontrolling interests and transfers to and from UTC, consisting of, among other things, cash transfers, cash investments and changes in receivables and payables between Otis and UTC. See Note 5 to the Combined Financial Statements for further discussion on transactions with UTC.

Net cash used in financing activities decreased $364 million in 2019 compared to 2018 primarily due to a decrease in Net transfers to UTC.

Net cash used in financing activities increased $93 million in 2018 compared to 2017 primarily due to an increase in Net transfers to UTC.

Critical Accounting Estimates

Preparation of the combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 3 to the Combined Financial Statements describes the significant accounting policies used in preparation of the combined financial statements. Management believes the most complex and sensitive judgments, because of their significance to the combined financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. The most significant areas involving management judgments and estimates are described below. Actual results in these areas could differ from management’s estimates.

Revenue Recognition from Contracts with Customers

Effective January 1, 2018, we adopted Accounting Standard Update (“ASU”) 2014-09 and its related amendments (referred to, collectively, as the “New Revenue Standard”) and elected the modified retrospective approach. The impact of the New Revenue Standard did not significantly change the revenue recognition model for us nor our policies and procedures. For new equipment and modernization contracts, equipment and installation are typically procured in a single contract providing the customer with a complete installed elevator or escalator unit. The combination of equipment and installation promises are typically a single performance obligation. For these performance obligations, revenue is typically recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress. Contract costs are usually incurred over a period of time, which can be several years, and the estimation of these costs requires management’s judgment.

The long-term nature of the contracts, the complexity of the products and the scale of the projects can affect our ability to estimate costs precisely. We review cost estimates on significant new equipment and modernization contracts on a quarterly basis and, for others, no less frequently than annually or when circumstances change and warrant a modification to a previous estimate. We record changes in contract estimates using the cumulative catch-up method and we review changes in contract estimates for their impact on net sales or operating profit in the combined financial statements. Modifications are recognized as a cumulative catch-up or treated as a separate accounting contract if the modification adds distinct goods or services and the modification is priced at its stand-alone selling price. See Note 3 to the Combined Financial Statements for further details regarding the adoption of the New Revenue Standard and its impact on the combined financial statements.

Income Taxes

The future tax benefit arising from deductible temporary differences and tax carryforwards was $619 million at December 31, 2019 and $476 million at December 31, 2018. Management estimates that our earnings during the periods when the temporary differences become deductible will be generally sufficient to realize the related future income tax benefits, which may be realized over an extended period of time. For those jurisdictions where the expiration date of tax carryforwards or the projected operating results indicate that realization is not likely, a valuation allowance is provided.

In assessing the need for a valuation allowance, we estimate future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event we were to determine that we would not be able to realize all or a portion of our deferred tax assets in the future, we would reduce such amounts through an increase to tax expense in the period in which that determination is made or when tax law changes are enacted. Conversely, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net carrying amounts, we would decrease the recorded valuation allowance through a decrease to tax expense in the period in which that determination is made.

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. See Notes 3 and 14 to the Combined Financial Statements for further discussion. Additionally, see Note 19 to the Combined Financial Statements for discussion of administrative review proceedings with the German Tax Office.

Goodwill

We have generated goodwill as a result of our acquisitions. At the time of acquisition, we account for business acquisitions using the purchase method of accounting, in accordance with which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

We review our goodwill, at the reporting unit level, for impairment on an annual basis at July 1 or more frequently if events or a change in circumstances indicate that the carrying amount may not be recoverable.

In accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, we initially perform a qualitative assessment (commonly known as “step zero”) to determine whether further impairment testing is necessary before performing the two-step test. The qualitative assessment requires judgments by management about economic conditions including the entity’s operating environment, its industry and other market considerations, entity-specific events related to financial performance or loss of key personnel and other events that could impact the reporting unit. If management concludes, based on assessment of relevant events, facts and circumstances, that it is more likely than not that a reporting unit’s fair value is greater than its carrying value, no further impairment testing is required. If we determine, based on this assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying value, we perform a quantitative goodwill impairment test by comparing the reporting unit’s fair value with its carrying value. An impairment loss is recognized for the amount by which the reporting unit’s carrying value exceeds its fair value, up to the total amount of goodwill allocated to the reporting unit. No impairment loss is recognized if the fair value of the reporting exceeds its carrying value.

We completed the annual goodwill impairment test for all of our reporting units as of July 1, 2019 and determined that no adjustment to goodwill was necessary as the fair value of each reporting unit was significantly in excess of the carrying value of each reporting unit.

Contingent Liabilities

Otis is party to litigation related to a number of matters as described in Note 19 to the Combined Financial Statements. In particular, they may include risks associated with contractual, regulatory and other matters, which may arise in the ordinary course of business. The outcome of these matters may have a material effect on the financial position, results of operations or cash flows. Management regularly analyzes current information about these matters and accrues for contingent losses that are probable and reasonably estimable. To assess the exposure to potential liability, we consult with relevant internal and external counsel. In making the decision regarding the need for loss accruals, management considers the degree of probability of an unfavorable outcome and the ability to make a sufficiently reliable estimate of the amount of loss. See “Risk Factors” included elsewhere in this information statement.

Employee Benefit Plans

We sponsor domestic and international defined benefit pension and other postretirement plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, rate of increase in employee compensation levels and mortality rates. Assumptions are determined based on company data and appropriate market indicators, and are evaluated each year at December 31. A change in any of these assumptions would have an effect on net periodic pension and postretirement benefit costs reported in the combined financial statements.

In the following table, we show the sensitivity of our pension and other postretirement benefit plan liabilities and net periodic cost to a 25 basis point change in the discount rates for benefit obligations, as of December 31, 2019:

(dollars in millions)	Increase in Discount Rate of 25 bps	Decrease in Discount Rate of 25 bps
Pension plans:
Projected benefit obligation	$(27)	$28
Net periodic pension (benefit) cost	(1)	1

The impact on the accumulated postretirement benefit obligation and on the net periodic postretirement (benefit) cost is less than $1 million.

Pension expense is also sensitive to changes in the expected long-term rate of asset return. An increase or decrease of 25 basis points in the expected long-term rate of asset return would have decreased or increased 2019 pension expense by approximately $1 million.

The weighted-average discount rates used to measure pension liabilities and costs utilize each plan’s specific cash flows and are then compared to high-quality bond indices for reasonableness. Global market interest rates remained relatively consistent in 2019 as compared with 2018, and, as a result, the weighted-average discount rate used to measure pension liabilities was 1.5% in 2019 and 2.4% in 2018.

See Note 12 to the Combined Financial Statements for further discussion.

Off-Balance Sheet Arrangements and Contractual Obligations

We extend a variety of financial guarantees to third parties in support of our business. We also have obligations arising from environmental, health and safety, tax and employment matters. Circumstances that could cause the contingent obligations and liabilities arising from these arrangements to come to fruition include changes in an underlying transaction, non-performance under a contract or deterioration in the financial condition of the guaranteed party.

Below is a summary of our combined contractual obligations and commitments as of December 31, 2019:

		Payments Due by Period
(dollars in millions)	Total	2020	2021-2022	2023-2024	Thereafter
Operating leases(1)	$587	$161	$219	$103	$104
Purchase obligations	810	696	100	9	5
Other long-term liabilities	105	19	24	5	57
Total contractual obligations	$1,502	$876	$343	$117	$166

(1)	Operating leases include amounts related to future contractual payments on our leases for land and buildings, vehicles and machinery and equipment. We adopted ASU 2016-02, Leases (Topic 842) and its related amendments as of January 1, 2019. See Note 18 to the Combined Financial Statements for further discussion on leases.

Purchase obligations include amounts committed for the purchase of goods and services under legally enforceable contracts or purchase orders. Where it is not practically feasible to determine the legally enforceable portion of our obligation under certain of our long-term purchase agreements, we include additional expected purchase obligations beyond what may be legally enforceable.

Other long-term liabilities primarily include those amounts on our December 31, 2019 balance sheet representing obligations under product service and warranty policies, estimated environmental remediation costs and expected contributions under employee benefit programs. The timing of expected cash flows associated with these obligations is based upon management’s estimates over the terms of these agreements and is largely based upon historical experience.

The above table excludes the following:

•	Principal amount of indebtedness of approximately $6.3 billion and associated interest payments of $177 million per year in connection with the separation and distribution. See “Description of Material Indebtedness” for additional discussion.
•	Unrecognized tax benefits of $379 million, the timing of which is uncertain to become payable. See Note 14 to the Combined Financial Statements for additional discussion on unrecognized tax benefits.
•	Otis’ obligations pursuant to the tax matters agreement to settle with UTC the net remaining tax liability of $247 million under the TCJA mandatory transition tax attributable to Otis. This amount will be settled with UTC in six annual installments, beginning in April of 2021.

Market Risk and Risk Management

We are exposed to fluctuations in foreign currency exchange rates and commodity prices. To manage certain of those exposures, we use derivative instruments, including forward contracts. Derivative instruments utilized by us in our hedging activities are viewed as risk management tools, involve relatively little complexity and are not used for trading or speculative purposes. We diversify the counterparties used and monitor the concentration of risk to limit our counterparty exposure.

Foreign Currency Exposures

The value of certain foreign currencies as compared to the U.S. Dollar may impact Otis’ financial results. We have a high volume of foreign currency exposures that result from our international sales, purchases, investments and other international transactions. International sales were approximately $9,524 million, $9,486 million and $9,064 million in 2019, 2018 and 2017, respectively. We manage foreign currency exposures that are associated with committed foreign currency purchases and sales as well as foreign currency denominated assets and liabilities that are created in the ordinary course of business. More than insignificant exposures that cannot be naturally offset are generally hedged with foreign currency derivatives.

For our non-U.S. based entities, a substantial portion of revenues are generated and costs are incurred in local currencies. We transact business in various foreign currencies which exposes our cash flows and earnings to changes in foreign currency exchange rates. We periodically enter into sales contracts denominated in currencies other than the functional currency of the parties to the transaction, which can create foreign exchange volatility. While the objective of the hedging program is to minimize the foreign currency exchange impact on operating results, there are typically variances between the hedging gains or losses and the translational impact due to the length of hedging contracts, changes in the sales profile, volatility in the exchange rates and other such operational considerations. Otis does not enter into hedging contracts for speculative purposes.

Management

Executive Officers Following the Distribution

The following table sets forth information regarding the individuals who are expected to serve as executive officers of Otis following the completion of the distribution. Some of Otis’ executive officers are currently executive officers and employees of UTC, but will cease to hold such positions upon the consummation of the distribution. See “Directors.”

Name	Age	Position
Christopher J. Kearney	64	Executive Chairman
Judith F. Marks	56	President and Chief Executive Officer
Stephane de Montlivault	60	President, Otis Asia Pacific
Richard M. Eubanks, Jr. (Mark)	47	President, Otis EMEA
Rahul Ghai	48	Vice President and Chief Financial Officer
Laurie P. Havanec	59	Vice President and Chief Human Resources Officer
Nora E. LaFreniere	48	Vice President, General Counsel & Corporate Secretary
Michael P. Ryan	51	Vice President and Chief Accounting Officer
Peiming Zheng (Perry)	52	President, Otis China

Christopher J. Kearney. Mr. Kearney served as the Non-Executive Chairman of SPX FLOW, Inc. (global supplier of highly engineered flow components, process equipment and turnkey solutions for the power and energy, food and beverage, and industrial markets), from January 2016 until May 2017, and as Chairman, President and Chief Executive Officer of SPX FLOW from October 2015 through December 2015. Mr. Kearney served in the same roles at SPX Corporation prior to the spin-off that created SPX FLOW, Inc., in October 2015. He was named President and Chief Executive Officer of SPX Corporation in December 2004 and was subsequently appointed Chairman in 2007. Mr. Kearney joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney founded Eagle Marsh Holdings, LLC (business and real estate investments) in 2016 and has served as its managing partner since its formation. He is a director of Nucor Corporation, and was a director of UTC prior to the separation. Mr. Kearney holds a bachelor’s degree in government from the University of Notre Dame and a Juris Doctorate from DePaul University.

Judith F. Marks. Ms. Marks is the President and Chief Executive Officer of Otis, where she is leading the iconic company through a digital and cultural transformation. She joined UTC as President of Otis in 2017 from Siemens, where she served as Chief Executive Officer of Siemens USA and Dresser-Rand, a Siemens business. Ms. Marks previously served as Executive Vice President, New Equipment Solutions, Dresser-Rand from 2016 to 2017 and as Executive Vice President, Global Solutions, Dresser-Rand from 2015 to 2016. She also served as President and Chief Executive Officer, Siemens Government Technologies, Inc. from 2011 to 2015. Earlier in her career, Ms. Marks held leadership roles at Lockheed Martin from 1996 to 2011, Loral Corporation from 1994 to 1996 and IBM from 1984 to 1994. She earned a bachelor’s degree in electrical engineering from Lehigh University and serves as a director of Hubbell, Inc.

Stephane de Montlivault. Mr. de Montlivault has served as President, Otis Asia Pacific since July 2017. He has 35 years of experience at Otis, including roles as President, Otis Northeast Asia from 2014 to 2017; Managing Director, Nippon Otis from 2010 to 2014; Managing Director, Zone Operations from 2009 to 2010; and various roles in finance and general management from 1984 to 2007. He holds an associate’s degree in economics from Sainte-Marie Lyon, a bachelor’s degree in accounting from Esade and a master’s degree in marketing from the University of Hartford.

Richard M. Eubanks, Jr. (Mark). Mr. Eubanks joined Otis as President, Otis EMEA in April 2019 from Eaton Corporation, where he served as President, Electrical Products Group from 2015 to March 2019. At Eaton, Mr. Eubanks also served as President, Eaton Lighting Division from 2010 to 2015 and also held senior general management and business development roles in the Cooper Lighting and Wiring Devices businesses from 2006 to 2010. Prior to Eaton, Mr. Eubanks held various roles of increasing responsibility at The Southern Company from 2002 to 2006 and Clearview Investments, Ltd. from 2000 to 2002. Mr. Eubanks began his career at Bolden, Williams and Associates where he served as Consulting Engineer from 1996 to 1999. He earned a bachelor’s degree in electrical engineering from University of Florida, an MBA from Emory University and is a registered professional engineer.

Rahul Ghai. Mr. Ghai joined Otis as Vice President and Chief Financial Officer of Otis in July 2019 from Harris Corporation, where he served as Senior Vice President and Chief Financial Officer from 2016 to July 2019 and previously served as Vice President, Finance-Integration from 2015 to 2016. Prior to Harris Corporation, Mr. Ghai served as Vice President, Financial Planning and Integration at Aetna Inc. from 2013 to 2015 and as Chief Financial Officer for Aetna International from 2012 to 2013. Before joining Aetna, Mr. Ghai held various positions at UTC from 2000 to 2012, including as Vice President-Financial Planning and Analysis and Treasury for UTC’s Hamilton Sundstrand division (2012); Vice President-Financial Planning and Analysis and Operations Finance for UTC’s Fire & Security division (2009 to 2011); Chief Financial Officer, Americas, Fire & Security Services (2007 to 2009); and Director, Global Operations Finance, Fire & Security (2005 to 2007). He earned a bachelor’s degree in economics and accounting from Delhi University and an MBA from Purdue University.

Laurie P. Havanec. Ms. Havanec has served as Vice President and Chief Human Resources Officer of Otis since October 2019. She has 21 years of combined UTC experience, including roles as Corporate Vice President, Talent at UTC from 2017 to 2019 and Vice President, Human Resources at UTC Fire & Security from 2010 to 2012 and at Sikorsky from 2006 to 2010. She has also held a number of other progressively expanding leadership roles at Sikorsky and UTC Corporate across multiple disciplines including benefits, HR systems, labor and employment law between 1994 and 2006. In addition to her roles at UTC, Ms. Havanec held multiple positions at Aetna Inc. from 2012 to 2017, most recently as Chief Human Resources Officer, Institution Businesses. She holds a bachelor’s degree in marketing and a Juris Doctorate, both from the University of Connecticut.

Nora E. LaFreniere. Ms. LaFreniere has served as Vice President and General Counsel at Otis since November 2015. She has 19 years of combined UTC experience, including roles as Vice President, General Counsel for UTC Building & Industrial Systems from 2013 to 2015, UTC Climate, Controls & Security from 2011 to 2013 and UTC Fire & Security from 2008 to 2011. Prior to these roles, she served as Deputy General Counsel, UTC Fire & Security from 2005 to 2008; Assistant General Counsel, UTC Corporate from 2004 to 2005; and held a number of additional, progressively expanding roles at Otis between 2000 and 2004. She holds a bachelor’s degree in philosophy and political science from the University of California-San Diego and a Juris Doctorate from the University of Notre Dame.

Michael P. Ryan. Mr. Ryan has served as Vice President and Chief Accounting Officer of Otis since December 2019. Prior to this role, Mr. Ryan served in various Finance leadership roles at UTC’s Corporate Office, including Vice President and Assistant Controller, Financial Reporting and Analysis from 2017 to 2019; Executive Director, Corporate Accounting and Controls from 2015 to 2017; and Director, Corporate Accounting and Controls from 2012 to 2015. Mr. Ryan joined UTC’s Hamilton Sundstrand in 2000 as Lead Financial Manager and has held various roles of increasing responsibility in finance across Otis (2001 to 2005), UTC Corporate (2005 to 2007), UTC Climate, Controls & Security (2007 to 2009) and UTC Fire & Security (2009 to 2012). Mr. Ryan began his career at DeJoy, Knauf & Blood LLP, where he served as an Audit Manager from 1991 to 2000. He holds a bachelor’s degree in accounting from Ithaca College and is a Certified Public Accountant.

Peiming Zheng (Perry). Mr. Zheng has served as President, Otis China since November 2015. He has 21 years of Otis experience, including roles as President, Business & Industrial Systems China from 2013 to 2015; Vice President, Strategy and Business Development from 2012 to 2014; Vice President, Manufacturing and Supply Chain from 2010 to 2012; Managing Director, Otis XOEC from 2006 to 2010; Director, Operations, Otis XOEC from 2003 to 2006; and various roles in supply chain and manufacturing operations with XIZI Otis from 1998 to 2003. He holds a bachelor’s degree in mechanical engineering from Shanghai Jiao Tong University.

DIRECTORS

Board of Directors Following the Distribution

The following table sets forth information regarding those persons who are expected to serve on Otis’ Board of Directors (the “Board”) following completion of the distribution and until their respective successors are duly elected and qualified. Otis’ amended and restated certificate of incorporation and amended and restated bylaws will provide that directors will be elected annually.

Name	Age	Position
Christopher J. Kearney	64	Executive Chairman
Jeffrey H. Black	65	Director
Kathy Hopinkah Hannan	58	Director
Shailesh G. Jejurikar	53	Director
Judith F. Marks	56	Director
Harold W. McGraw III	71	Director
Margaret M. Preston	62	Director
Shelley Stewart, Jr.	66	Director
John H. Walker	62	Director

Christopher J. Kearney. Mr. Kearney served as the Non-Executive Chairman of SPX FLOW, Inc. (global supplier of highly engineered flow components, process equipment and turnkey solutions for the power and energy, food and beverage, and industrial markets), from January 2016 until May 2017, and as Chairman, President and Chief Executive Officer of SPX FLOW from October 2015 through December 2015. Mr. Kearney served in the same roles at SPX Corporation prior to the spin-off that created SPX FLOW, Inc., in October 2015. He was named President and Chief Executive Officer of SPX Corporation in December 2004 and was subsequently appointed Chairman in 2007. Mr. Kearney joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney founded Eagle Marsh Holdings, LLC (business and real estate investments) in 2016 and has served as its managing partner since its formation. He is a director of Nucor Corporation, and was a director of UTC prior to the separation. Mr. Kearney holds a bachelor’s degree in government from the University of Notre Dame and a Juris Doctorate from DePaul University.

Jeffrey H. Black. Mr. Black served as Senior Partner and Vice Chairman of Deloitte LLP from 2002 to 2016. At Deloitte, he also was a member of the Board of Directors from 2004 to 2011, including serving as Vice Chairman of the Board. Prior to Deloitte, he was a partner at Arthur Andersen from 1988 to 2002, during which time he held the role of Partner-in-Charge of the Metro New York audit practice. Mr. Black is a director of Vantage Airport Group, Ltd. and Basin Holdings US LLC, and is Chairman of the Board of Directors of SUNY Research Foundation. In addition, he is the Treasurer and a director of the University at Albany Foundation. Mr. Black holds a bachelor’s degree from the University of Albany and is a certified public accountant.

Kathy Hopinkah Hannan. Dr. Hannan is a former Global Lead Partner, National Managing Partner and Vice Chairman of KPMG, LLP. Dr. Hannan held numerous leadership roles during her career with KPMG. From 2015 until her 2018 retirement, Dr. Hannan served as Global Lead Partner, Senior Advisor for KPMG’s Board Leadership Center and National Leader Total Impact Strategy. Dr. Hannan also served as the Midwest Area Managing Partner for KPMG’s Tax Services from 2004 to 2009. Subsequent to that role, from 2009 to 2015, Dr. Hannan served as the National Managing Partner of Diversity and Corporate Responsibility. While at KPMG, Dr. Hannan also founded the KPMG Women’s Advisory Board. In addition to her roles at KPMG, as a Native American Indian and member of the Ho-Chunk Nation Tribe, Dr. Hannan served on President George W. Bush’s National Advisory Council on Indian Education. Currently, Dr. Hannan is a director of Annaly Capital Management, Inc., serves as Chairman of the Board and National President for Girl Scouts of the USA, is a member of the Board of Trustees of the Smithsonian National Museum of the American Indian and is a Trustee of the Committee for Economic Development in Washington, D.C. Dr. Hannan holds a bachelor’s degree from Loras College and Ph.D. from Benedictine University. She is also a graduate of the Chicago Management Institute at the University of Chicago, Booth School of Business and the Institute of Comparative Political & Economic Systems at Georgetown University, and is a certified public accountant.

Shailesh G. Jejurikar. Mr. Jejurikar is the Chief Executive Officer, Fabric & Home Care, for The Procter & Gamble Company, a position he has held since July 2019. Mr. Jejurikar is also Procter & Gamble’s Executive

Sponsor for Corporate Sustainability since July 2016. Mr. Jejurikar has held numerous leadership roles during his career at Procter & Gamble. He was President, Global Fabric & Home Care Sector at Procter & Gamble from 2018 to 2019, President, Global Fabric Care and Brand Building Organization at Procter & Gamble from 2015 to 2018 and President, Fabric Care, North America from 2014 to 2015. Prior to that, Mr. Jejurikar held many roles of increasing responsibility at Procter & Gamble from 1989 to 2014. Mr. Jejurikar was a member of the Nanyang Technological University-Singapore Business Advisory Board (Nanyang Business School) from 2008 to 2018, Vice Chairman of the ACI-American Cleaning Institute from 2014 to 2017 and a member of the Board of Trustees of the Cincinnati Country Day School from 2012 to 2017. Mr. Jejurikar holds a bachelor’s degree from Mumbai University and a Post Graduate Program in Management from the Indian Institute of Management-Lucknow.

Judith F. Marks. Ms. Marks is the President and Chief Executive Officer of Otis, where she is leading the iconic company through a digital and cultural transformation. She joined UTC as President of Otis in 2017 from Siemens, where she served as Chief Executive Officer of Siemens USA and Dresser-Rand, a Siemens business. Ms. Marks previously served as Executive Vice President, New Equipment Solutions, Dresser-Rand from 2016 to 2017 and as Executive Vice President, Global Solutions, Dresser-Rand from 2015 to 2016. She also served as President and Chief Executive Officer, Siemens Government Technologies, Inc. from 2011 to 2015. Earlier in her career, Ms. Marks held leadership roles at Lockheed Martin from 1996 to 2011, Loral Corporation from 1994 to 1996 and IBM from 1984 to 1994. She earned a bachelor’s degree in electrical engineering from Lehigh University and serves as a director of Hubbell, Inc.

Harold W. McGraw III. Mr. McGraw is the former Chairman Emeritus, President and CEO of the McGraw-Hill Companies, having served as that company’s Chairman from 1999 through 2015. He also served as the President and CEO of the McGraw-Hill Companies from 1998 to 2013 and as President and Chief Operating Officer from 1993 to 1998. Mr. McGraw is a director of Phillips 66 Company and a former director of ConocoPhillips (2005 to 2012), and was a director of UTC prior to the separation. He is Chairman of the U.S. Council for International Business, a member of the U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations, the Honorary Chairman of the International Chamber of Commerce and the former Chairman of the Business Roundtable. In addition, he serves on the boards of the Asia Society, the Committee Encouraging Corporate Philanthropy, Carnegie Hall and the New York Public Library. Mr. McGraw holds a bachelor’s degree from Tufts University and an MBA from the Wharton School of the University of Pennsylvania.

Margaret M. Preston. Ms. Preston served as Managing Director, North Region Leader, U.S. Wealth Management, of TD Bank, N.A. from 2014 to 2019. Prior to TD Bank, she was the Managing Director and Regional Executive for U.S. Trust, Bank of America Private Wealth Management, from 2006 to 2014 and Executive Vice President, Wealth Management and Investments, for Mercantile-Safe Deposit & Trust Co. from 2002 to 2006. Ms. Preston held several roles at Deutsche Bank from 1983 to 2002, including Treasurer of Alex. Brown Incorporated and Chief Operating Officer, Deutsche Asset Management and Chief Financial Officer, Deutsche Bank Global Private Bank. Ms. Preston is a director of McCormick & Company, Inc. Ms. Preston holds a bachelor’s degree from Trinity College and an MBA from the Harvard University Graduate School of Business Administration.

Shelley Stewart, Jr. Mr. Stewart served as Vice President, Sourcing and Logistics, and Chief Procurement Officer at E. I. du Pont de Nemours and Company (basic materials and innovative products and services for diverse industries) from 2012 to 2018. Previously, he was Senior Vice President of Operational Excellence and Chief Procurement Officer at Tyco International plc (formerly Tyco International Ltd., which was a provider of security, fire and safety products and services) from 2005 to 2012 and Vice President of Supply Chain Management of Tyco from 2003 to 2005. Prior to Tyco, Mr. Stewart was Senior Vice President of Supply Chain at Invensys PLC from 2001 to 2003, Vice President of Supply Chain Management at Raytheon Company from 2000 to 2001 and previously held a progression of leadership roles with UTC from 1982 to 2000. Mr. Stewart is a director of Kontoor Brands, Inc. and previously served as a director of Cleco Corporation from 2010 to 2016. Mr. Stewart holds a bachelor’s degree and master’s degree from Northeastern University and an MBA from the University of New Haven.

John H. Walker. Mr. Walker has been the Non-Executive Chairman of Nucor Corporation since 2020 and has served as a director since 2008. Mr. Walker served as Non-Executive Chairman of Global Brass and Copper Holdings, Inc. (manufacturer and distributor of specialized non-ferrous products) from 2014 to 2019. He previously served as Executive Chairman of Global Brass and Copper from 2013 to 2014 and as Chief Executive Officer from 2007 to 2014. Prior to joining Global Brass and Copper, Mr. Walker was Chief Executive Officer of WDW Advisors from 2006 to 2007 and President and Chief Executive Officer of The Boler Company (the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers) from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation (producer of flat rolled carbon steel) and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, he was President of flat rolled products for Kaiser Aluminum Corporation. Mr. Walker is a director of Owens-Illinois, Inc. Mr. Walker previously was a director of United Continental Holdings, Inc. from 2002 to 2016, a director of Delphi Corporation from 2005 to 2009 and executive director of Weirton Steel Corporation from 2000 to 2003. Mr. Walker holds a bachelor’s degree from Virginia Polytechnic Institute & State University and an MBA from Carnegie Mellon University.

Director Independence

Under our Director Independence Policy and the stock exchange listing standards, a majority of our directors must be independent, meaning that the director does not have a direct or indirect material relationship with Otis (other than as a director). The Director Independence Policy will guide the independence determination and will include the categories of relationships that the Board has determined are not material relationships that would impair a director’s independence. The Director Independence Policy will be available on our website in connection with the distribution.

Before joining the Board and annually thereafter, each director will complete a questionnaire seeking information about relationships and transactions that may require disclosure, that may affect the independence determination, or that may affect heightened independence standards that apply to members of the Audit and Compensation Committees. The Nominations & Governance Committee will complete an assessment considering all known relevant facts and circumstances about those relationships bearing on the independence of a director or nominee. The assessment will also consider sales and purchases of products and services, in the ordinary course of business, between Otis (including its subsidiaries) and other companies or charitable organizations, where directors and nominees (and their immediate family members) may have relationships pertinent to the independence determination.

The Board is expected to affirmatively determine that all of the directors, other than Christopher J. Kearney and Judith F. Marks, who are employed by Otis, are independent under Otis’ Director Independence Policy and the stock exchange listing standards because none of the directors, other than Christopher J. Kearney and Judith F. Marks, has a business, financial, family or other relationship with Otis that is considered material.

Board Committees

Effective upon the completion of the distribution, the Board will have the following three standing committees: Audit; Nominations & Governance; and Compensation. Each standing committee is expected to be composed exclusively of independent directors. Each standing committee will have the authority to retain independent advisors to assist in the fulfillment of its responsibilities, to approve the fees paid to those advisors and to terminate their engagements. The Board is expected to adopt written charters for each committee, which will be made available on our website in connection with the distribution.

Audit
Jeffrey H. Black (Chair) Kathy Hopinkah Hannan Shailesh G. Jejurikar Shelley Stewart, Jr.	•
Assists the Board in overseeing: the integrity of Otis’ financial statements; the independence, qualifications and performance of Otis’ internal and external auditors; Otis’ compliance with its policies and procedures, internal controls, Code of Ethics, and applicable laws and regulations; and policies and procedures relating to risk assessment and management

	•	Nominates, for appointment by shareowners, an accounting firm to serve as Otis’ independent auditor and maintains responsibility for compensation, retention and oversight of the auditor

•	Pre-approves all audit services and permitted non-audit services to be performed for Otis by its independent auditor
•	Reviews and approves the appointment and replacement of the senior Internal Audit executive
•	Reviews and assists the Board in overseeing the management of Otis’ financial resources and financial risks
•
Reviews and assists the Board in overseeing policies and programs relating to the management of foreign exchange exposure, interest rates; raw materials prices; investment of pension assets; and insurance and risk management

•	Reviews and assists the Board in overseeing strategies and plans for certain acquisitions and divestitures, including discussion of possible transactions and their financial impact
Nominations & Governance
Margaret M. Preston (Chair) Kathy Hopinkah Hannan Harold W. McGraw III Shelley Stewart, Jr.	•	Identifies and recommends qualified candidates for election to the Board
	•	Develops and recommends appropriate corporate governance guidelines
	•	Oversees the design and conduct of the annual self-evaluation of the Board, its committees and individual directors
	•	Recommends appropriate compensation of directors
	•	Submits to the Board recommendations for committee assignments
	•	Reviews and monitors the orientation of new Board members and the continuing education of all directors
	•	Reviews and oversees Otis’ positions on significant public issues and corporate social responsibility, including diversity, the environment and safety
Compensation
John H. Walker (Chair) Shailesh G. Jejurikar Harold W. McGraw III Margaret M. Preston	•	Reviews Otis’ executive compensation policies and practices to ensure that they adequately and appropriately align executive and shareowner interests
	•	Reviews and approves the design of and sets performance goals for the annual bonus and long-term incentive awards for executives
	•	Evaluates the performance of Otis and its Named Executive Officers relative to the pre-established performance goals set by the Committee for the annual and long-term incentive programs
	•	Approves compensation levels for Executive Leadership Group (“ELG”) members and executive officers
	•	Reviews a risk assessment of Otis’ compensation policies, plans and practices

How We Make Pay Decisions and Assess Our Programs

During our fiscal year ended December 31, 2019, Otis was not an independent public company, and did not have a compensation committee or any other committee serving a similar function. Decisions regarding the compensation of those who currently serve as our executive officers were made by UTC, as described in the section of this information statement entitled “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance

Our Commitment to Sound Corporate Governance

Otis will be committed to strong corporate governance practices that will be designed to maintain high standards of oversight, accountability, integrity and ethics while promoting long-term growth in shareowner value.

Our governance structure will enable independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of Otis and our shareowners. Otis will strive to maintain sound governance standards, to be reflected in our Code of Ethics, Governance Guidelines, our systematic approach to risk management, and our commitment to transparent financial reporting and strong internal controls.

The following documents will be made available on the Corporate Governance section of our website (www.otis.com) in connection with the separation, where you will be able to access information about corporate governance at Otis:

•	Governance Guidelines;
•	Board Committee Charters;
•	Certificate of Incorporation and Bylaws;
•	Code of Ethics;
•	Director Independence Policy;
•	Related Person Transactions Policy;
•	Share ownership requirements;
•	Information about our anonymous reporting program, which allows Otis’ employees and other stakeholders to identify potential instances of non-compliance or unethical practices confidentially and outside the usual management channels; and
•	Information about how to communicate concerns to the Board and management.

The Otis website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Shareowner Engagement

We will plan to solicit feedback on an annual basis from our largest shareowners with respect to changes that the Board (or a Committee) is considering regarding Otis’ executive compensation program and our corporate governance practices. Each year after the proxy statement relating to our annual meeting of shareowners is filed, we will plan to hold discussions that generally focus on the clarity and effectiveness of our disclosures and on matters that are of interest to investors. We will also discuss other topics with investors, such as leadership structure, corporate social responsibility and Otis’ diversity and sustainability initiatives.

In addition, management and independent directors will routinely engage with our shareowners on financial performance, capital allocation and business strategy.

Criteria for Board Membership

The following attributes are essential for all Otis directors, and we will look to see that the Board exhibits these attributes:

•	Objectivity and independence in making informed business decisions;
•	Extensive knowledge, experience and judgment;
•	The highest integrity;
•	Diversity of perspective;
•	A willingness to devote the extensive time necessary to fulfill a director’s duties;
•	An appreciation for the role of the corporation in society; and
•	Loyalty to the interests of Otis and its shareowners.

While we will not have a policy on Board diversity, a director’s ability to contribute to the diversity of perspectives necessary in Board deliberations is an attribute that is critical to Otis’ success.

The following consist of the principal skills and expertise that are essential to effective oversight in light of Otis’ business requirements and strategy:

•	Financial. Leadership of a financial firm, management of an enterprise’s finance function or of a large profit and loss statement, resulting in proficiency in complex financial management, financial reporting processes, capital allocation, capital markets and mergers and acquisitions, representing the importance we place on accurate financial reporting and robust financial controls and compliance.
•	International. Otis has operations around the world. Directors with international experience thus provide valuable business and cultural perspectives.
•	Knowledge of Company / Industry. Knowledge of or experience in Otis’ industry, whether acquired through service as a senior leader in the industry or a related industry or through prior service on the UTC Board of Directors.
•	Risk Management / Oversight. This experience is critical to the Board’s role in overseeing and understanding major risk exposures, including significant financial, operational, compliance, reputational, strategic, international and cybersecurity risks.
•	Senior Leadership. Extensive leadership experience with a significant enterprise, resulting in a practical understanding of organizations, processes and strategic planning, along with demonstrated strengths in developing talent, succession planning and driving change and long-term growth.
•	Engineering and Operations. Experience in research and development, engineering or operations. This translates into an understanding of Otis’ technological innovations, development and operational challenges, how to anticipate trends and how to generate disruptive innovation, all of which help us to execute our business objectives and strategy.

Board Leadership Structure

The Nominations & Governance Committee is expected to routinely review our governance practices and board leadership structure.

As of the completion of the distribution, it is expected that Christopher J. Kearney will serve as Executive Chairman. Under our Governance Guidelines to be adopted in connection with the distribution, the Board will designate a non-employee director to serve as Lead Director when the Chairman is not independent. As an employee of Otis, Mr. Kearney will not be an independent director. It is expected that John H. Walker will serve as the Lead Director as of the completion of the distribution.

Otis’ independent directors are expected to meet in regularly scheduled private sessions without management and in additional sessions when requested.

Board Self-Evaluation Process

The Board is expected to evaluate annually its own performance and that of the standing committees and individual directors. The Nominations & Governance Committee will be responsible for and oversee the design and the manner in which the annual self-evaluation is completed. The Lead Director and the Nominations & Governance Committee Chair will jointly lead the self-evaluation process.

The self-evaluation will inform the Board’s consideration of the following:

•	Board roles;
•	Opportunities to increase the Board’s effectiveness, including the addition of new skills and expertise;
•	Refreshment objectives, including composition and diversity; and
•	Succession planning.

The self-evaluation process is expected to generate improvements to our corporate governance practices and the Board’s effectiveness.

Board Refreshment and Nominating Process

The Nominations & Governance Committee is expected to regularly review with the Board the key skills and areas of expertise that are most important in selecting candidates to serve as directors, taking into account Otis’ operations and the mix of capabilities and experience already represented on the Board. As part of the Board’s annual evaluation of its overall effectiveness, the Board will consider whether its composition reflects the diversity of experience, skills and perspectives that continuously enhance the Board’s ability to carry out its oversight role and to effectively support Otis’ growth and strategy. Based on these considerations, the Board will adjust the priority it gives to various director qualifications when identifying candidates.

The Governance Guidelines and the amended and restated bylaws will not impose term limits on directors because Otis believes that a director who serves for an extended period will develop a deep understanding of Otis’ history, practices and strategy and will therefore be uniquely positioned to provide insight and perspective regarding Otis’ operations and strategic direction. However, the Governance Guidelines will provide for a mandatory retirement age of 75 for directors in order to facilitate the Board’s continuing refreshment. The Governance Guidelines will provide that the Board will retain the authority to approve exceptions to this policy based upon special circumstances. Additionally, the Board’s self-evaluation process, including individual director evaluations, is expected to contribute to the Nominations & Governance Committee’s consideration of each incumbent’s skills and expertise as part of the nomination and refreshment process. The Nominations & Governance Committee will consider candidates recommended by directors, management and shareowners who meet the qualifications Otis seeks in its directors. The Nominations & Governance Committee may also engage search firms to assist in identifying and evaluating qualified candidates and to ensure that the Nominations & Governance Committee is considering a large and diverse pool of potential candidates. The amended and restated certificate of incorporation and amended and restated bylaws will provide that directors will be elected annually and the Governance Guidelines will provide for majority voting for directors in uncontested elections.

The amended and restated bylaws will establish advance notice procedures with respect to the nomination by shareowners of candidates for election as a director. Eligible shareowners will also be permitted to include their own director nominees in Otis’ proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a shareowner or a group of up to 20 shareowners, who has maintained continuous qualifying ownership of at least 3 percent of Otis’ outstanding common stock for at least three years, will be permitted to include director nominees constituting up to 20 percent of the board of directors in the proxy materials for an annual meeting of shareowners if such shareowner or group of shareowners complies with the other requirements set forth in the proxy access provision of the amended and restated bylaws. A copy of the amended and restated bylaws will be available on our website.

How We Will Manage Risk

Otis encounters a range of risks, including legal, financial, operational, strategic and reputational. Among these broad categories, specific risks include human capital, market conditions, the overall political climate, and the impact of disruptive events, such as natural disasters.

To manage these risks, Otis will implement a comprehensive enterprise risk management (“ERM”) program in connection with the distribution that will conform to the Enterprise Risk - Management Integrated Framework established by the Committee of Sponsoring Organizations of the Treadway Commission. As part of Otis’ ERM program, the Vice President, Global Ethics & Compliance will be responsible for identifying and reporting to the Executive Chairman and the President and Chief Executive Officer as part of a mid-year compliance review the notable business and compliance risks that could affect business operating plans and strategic initiatives, assessing the likelihood and potential impact of the pertinent risks and designing mitigation plans. The Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and General Counsel will report to the Board at least annually on business risks, compliance risks, functional risks and the associated mitigation plans.

The full Board will be responsible for the oversight of Otis’ risk management process and structure, while the Audit Committee will oversee Otis’ overall policies and practices for enterprise risk management. In addition, responsibility for the oversight of specific risk categories will be allocated among the Board and its committees as follows:

Full Board of Directors	Audit Committee	Nominations & Governance Committee	Compensation Committee
• Risk management program • Major strategies and business objectives • Most significant risks, such as major litigation • Succession planning • Government relations	• Financial • Operational • Compliance • Reputational • Strategic • Cybersecurity	• Corporate governance • Director candidate review • Conflicts of interest • Director independence • Environment • Safety • Equal employment opportunity • Public policy issues	• Compensation and benefits policies, practices and plans • Incentive plan performance metrics and goals • Compensation levels for senior leaders • Compensation plan design • Executive retention

Through Otis’ ERM framework, the Compensation Committee will identify, monitor and mitigate compensation risk in the following ways:

•	Emphasis on Long-Term Performance. Long-term incentives will be the cornerstone of Otis’ executive compensation program. Our long-term incentive program will incorporate long-term financial performance metrics which align executive and shareowner interests.
•	Rigorous Share Ownership Requirements. Otis will maintain significant share ownership requirements for our senior executives and directors. These requirements are intended to reduce risk by aligning the economic interests of executives and directors with those of our shareowners. A significant stake in future performance discourages the pursuit of short-term opportunities that can create excessive risk.
•	Prohibition on Short Sales, Pledging and Hedging of Otis Securities. Otis will prohibit directors, officers and employees from entering into transactions involving short sales of our securities. Further, directors and executive officers will be prohibited from pledging or assigning an interest in Otis stock, stock options or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of Otis securities will also be prohibited, whether the securities were granted to or otherwise acquired or held, directly or indirectly, by the applicable director or executive.

•	Comprehensive Clawback Policy. Otis will maintain a comprehensive policy on recoupment that applies to both annual and long-term incentive compensation. The policy will allow Otis to claw back compensation in a number of circumstances, including, but not limited to, financial restatements, compensation earned as a result of financial miscalculations, violations of Otis’ Code of Ethics and violations of post-employment restrictive covenants.
•	Post-Employment Covenants. ELG members will be restricted in engaging in post-employment activities detrimental to Otis, such as disclosing proprietary information, soliciting Otis employees or engaging in competitive activities.

Corporate Governance Information, Code of Ethics and How to Contact the Board

The Code of Ethics will apply to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Lead Director or one or more independent directors by (1) using the contact information provided on the Corporate Governance section of Otis’ website at www.otis.com, (2) letter addressed to the Corporate Secretary (see above for contact information) or (3) contacting Otis’ anonymous reporting program at 1-833-833-3001. Communications relating to Otis’ accounting, internal controls, auditing matters or business practices will be reviewed by Otis’ Vice President, Global Ethics & Compliance and reported to the Audit Committee pursuant to the Otis Governance Guidelines. All other communications will be reviewed by the Otis Corporate Secretary and reported to the Board, as appropriate, pursuant to the Governance Guidelines.

Corporate Social Responsibility

Otis is committed to corporate social responsibility. Otis’ global scale and local presence allows employees to give back through volunteerism, corporate-matched contributions and socially responsible business practices that are meaningful and impactful to the local communities in which they work and live. For example, Otis is a proud, long-time supporter of the Special Olympics and the United Way. Otis has developed STEM initiatives such as Otis Hong Kong’s Little Engineer program, committed to nurturing future engineers, and the Green Shoots program, which is dedicated to improving living and learning environments for young children.

Procedures for Approval of Related Persons Transactions

Otis will adopt a written policy for the review of transactions with related persons (the “Related Person Transactions Policy”). The Related Person Transactions Policy will require review, approval or ratification of transactions exceeding $120,000 in which Otis or any of its subsidiaries is a participant and in which an Otis director, executive officer, a beneficial owner of five percent or more of Otis’ outstanding shares, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. Any such transactions, other than specified pre-approved transactions that require annual reporting, will be required to be reported for review by the Otis Corporate Secretary who will, in consultation with the Vice President, Global Ethics & Compliance, assess whether the transaction is a transaction with a related person, as such term is defined under Otis’ policy and the relevant SEC rules. Following this review, the Nominations & Governance Committee will determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of Otis and its shareowners. In making this determination, the Nominations & Governance Committee will take into consideration whether the transaction is on terms no less favorable to Otis than those available with other parties and the related person’s interest in the transaction. Otis’ policy generally will permit employment of relatives of related persons possessing qualifications consistent with Otis’ requirements for non-related persons in similar circumstances if the employment is approved by the Vice President and Chief Human Resources Officer and the Vice President, Global Ethics & Compliance.

DIRECTOR COMPENSATION

The Otis director compensation program will be subject to the review and approval of the Board or a committee thereof after the distribution. The Compensation Committee of the UTC Board of Directors has approved an initial director compensation program for Otis that is designed to enable ongoing attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active Board membership. This program is described in further detail below.

Treatment of outstanding UTC equity-based compensation awards held by Otis non-employee directors in connection with the distribution is described under “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Annual Retainer

The following chart shows the initial annual retainers for non-employee directors. 40% is payable in cash and the remaining 60% is payable in deferred stock units, although a director also may elect to receive 100% of the retainer in deferred stock units.

Role	Cash ($)	Deferred Stock Units ($)	Total ($)
All Directors (base retainer) Incremental Amount Above Base Retainer*	$124,000	$186,000	$310,000
Lead Director	$14,000	$21,000	$35,000
Audit Committee Chair	$10,000	$15,000	$25,000
Audit Committee Member	$6,000	$9,000	$15,000
Compensation Committee Chair	$8,000	$12,000	$20,000
Nominations & Governance Committee Chair	$8,000	$12,000	$20,000
*	Directors serving in multiple leadership roles receive incremental compensation for each role.

Directors do not receive additional compensation for attending regularly scheduled Board or committee meetings, but do receive an additional $5,000 for each special meeting attended in person.

Annual retainers are paid each year following the annual meeting of shareowners. New directors joining the Board between the annual meeting of shareowners and the end of September receive 100% of the annual retainer. Directors joining the Board between October and the next annual meeting of shareowners receive 50% of the annual retainer for the year they joined the Board.

After a non-employee director leaves the Board, deferred stock units are converted into shares of common stock, payable either in a lump-sum or in 10- or 15-year installments in accordance with the director’s prior election. When Otis pays a dividend on its common stock, each non-employee director is credited with additional deferred stock units equal in value to the dividend paid on the corresponding number of shares of Otis.

For a description of the adjustments that are expected to be made to outstanding UTC equity-based compensation awards, including those held by Otis directors who previously served on the UTC Board of Directors, in connection with the distribution, see “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Executive Chairman Compensation

Otis’ Executive Chairman, Christopher J. Kearney, will receive a base salary of $1,000,000 per year and an annual long-term incentive award opportunity of $1,500,000.

Director Share Ownership Requirements

Each Otis non-employee director will be required to own Otis common stock (including deferred stock units) with a value equal to five times such director’s annual base cash retainer (or, in the case of the Executive Chairman, his annual base salary). Directors must achieve the required share ownership level within five years after joining the Board. If a director does not meet the ownership requirement after this five-year period, then the director is not permitted to sell shares of Otis until achieving the required ownership level.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Otis is currently a subsidiary of UTC and not an independent public company, and its compensation committee has not yet been formed. Decisions regarding the past compensation of Otis’ named executive officers were made by the Compensation Committee of the UTC Board of Directors (referred to in this section as the “UTC Compensation Committee”) if the executive previously served as an executive officer or ELG member of UTC, or otherwise by UTC management. After the distribution, Otis’ executive compensation programs, policies and practices for its executive officers and ELG members will be subject to the review and approval of the Compensation Committee of the Board (the “Otis Compensation Committee”).

For purposes of this Compensation Discussion and Analysis and the following executive compensation tables, the individuals referred to as the “named executive officers” are Otis’ Chief Executive Officer, Chief Financial Officer and, of the other individuals designated as Otis’ executive officers, the three most highly compensated based on 2019 compensation from UTC. The individuals designated as Otis’ named executive officers are listed below.

•	Judith F. Marks, President and Chief Executive Officer
•	Rahul Ghai, Vice President and Chief Financial Officer
•	Richard Eubanks, Jr. (Mark), President, Otis EMEA
•	Laurie Havanec, Vice President and Chief Human Resources Officer
•	Stephane de Montlivault, President, Otis Asia Pacific

The following sections of this Compensation Discussion and Analysis describe UTC’s executive compensation philosophy, executive compensation program elements and certain UTC executive compensation plans, policies and practices, as well as certain aspects of Otis’ anticipated compensation structure following the distribution.

UTC COMPENSATION PHILOSOPHY AND PROCESS

UTC’s Executive Compensation Philosophy

The UTC Compensation Committee believes that there must be a meaningful link between the compensation paid to UTC’s executives and UTC’s goal of long-term, sustainable growth for its shareowners. This core philosophy is embedded in the following principles, which guide all aspects of UTC’s compensation program:

UTC’S GUIDING PRINCIPLES FOR EXECUTIVE COMPENSATION

Competitiveness	Long-Term Focus	Balance

Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing UTC’s performance. Each element should be benchmarked relative to peers.
For UTC’s most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable, long-term performance.

The portion of total compensation contingent on performance should increase with an executive’s level of responsibility. Annual and long-term incentive opportunities should reward the appropriate balance of short-, medium- and long-term financial, strategic and operational business results.

Pay-for-Performance	Responsibility	Shareowner Alignment

A substantial portion of compensation should be variable, contingent and directly linked to individual, company and business unit performance.
A complete commitment to ethical and corporate responsibility is a fundamental principle incorporated into all aspects of UTC’s compensation program. Compensation should take into account each executive’s responsibility to act at all times in accordance with UTC’s Code of Ethics and its environmental, health and safety objectives. Financial, strategic and operational performance must not compromise these values.

The financial interests of executives should be aligned with the long-term interests of UTC’s share owners through stock-based compensation and performance metrics that correlate with long-term shareowner value.

How UTC Makes Pay Decisions and Assesses Its Programs

WHO DOES WHAT

UTC Compensation Committee

Oversees UTC’s programs

•	Sets financial, strategic and operational goals and objectives for UTC, the business units and UTC’s Chief Executive Officer, as they relate to the annual and long-term incentive programs.
•	Assesses UTC, business unit and UTC named executive officer performance relative to the pre-established goals and objectives set for the year.
•	Approves UTC’s Chief Executive Officer pay adjustments based on its assessment of UTC’s Chief Executive Officer performance.
•	Reviews the UTC’s Chief Executive Officer’s recommendations for pay changes for UTC Executive Leadership Group (“UTC ELG”) members and UTC executive officers, and makes adjustments as appropriate.
•	Evaluates the competitiveness of the compensation packages for UTC ELG members and UTC executive officers.
•	Approves all UTC executive compensation program design changes, including severance, change-in-control and supplemental benefit arrangements.
•	Reviews risk assessments of UTC’s compensation plans, policies and practices.
•	Considers UTC shareowner input regarding UTC’s executive compensation decisions and policies.
•	All decisions are subject to review by the other independent directors.

Chief Executive Officer

Provides selective input to the UTC Compensation Committee.

•	Considers the performance of each UTC ELG member/UTC executive officer, his or her business unit and/or function, market benchmarks, internal equity and retention risk when determining pay recommendations.
•	Presents the UTC Compensation Committee with recommendations for each principal element of compensation for UTC ELG members (including the other UTC named executive officers) and UTC executive officers.
•	Does not have any role in the UTC Compensation Committee’s determination of his own compensation.

UTC Management and the Independent Consultant

Provide insight and assistance

UTC’s Executive Vice President & Chief Human Resources Officer, along with UTC’s Human Resources staff and the independent compensation consultant, provide insights on UTC’s program design and compensation market data to assist the UTC Compensation Committee with its decisions. UTC management also has been delegated oversight responsibility over UTC executive compensation plan administration.

UTC Shareowners

Provide feedback on UTC’s programs

In assessing UTC’s program each year, the UTC Compensation Committee reviews the feedback received from UTC’s shareowners. This feedback, along with other factors, helps the UTC Compensation Committee in its decisions and its ongoing assessment of the effectiveness of UTC’s program.

Role of UTC Compensation Committee’s Independent Compensation Consultant

The UTC Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to serve as its executive compensation consultant. Although Pearl Meyer may make recommendations on the form and amount of compensation, the UTC Compensation Committee makes all decisions regarding the compensation of UTC’s named executive officers and other UTC ELG members.

In general, Pearl Meyer advises the UTC Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data and related matters. Pearl Meyer reports directly to the UTC Compensation Committee, participates in meetings as requested and communicates with the UTC Compensation Committee Chair between meetings as necessary.

Prior to engaging Pearl Meyer, the UTC Compensation Committee reviewed the firm’s qualifications, independence and any potential conflicts of interest. Pearl Meyer generally does not perform other services for or receive other fees from UTC. The UTC Compensation Committee therefore determined that Pearl Meyer qualified as an independent consultant. The UTC Compensation Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

The UTC Compensation Committee also uses market data from other compensation consulting firms for benchmarking and other purposes. However, this benchmark data is generally available broadly to these firms’ other consulting clients.

UTC’s Compensation Peer Group

How UTC Uses Peer Group Data

UTC compares its executive compensation program to those at the 24 companies that make up UTC’s Compensation Peer Group (“UTC CPG”). Data from a broader range of companies, including the Fortune 100, are used for insight into general compensation trends and to supplement UTC CPG data when necessary and appropriate. To maintain a sufficiently competitive executive compensation program, the UTC Compensation Committee believes the target value of each principal element of compensation should approximate the market median of the companies UTC views as competitors for executive talent. The UTC Compensation Committee annually evaluates each compensation element relative to the market for each UTC ELG member’s role and makes adjustments as necessary. However, individual compensation may vary from market median benchmarks based on the UTC Compensation Committee’s assessment of UTC, business unit/function and individual performance, job scope, retention risk, tenure and other factors that it determines to be relevant to its evaluation.

How UTC’s Compensation Peer Group is Constructed

The UTC CPG’s composition reflects a mix of both industry and non-industry peers that the UTC Compensation Committee views as competitors for senior executive talent. 11 of these 24 companies are Dow Jones Industrial Average components. The UTC Compensation Committee believes the companies in the UTC CPG provide a relevant comparison based on their similarity to UTC in size, geographic footprint and operational complexity, taking into account factors such as revenue, market capitalization, global scope of operations, manufacturing footprint, research and development activities and diversified product portfolios. The UTC CPG is constructed to serve the specific purpose of benchmarking executive compensation. For this reason, UTC does not use the relative financial performance of the UTC CPG as a performance metric in UTC’s incentive compensation programs.

PRINCIPAL ELEMENTS OF UTC EXECUTIVE COMPENSATION PROGRAM

Base Salaries

To attract and retain talented and qualified executives, UTC provides competitive base salaries, which UTC targets at the market median. Each year the UTC Compensation Committee reviews the UTC Chief Executive Officer’s recommendations for base salary adjustments for UTC ELG members relative to peer market data for similar roles. The UTC Compensation Committee has complete discretion to modify or approve the UTC Chief Executive Officer’s recommendations. The UTC Chief Executive Officer has no involvement in the UTC Compensation Committee’s determination of his own base salary. Actual salaries may vary from market medians based on factors such as job scope and responsibilities, experience, tenure, individual performance, retention risk and internal pay equity. Otis anticipates following a similar methodology in setting base salaries.

2019 Base Salaries for Otis Named Executive Officers

The following table sets forth the base salary of each of our named executive officers as of December 31, 2019. During 2019, Ms. Marks received an annual merit increase in base salary and an increase to reflect a market data driven adjustment in connection with her role as President and Chief Executive Officer of a soon-to-be public company. Mr. de Montlivault also received an annual merit increase in base salary and an increase to reflect local market data in connection with his assignment to Singapore. Ms. Havanec received an annual merit increase in base salary and an increase to reflect a market data driven adjustment in connection with her new role as Vice President and Chief Human Resources Officer of a soon-to-be public company.

Named Executive Officer	Base Salary as of December 31, 2019
Judith F. Marks, President and Chief Executive Officer	$1,000,000
Rahul Ghai, Vice President and Chief Financial Officer	$675,000
Richard Eubanks, Jr., President, Otis EMEA	$625,000
Laurie Havanec, Vice President and Chief Human Resources Officer	$465,000
Stephane de Montlivault, President, Otis Asia Pacific	$534,902	*
*	Converted to U.S. dollars from SGD based on the SGD to U.S. dollar conversion rate of 0.74292 as of December 31, 2019.

Annual Bonuses

UTC’s Objectives

The UTC Compensation Committee believes its methodology for determining annual bonus awards accomplishes the following objectives:

•	Sets financial performance goals that are consistent with the UTC Compensation Committee’s assessment of the opportunities and risks for the upcoming year, as communicated to investors.
•	Establishes challenging but achievable performance goals for UTC’s executives.
•	Provides incentive opportunities that are market competitive.
•	Allows the UTC Compensation Committee to make discretionary adjustments if it determines that measured performance does not fully align with its assessment of overall performance.

Annual Bonus Targets

The UTC Compensation Committee approves annual bonus target levels based on relevant market data for each UTC ELG member’s role. Target levels are expressed as a percentage of base salary and generally approximate the market median.

Pool Determination

Annual bonus funding pools are calculated by first multiplying each executive’s annual bonus target value (base salary multiplied by target bonus percentage) by the applicable UTC or business unit financial performance factor approved by the UTC Compensation Committee based on the level of achievement of pre-established financial performance goals. These amounts are then aggregated to determine award pools for Corporate executives and each business unit, and are subsequently allocated among eligible executives based on individual performance.

Individual Performance

UTC named executive officers begin the year with individual financial, strategic and operational objectives. Based on the UTC Chief Executive Officer’s assessment of each UTC named executive officer’s performance, he may recommend that the UTC Compensation Committee make a discretionary adjustment to increase or decrease the annual bonus calculated using the applicable financial performance factor. The UTC Compensation Committee considers these recommendations and makes adjustments as it deems appropriate. UTC’s Chief Executive Officer has no role in the UTC Compensation Committee’s determination of his own annual bonus.

UTC Compensation Committee’s Use of Discretion in Determining Annual Bonus Awards

UTC’s annual bonus program is designed to closely align individual payouts with performance relative to pre-established goals. However, the UTC Compensation Committee retains the authority to make upward or downward adjustments if it determines that UTC, business unit and/or individual performance measured by the metrics does not accurately reflect the overall quality of performance for the year. Although the achievement of financial performance goals remains the primary basis for determining actual annual bonus amounts, the UTC Compensation Committee has previously made positive and negative discretionary adjustments to financial performance factors and as a result of individual performance. Examples of situations that could result in discretionary adjustment include:

•	Material, unforeseen circumstances beyond UTC management’s control that affected financial performance results relative to the established goals or certain non-recurring charges or credits unrelated to operating performance;
•	Tax or accounting rule adjustments that positively or negatively impact performance;
•	Changes to UTC’s capital structure;
•	An executive’s performance relative to specific individual annual objectives; or
•	An executive’s failure to adhere to UTC’s Code of Ethics, Enterprise Risk Management program or other UTC policies.

2019 Annual Bonuses for Otis Named Executive Officers

In 2019, all of the Otis named executive officers were members of the UTC ELG and their 2019 annual bonuses were determined in accordance with the process described above, except that Ms. Marks provided input on adjustments for Otis’ other named executive officers to UTC’s Chief Executive Officer. Otis anticipates following a methodology in determining annual bonuses similar to the one used by UTC.

The following table sets forth for each of our named executive officers the annual target bonus percentage in effect as of December 31, 2019 and the actual bonus payout for 2019 reflected as a percentage of base salary in effect on December 31, 2019.

Named Executive Officer	Target Bonus	Actual Bonus Payout(1)
Judith F. Marks, President and Chief Executive Officer	125%	150%
Rahul Ghai, Vice President and Chief Financial Officer	80%	56%
Richard Eubanks, Jr., President, Otis EMEA	80%	92%
Laurie Havanec, Vice President and Chief Human Resources Officer	70%	89%
Stephane de Montlivault, President, Otis Asia Pacific	80%	81%
(1)	Actual payout for Ms. Marks reflects blended target bonus in light of target bonus increases provided in 2019, actual payout for Mr. Ghai was prorated to reflect time worked during 2019, and with respect to Ms. Havanec, actual payout reflects blended target bonus in light of target bonus increases provided in 2019 and also takes into account her time worked in her prior UTC role before transitioning to Otis in October 2019 and the associated UTC actual payout factor.

Under the terms of the 2019 annual bonus program, payout factors begin at 50% of target (for threshold-level performance) and are capped at 200% of target (for maximum-level performance). There are no payouts for below threshold-level performance and at no point can the UTC Compensation Committee approve a payout factor above 200% of target.

For 2019, the size of the Otis annual bonus was determined based on the performance of Otis relative to pre-established annual performance goals at threshold, target and maximum levels for two financial metrics: earnings growth (“EBIT”) and free cash flow (“FCF”). The chart below shows the weighting of each financial metric.

EBIT is defined as earnings before interest and taxes at constant currency, adjusted for restructuring, non-recurring and other significant, non-operational items, and the impact of acquisitions/divestitures and it measures the immediate impact of operating decisions on the annual performance of Otis.

FCF is an internal measure at constant currency, and defined as consolidated net cash flow provided by operating activities, less capital expenditures, and adjusted for restructuring, non-recurring and other significant, non-operational items. FCF measures Otis’ ability to generate cash to fund our operations and key business investments.

The UTC Compensation Committee believes annual bonuses should not be positively or negatively impacted by short-term decisions made in the best interest of long-term business strategies. Using non-GAAP performance measures encourages decision-making that considers long-term value creation that does not conflict with short-term incentive metrics. Adjustments for restructuring, non-recurring and other significant, non-operational items and acquisitions and divestures provides a more stable performance assessment of Otis’ core business, and aligns compensation opportunities with the non-GAAP financial expectations we communicate to investors.

The actual level of achievement of the goal for each metric is included in the table below.

Metrics	Bonus Performance Goal	Bonus Payout Factor (as a % of target)	Bonus Performance Result	Bonus Actual Payout Factor	Total Otis Bonus Performance Multiplier
EBIT
Threshold	$1.755 billion	50%
Target	$1.950 billion	100%	$2.007 billion	129%
Maximum	$2.145 billion	200%
FCF					127%
Threshold	$1.030 billion	50%
Target	$1.370 billion	100%	$1.455 billion	125%
Maximum	$1.715 billion	200%

Long-Term Incentive Awards

Each year the UTC Compensation Committee reviews the design of UTC’s long-term incentive (“LTI”) awards to ensure consistency with the UTC program’s fundamental objective of aligning the interests of UTC executives and UTC shareowners while attracting and retaining talented senior leaders. UTC’s annual LTI awards are subject to three-year, service-based (and in the case of PSUs, performance-based) vesting requirements, with limited exceptions for death, disability, retirement, change-in-control and certain qualifying involuntary terminations.

Performance Share Units (“PSUs”)

UTC PSUs vest at the end of a three-year performance period if, and to the extent that, UTC achieves performance goals established by the UTC Compensation Committee. When a UTC PSU vests, it converts into one share of UTC common stock. Unvested UTC PSUs do not earn dividend equivalents. UTC PSUs are designed to deliver market median compensation at target levels of performance. Performance below or above target levels will result in payouts that differ from the market median.

Stock Appreciation Rights (“SARs”)

UTC SARs entitle the award recipient to receive at the time of exercise shares of UTC common stock with a market value equal to the difference between the market price of UTC common stock on the date the UTC SARs are exercised and the exercise price that was set at the grant date (i.e., the closing price of UTC common stock on the date of grant). UTC SARs vest and become exercisable after three years and expire 10 years from the grant date.

To align UTC shareowner and UTC executive interests, UTC SAR awards directly link UTC named executive officer compensation to share price appreciation. The UTC Compensation Committee believes the 10-year term of these awards incentivizes long-term shareowner value creation.

Special Equity-Based Awards

The UTC Compensation Committee also may, from time to time, approve special equity grants for purposes such as recruitment, retention and recognition, or to drive the achievement of specific strategic performance goals. These special grants may be in the form of UTC PSUs, UTC SARs, UTC restricted stock units (“RSUs”), UTC restricted stock or UTC performance-based SARs.

Treatment of LTI Awards in Connection with the Distribution

For a description of the adjustments that are expected to be made to outstanding UTC LTI awards, including those held by Otis named executive officers, in connection with the distribution, see “The Separation and Distribution—Treatment of Equity-Based Compensation.”

2019 Annual LTI Awards for Otis Named Executive Officers

For 2019, the target grant date value of UTC annual LTI awards granted to each Otis named executive officer is set forth in the table below. The 2019 Annual LTI Award value, which is the approved value, varies from the total amount reported in the Summary Compensation table under Stock Awards and Option Awards because UTC uses a 30-day average closing price of UTC common stock in determining the number of shares to be awarded.

Named Executive Officer	2019 Annual LTI Award
Judith F. Marks, President and Chief Executive Officer(1)	$4,100,000
Rahul Ghai, Vice President and Chief Financial Officer(2)	N/A
Richard Eubanks, Jr., President, Otis EMEA(1)	$1,500,000
Laurie Havanec, Vice President and Chief Human Resources Officer(3)	$750,000
Stephane de Montlivault, President, Otis Asia Pacific(4)	$950,000
(1)	Reflects annual LTI awards in the form of 50% UTC PSUs and 50% UTC SARs, which are subject to UTC’s standard schedule of terms, including a three-year vesting requirement.
(2)	Mr. Ghai joined Otis in July 2019 and therefore did not receive any 2019 annual LTI awards.
(3)	Reflects annual LTI awards in the form of 50% UTC SARs, 30% UTC PSUs and 20% UTC RSUs, which are subject to UTC’s standard schedule of terms, including a three-year vesting requirement. Ms. Havanec was not a UTC ELG member when she received these awards. As a result, she received 30% of the award in the form of UTC PSUs and received 20% of the award in the form of UTC RSUs.

(4)	Reflects annual long-term incentive awards in the form of 50% UTC PSUs and 50% UTC SARs, which are subject to UTC’s standard schedule of terms, including a three-year vesting requirement.

The number of UTC RSUs, UTC PSUs and UTC SARs awarded pursuant to an annual LTI award is determined based on the 30-day average of UTC’s closing stock price prior to the grant date. This method stabilizes the impact of potential volatility of UTC’s stock price on the date of grant. However, because the award value is ultimately determined based on the closing price of UTC common stock on the grant date and other accounting valuation assumptions, the value approved by the UTC Compensation Committee differs from the grant date fair value shown in the Summary Compensation Table.

The terms of the UTC PSU awards granted to our named executive officers in 2019 provide for vesting based on performance relative to earnings per share (EPS) and return on invested capital (ROIC) goal (each weighted at 35%) and a relative total shareowner return (TSR) goal (weighted at 30%). To allow performance to be measured at the time of the distribution, at its February 2019 meeting, the UTC Compensation Committee set three annual EPS growth goals (with underlying quarterly assumptions) for the 2019 PSU award. This differs from UTC’s historical practice of setting a three-year EPS compound annual growth rate goal. ROIC and TSR goals continue to be measured relative to a three-year performance period. Vesting occurs following the three-year performance period and payouts can range from 8% of target if threshold performance is achieved for the least weighted metric (relative TSR) to a maximum payout of 200% if maximum performance is achieved for all three metrics. If UTC’s three-year TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of UTC’s relative TSR performance versus the companies within the S&P 500.

Other LTI Awards Granted to Otis Named Executive Officers in 2019

In addition to the 2019 annual LTI awards described above, the following UTC LTI awards were granted to Otis named executive officers in 2019:

•	As further described in the “Going Forward Otis Compensation Arrangements—Compensation Agreements with Otis Named Executive Officers” section of this information statement, Mr. Ghai received a sign-on equity award with a target value of $1,750,000 in the form of 50% UTC RSUs and 50% UTC SARs, which are subject to UTC’s standard schedule of terms, including a three-year vesting requirement, and a UTC ELG RSU award with a target grant value of $1,000,000, which is eligible to vest in the event of a mutually agreed upon separation after at least three years of ELG service and is subject to other terms and conditions set forth in the ELG agreement.
•	As further described in the “Going Forward Otis Compensation Arrangements—Compensation Agreements with Otis Named Executive Officers” section of this information statement, Mr. Eubanks received a UTC ELG RSU award with a target grant date value of $1,500,000, which is eligible to vest in the event of a mutually agreed upon separation after at least three years of ELG service and is subject to other terms and conditions set forth in the ELG agreement, and a one-time UTC RSU award with a target grant date value of $2,800,000, which will vest ratably on each of the first three anniversaries of the grant date (with full accelerated vesting in the event of an involuntary termination not for cause termination).
•	Ms. Havanec received a UTC ELG RSU award with a target grant date value of $1,000,000, which is eligible to vest in the event of a mutually agreed upon separation after at least three years of ELG service and is subject to other terms and conditions set forth in the ELG agreement.

OTHER UTC COMPENSATION ARRANGEMENTS

UTC Retirement and Deferred Compensation Benefits

UTC’s retirement and deferred compensation plans help UTC attract and retain talented executives. Over the years, the UTC Compensation Committee has updated these programs to maintain a competitive position within an evolving market. UTC believes the overall design of its retirement and deferred compensation programs is currently consistent with compensation practices in the marketplace and provides participating executives with benefits that approximate the UTC CPG market median.

Below are brief descriptions of each retirement and deferred compensation arrangement offered by UTC.

Plan	Description
UTC Pension Plan
A tax-qualified defined benefit pension plan that provides retirement benefits to employees hired prior to January 1, 2010. Effective December 31, 2014, participants hired prior to July 1, 2002, who had been covered by a final average earnings formula of this plan transitioned to a cash balance formula, which was already in effect for participants hired on or after July 1, 2002. Under the cash balance formula, participants earn two types of credits — pay credits and interest credits. Effective December 31, 2019, this plan was frozen, other than with respect to interest credits on cash balance accounts in the plan and active participants who were previously eligible for cash balance benefits under this plan became eligible for equivalent age-based contributions under the UTC Employee Savings Plan.

UTC Pension Preservation Plan
An unfunded, nonqualified defined benefit pension plan that mirrors the benefit formula, compensation recognition, retirement eligibility and vesting provisions of the tax-qualified UTC Pension Plan. For employees hired prior to January 1, 2010, it provides pension benefits not provided under the tax-qualified pension plan because of Internal Revenue Code limits. Effective December 31, 2019, this plan was frozen, other than with respect to interest credits on cash balance accounts in the plan and active participants who were previously eligible for cash balance benefits became eligible for equivalent age-based contributions under the UTC Company Automatic Contribution Excess Plan.

UTC Employee Savings Plan
A tax-qualified defined contribution plan where employees receive a matching contribution in the form of UTC stock units with a value equal to 60% of the first 6% of pay (consisting of base salary plus annual bonus) contributed by the employee. Salaried employees hired on or after January 1, 2010, receive an additional age-based company contribution (ranging from 3% to 5.5% of earnings) to their UTC Employee Savings Plan account. Effective January 1, 2020, salaried employees hired prior to January 1, 2010, who previously participated in the UTC Pension Plan now receive additional age-based Company contributions (ranging from 3% to 8% of earnings), an amount equivalent to the cash balance benefits previously provided under UTC’s pension plans.

UTC Savings Restoration Plan
An unfunded, nonqualified plan that permits eligible employees to defer up to 6% of their compensation to the extent such compensation exceeds the Internal Revenue Code compensation limit applicable to the qualified UTC Employee Savings Plan. UTC provides matching contributions in the form of UTC stock units at the same rate (60% of the 6% of pay) that would have been provided in the UTC Employee Savings Plan, if not for Internal Revenue Code limits.

UTC Company Automatic Contribution Excess Plan
An unfunded, nonqualified plan in which eligible employees may receive an age-based company automatic contribution for amounts above the Internal Revenue Code limits applicable to the qualified UTC Employee Savings Plan. For employees hired on or after January 1, 2010, these age-based contributions range from 3% to 5.5% of earnings. Beginning January 1, 2020, employees hired prior to January 1, 2010, who previously participated in UTC’s pension plans, now receive company contributions ranging from 3% to 8% of earnings. The plan also provides missed matching contributions for employees whose contributions to the UTC Employee Savings Plan are limited by the Internal Revenue Code’s contribution limits.

Plan	Description
UTC Deferred Compensation Plan	An unfunded, nonqualified, deferred compensation plan that allows UTC executives the opportunity to defer up to 50% of base salary and up to 70% of annual bonus.

UTC PSU Deferral Plan
An unfunded, nonqualified, deferred compensation plan that allows UTC executives to defer between 10% and 100% of their vested PSU awards. Upon vesting, the deferred portion of each UTC PSU award is converted into UTC deferred stock units that accrue dividend equivalents.

UTC Perquisites and Other Benefits

UTC provides the following benefits to UTC’s senior executives, which the UTC Compensation Committee believes are consistent with market practice and contributes to recruitment and retention. UTC has also historically provided certain personal aircraft usage and security arrangements that are not described below because they apply exclusively to UTC’s Chief Executive Officer.

Perquisite/Benefits	Description
UTC ELG Life Insurance
UTC ELG members appointed prior to January 31, 2015, may receive company-funded life insurance coverage up to three times their base salary at age 62 (projected or actual). This benefit is not available to any of the Otis named executive officers.

UTC ELG Long-Term Disability	The UTC ELG long-term disability program provides an annual benefit upon disability that is equal to 80% of base salary plus target annual bonus.

Healthcare	UTC ELG members are eligible to participate in the same health benefit program offered to other employees.

Executive Physical	UTC ELG members are eligible for a comprehensive annual executive physical.

Executive Leased Vehicle
UTC provides UTC ELG members with an annual allowance toward the costs of a leased vehicle. For UTC ELG members, the value of the allowance varies by UTC ELG appointment date. Any costs above the annual allowance are generally paid directly by the UTC executive.

Financial Planning	UTC ELG members are eligible to receive an annual financial planning benefit.

UTC Succession Planning

On an annual basis, UTC’s Chairman & Chief Executive Officer and UTC’s Executive Vice President & Chief Human Resources Officer provide the UTC Board of Directors with information about the succession planning for key senior leadership roles, including the UTC Chief Executive Officer. Succession plans include a readiness assessment, biographical information and future career development plans. The UTC Board of Directors’ views are incorporated into succession plans, which are updated annually based on this feedback. Otis anticipates following a similar methodology.

UTC Post-Employment Restrictive Covenants

UTC senior executives and UTC ELG members may not engage in activities after termination or retirement that are detrimental to UTC, such as disclosing proprietary information, soliciting UTC employees or engaging in competitive activities. Violations can result in a clawback of annual and LTI awards. These restrictions will also apply to Otis senior executives and ELG members following the distribution.

UTC Clawback Policy

UTC has a comprehensive policy on recoupment (“clawback”) of executive compensation, which applies to both UTC’s annual and LTI compensation programs. In the event of a financial restatement or recalculation of a financial metric applicable to an award, UTC has the right to recover annual bonus payments and gains realized from vested LTI awards from any UTC executive (including UTC named executive officers) involved in activities that caused the restatement or recalculation. Clawbacks of bonuses, LTI awards and compensation realized from prior awards also may be triggered by violations of UTC’s Code of Ethics, failure to meet employee health and safety standards, violations of post-employment restrictive covenants or the exposure of UTC to excessive risk as determined under our Enterprise Risk Management program. In addition, UTC has the right to recover compensation when a UTC executive’s negligence (including negligent supervision of a subordinate) causes significant harm to UTC. If required or otherwise appropriate, UTC may publicly disclose the circumstances surrounding the UTC Compensation Committee’s decision to seek recoupment. Otis will also have these clawback rules following the distribution.

No Short Sales, Pledging or Hedging of UTC Securities and No Underwater Option Buyouts

UTC prohibits directors, officers and employees from entering into transactions involving short sales of UTC securities. Further, directors and executive officers are prohibited from pledging or assigning an interest in UTC common stock, stock options or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of UTC securities also are prohibited, whether or not those securities were granted to or held, directly or indirectly, by a director, officer or employee. Otis will have the same prohibitions following the distribution.

Tax Deductibility of UTC Incentive Compensation

To the extent consistent with other compensation objectives, the UTC Compensation Committee has sought to minimize UTC’s compensation-related tax burden. Section 162(m) of the Code limits UTC’s deduction to $1 million for annual compensation paid to its covered employees, as defined in section 162(m).

GOING FORWARD OTIS COMPENSATION ARRANGEMENTS

Overview

Immediately after the distribution, Otis’ executive compensation program will be similar to UTC’s executive compensation program, and will generally be comprised of base salary, an annual performance-based bonus, annual LTI awards and limited executive perquisites.

In connection with the separation, Otis generally expects to adopt compensation and benefit plans, including deferred compensation, retirement plans and supplemental retirement plans, that are similar to those in effect at UTC before the separation, except that Otis will not adopt a plan that is similar to the UTC Employee Retirement Plan. Otis will also adopt an annual bonus plan and change in control severance plan, each as described below, and the 2020 Long-Term Incentive Plan (which is described in this information statement under the heading “Otis Worldwide Corporation 2020 Long-Term Incentive Plan”). In addition, Otis’ executive compensation philosophy and practices will initially mirror those at UTC. Following the distribution, the Otis Compensation Committee will consider and develop Otis’ compensation programs, plans, philosophy and practices, consistent with Otis’ business needs and goals.

Otis Compensation Consultant and Peer Group

In anticipation of the separation, Pearl Meyer has been retained by the UTC Compensation Committee to serve as the initial compensation consultant to the Otis Compensation Committee commencing on the distribution. However, after the distribution, the Otis Compensation Committee will review and determine whether to continue to engage Pearl Meyer as its compensation consultant.

Also in anticipation of the separation, the UTC Compensation Committee has approved an initial Compensation Peer Group for Otis consisting of the following companies: Cummins Inc., Dover Corp., Eaton Corp. plc, Emerson Electric Co., Fluor Corp., Fortive Corp., Illinois Tool Works Inc., Ingersoll-Rand Plc, Lear Corp., Motorola Solutions, Inc., Navistar Int’l Corp., Parker-Hannifin Corp., Rockwell Automation, Inc., Stanley Black & Decker, Inc., TE Connectivity Ltd., Terex Corp. and Western Digital Corp. These companies were selected based on the following criteria: similarity to Otis in size, geographic footprint and operational complexity, taking into account factors such as revenue, market capitalization, global scope of operations, manufacturing footprint and research and development activities. Although the Compensation Peer Group after the distribution will be determined by the Otis Compensation Committee and its compensation consultant, it is expected that the Otis Compensation Peer Group described above will be considered in Otis’ initial executive compensation decisions.

Compensation Agreements with Otis Named Executive Officers

UTC entered into an offer letter with Rahul Ghai, Otis’ Chief Financial Officer, in connection with his commencement of employment in July 2019. The offer letter provides for a base salary of $675,000, a target annual bonus award of 80% of base salary, and an annual equity award consisting of SARs and PSUs. In addition, as offsets to the various programs at Mr. Ghai’s former employer that mandate forfeiture or reduction for early departure, the offer letter provides for (1) a cash sign-on bonus of $500,000, subject to repayment in the event of Mr. Ghai’s departure prior to the first anniversary of his start date, (2) a UTC equity award with a target value of $1,750,000, with half of the value delivered in SARs and the remaining value delivered in RSUs, subject to a three-year vesting requirement, and (3) a UTC ELG RSU award with a target value of $1,000,000, which is eligible to vest in the event of a mutually agreed upon separation after at least three years of ELG service. The letter also provided for UTC to make a cash payment of $500,000 to Mr. Ghai if his 2018 cash bonus from his prior employer was forfeited; this payment was not required.

UTC entered into an offer letter and letter of assignment with Stephane de Montlivault, President, Otis Asia Pacific, in connection with his assignment to Singapore for an anticipated two-year term commencing on November 1, 2019. The offer letter provides for an annual base salary of SGD 720,000 and a target annual bonus award of 80% of base salary. The offer letter also contains a 12-month post-termination noncompetition covenant. The letter of assignment provides for certain benefits in connection with Mr. de Montlivault’s assignment to Singapore, including a housing and utilities allowance of SGD 307,000 per year, reimbursement of eligible expenses for education of dependents up to a maximum of SGD 120,000 per year, an assignment premium of SGD 40,000 per year and a pension/retirement contribution equal to 8% of base salary and incentive compensation.

UTC entered into an offer letter and letter of assignment with Mark Eubanks, President, Otis EMEA, in connection with his commencement of employment on April 1, 2019. The offer letter provides for a base salary of $625,000, a target annual bonus award of 80% of base salary and an annual equity award consisting of SARs and PSUs (which awards will have a grant date fair value of $1,500,000 for 2019). In addition, in consideration of the various programs at Mr. Eubanks’ former employer that mandate forfeiture or reduction for early departure, the offer letter provides for (1) a UTC RSU award with a target value of $2,800,000, subject to a three-year ratable vesting requirement (except that such award would become fully vested upon an involuntary termination not for cause), and (2) a UTC ELG RSU award with a target value of $1,500,000, which is eligible to vest in the event of a mutually agreed upon separation after at least three years of ELG service. The letter also provided for UTC to make a cash payment of $500,000 to Mr. Eubanks if his 2018 cash bonus from his prior employer was forfeited; this payment was not required. The letter of assignment provides for certain benefits in connection with Mr. Eubanks’ assignment to France, including an assignment premium of $2,083.34 per month, a goods and services differential of $551.38 per month, a housing allowance of EUR 8,500 per month and a utilities allowance of EUR 430 per month.

Otis Executive Annual Bonus Plan

It is expected that Otis will adopt an executive annual bonus plan to become effective upon, and subject to, the occurrence of the distribution. The eligible participants under the annual bonus plan would include Otis named executive officers.

Pursuant to the bonus plan, each named executive officer will be eligible for a discretionary bonus payable based on the achievement of performance goals established by the Otis Compensation Committee based on financial, operational, strategic performance measures, individual performance measures and/or such other measures as may be determined by the Otis Compensation Committee. The performance period under the bonus plan will be Otis’ fiscal year, unless otherwise designated by the Otis Compensation Committee. Each bonus paid under the plan will be in the form of cash or, at the discretion of the Otis Compensation Committee, restricted stock or restricted stock units.

Upon a change in control (as defined in the bonus plan) of Otis, each named executive officer will be entitled to receive a prorated bonus for the portion of the performance period that ends on the change in control, which payment shall be based on the greater of (1) the officer’s target bonus for the performance period and (2) the officer’s bonus based on the Otis Compensation Committee’s determination of the actual level of achievement of the applicable performance goals prior to the change in control and projecting such performance to the end of the performance period.

Otis Change in Control Severance Plan

Otis will adopt a change in control severance plan to become effective upon, and subject to, the occurrence of the distribution. The eligible participants under the severance plan would include Otis named executive officers and other executives.

Pursuant to the severance plan, any Otis named executive officer who is terminated without cause or resigns for good reason on, or within the two years following, a change in control (as defined in the severance plan) of Otis, would be entitled to receive (subject to the officer’s execution of a release of claims and agreement to a one-year post-termination noncompetition covenant and a two-year post-termination nonsolicitation covenant):

•	a lump sum cash severance payment equal to three times (for the Chief Executive Officer) or two times (for the other named executive officers) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus;
•	a prorated target annual bonus for the year of termination (reduced by any annual bonus payment to which the named executive officer is entitled for the same period of service);
•	up to 12 months of healthcare benefit coverage continuation at no premium cost to the officer;
•	outplacement services for 12 months; and
•	continued financial planning services for 12 months.

The severance plan provides that, in the event that the payments and benefits to a named executive officer in connection with a change in control, whether pursuant to the severance plan or otherwise, would be subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the Code, then the officer will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the officer.

Executive Officer and ELG Member Share Ownership Requirements

Otis’ Chief Executive Officer, Chief Financial Officer and each other ELG member will be required to own Otis common stock (including RSUs and notional shares credited under Otis’ supplemental retirement and deferred compensation plans, but excluding stock options, SARs and unvested PSUs) with a value equal to six times (for the Chief Executive Officer), four times (for the Chief Financial Officer), or three times (for each other ELG member) the individual’s then applicable base salary. The requisite share ownership level must be achieved within five years after the ownership requirement first applies to the applicable individual. If the Chief Executive Officer, Chief Financial Officer or other ELG member does not meet the ownership requirement after this five-year period, then the applicable individual is not permitted to sell shares of Otis until achieving the required ownership level.

Summary Compensation Table

Named Executive Officer	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)(5)	Total Without Change in Pension Value ($)
Judith F. Marks, President & Chief Executive Officer	2019	956,250	1,500,000	2,150,799	2,066,540	—	283,055	6,956,644	6,956,644
	2018	868,750	1,400,000	2,950,834	1,051,810	—	241,555	6,512,949	6,512,949
Rahul Ghai, Vice President & Chief Financial Officer	2019	311,932	875,000	1,875,975	815,474	12,069	190,411	4,080,861	4,068,792
Richard Eubanks Jr., President, Otis EMEA	2019	468,750	575,000	5,040,871	707,175	—	662,943	7,454,739	7,454,739
Laurie Havanec, Vice President & Chief Human Resources Officer	2019	442,917	415,000	1,484,872	376,660	189,523	115,839	3,024,811	2,835,288
Stephane de Montlivault, President, Otis Asia Pacific	2019	493,734	433,865	505,379	478,460	586,576	456,449	2,954,463	2,367,887
(1)	Bonus. Cash bonuses provided under UTC’s Annual Executive Incentive Compensation Plan. Payments are primarily based on the achievement of pre-established goals. However, the UTC Compensation Committee retains discretion to adjust annual bonus amounts based on its assessment of overall performance. Consequently, annual bonuses are reported in the Bonus column rather than in the Non-Equity Incentive Plan Compensation column. For Mr. Ghai, the amount shown includes a cash sign-on of $500,000 paid in the third quarter of 2019 to offset compensation forfeited from his former employer.
(2)	Stock Awards. Grant date fair value of UTC PSUs and UTC RSUs, calculated in accordance with the FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The assumptions made in calculating the fair value of these awards are set forth in Note 12 to the Combined Financial Statements. PSU awards are discussed in footnote 2 of the Grants of Plan-Based Awards table. The grant date fair values shown for PSU awards granted in 2019 to our named executive officers assume target-level performance. If the highest level of performance is achieved, the grant date fair values would be: Ms. Marks, $3,588,722; Mr. Eubanks, $1,232,796; Ms. Havanec, $396,132; and Mr. de Montlivault, $843,252. Mr. Ghai did not receive PSUs in 2019.
(3)	Option Awards. Grant date fair value of UTC SARs, calculated in accordance with the FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of these awards are set forth in Note 12 to the Combined Financial Statements.
(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the change, if any, in the year-over-year actuarial present value of each executive’s accrued benefit under UTC’s defined benefit plans. Actuarial value computations are based on the assumptions disclosed in the Pension Benefits table.
(5)	Exchange rates. All compensation delivered to Mr. Eubanks in EUR have been converted to U.S. dollars based on the EUR to U.S. dollar conversion rate of 1.12147 as of December 31, 2019. All compensation delivered to Mr. de Montlivault in SGD have been converted to U.S. dollars based on the SGD to U.S. dollar conversion rate of 0.74292 as of December 31, 2019.

(6)	All Other Compensation. The 2019 amounts in this column consist of the following items:

All Other Compensation

Named Executive Officer	Leased Vehicle Payments ($)(a)	401(k) Plan Company Match ($)(b)	Company Contributions Nonqualified Deferred Compensation Plans ($)(c)	Relocation Benefits ($)(d)	Financial Planning Benefit ($)(e)	Health Benefits ($)(f)	International Assignments ($)(g)	Miscellaneous ($)	Total ($)
J. Marks	18,685	25,480	143,439	63,750	16,000	14,973	—	728	283,055
R. Ghai	12,930	22,290	1,406	147,769	—	6,016	—	—	190,411
M. Eubanks	6,172	14,000	5,531	243,374	12,055	4,770	377,040	—	662,943
L. Havanec	25,660	25,480	46,675	—	14,000	4,024	—	—	115,839
S. de Montlivault	24,277	—	—	35,625	2,782	18,404	375,361	—	456,449
(a)	Annual costs incurred by UTC in connection with a leased vehicle provided to the executive.
(b)	Dollar value of company matching contributions made to the UTC Employee Savings Plan, which includes an additional company automatic contribution for employees hired on or after January 1, 2010 who do not participate in UTC’s pension plans, which were closed to new participants. Mr. Ghai does have a benefit under the UTC pension plans with respect to his service before January 1, 2010, but due to his break in UTC service he no longer accrues additional benefits. Mr. de Montlivault does not participate in the U.S. pension benefits program.
(c)	Dollar value of company contributions to the UTC Savings Restoration Plan (“SRP”) and the UTC Company Automatic Contribution Excess Plan (“CACEP”). Under the SRP, participants are credited with a benefit equal to the company matching contribution not received under the UTC Employee Savings Plan due to Internal Revenue Code limits. For executives hired on or after January 1, 2010, the CACEP provides an additional age-based company automatic contribution for compensation earned over Internal Revenue Code limits.
(d)	Payments associated with relocation expenses, which include tax reimbursement payments of $71,065 for Mr. Ghai and $66,291 for Mr. Eubanks.
(e)	Costs associated with a financial planning benefit available to ELG members.
(f)	Costs incurred by the company associated with annual executive physicals and broad-based company-covered healthcare benefits.
(g)	Certain compensation elements provided in accordance with respective local contracts and international assignment packages for Mr. Eubanks, who is based in France, and Mr. de Montlivault, who is based in Singapore. Individual contracts for senior executives are customary in Europe and Asia where compensation practices differ from the U.S. The amount shown for Mr. Eubanks includes the following items, as required by his contract: $231,672 for housing-related and utilities; $123,051 for reimbursement of educational expenses for his minor children; $13,760 for mobility allowances; and $8,557 for tax assistance. The amount shown for Mr. de Montlivault includes the following items, as required by his contract: $229,269 for housing and utilities; $76,869 for reimbursement of educational expenses for his minor children; $19,785 for home leave; $1,145 for club dues; and $48,293 for expatriate allowances.

Grants of Plan-Based Awards

Named Executive Officer	Grant Date(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold (#)	Target (#)	Maximum (#)
J. Marks	2/5/2019		1,464	18,300	36,600	—	—	—	2,150,799
	2/5/2019		—	—	—	—	101,500	120.77	2,066,540
R. Ghai	8/1/2019	(6)	—	—	—	—	36,700	131.84	815,474
	8/1/2019	(6)	—	—	—	6,640	—	—	875,418
	7/15/2019	(7)	—	—	—	7,510	—	—	1,000,557
M. Eubanks	4/1/2019		456	5,700	11,400	—	—	—	738,834
	4/1/2019		—	—	—	—	31,500	133.19	707,175
	4/1/2019	(7)	—	—	—	11,270	—	—	1,501,051
	4/1/2019	(8)	—	—	—	21,030	—	—	2,800,986
L. Havanec	2/5/2019		162	2,020	4,040	—	—	—	237,411
	2/5/2019		—	—	—	—	18,500	120.77	376,660
	2/5/2019	(9)	—	—	—	1,340	—	—	161,832
	11/13/2019	(7)	—	—	—	7,320	—	—	1,085,629
S. de Montlivault	2/5/2019		344	4,300	8,600	—	—	—	505,379
	2/5/2019		—	—	—	—	23,500	120.77	478,460
(1)	The UTC Compensation Committee approved the 2019 annual LTI awards at its February 1, 2019 meeting, specifying the February 5, 2019 grant date.

(2)	Number of UTC PSUs, which vest based on performance relative to three-year EPS growth and ROIC goals (each weighted at 35%) and a three-year relative TSR goal (weighted at 30%). Vesting ranges from a payout of 8% of target if threshold performance is achieved for the least weighted metric (relative TSR) to a maximum payout of 200% if maximum performance is achieved for all three metrics. If UTC’s three-year TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of UTC’s relative TSR performance versus the companies within the S&P 500. Each PSU corresponds to one share of UTC common stock. Unvested PSUs do not accrue dividend equivalents. Vested PSUs are settled in unrestricted shares of UTC common stock at the end of the performance period following the UTC Compensation Committee’s review and approval of performance achievement levels.
(3)	Number of UTC SARs, which vest and become exercisable three years from the grant date, subject to the executive’s continued employment with the company.
(4)	The UTC SAR exercise price equals the closing price of UTC common stock on the grant date.
(5)	Grant date fair value of awards granted in 2019, with vesting assumed at 100% of target for performance-based awards. Values are calculated in accordance with the FASB ASC Topic 718, but excluding the effect of estimated forfeitures.
(6)	UTC SARs and UTC RSUs granted to Mr. Ghai as part of compensation to offset the value of compensation forfeited upon his departure from his former employer. These awards vest three years from the grant date, subject to continued service with the company or upon death, disability or qualifying termination following a change-in-control. This RSU award earns dividend equivalents during the vesting period.
(7)	Number of ELG RSUs granted upon appointment to the UTC ELG. Awards vest in the event of a mutually agreeable separation following three years of ELG service, upon death, disability or qualifying termination following a change-in-control. These RSU awards earn dividend equivalents during the vesting period.
(8)	UTC RSUs granted to Mr. Eubanks to offset the value of compensation forfeited upon his departure from his former employer. This award vests three years from the grant date, subject to continued service with the company or upon death, disability or qualifying termination following a change-in-control. This RSU award earns dividend equivalents during the vesting period.
(9)	Number of UTC RSUs, which vest three years from the grant date, subject to continued service except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change-in-Control table. This UTC RSU award earns dividend equivalents during the vesting period.

Outstanding Equity Awards At Fiscal Year-End

Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
J. Marks	1/2/2018	(9)		53,500		128.16	1/1/2028		—
	1/2/2018								—	32,200	4,822,272
	1/2/2018	(12)						6,793	1,017,320
	11/1/2017	(14)						8,755	1,311,149
	11/1/2017	(6)						17,511	2,622,447
	2/5/2019	(10)		101,500		120.77	2/4/2029		—
	2/5/2019								—	36,600	5,481,216
R. Ghai	8/1/2019	(7)		36,700		131.84	7/31/2029		—
	8/1/2019	(7)						6,710	1,004,890
	7/15/2019	(6)						7,589	1,136,529
M. Eubanks	4/1/2019	(18)		31,500		133.19	3/31/2029		—
	4/1/2019								—	11,400	1,707,264
	4/1/2019	(8)						21,374	3,200,970
	4/1/2019	(6)						11,389	1,705,617
S. de Montlivault	1/3/2012		8,700			74.66	1/2/2022		—
	1/2/2013		9,100			84.00	1/1/2023		—
	1/2/2014		7,000			112.49	1/1/2024		—
	1/2/2015		7,800			115.04	1/1/2025		—
	1/4/2016		13,200			95.57	1/3/2026		—
	1/3/2017	(11)		12,600		110.83	1/2/2027		—
	1/2/2018	(9)		10,500		128.16	1/1/2028		—
	1/3/2017								—	1,733	259,534
	1/2/2018								—	6,400	958,464
	1/3/2017	(13)						1,074	160,842
	1/2/2018	(12)						1,358	203,374
	1/2/2014		8,212			112.49	1/1/2024		—
	1/2/2014		2,940			112.49	1/1/2024		—
	12/14/2017	(6)						8,706	1,303,811
	2/5/2019	(10)		23,500		120.77	2/4/2029		—
	2/5/2019								—	8,600	1,287,936
L. Havanec	4/3/2017	(15)		10,100		111.93	4/2/2027		—
	1/2/2018	(9)		12,900		128.16	1/1/2028		—
	4/3/2017								—	1,391	208,316
	1/2/2018								—	2,800	419,328
	4/3/2017	(16)						856	128,195
	1/2/2018	(12)						966	144,668	—
	4/3/2017	(16)						5,041	754,940
	2/5/2019	(10)		18,500		120.77	2/4/2029		—
	2/5/2019								—	4,040	605,030
	2/5/2019	(17)						1,369	205,021
	11/13/2019	(6)						7,357	1,101,784
(1)	The exercise price of each UTC SAR equaled to the closing price of UTC common stock on the grant date.
(2)	UTC RSUs, which include dividend equivalents (if applicable) earned during the vesting period which are reinvested as additional UTC RSUs each time UTC pays a dividend to shareowners. The reinvested UTC RSUs vest on the same date as the underlying UTC RSUs.
(3)	Calculated by multiplying the number of unvested UTC RSUs by $149.76, the closing price of UTC common stock on the last trading day of 2019.
(4)	UTC PSUs that are subject to vesting contingent on company performance relative to pre-established performance goals measured over a three-year period and the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table. The number of shares shown with respect to UTC PSU awards granted in 2018 and 2019 assumes maximum-level performance, based on vesting estimates as of December 31, 2019. The number of shares shown for the 2017 UTC PSU awards reflect vesting at 114% of target based on actual performance through December 31, 2019. The service condition for this award was satisfied on January 3, 2020.

(5)	Calculated by multiplying the number of unvested 2019 and 2018 PSUs and the number of vested 2017 PSUs by $149.76, the closing price of UTC common stock on the last trading day of 2019.
(6)	Number of ELG RSUs granted upon appointment to the UTC ELG. Awards vest in the event of a mutually agreeable separation following three years of ELG service, upon death, disability or qualifying termination following a change-in-control. These UTC RSU awards earn dividend equivalents during the vesting period.
(7)	UTC SARs and UTC RSUs granted to Mr. Ghai as part of compensation to offset the value of compensation forfeited upon his departure from his former employer. These awards vest three years from the grant date, subject to his continued employment with the company or upon death, disability or change-in-control. This UTC RSU award earns dividend equivalents during the vesting period.
(8)	UTC RSUs granted to Mr. Eubanks to offset the value of compensation forfeited upon his departure from his former employer. This award vests three years from the grant date, subject to his continued employment with the company or upon death, disability or qualifying termination following a change-in-control. This UTC RSU award earns dividend equivalents during the vesting period. In the event of an involuntary termination not for cause, vesting will accelerate on any unvested portion of the UTC RSUs granted to Mr. Eubanks to offset the value of compensation forfeited upon his departure from his former employer.
(9)	UTC SARs scheduled to vest on January 2, 2021, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table.
(10)	UTC SARs scheduled to vest on February 5, 2022, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table.
(11)	UTC SARs that vested on January 3, 2020.
(12)	UTC RSUs scheduled to vest on January 2, 2021, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table. These UTC RSU awards earn dividend equivalents during the vesting period.
(13)	UTC RSUs that vested on January 3, 2020.
(14)	UTC RSUs granted to Ms. Marks to offset the value of compensation forfeited upon her departure from her former employer. This award vests three years from the grant date, subject to continued service with the company or upon death, disability or qualifying termination following a change-in-control. This UTC RSU award earns dividend equivalents during the vesting period.
(15)	UTC SARs scheduled to vest on April 3, 2020, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table.
(16)	UTC RSUs granted to Ms. Havanec as part of her sign-on compensation. These awards vest three years from the grant date, subject to continued service with the company or upon death, disability or qualifying termination following a change-in-control. This UTC RSU award earns dividend equivalents during the vesting period.
(17)	UTC RSUs scheduled to vest on February 5, 2022, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table. These UTC RSU awards earn dividend equivalents during the vesting period.
(18)	UTC SARs scheduled to vest on April 1, 2022, subject to the executive’s continued employment, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change-In-Control table.

Option Exercises and Stock Vested

Named Executive Officer	Option Awards(1)		Stock Awards(3)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
J. Marks	—	—	—	—
R. Ghai	—	—	—	—
M. Eubanks	—	—	—	—
L. Havanec	—	—	—	—
S. de Montlivault	7,300	510,967	2,888	337,852
(1)	UTC SARs exercised during 2019.
(2)	Calculated by multiplying the number of shares acquired upon exercise by the difference between the market price of UTC common stock on the exercise date and the exercise price of the UTC SAR.
(3)	UTC PSUs and UTC RSUs that converted to shares of UTC common stock on a one-for-one basis upon vesting in 2019. UTC PSUs granted on January 4, 2016 vested at 116% of target on February 11, 2019, based on performance through December 31, 2018.
(4)	Calculated by multiplying the number of vested UTC PSUs and UTC RSUs by the market price of UTC common stock on the vesting date.

Pension Benefits

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J. Marks(2)	UTC Pension Plan	—	—	—
	UTC Pension Preservation Plan	—	—	—
	Total		—	—
R. Ghai(3)	UTC Pension Plan	12	39,931	—
	UTC Pension Preservation Plan	12	7,167	353
	Total		47,098	353
M. Eubanks(2)	UTC Pension Plan	—	—	—
	UTC Pension Preservation Plan	—	—	—
	Total		—	—
L. Havanec(3)	UTC Pension Plan	18	1,216,951	64,420
	UTC Pension Preservation Plan	18	—	—
	Total		1,216,951	64,420
S. de Montlivault(4)	UTC Third Country Nationals Plan	36	3,377,493	—
	Total		3,377,493	—
(1)	The following assumptions, which are consistent with UTC’s latest year-end reporting assumptions, were used to determine the present value of the accumulated pension benefit: (i) the named executive officers not already in payment status are assumed to retire at the earliest date the named executive officers can retire without a reduction of benefits due to age (either age 62 or 65, depending on their current age, service and applicable benefit formula); (ii) unless already in payment, the amounts shown assume the following form of payment: (a) 70% in a monthly annuity and 30% in a lump-sum payment for benefits earned under the final average earnings (“FAE”) formula of the UTC Pension Plan (“Pension Plan”) and a monthly annuity for the Third Country Nationals Plan (“TCN Plan”); (b) a lump-sum payment for benefits earned under the cash balance formula of the Pension Plan and TCN Plan; and (c) a lump-sum payment for benefits accrued under the UTC Pension Preservation Plan (“PPP”) unless an alternate payment form was elected.
(2)	Ms. Marks and Mr. Eubanks were hired by UTC after January 1, 2010, and therefore do not participate in UTC’s legacy pension plans.
(3)	Mr. Ghai and Ms. Havanec were first employed by UTC in May 1999 and September 1994, respectively, and later separated from service with UTC, before returning to UTC to take on senior roles. Both had accrued pension benefits under the FAE formula of the Pension Plan and the PPP before they separated. Ms. Havanec was eligible for early retirement upon separation, and therefore, began receiving benefit payments under the Pension Plan, which continue to be made. Mr. Ghai was not eligible for early retirement upon his separation and must wait until subsequent separation of employment to commence his previously accrued benefit. Since rejoining UTC, Mr. Ghai and Ms. Havanec are no longer eligible to accrue additional benefits in UTC’s pension plans, and instead receive age-based company automatic contributions to their UTC Employee Savings Plan and CACEP accounts. The form of payment for Ms. Havanec is a 75% joint and survivor annuity for the Pension Plan and life annuity for the PPP for Mr. Ghai.
(4)	Mr. de Montlivault does not participate in the company-funded, U.S.-based pension benefit plans. However, as an internationally mobile employee, he participates in the TCN Plan, which replicates the Pension Plan. Mr. de Montlivault has both FAE and cash balance components to his benefit.

Nonqualified Deferred Compensation

Named Executive Officer	Plan(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
J. Marks	UTC SRP	94,575	56,745	30,035	—	228,081
	UTC CACEP	—	86,694	3,806	—	140,549
R. Ghai	UTC CACEP	—	1,406	—	—	1,406
M. Eubanks	UTC CACEP	—	5,531	14	—	5,545
L. Havanec	UTC SRP	30,775	18,465	13,851	—	93,877
	UTC CACEP	—	28,210	1,368	—	51,968
(1)	Executives are eligible to participate in various UTC deferred compensation plans described in the Compensation Discussion and Analysis. Mr. de Montlivault does not participate in any deferred compensation arrangements.
(2)	Amounts shown are included in the Salary and Bonus columns of the Summary Compensation Table.
(3)	Amounts shown are included in the All Other Compensation column of the Summary Compensation Table.
(4)	Amounts shown reflect hypothetical investment returns to accounts based in fixed income, bond and equity indices selected by the participant. These returns do not constitute above-market earnings.

(5)	The sum of contributions (both by the executive and UTC) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the 2019 Summary Compensation Table for UTC: $99,344 (Ms. Marks).

Potential Payments on Termination or Change-In-Control

Payment Type	J. Marks ($)	R. Ghai ($)	M. Eubanks ($)	L. Havanec ($)	S. de Montlivault ($)
Termination - Involuntary (For Cause)
Cash Payment	—	—	—	—	—
Pension Benefit(1)	—	—	—	—	3,548,457
Option / SAR Value(2)	—	—	—	—	—
Stock Awards Value(2)	—	—	—	—	—
Sub-Total	—	—	—	—	3,548,457
Less: Vested Pension	—	—	—	—	(3,548,457)
Amount Triggered due to Termination	—	—	—	—	—
Termination - Voluntary
Cash Payment	—	—	—	—	—
Pension Benefit(1)	—	—	—	—	3,548,457
Option / SAR Value(3,4)	—	—	—	660,723	3,631,753
Stock Awards Value(3,4)	—	—	—	774,679	1,294,645
Sub-Total	—	—	—	1,435,402	8,474,855
Less: Vested Pension and Equity	—	—	—	(1,435,402)	(8,474,855)
Amount Triggered due to Termination	—	—	—	—	—
Termination - Involuntary (Not for Cause)
Cash Payment	—	—	—	—	—
Pension Benefit(1)	—	—	—	—	3,548,457
Option / SAR Value(3,4)	770,407	—	—	660,723	3,631,753
Stock Awards Value(3,4,5)	2,928,707	—	3,200,970	774,679	1,294,645
Sub-Total	3,699,114	—	3,200,970	1,435,402	8,474,855
Less: Vested Pension and Equity	—	—	—	(1,435,402)	(8,474,855)
Amount Triggered due to Termination	3,699,114	—	3,200,970	—	—
Termination - Change-in-Control
Cash Payment(6)	—	—	—	—	—
Pension Benefit(1)	—	—	—	—	3,548,457
Option / SAR Value(7)	4,098,085	657,664	521,955	1,197,038	4,313,018
Stock Awards Value(5,7)	10,897,436	2,141,418	6,007,772	3,142,804	3,237,482
Sub-Total	14,995,521	2,799,082	6,529,727	4,339,842	11,098,957
Less: Vested Pension and Equity	—	—	—	(1,351,536)	(8,283,162)
Amount Triggered due to Termination	14,995,521	2,799,082	6,529,727	2,988,306	2,815,795
(1)	Estimated lump-sum value of the nonqualified portion of the retirement benefits accrued under UTC’s pension plans, assuming retirement or termination on December 31, 2019, payable as of such date or attainment of age 55 (if later) based on the plan’s 2020 lump-sum basis. The present value of benefits payable under the qualified plan are shown in the Pension Benefits table.
(2)	Outstanding equity awards will be forfeited upon involuntary termination (for cause).
(3)	Equity awards are valued based on the closing price of UTC common stock on the NYSE ($149.76) on the last trading day of 2019. For the 2019 and 2018 UTC PSU awards, values shown reflect estimated performance as of December 31, 2019. The actual vesting of 114% of target is shown for the 2017 UTC PSU grant.
(4)	UTC SARs and UTC RSUs awards granted under UTC’s annual LTI program that are outstanding for more than one year will vest in the event of voluntary termination only after attaining qualifying retirement, which is defined as either (i) age 65; (ii) age 55 plus 10 years of service; or (iii) “Rule of 65” – age 50 to 54 plus years of service total at least 65 for executives who have attained qualifying retirement status. PSUs outstanding for at least one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved. Only Ms. Havanec and Mr. de Montlivault were retirement eligible as of December 31, 2019.
(5)	UTC SARs and UTC RSUs awards that are outstanding for more than one year will vest and PSUs will remain eligible to vest (to the extent performance targets are achieved) in the event of involuntary termination (not for cause) after an executive qualifies for retirement. Only Ms. Havanec and Mr. de Montlivault are retirement eligible as at December 31, 2019. For executives who have not yet qualified for retirement, but have held awards for at least one year, in the event of involuntary termination (not for cause) a pro rata portion of SARs and RSUs will vest and a pro rata portion of PSUs will remain eligible to vest at the completion of the performance period to the extent performance goals are achieved. Special out-of-cycle and ELG RSU awards do not have retirement eligibility treatment and, therefore, are forfeited upon voluntary termination. In the event of an involuntary termination not for cause, vesting will accelerate on any unvested portion of the RSUs granted to Mr. Eubanks to offset the value of compensation forfeited upon his departure from his former employer.

(6)	ELG RSUs will vest in the case of mutually agreeable separation following three years of ELG service. As of December 31, 2019, these ELG members had not met the service condition.
(7)	None of the named executive officers are eligible for change-in-control benefits under the UTC Senior Executive Severance Plan, which was closed to participants effective June 2009 and the named executive officers were not otherwise eligible for cash severance in connection with a change-in-control as of December 31, 2019.
(8)	In the event of qualifying termination following a change-in-control, the UTC Long-Term Incentive Plans provide for the accelerated vesting of all outstanding equity awards (including awards outstanding for less than one year, special out-of-cycle and ELG RSU awards). UTC PSUs granted under the original 2005 UTC Long-Term Incentive Plan vest at target performance and UTC PSUs granted under the UTC 2018 Long-Term Incentive Plan vest at the greater of target or actual performance. As a result, amounts shown for the 2018 PSUs assume target performance, and amounts shown for the 2019 UTC PSUs assume the estimated performance as of December 31, 2019. For the 2017 UTC PSUs, actual performance vesting (114% of target) is shown. All values shown reflect the closing price of UTC common stock ($149.76) on the last trading day of 2019.

OTIS WORLDWIDE CORPORATION 2020 LONG-TERM INCENTIVE PLAN

Otis will adopt the Otis Worldwide Corporation 2020 Long-Term Incentive Plan (the “Plan”) in connection with the distribution. The following is a summary of the principal terms of the Plan, which is qualified in its entirety by reference to the full text of the Plan. The Otis equity-based compensation awards issued in connection with the adjustment of outstanding UTC equity-based compensation awards upon the distribution (see “The Separation and Distribution—Treatment of Equity-Based Compensation”) will be issued pursuant to the Plan and will reduce the shares authorized for issuance under the Plan.

Purpose of the Plan

The purpose of the Plan is to enable Otis to implement a compensation program that correlates compensation opportunities with shareowner value, focuses management on long-term sustainable performance and provides Otis with a competitive advantage in attracting, retaining and motivating officers, employees and directors.

Administration of the Plan

The Plan will be administered by the Board or, if the Board elects, by the Otis Compensation Committee or any other committee of the Board as designated by the Board from time to time. All references in this section to the “Committee” refer to the Board as a whole or the applicable committee designated by the Board. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or other persons it selects, provided that no delegation of authority will be permitted that would cause a transaction pursuant to the Plan to be subject to (and not exempt from) Section 16(b) of the Exchange Act.

Subject to the terms and conditions of the Plan, the Committee (or its delegate) will have absolute authority to administer the Plan, including the authority to select the eligible individuals to receive awards, to determine the type of each award, the number of shares to be granted and the terms and conditions of the awards. The Committee also has authority to adopt procedures or sub-plans as necessary or advisable to comply with foreign legal or regulatory provisions for awards granted to participants outside of the United States.

Authorized Shares

The maximum number of shares of Otis common stock that may be issued pursuant to awards granted under the Plan shall be 45,000,000 which includes shares subject to awards granted in connection with the adjustment of outstanding UTC equity-based compensation awards upon the distribution. Shares issued under the Plan may be authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise, at the sole discretion of the Committee.

Each share of Otis common stock issued pursuant to a full-value award (i.e., restricted stock, restricted stock units, performance share units and any other award that is not a stock appreciation right or stock option) will reduce the number of shares available for issuance under the Plan by two. Each share of Otis common stock issued pursuant to a stock appreciation right or stock option will reduce the number of shares available for issuance under the Plan by one.

An employee participant may not be granted: (1) stock appreciation rights and stock options in excess of 1,250,000 shares during any calendar year, (2) full-value awards in excess of 300,000 shares during any calendar year, or (3) cash awards in excess of $10,000,000 during any calendar year. Compensation payable by Otis to any non-employee director of Otis, including awards granted under the Plan (with awards valued based on the fair value on the grant date for accounting purposes) and cash fees paid or credited, may not exceed $1,500,000 during any single calendar year. Such limitations do not apply to equity-based compensation awards issued in connection with the adjustment of outstanding UTC equity-based compensation awards upon the distribution.

To the extent that any award under the Plan is forfeited, terminates, expires or lapses instead of being exercised, or any award is settled for cash, the shares subject to such awards will not be counted as shares issued under the Plan. If the exercise price of any stock appreciation right or stock option and/or the tax withholding obligations relating to any award are satisfied by delivering shares or Otis withholding shares relating to such award, the gross number of shares subject to the award shall nonetheless be deemed to have been issued under the Plan.

Eligibility

Directors, officers and employees of Otis and its subsidiaries and affiliates, and prospective directors, officers and employees who have accepted offers of employment from Otis and its subsidiaries and affiliates are eligible to receive awards under the Plan. Pursuant to the terms of the employee matters agreement, certain employees, officers, and directors of Otis, UTC and Carrier and their respective subsidiaries will receive equity-based compensation awards under the Plan issued in connection with the adjustment of outstanding UTC equity-based compensation awards upon the distribution.

Types of Awards

Stock Appreciation Rights and Stock Options

Stock appreciation rights and stock options entitle the participant to receive an amount in cash or shares with a value equal to the product of: (1) the difference between the fair market value of one share on the exercise date less the fair market value of one share on the grant date (“the spread”), multiplied by (2) the number of stock appreciation rights or stock options that have been exercised. Stock options granted under the Plan may either be incentive stock options (“ISOs”), which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. The exercise price will be determined by the Committee and provided in the applicable award agreement, and will not be less than the fair market value (as defined in the Plan) on the grant date. In no event may any stock appreciation right or stock option granted under the Plan be amended (other than below under “Plan and Award Adjustments”) to: (1) decrease the exercise price; (2) cancel in exchange for cash or other awards or in conjunction with the grant of any new stock appreciation right or stock option with a lower exercise price; or (3) be subject to any action that would be treated, under the applicable stock exchange listing standards or for accounting purposes, as a “repricing,” unless such amendment, cancellation or action is approved by shareowners. The term of each stock appreciation right and stock option is fixed by the Committee, but cannot be more than 10 years after the grant date. The effect of a participant’s termination of service on any award held by the participant will be described in the applicable schedule of terms for the award.

A stock option that is intended to qualify as an ISO may not be granted to an eligible individual who at grant owns more than 10% of the total combined voting power of all classes of stock of Otis, unless at the time the exercise price of such ISO is at least 110% of the fair market value of a share and is not exercisable after the fifth anniversary of the grant date. In addition, the aggregate fair market value of the shares at grant for which ISOs become exercisable by a participant during any calendar year may not exceed $100,000.

Restricted Stock and Restricted Stock Units

Shares of restricted stock are actual shares of Otis common stock issued to a participant. The Committee determines: (1) the participants eligible to receive restricted stock; (2) the timing of grants; (3) the number of shares to be awarded; (4) the vesting conditions of awards; (5) the conditions in which an award may be subject to forfeiture; and (6) any other terms and conditions of the award, in addition to those contained in the Plan. A participant holding restricted shares will have all the rights of a shareowner of Otis holding shares of common stock, including, if applicable, the right to vote the shares and the right to receive any dividends (except as otherwise noted under “Dividends and Dividend Equivalents” below).

Restricted stock units, which include deferred stock units and performance share units, are awards denominated in shares that will be settled, subject to the applicable award’s terms and conditions, in a specified number of shares of Otis common stock or cash equal to the fair market value of the number of shares of common stock. The Committee may require that restricted stock units vest based on either the continued service of the participant, the attainment of performance goals or a combination of both. Restricted stock units will be settled upon vesting or at a later time if permitted pursuant to a deferred compensation arrangement. Certain restricted stock unit awards may be eligible for dividends or dividend equivalents.

Performance Awards

The grant or vesting of awards under the Plan may be conditioned on the achievement of performance goals established by the Committee, which may be based on attainment of specified levels of one or more of the following measures, or of any other measures determined by the Committee in its discretion, including: stock price, total shareowner return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on sales, return on assets or operating or net assets, market share, objective customer service measures or indices, pre- or after-tax income, net income, cash flow (before or after dividends or other adjustments), free cash flow, cash flow per share (before or after dividends or other adjustments), gross margin, working capital and gross inventory turnover, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cost control, gross profit, operating profit, unit volume and sales, in each case with respect to Otis or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

Other Stock-Based Awards

Other stock-based awards are awards under the Plan not otherwise specifically described in the Plan that are valued by reference to, or otherwise relate to, shares of Otis common stock, and which are subject to terms and conditions consistent with the terms of the Plan that are determined by the Committee.

Cash Awards

Cash awards are awards under the Plan that are denominated and payable in cash and which are subject to such terms and conditions consistent with the terms of the Plan as are determined by the Committee.

Dividends and Dividend Equivalents

Any dividends or dividend equivalents credited with respect to any award under the Plan will be subject to the same time and/or performance-based vesting conditions applicable to such award and will, if vested, be delivered or paid at the same time as the underlying award. The schedule of terms for the award will specify if the award is subject to dividend or dividend equivalent payments. Stock appreciation rights and stock options cannot receive dividend or dividend equivalent payments under the Plan.

Minimum Vesting Period

The Committee may not grant awards with a designated vesting period of less than one year, except for awards granted to a maximum of 5% of the authorized share reserve under the Plan. Such minimum vesting period does not apply to equity-based compensation awards issued in connection with the adjustment of outstanding UTC equity-based compensation awards upon the distribution.

Plan and Award Adjustments

The Committee has discretion to make adjustments to the Plan and outstanding awards in limited circumstances, as described below.

Corporate Transactions and Other Corporate Events

In the event of a: (1) a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of an equity interest in a subsidiary or affiliate, or similar event affecting Otis or any of its subsidiaries; or (2) a stock dividend, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of Otis, or a disaffiliation, separation or spinoff, or other extraordinary dividend, the Committee may in its discretion, in the case of events described in clause (1) and (2), make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan; (b) the various maximum limitations on the grants to individuals of certain types of awards; (c) the number and kind of shares or other securities subject to outstanding awards; (d) financial goals or results relating to a performance goal; and (e) the exercise price of outstanding awards. In the case of certain corporate transactions, such an adjustment may consist of cancellation of outstanding awards in exchange for payments of cash, property or a combination of both having an aggregate value equal to the value of such awards, which in the case of an option may be the excess, if any of the deal consideration per share over the per share exercise price.

Change in Control

Upon a change in control of Otis, participants in the Plan will be granted replacement awards by the acquiring or surviving company that are of the same type held prior to the change in control. Performance awards will be converted into replacement time-based awards for the remainder of the applicable performance period (or such shorter period determined by the Committee), with the number of underlying shares determined based on the greater of actual performance through the latest practicable date prior to the change in control and target performance. Replacement awards will generally continue to vest on the same schedule as the original awards, except that, if a participant’s employment is terminated by Otis other than for cause, or if the participant terminates for “good reason,” in each case, within the 24 months following the change in control, then the participant’s replacement awards will become vested in full. In the event an acquiring or surviving company refuses to issue replacement awards, or if the acquiring or surviving company is not a publicly held company, then all awards under the Plan will become vested in full upon the change in control, with performance awards vesting at the greater of actual performance through the latest practicable date prior to the change-in-control and target performance. The terms “cause,” “good reason” and “change in control” are defined in the Plan, except that, in the case of a participant who is covered by the Otis Change in Control Severance Plan, the terms “cause” and “good reason” are defined in such plan.

Plan and Award Amendments

The Committee may amend, alter or discontinue the Plan at any time, subject to two limitations. First, no amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant’s consent (unless the amendment is required to comply with applicable law, stock exchange rules, tax rules or accounting rules). Second, an amendment must receive approval of shareowners, if required by applicable law, or the applicable stock exchange listing standards. The Committee may unilaterally amend the terms of any outstanding award, but no such amendment shall, without the participant’s consent and except as otherwise described above, materially impair the rights of any participant with respect to an award, except such an amendment made to cause this Plan or award to comply with applicable law, applicable stock exchange listing standards or accounting rules.

Clawback Provisions

The Committee has the authority, in the event of certain types of misconduct or upon the occurrence of specified events to cancel awards, including vested awards, and to recoup gains realized by participants from previous awards under the Plan.

Term of the Plan

The Plan is effective as of the distribution and, unless earlier terminated by the Committee, will terminate on the tenth anniversary of the effective date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The summaries set forth below of each such agreement are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Raytheon Merger Agreement

On June 9, 2019, UTC, Merger Sub and Raytheon entered into the Raytheon merger agreement.

Pursuant to the Raytheon merger agreement, each share of Raytheon common stock issued and outstanding as of the merger effective time of the Raytheon merger (the “merger effective time”) (except for shares held by Raytheon as treasury stock) will be converted into the right to receive 2.3348 shares of UTC common stock (and, if applicable, cash in lieu of fractional shares) (the “Raytheon merger consideration”), less any applicable withholding taxes. Each share of UTC common stock issued and outstanding will remain issued and outstanding and will not be canceled or converted as a result of the Raytheon merger.

As of the merger effective time, each unvested Raytheon restricted stock award and Raytheon restricted stock unit award that becomes vested at the merger effective time by its terms will be converted into the right to receive the Raytheon merger consideration in respect of each underlying share of Raytheon common stock, less applicable tax withholding. As of the merger effective time, each other unvested Raytheon restricted stock award and Raytheon restricted stock unit award, and each Raytheon performance-based restricted stock unit award, will be converted into an equivalent award of UTC relating to the number of shares of UTC common stock equal to the product of (1) the number of shares of Raytheon common stock subject to such award immediately prior to the merger effective time (determined, in the case of a performance-based restricted stock unit award, by deeming the applicable performance conditions to be achieved at the levels determined pursuant to the methodology described in the Raytheon merger agreement), multiplied by (2) 2.3348, and each converted award will otherwise have the same terms and conditions (other than performance-based vesting conditions, in the case of a performance-based restricted stock unit award) that applied to the corresponding Raytheon award immediately prior to the merger effective time.

UTC has agreed that, before the completion of the Raytheon merger, UTC will complete the separation and each of the Otis distribution and the Carrier distribution in accordance with the Raytheon merger agreement, including certain separation principles agreed to by Raytheon and UTC in connection with the merger agreement that are consistent with the terms of the separation and the distribution as described elsewhere in this information statement and that provide for certain parameters and restrictions on the terms of the separation agreement and related agreements, including that these agreements must generally be on terms that are customary for similar separation transactions. Pursuant to the Raytheon merger agreement, the separation and each of the Otis distribution and the Carrier distribution are to be completed as promptly as reasonably practicable (taking into account the requirements of applicable law and the rules and regulations of the NYSE), but in any event on or before the fourth business day prior to the outside date (as defined below) (as the outside date may be extended as described below, and subject to an additional automatic extension to the first business day after the 35th day following the date on which each of the events described in the following clauses (1) and (2) have occurred if the date on which each of these events has occurred is fewer than 35 days before the outside date, after (1) the satisfaction or waiver of all of the conditions to UTC’s obligation under the Raytheon merger agreement to complete the separation, the Otis distribution, the Carrier distribution and the Raytheon merger and (2) receipt by UTC from Raytheon of (a) written confirmation that each of the conditions to Raytheon’s obligation under the Raytheon merger agreement to complete the Raytheon merger has been satisfied or waived and Raytheon stands ready, willing and able to close the Raytheon merger and (b) and an executed officer’s certificate certifying Raytheon’s compliance with its representations, warranties and obligations under the Raytheon merger agreement (subject to the applicable materiality standards set forth therein)).

The Raytheon merger agreement provides for various governance arrangements, including that UTC’s name will be changed to Raytheon Technologies Corporation.

The completion of the Raytheon merger is subject to conditions, including:

•	the approval of the Raytheon merger by Raytheon stockholders and the approval of the issuance of shares of UTC common stock in connection with the Raytheon merger by UTC shareowners;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•	the receipt of other required regulatory approvals;
•	the effectiveness of the registration statement on Form S-4 that UTC has separately made available to UTC and Raytheon stockholders and the effectiveness of the registration statement on Form 10 of which this information statement is a part and the registration statement on Form 10 of which the separate information statement UTC is making available with respect to the Carrier distribution is a part (and, in each case, the absence of any stop order, or actions by the SEC seeking a stop order);
•	approval of the listing on the NYSE of the UTC common stock to be issued as the Raytheon merger consideration and approvals for listing of the shares of common stock to be distributed in each of the Otis distribution and the Carrier distribution on the applicable security exchange(s);
•	the absence of an injunction or law prohibiting the separation, either the Otis distribution or the Carrier distribution, or the Raytheon merger;
•	(1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC remaining valid and (2) the receipt by UTC and continued validity of an opinion of outside counsel regarding the qualification of certain elements of each of the Otis distribution and the Carrier distribution under Section 355 of the Code;
•	receipt by each of UTC and Raytheon of an opinion of its respective outside counsel to the effect that
(1) the Raytheon merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the Raytheon merger will not cause Section 355(e) of the Code to apply to either the Otis distribution or the Carrier distribution;
•	receipt by UTC of solvency opinions relating to the distributions;
•	the accuracy of the representations and warranties of the parties under the Raytheon merger agreement (subject to the materiality standards set forth in the Raytheon merger agreement);
•	the performance by the parties to the Raytheon merger agreement of their respective covenants and obligations under the Raytheon merger agreement in all material respects, and with respect to UTC, compliance in all respects with the covenant (subject to the terms and conditions of the Raytheon merger agreement) that the adjusted net indebtedness of the UTC Aerospace Businesses will not exceed $24.3 billion; and
•	delivery of officer certificates by the parties to the Raytheon merger agreement certifying satisfaction of certain of the conditions described above.

In addition, the completion of the Raytheon merger is subject to the prior completion of the separation and each of the Otis distribution and the Carrier distribution.

The Raytheon merger agreement may be terminated by mutual written consent of Raytheon and UTC at any time before the merger effective time. In addition, the Raytheon merger agreement may be terminated by either Raytheon or UTC if:

•	the Raytheon merger has not been completed by July 1, 2020 (1) subject to an automatic extension to January 4, 2021, if certain conditions other than certain antitrust-related conditions are or would be satisfied as of such date, and subject to further extension at UTC’s election if certain antitrust-related conditions have been satisfied on or after November 15, 2020 and the condition relating to the completion of the separation and distributions has not yet been satisfied, which extension would be to the first business day after the 50th day following the date on which the last of the antitrust-related conditions have been satisfied or (2) subject to extension at the election of UTC or Raytheon to October 1, 2020, if certain conditions other than certain separation-related conditions are or would be satisfied as of such date and subject to further extension at Raytheon’s election to January 4, 2021 if the separation-related conditions have not yet been satisfied but certain other conditions have been or would be satisfied as of such date, and subject to the additional 35-day extension referred to above (we refer to July 1, 2020, as so extended, as the “outside date”);

•	the approval of the Raytheon merger has not been obtained at the special meeting of Raytheon stockholders or at any adjournment or postponement of such meeting;
•	the approval of the issuance of shares of UTC common stock has not been obtained at the special meeting of UTC shareowners or at any adjournment or postponement of such meeting;
•	any governmental entity of competent jurisdiction has issued or entered any order or any applicable law has been enacted or promulgated that would permanently restrain, enjoin or otherwise prohibit the completion of the separation, either the Otis distribution or the Carrier distribution or the Raytheon merger;
•	the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements in the Raytheon merger agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of the other party’s representations and warranties or performance of covenants in the Raytheon merger agreement, subject to certain materiality thresholds and rights to cure and other limitations; or
•	the other party’s board changes its recommendation to its shareowners to vote in favor of the transaction or the other party willfully breaches certain covenants under the Raytheon merger agreement to not solicit alternative transactions.

The Raytheon merger agreement provides that, in connection with a termination of the Raytheon merger agreement under specified circumstances, Raytheon will be required to pay UTC a termination fee of $1.785 billion or UTC will be required to pay Raytheon a termination fee of $2.365 billion.

The representations, warranties and covenants set forth in the Raytheon merger agreement described above have been made only for the purposes of the agreement and solely for the benefit of the parties to the agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (1) will not survive completion of the Raytheon merger and cannot be the basis for any claims under the Raytheon merger agreement by the party not making such representations and warranties after termination of the Raytheon merger agreement, except as a result of fraud or a willful breach, and (2) were made only as of the dates specified in the Raytheon merger agreement. Accordingly, the Raytheon merger agreement is incorporated by reference into this filing only to provide investors with information regarding the terms of the Raytheon merger agreement and not to provide investors with any other factual information regarding the parties to the Raytheon merger agreement or their respective businesses.

Agreements with UTC and Carrier

Following the separation and distributions, Otis, Carrier and UTC will each operate separately, each as an independent public company. In connection with the separation, Otis will enter into a separation agreement with UTC and Carrier to effect the separation and to provide a framework for the relationship among UTC, Otis and Carrier after the separation, and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement and an intellectual property agreement. These agreements will allocate among Otis, Carrier and UTC the assets, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of UTC and its subsidiaries attributable to periods prior to, at and after the separation, provide for certain services to be delivered on a transitional basis, and govern the relationship among Otis, Carrier and UTC following the separation. These agreements will not be impacted by the completion of the Raytheon merger.

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The summaries set forth below of each such agreement are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of Otis, Carrier and UTC as part of the separation of UTC into three independent companies, and will provide for when and how these transfers and assumptions will occur. In particular, the separation agreement will provide that, among other things, subject to the terms and conditions contained therein:

•	certain assets of, or related to, the Otis Business, which we refer to as the “Otis Assets,” will be retained by or transferred to Otis or Otis’ subsidiaries, including:
•	equity interests of Otis’ subsidiaries as of immediately after the effective time of the distributions;
•	assets (other than cash and cash equivalents) that are included on the Otis pro forma balance sheet as of December 31, 2019 included in the “Unaudited Pro Forma Combined Financial Information” section of this information statement, as well as assets that are of a nature or type that would have resulted in such assets being included on a pro forma combined balance sheet of Otis and Otis’ subsidiaries;
•	contracts (or portions thereof) that, subject to limited exceptions, solely or primarily relate to the Otis Business;
•	permits used or held for use solely or primarily in the Otis Business;
•	certain intellectual property rights and technology used or held for use in the Otis Business;
•	information solely or primarily related to the Otis Assets, the Otis Liabilities, the Otis Business or Otis’ subsidiaries;
•	cash and cash equivalents held in bank or brokerage accounts owned exclusively by Otis or Otis’ subsidiaries as of the effective time;
•	other assets expressly allocated to Otis or Otis’ subsidiaries pursuant to the terms of the separation agreement or the other agreements entered into in connection with the separation; and
•	subject to limited exceptions, other assets used or held for use solely or primarily in the Otis Business.
•	certain liabilities of, or related to, the Otis Business, which we refer to as the “Otis Liabilities,” will be retained by or transferred to Otis or Otis’ subsidiaries, including:
•	liabilities that are included on the Otis pro forma balance sheet as of December 31, 2019 included in the “Unaudited Pro Forma Combined Financial Information” section of this information statement, as well as liabilities that are of a nature or type that would have resulted in such liabilities being included on a pro forma combined balance sheet of Otis and Otis’ subsidiaries;
•	liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts, or circumstances to the extent related to, arising out of or resulting from the Otis Business or the Otis Assets;
•	liabilities to the extent relating to, arising out of or resulting from the contracts, intellectual property rights, technology, licenses, permits or financing arrangements that relate to the Otis Business;
•	liabilities arising out of litigation or other claims (including in respect of environmental or asbestos-related matters) made by third parties, including directors, officers, stockholders, employees and agents of Otis, Carrier or UTC, or any investigations, sanctions or orders, to the extent the facts underlying the applicable matter relate to, arise out of or result from the Otis Business, Otis Assets or the other Otis Liabilities;
•	other liabilities expressly allocated to Otis or Otis’ subsidiaries pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and
•	subject to limited exceptions, other liabilities to the extent arising out of or relating to the Otis Business or an Otis Asset.

•	certain assets of, or related to, the Carrier Business, which we refer to as the “Carrier Assets,” will be retained by or transferred to Carrier or Carrier’s subsidiaries, including:
•	equity interests of Carrier’s subsidiaries as of immediately after the effective time of the distributions;
•	assets (other than cash and cash equivalents) that are included on the Carrier pro forma balance sheet as of December 31, 2019, as well as assets that are of a nature or type that would have resulted in such assets being included on a pro forma combined balance sheet of Carrier and Carrier’s subsidiaries;
•	contracts (or portions thereof) that, subject to limited exceptions, solely or primarily relate to the Carrier Business;
•	permits used or held for use solely or primarily in the Carrier Business;
•	certain intellectual property rights and technology used or held for use in the Carrier Business;
•	information solely or primarily related to the Carrier Assets, the Carrier Liabilities, the Carrier Business or Carrier’s subsidiaries;
•	cash and cash equivalents held in bank or brokerage accounts owned exclusively by Carrier or Carrier’s subsidiaries as of the effective time;
•	other assets expressly allocated to Carrier or Carrier’s subsidiaries pursuant to the terms of the separation agreement or the other agreements entered into in connection with the separation; and
•	subject to limited exceptions, other assets used or held for use solely or primarily in the Carrier Business.
•	certain liabilities of, or related to, the Carrier Business, which we refer to as the “Carrier Liabilities,” will be retained by or transferred to Carrier or Carrier’s subsidiaries, including:
•	liabilities that are included on the Carrier pro forma balance sheet as of December 31, 2019, as well as liabilities that are of a nature or type that would have resulted in such liabilities being included on a pro forma combined balance sheet of Carrier and Carrier’s subsidiaries;
•	liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts, or circumstances to the extent related to, arising out of or resulting from the Carrier Business or the Carrier Assets;
•	liabilities to the extent relating to, arising out of or resulting from the contracts, intellectual property rights, technology, licenses, permits or financing arrangements that relate to the Carrier Business;
•	liabilities arising out of litigation or other claims (including in respect of environmental or asbestos-related matters) made by third parties including directors, officers, stockholders, employees and agents of Otis, Carrier or UTC, or any investigations, sanctions or orders, to the extent the facts underlying the applicable matter relate to, arise out of or result from the Carrier Business, Carrier Assets or the other Carrier Liabilities;
•	other liabilities expressly allocated to Carrier or Carrier’s subsidiaries pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and
•	subject to limited exceptions, other liabilities to the extent arising out of or relating to the Carrier Business or a Carrier Asset.
•	all assets other than the Otis Assets and the Carrier Assets, which we refer to as the “UTC Assets,” will be retained by or transferred to UTC or UTC’s subsidiaries, including:
•	assets expressly allocated to UTC or UTC’s subsidiaries pursuant to the terms of the separation agreement or the other agreements entered into in connection with the separation;
•	intellectual property rights and technology used or held for use in the UTC Business;
•	permits used or held for use solely or primarily in the UTC Business;

•	information not solely or primarily related to the Otis Assets, the Otis Liabilities, the Otis Business, Otis’ subsidiaries, the Carrier Assets, the Carrier Liabilities, the Carrier Business or Carrier’s subsidiaries; and
•	cash and cash equivalents not held in bank or brokerage accounts owned exclusively by Otis, Carrier or their respective subsidiaries as of the effective time.
•	all liabilities other than the Otis Liabilities and the Carrier Liabilities, which we refer to as the “UTC Liabilities,” will be retained by or transferred to UTC or UTC’s subsidiaries, including:
•	liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the distributions, of UTC or UTC’s subsidiaries, in each case that are not Otis Liabilities or Carrier Liabilities;
•	liabilities arising out of litigation or other claims (including in respect of environmental or asbestos-related matters) made by third parties, including directors, officers, stockholders, employees and agents of Otis, Carrier or UTC, or any investigations, sanctions or orders, to the extent the facts underlying the applicable matter relate to, arise out of or result from the UTC Business, UTC Assets or the other UTC Liabilities; and
•	other liabilities expressly allocated to UTC or UTC’s subsidiaries pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation.

Except as expressly set forth in the separation agreement or any ancillary agreement, none of Otis, Carrier or UTC will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of any of Otis, Carrier or UTC, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals or notifications are not obtained or made, or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the Otis distribution and the Carrier distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to Otis, Carrier or UTC, as applicable, does not occur prior to the separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, Otis, Carrier or UTC, as applicable, will hold such assets on behalf and for the benefit of the transferee and will pay, perform and discharge such liabilities, for which the transferee will reimburse Otis, Carrier or UTC, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distributions

The separation agreement will also govern the rights and obligations of the parties regarding the distributions following the completion of the separation. On the distribution date, UTC will distribute to its shareowners that hold UTC common stock as of the record date all of the issued and outstanding shares of Otis common stock on a pro rata basis. On the date of the Carrier distribution, UTC will distribute to its shareowners that hold UTC common stock as of the record date for the Carrier distribution all of the issued and outstanding shares of Carrier common stock on a pro rata basis. In each of the Otis distribution and the Carrier distribution, shareowners will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation agreement will provide that the Otis distribution and the Carrier distribution are each subject to satisfaction (or waiver by UTC in its sole and absolute discretion) of certain conditions. The conditions to the Carrier distribution are substantially identical to those of the Otis distribution, other than that they apply to

Carrier. The conditions to the Otis distribution are described under “The Separation and Distribution—Conditions to the Distribution.” Under the separation agreement, UTC will have the sole and absolute discretion to determine (and change) the terms of the Otis distribution and the Carrier distribution and to determine the record date, the distribution date and the distribution ratio for each of the Otis distribution and the Carrier distribution. However, any such determination or change will be subject to UTC’s obligations to complete the separation and each of the Otis distribution and the Carrier distribution in accordance with the terms and conditions of the Raytheon merger agreement (including, with respect to certain changes, the requirement that UTC obtain Raytheon’s prior written consent). Notwithstanding the conditions set forth in the separation agreement, pursuant to and subject to the terms and conditions of the Raytheon merger agreement, UTC has agreed with Raytheon that UTC will consummate the separation and each of the Otis distribution and the Carrier distribution.

Releases

The separation agreement will provide that Otis and its affiliates will release and discharge UTC, Carrier and their respective affiliates and certain other non-recourse parties from all Otis Liabilities, all liabilities arising from or in connection with the activities to implement the separation and the Otis distribution and the Carrier distribution, and all liabilities arising from or in connection with all actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the distribution date to the extent relating to, arising out of or resulting from the Otis Business, the Otis Assets or the Otis Liabilities, in each case except as expressly set forth in the separation agreement.

The separation agreement will provide that Carrier and its affiliates will release and discharge UTC, Otis and their respective affiliates and certain other non-recourse parties from all Carrier Liabilities, all liabilities arising from or in connection with the activities to implement the separation and the Otis distribution and the Carrier distribution, and all liabilities arising from or in connection with all actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the distribution date to the extent relating to, arising out of or resulting from the Carrier Business, the Carrier Assets or the Carrier Liabilities, in each case except as expressly set forth in the separation agreement.

The separation agreement will provide that UTC and its affiliates will release and discharge Otis, Carrier and their respective affiliates and certain other non-recourse parties from all UTC Liabilities, all liabilities arising from or in connection with the activities to implement the separation and the Otis distribution and the Carrier distribution, and all liabilities arising from or in connection with all actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the distribution date to the extent relating to, arising out of or resulting from the UTC Aerospace Businesses, the UTC Assets or the UTC Liabilities, in each case except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements among the parties that remain in effect following the separation, which agreements include the separation agreement and the other agreements described under “Certain Relationships and Related Party Transactions,” or to any obligations or liabilities for the sale, lease, construction or receipt of goods, property or services in the ordinary course of business prior to the distribution date.

Indemnification

In the separation agreement, Otis will agree to indemnify, defend and hold harmless UTC, Carrier, each of UTC’s and Carrier’s respective affiliates, and each of UTC’s and Carrier’s and their respective affiliates’ directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Otis Liabilities;
•	Otis’ failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Otis Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;
•	except to the extent relating to a UTC Liability or a Carrier Liability, any guarantee, indemnification or contribution obligation for the benefit of Otis by UTC or Carrier that survives the distribution;
•	any breach by Otis of the separation agreement or any of the ancillary agreements; and
•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact with respect to (1) all information contained in the Otis Form 10, this information statement or certain other

Otis disclosure documents other than information relating to Carrier or its business, assets or liabilities or the Carrier distribution, or statements made explicitly in UTC’s name, and (2) all information in respect of Otis or its business, assets or liabilities or the Otis distribution in any UTC disclosure document in respect of a reporting period beginning prior to the completion of the Otis distribution, or in the Carrier Form 10, Carrier information statement or certain other Carrier disclosure documents.

In the separation agreement, Carrier will agree to indemnify, defend and hold harmless UTC, Otis, each of UTC’s and Otis’ respective affiliates, and each of UTC’s and Otis’ and their respective affiliates’ directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Carrier Liabilities;
•	Carrier’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Carrier Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;
•	except to the extent relating to a UTC Liability or an Otis Liability, any guarantee, indemnification or contribution obligation for the benefit of Carrier by UTC or Otis that survives the distribution;
•	any breach by Carrier of the separation agreement or any of the ancillary agreements; and
•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact with respect to (1) all information contained in the Carrier Form 10, the Carrier information statement or certain other Carrier disclosure documents other than information relating to Otis or its business, assets or liabilities or the Otis distribution, or statements made explicitly in UTC’s name, and (2) all information in respect of Carrier or its business, assets or liabilities or the Carrier distribution in any UTC disclosure document in respect of a reporting period beginning prior to the completion of the Carrier distribution, or in the Otis Form 10, this information statement or certain other Otis disclosure documents.

UTC will agree to indemnify, defend and hold harmless each of Otis and Carrier and each of their respective affiliates and each of Otis’ and Carrier’s and their respective affiliates’ directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the UTC Liabilities;
•	the failure of UTC or any other person to pay, perform or otherwise promptly discharge any of the UTC Liabilities in accordance with their respective terms whether prior to, at or after the distributions;
•	except to the extent relating to an Otis Liability or a Carrier Liability, any guarantee, indemnification or contribution obligation for the benefit of UTC by Otis or Carrier, as applicable, that survives the distributions;
•	any breach by UTC of the separation agreement or any of the ancillary agreements; and
•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact with respect to (1) statements made explicitly in UTC’s name in the Otis Form 10 or the Carrier Form 10, this information statement or the Carrier information statement, or certain other Otis disclosure documents or Carrier disclosure documents and (2) statements in any UTC disclosure document other than information in respect of Otis or Carrier or their respective businesses, assets or liabilities or the distributions, made in any UTC disclosure document in respect of a reporting period beginning prior to the distributions.

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.

Insurance

The separation agreement will provide for the allocation among the parties of rights and obligations under existing insurance policies. In general, no party will have rights under the other parties’ insurance policies, except to make occurrence-based claims in respect of losses incurred prior to specified coverage transition dates under the other parties’ third-party occurrence-based policies to the extent such policies provided coverage for UTC, Otis or Carrier, as applicable, prior to such coverage transition dates. The party accessing the insurance policies will generally be responsible for deductibles, retention amounts, and other fees and expenses to the extent arising out of its accessing such policies. The separation agreement will also provide that each of Otis and Carrier will have rights to access certain third-party insurance or reinsurance policies held by UTC captive insurance entities.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, Otis, Carrier and UTC will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise among Otis, Carrier and UTC related to the separation or distributions. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims through a transition committee, then by escalation of the matter to executives of the parties in dispute. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, the party incurring the expense will be responsible for all costs and expenses incurred in connection with the separation incurred prior to the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Otis, Carrier and UTC, all costs and expenses incurred in connection with the separation after the distributions will also be paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation agreement will include approvals and notifications of transfer, termination of intercompany agreements, shared contracts, financial information certifications, transition committee provisions, confidentiality, access to and provision of records, privacy and data protection, production of witnesses, privileged matters, and financing arrangements. The separation agreement will not provide for any of Otis, Carrier or UTC to be subject to restrictions on competition.

Amendment and Termination

The separation agreement will provide that it may be terminated, and the separation and distributions may be modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of the UTC Board of Directors without the approval of Otis or Carrier. Pursuant to and subject to the terms and conditions of the Raytheon merger agreement, UTC has agreed with Raytheon that UTC will consummate the separation and each of the Otis distribution and the Carrier distribution.

The separation agreement will provide that no provision of the separation agreement or any ancillary agreement may be waived, amended, supplemented or modified by a party without the written consent of the party or parties against whom it is sought to enforce such waiver, amendment supplement or modification. In addition, pursuant to the terms and conditions of the Raytheon merger agreement, UTC may not give its consent to certain categories of such waivers, amendments, supplements or modifications, or make certain other changes to the terms of the separation, the Otis distribution or the Carrier distribution without the prior written consent of Raytheon.

After the distribution date, the separation agreement may not be amended or terminated, except by an agreement in writing signed by Otis, Carrier and UTC.

In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person by reason of the separation agreement.

Transition Services Agreement

Otis, Carrier and UTC will enter into a transition services agreement in connection with the separation pursuant to which UTC and its subsidiaries will provide to Otis and Carrier and their respective subsidiaries, and Otis and Carrier and their respective subsidiaries will provide to UTC and its subsidiaries, on an interim, transitional basis, various services, as applicable, including, but not limited to information technology services, technical and engineering support, application support for operations, legal, payroll, finance, tax and accounting, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to charge a price comprised of costs and expenses, including reasonably allocable overhead expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for the transition services being provided.

The services will commence on the distribution date and will generally terminate no later than 12 months (or in certain cases, 18 months) following the distribution date. The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.

Subject to certain exceptions, the liabilities of each party under the transition services agreement in respect of such party’s provision of services will generally be limited to the aggregate charges actually paid or payable to such party by the recipient of such services pursuant to the transition services agreement. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of another party.

Additional Transition Services Agreement

Otis and Carrier will also enter into an additional transition services agreement in connection with the separation pursuant to which Otis and its subsidiaries will provide to Carrier and its subsidiaries, and Carrier and its subsidiaries will provide to Otis and its subsidiaries, on an interim, transitional basis, certain limited services. The terms and conditions of the additional transition services agreement between Otis and Carrier are the same in all material respects to the terms and conditions of the transition services agreement between Otis, Carrier and UTC.

Tax Matters Agreement

In connection with the separation, Otis, Carrier and UTC will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests, and other tax matters).

Under the tax matters agreement, UTC generally will be responsible for all U.S. federal income taxes imposed on the UTC consolidated tax return group and state and foreign income, franchise, capital gain, withholding and similar taxes imposed on a consolidated, combined or unitary group (or similar tax group under non-U.S. law) that includes UTC or one of its subsidiaries with respect to taxable periods (or portions thereof) that end on or prior to the distribution date, except (1) special rules will apply with respect to certain taxes imposed in connection with the separation and distribution, (2) Otis and Carrier will each be responsible for a specified portion of any installment payment required to be paid after the distribution date by UTC pursuant to Section 965(h)(2) of the Code, (3) Otis and Carrier will each be responsible for specified taxes that exclusively relate to the Otis Business or the Carrier Business, as applicable and (4) Otis and Carrier will each be responsible for taxes resulting from any breach of certain representations or covenants made by Otis or Carrier, as applicable, in the tax matters agreement or other separation-related agreements. Otis and Carrier generally will each be responsible for all federal, state, or foreign income, franchise, capital gain, withholding or similar taxes imposed on a separate return basis on Otis (or any of its subsidiaries or any subgroup consisting solely of Otis and its subsidiaries) or Carrier (or any of its subsidiaries or any subgroup consisting solely of Carrier and its subsidiaries), as applicable, with respect to taxable periods (or portions thereof) that end on or prior to the date of the relevant distribution, except (a) special rules will apply with respect to certain taxes imposed in connection with the separation and distribution and (b) UTC will be responsible for taxes resulting from any breach of any covenant made by UTC in the tax matters agreement or other separation-related agreements.

The tax matters agreement will provide special rules that allocate tax liabilities in the event either (1) the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or (2) any internal separation transaction that is intended to qualify as a transaction that is generally tax-free fails to so qualify. Under the tax matters agreement, each party generally will be responsible for any taxes and related amounts imposed on UTC, Otis or Carrier as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant covenants made by that party in the tax matters agreement. Further, under the tax matters agreement, each of UTC, Otis, and Carrier would be responsible for a specified portion of any taxes (and any related costs and other damages) (a) arising as a result of the failure of either of the distributions and certain related transactions to qualify as a transaction that is generally tax-free (including as a result of Section 355(e) of the Code) or a failure of any internal separation transaction that is intended to qualify as a transaction that is generally tax-free to so qualify, in each case, to the extent such amounts did not result from a disqualifying action by, or acquisition of equity securities of, Otis, Carrier or UTC or (b) arising from an adjustment, pursuant to an audit or other tax proceeding, with respect to any separation transaction that is not intended to qualify as a transaction that is generally tax-free.

In addition, the tax matters agreement will impose certain restrictions on Otis and its subsidiaries during the two-year period following the distribution that will be intended to prevent either of the distributions, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances, Otis and its subsidiaries will generally be prohibited from (1) ceasing to conduct certain businesses, (2) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Otis common stock would be acquired or all or a portion of certain assets of Otis and its subsidiaries would be acquired, (3) liquidating or merging or consolidating with any other person, (4) issuing equity securities beyond certain thresholds, (5) repurchasing Otis stock other than in certain open-market transactions or (6) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for other applicable non-U.S. income tax purposes. Further, the tax matters agreement will impose similar restrictions on us and our subsidiaries during the two-year period following the distribution that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes.

Employee Matters Agreement

Otis, Carrier and UTC will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

The employee matters agreement will provide that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its current and former subsidiaries.

The employee matters agreement will also govern the terms of equity-based awards granted by UTC prior to the separation. See “The Separation and Distribution—Treatment of Equity-Based Compensation.”

The employee matters agreement will restrict each of Otis, Carrier and UTC from soliciting certain employees of either of the other parties for a period of 18 months following the Otis Distribution and the Carrier Distribution, subject to customary exceptions.

Intellectual Property Agreement

Otis, Carrier and UTC will enter into an intellectual property agreement in connection with the separation under which each party, on behalf of itself and its subsidiaries, will as of the effective time of the distributions, own or have the right to use certain intellectual property rights relevant to the Otis Business, the Carrier Business or the UTC Aerospace Businesses, respectively. The intellectual property agreement will provide that intellectual property rights that arose from certain services performed by one of the Otis Business, the Carrier Business and the UTC Aerospace Businesses (the “performer”) at the request of one of the other two businesses (the “requester”) generally will be assigned to the requester or the performer in accordance with prior intercompany practice. Additionally, the intellectual property agreement will provide that each of the Otis Business, the Carrier Business and the UTC Aerospace Businesses (the “licensor”) will grant to the other two businesses (each, a “licensee”) a license to intellectual property rights of the licensor that, prior to the distribution date, were used in connection with, necessary for the ongoing conduct of or subject to a documented plan for future use by, the licensee. The licenses will be royalty-free, nonexclusive, perpetual, irrevocable, fully paid-up, and, in the field of the licensee’s business, worldwide. The licenses will include the licensee’s right to sublicense, subject to certain customary limitations, and customary confidentiality requirements will apply.

In addition, Otis, Carrier and UTC will agree that ownership of certain trademarks used by more than one of Otis, Carrier and UTC will be allocated to one of Otis, Carrier and UTC and licensed to one or both of the other parties to the extent they use such trademarks.

Other

In connection with the internal restructuring transactions, UTC, Otis and Carrier have executed agreements to effect the transfer of assets and liabilities contemplated by the separation agreement. In limited circumstances, such agreements provide for true-up payments to satisfy requirements under non-U.S. laws. Otis is not expected to have an obligation to make any true-up payments following the distribution, and, to the extent Otis is entitled to receive true-up payments following the distribution, such payments are not expected to be material.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of UTC common stock. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available on the date of this information statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

This discussion applies only to U.S. holders of shares of UTC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the separation and the distribution, together with certain related transactions, will be consummated in accordance with the separation agreement and the other separation-related agreements and as described elsewhere in this information statement. This discussion is for general information only and is not tax advice. It does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of UTC common stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (such as, without limitation, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), or other pass-through entities or the owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their UTC common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” holders who acquired UTC common stock or Otis common stock upon the exercise of employee stock options or otherwise as compensation or holders whose functional currency is not the U.S. Dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who actually or constructively owns 5 percent or more of UTC common stock.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds UTC common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of UTC common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the distribution.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of UTC common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or a resident of the United States;
•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

The distribution is conditioned, among other things, on (1) the IRS ruling regarding certain U.S. federal income tax matters relating to the separation and distribution received by UTC remaining valid and satisfactory to the UTC Board of Directors and (2) the receipt by UTC and continued validity of an opinion of outside counsel, satisfactory to the UTC Board of Directors, regarding the qualification of certain elements of the distribution under Section 355 of the Code. The IRS ruling and the opinion of counsel are or will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Otis, Carrier and UTC (including those relating to the past and future conduct of Otis, Carrier and UTC). If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS ruling and/or the opinion of counsel are inaccurate or not complied with by Otis, Carrier or UTC, the IRS ruling and/or the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt by UTC of the IRS ruling and the opinion of counsel, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the IRS ruling or the opinion of counsel was based are false or have been violated. In addition, the IRS ruling does not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and an opinion of counsel represents the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinion of counsel. Accordingly, notwithstanding receipt by UTC of the IRS ruling and the opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, UTC, Otis and UTC shareowners could be subject to significant U.S. federal income tax liability. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code.

If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:

•	no gain or loss will be recognized by, and no amount will be includible in the income of UTC as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to UTC from Otis that is not used for qualifying purposes) and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by UTC under Treasury Regulations relating to consolidated federal income tax returns;
•	no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of UTC common stock upon the receipt of Otis common stock in the distribution for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of Otis common stock (as described below);
•	the aggregate tax basis of the UTC common stock and the Otis common stock received in the distribution (including any fractional share interest in Otis common stock for which cash is received) in the hands of each U.S. holder of UTC common stock immediately after the distribution will equal the aggregate basis of UTC common stock held by the U.S. holder immediately before the distribution, allocated between the UTC common stock and the Otis common stock (including any fractional share interest in Otis common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution (provided that, in the event the Otis distribution and the Carrier distribution occur on the same date, the aggregate tax basis of the UTC common stock, the Otis common stock and the Carrier common stock received in the distributions (including any fractional share interest in Otis common stock and/or Carrier common stock for which cash is received) in the hands of each U.S. holder of UTC common stock immediately after the distributions will equal the aggregate basis of UTC common stock held by the U.S. holder immediately before the distributions, allocated among the UTC common stock, the Otis common stock and the Carrier common stock (including any fractional share interest in Otis common stock and/or Carrier common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distributions); and

•	the holding period of the Otis common stock received by each U.S. holder of UTC common stock in the distribution (including any fractional share interest in Otis common stock for which cash is received) will generally include the holding period at the time of the distribution for the UTC common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Otis common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its UTC common stock exceeds one year at the time of the distribution.

If a U.S. holder of UTC common stock holds different blocks of UTC common stock (generally shares of UTC common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Otis common stock received in the distribution in respect of particular blocks of UTC common stock.

Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.

As discussed above, notwithstanding receipt by UTC of the IRS ruling and an opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and UTC, Otis, Carrier and UTC shareowners could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of UTC, Otis or Carrier could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Otis may be required to indemnify UTC and Carrier for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, UTC would recognize taxable gain as if it had sold the Otis common stock in a taxable sale for its fair market value (unless UTC and Otis jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (1) the UTC group would recognize taxable gain as if Otis had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Otis common stock and the assumption of all Otis’ liabilities and (2) Otis would obtain a related step up in the basis of its assets), and UTC shareowners who receive Otis common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the distribution were to otherwise qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to UTC (but not its shareowners) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in UTC or Otis. For this purpose, any acquisitions of UTC or Otis shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although UTC or Otis may be able to rebut that presumption (including by qualifying for one or more safe harbors under applicable Treasury Regulations). Further, for purposes of this test, even if the Raytheon merger were treated as part of such a plan, the Raytheon merger alone should not cause the distribution to be taxable to UTC under Section 355(e) of the Code because pre-Raytheon merger holders of UTC common stock will own over 50 percent of the UTC common stock immediately following the Raytheon merger. However, if the IRS were to determine that other acquisitions of UTC or Otis stock, either before or after the distribution, were part of a plan or series of related transactions that included the distribution, such determination could result in significant tax liabilities to UTC.

In connection with the distribution, Otis, Carrier and UTC will enter into a tax matters agreement pursuant to which each of Otis and Carrier will be responsible for certain liabilities and obligations following the distributions. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify as tax-free under applicable law, and if such failure were the result of actions taken after the distribution by UTC, Otis or Carrier, then the party responsible for such failure will be responsible for all taxes imposed on UTC, Otis or Carrier to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Otis shares, or of certain of Otis’ representations, statements or undertakings being incorrect, incomplete or breached, then Otis generally will be responsible for all taxes imposed as a result of such acquisition or breach. Further, under the terms of the tax matters agreement, if either of the distributions, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify as tax-free under applicable law, and if such failure were not the result of actions taken after the distribution by, or acquisitions of equity securities of, UTC, Otis or Carrier, then UTC, Otis, and Carrier will each be responsible for a specified portion of any such taxes. For a discussion of the tax matters agreement, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement.” Otis’ indemnification obligations to UTC and Carrier under the tax matters agreement will not be limited in amount or subject to any cap. If Otis is required to pay any taxes or indemnify UTC, Carrier and their respective subsidiaries and officers and directors under the circumstances set forth in the tax matters agreement, Otis may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

Payments of cash to U.S. holders of UTC common stock in lieu of fractional shares of Otis common stock may be subject to information reporting and backup withholding (currently, at a rate of 24 percent), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The summaries set forth below of each such agreement are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

On February 10, 2020, Otis entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility and a Term Loan Credit Agreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Additionally, on February 27, 2020, Otis issued $5.3 billion of unsecured, unsubordinated notes in six series. Prior to the distribution, Otis also intends to enter into a $1.5 billion unsecured, unsubordinated commercial paper program. The term loan credit facility, which Otis expects to draw in full in an amount equal to $1.0 billion prior to the distribution, and the unsecured notes are guaranteed by UTC until the distribution date and upon completion of the distribution such guarantees will terminate. As a result of such transactions, we anticipate having approximately $6.3 billion in aggregate principal amount of outstanding indebtedness when the distribution is completed. We may also incur additional indebtedness in the future. In addition, the amount of indebtedness actually incurred by Otis may be adjusted prior to the completion of the distribution in a manner that is intended to result in approximately $24.3 billion of adjusted net indebtedness of the UTC Aerospace Businesses immediately prior to the completion of the merger, subject to and in accordance with the Raytheon merger agreement; accordingly, the actual debt balance of Otis immediately following the distribution may be higher or lower than currently anticipated.

Otis expects to use proceeds from the revolving credit facility and commercial paper program for general corporate purposes and to use the net proceeds from the term loan credit facility and bond offering for distributions to UTC. UTC has informed us that it intends to use the proceeds it receives from Otis to pay principal and accrued interest on a portion of its outstanding indebtedness.

Otis’ debt balance at the time of the distribution is being determined based on internal capital planning and considering the following factors and assumptions: anticipated business plan, optimal debt levels, operating activities, general economic contingencies, investment grade credit rating and desired financing capacity.

Notes

As described above, on February 27, 2020, Otis issued $5.3 billion in aggregate principal amount of unsecured, unsubordinated notes in six series: $1.3 billion of 2.056% notes due 2025, $500 million of 2.293% notes due 2027, $1.5 billion of 2.565% notes due 2030, $750 million of 3.112% notes due 2040, $750 million of 3.362% notes due 2050 and $500 million of floating rate notes due 2023. These notes were issued pursuant to an Indenture between Otis and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Supplemental Indenture No. 1, and were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S of the Securities Act. These notes are subject to customary affirmative covenants, negative covenants and events of default for financings of this type and are redeemable at Otis’ option in a customary manner.

In connection with the issuance of these notes, Otis entered into a registration rights agreement with the initial purchasers of the notes, pursuant to which Otis will use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of notes for new notes with terms substantially identical in all material respects to such series of notes and (2) cause the registration statement to be declared effective under the Securities Act on or before February 21, 2021. Otis agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes within 60 days after the registration statement is declared effective by the SEC. If the exchange offer is not completed on or before the later of February 21, 2021, and the date on which in certain circumstances one of the initial purchasers so requests, Otis will use its commercially reasonable efforts to file and to have declared effective a shelf registration statement relating to resales of the notes.

Revolving and Term Loan Credit Facilities

As described above, on February 10, 2020, Otis and its wholly owned subsidiary, Otis Intercompany Lending Designated Activity Company, entered into a Revolving Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and the other financial institutions to be party thereto as agents and lenders, providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility. The revolving credit facility will not be available to Otis or its subsidiaries until completion of the distribution. Loans under the revolving credit facility will be available in U.S. Dollars, Euros and Pounds Sterling and, subject to customary conditions, certain other currencies. Loans under the revolving credit facility will bear interest based on a ratings-based pricing grid.

In addition, on February 10, 2020, Otis, as borrower, and UTC, as guarantor, entered into a Term Loan Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and the other financial institutions to be party thereto as agents and lenders, providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility, which Otis expects to draw in full in an amount equal to $1.0 billion prior to the distribution. Loans under the term loan credit facility are available in U.S. Dollars and bear interest based on a ratings-based pricing grid. Following the distribution, Otis will not be able to draw on the term loan credit facility and UTC will cease to be a guarantor thereto.

The credit agreements contain affirmative and negative covenants customary for financings of this type that, among other things, limit Otis and its subsidiaries’ ability to incur additional liens, to make certain fundamental changes and to enter into sale and leaseback transactions. In addition, the credit agreements require that we maintain a maximum consolidated total leverage ratio. The credit agreements also contain events of default customary for financings of this type.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation and distribution, all of the outstanding shares of Otis common stock will be owned beneficially and of record by UTC. Following the separation and distribution, Otis expects to have outstanding an aggregate of approximately 433,111,717 shares of common stock based upon approximately 866,223,435 shares of UTC common stock issued and outstanding on February 28, 2020, excluding treasury shares, assuming no exercise of UTC options and applying the distribution ratio.

Share Ownership Information for Directors and Officers

The following table shows the number of shares of Otis common stock expected to be beneficially owned by our current directors, named executive officers, and our directors and current executive officers as a group immediately following the completion of the distribution, based on ownership of UTC common stock as of January 31, 2020 and based on the assumption that, for every share of UTC common stock held by such persons, they will receive 0.5 shares of Otis common stock. None of these individuals, or the group as a whole, would be expected to beneficially own more than 1 percent of our common stock immediately following the completion of the distribution. Each person listed in the following table had sole voting and investment power of the shares shown, except as noted in the footnotes below.

Directors and Executive Officers	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(3)	Total Shares Beneficially Owned(4)	Percentage of Class
Christopher J. Kearney	—	428	1,922	3,221(5)	*
Jeffrey H. Black	—	—	—	250	*
Kathy Hopinkah Hannan	—	—	—	—	*
Shailesh G. Jejurikar	—	—	—	278(6)	*
Harold W. McGraw III	—	1,606	27,343	30,751	*
Margaret M. Preston	—	—	—	883(7)	*
Shelley Stewart, Jr.	—	—	—	1,937(8)	*
John H. Walker	—	—	—	—	*
Judith F. Marks	—	—	—	47	*
Richard M. Eubanks, Jr.	—	—	—	—	*
Rahul Ghai	—	—	—	—	*
Laurie P. Havanec	—	—	—	5,694(9)	*
Stephane de Montlivault	9,249	—	—	9,786	*
All directors and executive officers as a group (16 persons)				94,971	*
(1)	The SARs in the table reflect the net number of shares of Otis common stock that would be issued to the executive officers if their vested SARs were exercised within 60 days of January 31, 2020 (assuming that the UTC SARs could be exercised for Otis common stock). Once vested, each SAR can be exercised for the number of shares having a value equal to the increase in value of a share from the date the SAR was granted through the exercise date. The net number of shares was calculated using $150.20 per share, which was the closing price of UTC common stock on January 31, 2020.
(2)	The non-employee director RSUs vest in equal portions over five years and are distributed in shares of common stock upon termination of service. The table reflects the vested portion of the RSUs, which are the number of shares in which the director has the right to acquire beneficial ownership at any time within 60 days after January 31, 2020, following termination of service (assuming the UTC RSUs are settled in Otis common stock).
(3)	The non-employee director DSUs are converted into common stock upon termination of service. The table reflects the number of shares in which the director and nominee has the right to acquire beneficial ownership at any time within 60 days after January 31, 2020, following termination of service (assuming the UTC DSUs are settled in Otis common stock).
(4)	Includes vested share equivalents under the UTC Employee Savings Plan that are allocated to an executive officer’s account.
(5)	Includes shares held by a trust.
(6)	Shares held in a trust for Mr. Jejurikar’s spouse.
(7)	Includes shares held in individual retirement accounts for Ms. Preston and her spouse, and shares held jointly with Ms. Preston’s spouse.
(8)	Vested share equivalents under the UTC Employee Savings Plan that are allocated to Mr. Stewart’s account in connection with his employment at UTC from 1982 to 2000.
(9)	Includes shares held by Ms. Havanec’s spouse.
*	Represents beneficial ownership of less than one percent of the outstanding shares of UTC common stock, based on 865,308,981 shares of UTC common stock issued and outstanding as of January 31, 2020.

Certain Beneficial Owners

The following table shows all holders known to Otis that are expected to be beneficial owners of more than 5 percent of the outstanding shares of Otis common stock immediately following the completion of the distribution, based on ownership of UTC common stock as of December 31, 2019 and based upon the assumption that, for every share of UTC common stock held by such persons, they will receive 0.5 shares of Otis common stock.

Name and Address	Shares	Percent of Class
State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	45,202,717	10.5%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	35,154,925	8.1%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	28,819,748	6.7%
(1)	State Street Corporation reported in an SEC filing that, as of December 31, 2019, it held sole voting power with respect to zero shares of UTC common stock, shared voting power with respect to 81,790,103 shares of UTC common stock, sole dispositive power with respect to zero shares of UTC common stock, and shared dispositive power with respect to 90,395,535 shares of UTC common stock. State Street Corporation also reported that its wholly owned subsidiary, State Street Bank and Trust Company, is the trustee for the UTC common stock in the UTC Employee Savings Plan Master Trust, which beneficially owns 5.9% of common stock of UTC, and that in this capacity State Street Bank and Trust Company has shared dispositive power and voting power over the shares.
(2)	The Vanguard Group reported in an SEC filing that, as of December 31, 2019, it held sole voting power with respect to 1,173,286 shares of UTC common stock, shared voting power with respect to 210,851 shares of UTC common stock, sole dispositive power with respect to 68,965,760 shares of UTC common stock, and shared dispositive power with respect to 1,344,090 shares of UTC common stock.
(3)	BlackRock, Inc., reported in an SEC filing that, as of December 31, 2019, it held sole voting power with respect to 51,540,316 shares of UTC common stock and sole dispositive power with respect to 57,639,496 shares of UTC common stock.

DESCRIPTION OF OTIS CAPITAL STOCK

Otis’ certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following briefly summarizes the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to Otis’ registration statement on Form 10, of which this information statement forms a part. We will include our amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

Otis’ authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.01 per share, and 125,000,000 shares of preferred stock, par value $0.01 per share.

Immediately following the distribution, we expect that approximately 433,111,717 shares of our common stock will be issued and outstanding and that no shares of our preferred stock will be issued and outstanding.

Common Stock

Immediately following the distribution, we expect that approximately 433,111,717 shares of our common stock will be issued and outstanding, all of which will be fully paid and nonassessable.

Common shareowners will be entitled to one vote for each share held on all matters submitted to a vote of shareowners.

Common shareowners will be entitled to share equally in the dividends, if any, that may be declared by Otis’ Board of Directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock, if any. Upon any voluntary or involuntary liquidation, dissolution or winding up of Otis, the common shareowners will be entitled to share ratably in all assets of Otis remaining after we pay all of our debts and other liabilities and any amounts we may owe to the holders of our preferred stock, if any.

Common shareowners will not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common shareowners will be subject to the rights of the shareowners of any series of preferred stock that we will or may designate and issue.

Delaware law and our amended and restated bylaws will permit us to issue uncertificated shares of common stock.

Preferred Stock

As noted above, the rights, preferences and privileges of common shareowners may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that Otis’ Board of Directors will have the authority, without further action by the shareowners, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges (including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences) of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common shareowners until the Board determines the specific rights of the holders of that series. However, the effects might include, among other things (1) restricting dividends on the common stock, (2) diluting the voting power of the common stock, (3) impairing the liquidation rights of the common stock or (4) delaying or preventing a change in control of Otis without further action by the shareowners.

Immediately following the distribution, we expect no shares of our preferred stock to be issued and outstanding.

Charter and Bylaw Provisions

Upon completion of the separation and the distribution, we expect that nine individuals will serve on Otis’ Board of Directors. At each annual meeting of shareowners, the entire Board will be elected for a term of one year. Otis’ amended and restated bylaws will provide that the Board may, from time to time, designate the number of directors; however, the number may not be less than five nor more than 14. Vacancies on the board (except in an instance where a director is removed by shareowners and the resulting vacancy is filled by shareowners) may be filled by a vote of the majority of the directors then in office, even if less than a quorum.

Otis’ amended and restated bylaws will establish advance notice procedures with respect to shareowner proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of Otis’ Board of Directors. Eligible shareowners will be permitted to include their own director nominees in Otis’ proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a shareowner or a group of up to 20 shareowners, who has maintained continuous qualifying ownership of at least 3 percent of Otis’ outstanding common stock for at least three years, will be permitted to include director nominees constituting up to 20 percent of the Board in the proxy materials for an annual meeting of shareowners if such shareowner or group of shareowners complies with the other requirements set forth in the proxy access provision.

Otis’ amended and restated bylaws will include an exclusive forum provision. This provision will provide that, unless Otis consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits will include (1) any derivative action or proceeding brought on behalf of Otis, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Otis to the company or to Otis’ shareowners, (3) any action asserting a claim against Otis or any director or officer or other employee of Otis arising pursuant to any provision of the DGCL or Otis’ amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time) or (4) any action asserting a claim against Otis or any director or officer or other employee of Otis governed by the internal affairs doctrine. Under Otis’ amended and restated bylaws, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Otis shareowners will not be deemed to have waived Otis’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in Otis’ amended and restated bylaws to be inapplicable or unenforceable.

Otis’ amended and restated certificate of incorporation and amended and restated bylaws will provide that any action permitted to be taken at an annual or special meeting of shareowners may be effected by the written consent of shareowners if shareowners representing 25 percent of the outstanding voting power of Otis capital stock have requested a record date for such action and certain other conditions are satisfied in accordance with Otis’ amended and restated certificate of incorporation and amended and restated bylaws.

Otis’ amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of shareowners may be called by the Chairman of the Board of Directors or the Chief Executive Officer, a majority of Otis’ whole Board of Directors, or the Secretary at the written request of shareowners with qualifying ownership of at least 15 percent of the outstanding shares of Otis capital stock entitled to vote generally in the election of directors and subject to the provisions and conditions set forth in Otis’ amended and restated certificate of incorporation and amended and restated bylaws.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Certain of the provisions of Otis’ amended and restated certificate of incorporation and amended and restated bylaws discussed above and below could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Otis, even though an attempt to obtain control of Otis might be beneficial to Otis and its shareowners.

Otis’ amended and restated certificate of incorporation will include provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The amended and restated bylaws will include provisions indemnifying our directors, officers and employees to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The amended and restated bylaws will additionally include provisions relating to reimbursement by Otis of expenses reasonably incurred by our current and former directors and officers in advance of the final disposition of any such proceeding, and permitting the Chief Executive Officer or the General Counsel and the Chief Financial Officer acting together to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.

Change of Control

Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Shareowner,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, Otis’ amended and restated certificate of incorporation and amended and restated bylaws will not exclude us from these restrictions, and these restrictions will apply to us.

Listing

We intend to apply to have our shares of common stock listed on the NYSE under the symbol
“OTIS.”

Sale of Unregistered Securities

On March 1, 2019, Otis issued one share of its common stock to UTC pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Computershare.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Otis and Otis common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the distribution, Otis will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO COMBINED FINANCIAL STATEMENTS

OTIS WORLDWIDE CORPORATION
(A Business of United Technologies Corporation)

COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and 2018 and for the Years Ended December 31, 2019, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Shareowners and Board of Directors of United Technologies Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Otis Worldwide Corporation (a Business of United Technologies Corporation) (the “Company”) as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
February 7, 2020

We have served as the Company’s auditor since 2019.

Combined Statements of Operations

(dollars in millions)	2019	2018	2017
Net sales:
Product sales	$5,648	$5,596	$5,453
Service sales	7,470	7,319	6,870
	13,118	12,915	12,323

Costs and expenses:
Cost of products sold	4,640	4,586	4,379
Cost of services sold	4,652	4,603	4,242
Research and development	163	181	175
Selling, general and administrative	1,810	1,735	1,648
	11,265	11,105	10,444
Other (expense) income, net	(39)	25	37
Operating profit	1,814	1,835	1,916
Non-service pension (benefit)	(33)	(44)	(20)
Interest (income) expense, net	(14)	(14)	(21)
Income from operations before income taxes	1,861	1,893	1,957
Income tax expense	594	683	1,148
Net income	1,267	1,210	809
Less: noncontrolling interest in subsidiaries’ earnings	151	161	173
Net income attributable to Otis Worldwide Corporation	$1,116	$1,049	$636

See accompanying notes to the Combined Financial Statements.

Combined Statements of Comprehensive Income

(dollars in millions)	2019	2018	2017
Net income	$1,267	$1,210	$809
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments arising during period	(26)	(126)	235
	(26)	(126)	235
Pension and postretirement benefit plans:
Net actuarial (loss) gain arising during period	(28)	(37)	17
Prior service credit arising during period	—	1	—
Amortization of actuarial loss and prior service credit	9	11	11
Other	(22)	5	(17)
	(41)	(20)	11
Tax benefit (expense)	9	4	(1)
	(32)	(16)	10
Change in unrealized cash flow hedging:
Unrealized cash flow hedging (loss) gain arising during period	(3)	—	—
	(3)	—	—
Other comprehensive income (loss), net of tax	(61)	(142)	245
Comprehensive income	1,206	1,068	1,054
Less: comprehensive income attributable to noncontrolling interest	(140)	(140)	(217)
Comprehensive income attributable to Otis Worldwide Corporation	$1,066	$928	$837

See accompanying notes to the Combined Financial Statements.

Combined Balance Sheets

(dollars in millions)	2019	2018
Assets
Cash and cash equivalents	$1,446	$1,329
Accounts receivable (net of allowance for doubtful accounts of $83 and $84)	2,861	2,720
Contract assets, current	529	657
Inventories, net	571	637
Other assets, current	251	269
Total Current Assets	5,658	5,612
Future income tax benefits	373	364
Fixed assets, net	721	678
Operating lease right-of-use assets	535	—
Intangible assets, net	490	569
Goodwill	1,647	1,688
Other assets	263	224
Total Assets	$9,687	$9,135

Liabilities and Equity
Short-term borrowings	$34	$27
Accounts payable	1,331	1,351
Accrued liabilities	1,739	1,599
Contract liabilities, current	2,270	2,326
Total Current Liabilities	5,374	5,303
Future pension and postretirement benefit obligations	590	527
Operating lease liabilities	386	—
Future income tax obligations	695	750
Other long-term liabilities	316	340
Total Liabilities	7,361	6,920
Commitments and contingent liabilities (Note 19)
Redeemable noncontrolling interest	95	109
UTC Net Investment:
UTC Net Investment	2,458	2,277
Accumulated other comprehensive loss	(758)	(708)
Total UTC Net Investment	1,700	1,569
Noncontrolling interest	531	537
Total Equity	2,231	2,106
Total Liabilities and Equity	$9,687	$9,135

See accompanying notes to the Combined Financial Statements.

Combined Statements of Changes in Equity

(dollars in millions)	UTC Net Investment	Accumulated Other Comprehensive Income (Loss)	Total UTC Net Investment	Noncontrolling Interest	Total Equity	Redeemable Noncontrolling Interest
Balance January 1, 2017	$3,107	$(788)	$2,319	$559	$2,878	$119
Net income	636	—	636	173	809	—
Redeemable noncontrolling interest in subsidiaries’ earnings	—	—	—	(8)	(8)	8
Other comprehensive income, net of tax	—	201	201	43	244	1
Purchase of subsidiary shares from noncontrolling interest	(2)	—	(2)	(4)	(6)	(2)
Dividends attributable to noncontrolling interest	—	—	—	(197)	(197)	—
Dividends attributable to redeemable noncontrolling interest	—	—	—	—	—	(3)
Acquisition of noncontrolling interest	—	—	—	1	1	—
Changes in redeemable noncontrolling interest redemption value	—	—	—	—	—	8
Net transfers to UTC	(1,189)	—	(1,189)	—	(1,189)	—
Balance December 31, 2017	2,552	(587)	1,965	567	2,532	131
Net income	1,049	—	1,049	161	1,210	—
Redeemable noncontrolling interest in subsidiaries’ earnings	—	—	—	(4)	(4)	4
Other comprehensive loss, net of tax	—	(121)	(121)	(13)	(134)	(8)
Purchase of subsidiary shares from noncontrolling interest	(1)	—	(1)	(1)	(2)	(5)
Dividends attributable to noncontrolling interest	—	—	—	(173)	(173)	—
Dividends attributable to redeemable noncontrolling interest	—	—	—	—	—	(6)
Changes in redeemable noncontrolling interest redemption value	—	—	—	—	—	(7)
New Revenue Standard adoption impact	(49)	—	(49)	—	(49)	—
Net transfers to UTC	(1,274)	—	(1,274)	—	(1,274)	—
Balance December 31, 2018	2,277	(708)	1,569	537	2,106	109
Net income	1,116	—	1,116	151	1,267	—
Redeemable noncontrolling interest in subsidiaries’ earnings	—	—	—	7	7	(7)
Other comprehensive loss, net of tax	—	(50)	(50)	(8)	(58)	(3)
Purchase of subsidiary shares from noncontrolling interest	—	—	—	(3)	(3)	—
Dividends attributable to noncontrolling interest	—	—	—	(163)	(163)	—
Acquisition, disposal and other changes in noncontrolling interest, net	—	—	—	10	10	—
Changes in redeemable noncontrolling interest redemption value	—	—	—	—	—	(4)
Net transfers to UTC	(935)	—	(935)	—	(935)	—
Balance December 31, 2019	$2,458	$(758)	$1,700	$531	$2,231	$95

See accompanying notes to the Combined Financial Statements.

Combined Statements of Cash Flows

(dollars in millions)	2019	2018	2017
Operating Activities:
Net income	$1,267	$1,210	$809
Adjustments to reconcile net income to net cash flows provided by operating activities, net of acquisitions:
Depreciation and amortization	180	190	177
Deferred income tax (benefit) provision	(8)	127	(35)
Impact from U.S. tax reform	—	—	507
Stock compensation cost	37	38	29
Loss on disposal of businesses	26	—	—
Change in:
Accounts receivable, net	(191)	(196)	(13)
Contract assets, current	25	(158)	—
Inventories and contracts in progress, net	60	24	(109)
Other assets, current	30	(11)	9
Accounts payable and accrued liabilities	(28)	166	119
Contract liabilities, current	72	167	—
Pension contributions	(32)	(34)	(30)
Other operating activities, net	31	27	(13)
Net cash flows provided by operating activities	1,469	1,550	1,450
Investing Activities:
Capital expenditures	(145)	(172)	(133)
Investments in businesses, net of cash acquired (Note 9)	(47)	(50)	(53)
Other investing activities, net	(11)	21	—
Net cash flows used in investing activities	(203)	(201)	(186)
Financing Activities:
Increase (decrease) in short-term borrowings, net	6	11	(1)
Net transfers to UTC	(972)	(1,312)	(1,218)
Dividends paid to noncontrolling interest	(163)	(173)	(197)
Other financing activities, net	(4)	(23)	12
Net cash flows used in financing activities	(1,133)	(1,497)	(1,404)
Effect of foreign exchange rates on cash and cash equivalents	(20)	(77)	98
Net increase (decrease) in cash, cash equivalents and restricted cash	113	(225)	(42)
Cash, cash equivalents and restricted cash, beginning of year	1,346	1,571	1,613
Cash, cash equivalents and restricted cash, end of year	1,459	1,346	1,571
Less: Restricted cash	13	17	17
Cash and cash equivalents, end of year	$1,446	$1,329	$1,554
Supplemental cash flow information:
Interest paid, related party	$18	$20	$17
Income taxes paid, related party	255	186	271
Income taxes paid, net of refunds	377	421	421

See accompanying notes to the Combined Financial Statements.

Notes to the Combined Financial Statements

NOTE 1 – DESCRIPTION OF THE BUSINESS

Otis Worldwide Corporation (“Otis,” “the Business,” “we,” “us” or “our”) is the world’s largest elevator and escalator manufacturing, installation and service company. Our operations are classified into two segments: New Equipment and Service. Through the New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators as well as escalators and moving walkways for residential and commercial building and infrastructure projects. The Service segment provides maintenance and repair services for both our products and those of other manufacturers, and provides modernization services to upgrade elevators and escalators.

On November 26, 2018, United Technologies Corporation (“UTC”) announced its plan to separate Otis into an independent publicly traded company (the “Separation”). The Separation will be effectuated through a spin-off, pursuant to which UTC will distribute to UTC shareowners all of the outstanding common shares of common stock of Otis.

NOTE 2 – BASIS OF PRESENTATION

Otis has historically operated as a part of UTC; consequently, stand-alone financial statements have not historically been prepared for Otis. The accompanying Combined Financial Statements have been prepared from UTC’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from UTC. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.”), collectively (“U.S. GAAP”).

The Combined Statements of Operations include all revenues and costs directly attributable to Otis, including costs for facilities, functions and services used by Otis. Costs for certain functions and services performed by centralized UTC organizations are directly charged to Otis based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of Otis by centralized groups within UTC and certain pension and other post-retirement benefit costs (see Note 5 – Related Parties for a description of the allocation methodologies employed). All charges and allocations for facilities, functions and services performed by UTC have been deemed settled in cash by Otis to UTC in the period in which the cost was recorded in the Combined Statements of Operations. Current and deferred income taxes have been determined based on the stand-alone results of Otis. However, because the Business filed as part of UTC’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from those reported. The Business’ portion of its domestic and certain income taxes for jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

UTC uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash, third-party debt, or related interest expense of UTC has been allocated to Otis in the Combined Financial Statements. However, cash balances primarily associated with certain foreign entities that do not participate in UTC’s cash management program have been included in the Combined Financial Statements. Transactions between UTC and Otis are deemed to have been settled immediately through UTC Net Investment, other than those transactions which have historically been cash-settled and which are reflected in the Combined Balance Sheets within Accounts payable. The net effect of the deemed settled transactions is reflected in the Combined Statements of Cash Flows as Net transfers to UTC within financing activities and in the Combined Balance Sheets as UTC Net Investment. See Note 5 – Related Parties for additional information.

All significant intracompany accounts and transactions within the Business have been eliminated in the preparation of the Combined Financial Statements. The Combined Financial Statements of the Business include assets and liabilities that have been determined to be specifically or otherwise attributable to the Business.

All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Otis in the future, or if Otis had been a separate, stand-alone entity during the years presented.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination. The Combined Financial Statements have been prepared on a stand-alone basis and include the accounts of Otis and its wholly-owned subsidiaries, as well as entities in which Otis has a controlling financial interest.

Use of Estimates. The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. In addition, estimates and assumptions may impact the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents includes cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less. The Business participates in UTC’s centralized cash management and financing programs. The cash reflected on the Combined Balance Sheets represents cash on hand at certain foreign entities that do not participate in the centralized cash management program and are specifically identifiable to the Business. See Note 5 – Related Parties for additional information.

On occasion, we are required to maintain cash deposits with certain banks with respect to contractual or other legal obligations. Included in Other assets, current and Other assets on the Combined Balance Sheets is approximately $13 million and $17 million of such restricted cash as of December 31, 2019 and 2018, respectively.

Accounts Receivable. Current and long-term accounts receivable as of December 31, 2019 include retainage of $59 million and unbilled receivables of $108 million. Current and long-term accounts receivable as of December 31, 2018 include retainage of $69 million and unbilled receivables of $90 million.

Retainage represents amounts that, pursuant to the applicable contract, are not due until after project completion and acceptance by the customer. Unbilled receivables represent revenues that are earned but not currently billable to the customer under the terms of the contract. These items are expected to be billed and collected in the ordinary course of business. Unbilled receivables where we have an unconditional right to payment are included in Accounts receivable as of December 31, 2019 and 2018.

Contract Assets and Liabilities. Contract assets and liabilities represent the difference in the timing of revenue recognition from receipt of cash from our customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Performance obligations partially satisfied in advance of customer billings are included in Contract assets, current.

Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. We receive payments from customers based on the terms established in our contracts. See Note 4 – Revenue Recognition for further discussion of contract assets and liabilities.

Inventories. Inventories are stated at the lower of cost or estimated realizable value and are primarily based on a first-in, first-out (“FIFO”) method. Valuation reserves for excess, obsolete and slow-moving inventory are estimated by comparing the inventory levels of individual parts to both future sales forecasts or production requirements and historical usage rates in order to identify inventory where the resale value or replacement value is less than inventoriable cost.

Fair Value of Financial Instruments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level I – Quoted prices for identical instruments in active markets.

Level II – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level III – Instruments whose significant value drivers are unobservable.

The carrying amount of current trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of the instruments.

Business Combinations. We account for transactions that are classified as business combinations in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805: Business Combinations. Once a business is acquired, the fair values of the identifiable assets acquired and liabilities assumed are determined with the excess cost recorded to goodwill. As required, preliminary fair values are determined once a business is acquired, with the final determination of the fair values being completed within the one-year measurement period from the date of acquisition.

Equity Method Investments. Investments in which we have the ability to exercise significant influence, but do not control, are accounted for under the equity method of accounting and are included in Other assets on the Combined Balance Sheets. Under this method of accounting, our share of the net earnings or losses of the investee is included in Other (expense) income, net in the Combined Statements of Operations since the activities of the investee are closely aligned with the operations of the Business. We evaluate our equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

Goodwill and Intangible Assets. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill and intangible assets deemed to have indefinite lives are not amortized. Goodwill and indefinite-lived intangible assets are subject to impairment testing annually or when a triggering event occurs using the guidance and criteria described in FASB ASC Topic 350: Intangibles – Goodwill and Other. This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. The Business completed its most recent annual impairment testing as of July 1, 2019, and determined that no adjustments to the carrying value of goodwill or indefinite-lived intangible assets were necessary.

Intangible assets consist of service portfolios, patents, trademarks/trade names, customer relationships and other intangible assets. Acquired intangible assets are recognized at fair value in acquisition accounting and then amortized to Cost of products and services sold and Selling, general and administrative over the applicable useful lives.

Useful lives of finite-lived intangible assets are estimated based upon the nature of the intangible asset. These intangible assets are amortized based on the pattern in which the economic benefits of the intangible assets are consumed or if straight-line amortization approximates the pattern of economic benefit, a straight-line amortization method may be used. The range of estimated useful lives is as follows:

Purchased service portfolios	5–25 years
Patents, trademarks/trade names	4–40 years
Customer relationships and other	1–20 years

Other Long-Lived Assets. The Business evaluates the potential impairment of other long-lived assets whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. If the carrying value of other long-lived assets held and used exceeds the sum of the undiscounted expected future cash flows, the carrying value is written down to fair value.

Income Taxes. Income taxes as presented in the Combined Financial Statements of the Business attribute current and deferred income taxes of UTC to the Business’ stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes (“ASC 740”). Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of UTC may not be included in the separate Combined Financial Statements of the Business. Similarly, the tax treatment of certain items reflected in the Combined Financial Statements of the Business may not be reflected in the consolidated financial statements and tax returns of UTC. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in UTC’s consolidated financial statements. As such, the income taxes of the Business as presented in the Combined Financial Statements may not be indicative of the income taxes that the Business will report in the future.

Certain operations of the Business have historically been included in a combined return with other UTC entities. Current obligations for taxes in certain jurisdictions, where the Business files a combined tax return with UTC, are deemed settled with UTC for purposes of the Combined Financial Statements. Current obligations for tax in jurisdictions where the Business does not file a combined return with UTC, including certain foreign jurisdictions and certain U.S. states, are recorded within Accrued liabilities on the Combined Balance Sheets. On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“TCJA”) was enacted. As a result, income tax attributable to previously undistributed earnings of the Business’ international subsidiaries recognized in 2017 is recorded within Accrued liabilities and Future income tax obligations on the Combined Balance Sheets pursuant to UTC’s election to pay the tax over time, for which Otis will settle with UTC. See Note 14 – Income Taxes for additional information.

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest expense has also been recognized. We recognize accrued interest related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

The TCJA contains a new law that subjects the Business to a tax on Global Intangible Low-Taxed Income (“GILTI”), beginning in 2018. GILTI is a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The FASB has provided that companies subject to GILTI have the option to account for the GILTI tax as a period cost if and when incurred, or to recognize deferred taxes for temporary differences, including outside basis differences, expected to reverse as GILTI. We have elected to account for GILTI as a period cost as incurred.

Revenue Recognition. We adopted the FASB ASC Topic 606: Revenue from Contracts with Customers and its related amendments, (referred to, collectively, as the “New Revenue Standard”) effective January 1, 2018, and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through UTC Net Investment at the date of adoption.

The Business’ revenue streams include new equipment, maintenance and repair, and modernization (including related installation). New equipment, modernization and repair services revenue is typically recognized over time as we are enhancing an asset the customer controls. Maintenance revenue is recognized on a straight-line basis over the life of the maintenance contract.

New Equipment, Modernization and Repair services. For new equipment and modernization transactions, equipment and installation are typically procured in a single contract providing the customer with a complete installed elevator or escalator unit. The combination of equipment and installation promises are typically a single performance obligation. For repair services, the customer typically contracts for specific short-term services which form a single performance obligation.

For these performance obligations, revenue is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress. Incurred costs represent work performed, which corresponds with and best depicts transfer of control or the enhancement of the customer’s assets. Contract costs included in the calculation are comprised of labor, materials, subcontractors’ costs or other direct costs and indirect costs. Specific to new equipment and modernization arrangements, the Business based on project progression reviews cost estimates on significant contracts on a quarterly basis, and for others, no less frequently than annually or when circumstances change and warrant a modification to a previous estimate. The changes in estimates on these contracts did not have a material impact on Net sales or Operating profit in the Combined Financial Statements.

For performance obligations recognized under the cost to cost method, we record changes in contract estimates using the cumulative catch-up method. Modifications are recognized as a cumulative catch-up or treated as a separate accounting contract if the modification adds distinct goods or services and the modification is priced at its stand-alone selling price.

Maintenance. Our customers purchase maintenance contracts which include services such as required periodic maintenance procedures, preventive services and stand ready obligations to remediate issues with the elevator/escalator when and if they arise. Given the continuous nature of these services throughout the year, we recognize revenue on maintenance contracts on a straight-line basis which aligns with the cost profile of these services. Contractual changes are typically recognized prospectively as most modifications are extensions of the existing arrangement.

Transaction Price Considerations. Our contracts typically include fixed payments which are generally received as we progress under our contracts. As a result, we have not identified any significant financing elements in our contracts nor have significant estimates related to variable consideration unless a project has an underlying performance issue, which is rare. In situations where multiple performance obligations in a single contract (e.g., new equipment and maintenance) exist, the transaction price is allocated to each performance obligation in proportion to their stand-alone selling prices.

Certain costs to obtain or fulfill contracts. Certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. Sales commissions related to new equipment, modernization and maintenance contracts, excluding renewals, are capitalized as contract fulfillment costs and are amortized consistent with the pattern of transfer of the goods or services. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

Loss Contracts. Loss provisions on contracts are recognized to the extent that estimated contract costs exceed the estimated consideration from the products contemplated under the contractual arrangement. For new commitments, we generally record loss provisions at contract signing. For existing commitments, anticipated losses on contractual arrangements are recognized in the period in which losses become probable.

Self-Insurance. The Business is self-insured for a number of risks including, but not limited to, workers’ compensation, general liability, automobile liability, property and employee-related healthcare benefits. It has obtained insurance coverage for amounts exceeding individual and aggregate loss limits. The Business accrues for known future claims and incurred but not reported losses, mainly for domestic programs. Liabilities accrued for self-insured risks within Accrued liabilities and Other long-term liabilities were $190 million and $200 million at December 31, 2019 and 2018, respectively.

Derivatives and Hedging Activity. We have used derivative instruments, principally forward contracts, to help manage certain foreign currency exposures. Derivative instruments are viewed as risk management tools by us and are not used for trading or speculative purposes. By their nature, all financial instruments involve market and credit risks. We enter into derivative and other financial instruments with major investment grade financial institutions and have policies to monitor the credit risk of those counterparties. We limit counterparty exposure and concentration of risk by diversifying counterparties. While there can be no assurance, we do not anticipate any material non-performance by any of these counterparties.

Derivatives used for hedging purposes may be designated and effective as a hedge of the identified risk exposure at the inception of the contract. All derivative instruments are recorded on the Combined Balance Sheets at fair value. Derivatives used to hedge foreign currency denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments may be accounted for as cash flow hedges, as deemed appropriate. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings as a component of product sales or expenses, as applicable, when the hedged transaction occurs. Gains and losses on derivatives designated as cash flow hedges are recorded in other operating activities, net within the Combined Statements of Cash Flows. To the extent that a previously designated hedging transaction is no longer an effective hedge, any ineffectiveness measured in the hedging relationship is recorded currently in earnings in the period it occurs.

In addition, the Business periodically enters into sales contracts denominated in currencies other than the functional currency of the parties to the transaction. The Business accounts for these transactions separately valuing the embedded derivative component of these contracts. The changes in the fair value of these embedded derivatives are recorded in Other (expense) income, net in the Combined Statements of Operations and Comprehensive Income. For the years ended December 31, 2019, 2018 and 2017, Other (expense) income, net included a loss of $27 million, a gain of $12 million and a gain of $8 million, respectively, related to the changes in fair value of embedded derivatives.

To the extent the hedge accounting criteria are not met, the foreign currency forward contracts are utilized as economic hedges and changes in the fair value of these contracts are recorded currently in earnings in the period in which they occur. For the years ended December 31, 2019, 2018 and 2017, Other (expense) income, net included a loss of $9 million, a loss of $21 million and a gain of $6 million, respectively, related to the changes in fair value and settlements of these contracts.

Environmental. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including current laws, regulations and prior remediation experience. Where no amount within a range of estimates is more likely, the minimum is accrued. Liabilities with fixed or reliably determinable future cash payments are discounted. Accrued environmental liabilities are not reduced by potential insurance reimbursements. See Note 19 – Contingent Liabilities for additional details on the environmental remediation activities.

Asset Retirement Obligations. The Business records the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist. Upon initial recognition of a liability, the Business capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset.

Other (Expense) Income, net. Other (expense) income, net includes the impact of changes in the fair value and settlement of embedded and foreign exchange derivatives, gains or losses on sale of businesses and fixed assets, earnings from equity method investment and other infrequent operating income and expense items.

Foreign Exchange. We conduct business in many different currencies and, accordingly, are subject to the inherent risks associated with foreign exchange rate movements. The financial position and results of operations of substantially all of our foreign subsidiaries are measured using the local currency as the functional currency. Foreign currency denominated assets and liabilities are translated into U.S. Dollars at the exchange rates existing at the respective balance sheet dates, and income and expense items are translated at the average exchange rates during the respective periods. The aggregate effects of translating the balance sheets of these subsidiaries are deferred within Accumulated other comprehensive income as a separate component of UTC Net Investment.

Pension and Postretirement Obligations. Guidance under FASB ASC Topic 715: Compensation – Retirement Benefits requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans. Under this guidance, actuarial gains and losses, prior service costs or credits and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in other comprehensive income, net of tax effects, until they are amortized as a component of net periodic benefit cost. Pension and postretirement obligation balances and related costs reflected within the Combined Financial Statements include both costs directly attributable to plans dedicated to Otis, as well as an allocation of costs for Otis employees’ participation in UTC’s plans. See Note 12 – Employee Benefit Plans for additional information.

Noncontrolling interests. Ownership interests in the Business’ subsidiaries held by parties other than the Business are presented separately from UTC Net Investment as “Noncontrolling interests” within equity on the Combined Balance Sheets. The amount of net income attributable to the Business and the noncontrolling interests are both presented on the Combined Statements of Operations.

All noncontrolling interests with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interests) are reported in the mezzanine section of the Combined Balance Sheets, between liabilities and equity, at the greater of redemption value or initial carrying value.

The activity attributable to noncontrolling interests and redeemable noncontrolling interests for the years ended December 31, 2019 and 2018 are presented in the Combined Statements of Changes in Equity.

UTC Net Investment. UTC’s Net Investment in the Business is presented as “UTC Net Investment” on the Combined Balance Sheets. The Combined Statements of Changes in Equity include corporate allocations, net cash transfers and other property transfers between UTC and the Business, as well as related party receivables, payables and long-term debt between the Business and other UTC affiliates that were settled on a current basis. UTC performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities, which includes the Business, and, consequently, the net cash generated by the Business in legal entities that participate in UTC’s centralized cash management and financing programs is transferred to UTC through the related party accounts. See Note 5 – Related Parties for additional information.

Recent Accounting Pronouncements. In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires a financial asset (or group of financial assets) to be measured at an amortized cost basis and presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets in order to present the net carrying value, which represents the amount expected to be collected on the financial asset. The provisions of this ASU are effective for years beginning after December 15, 2019, with early adoption permitted. We plan on adopting the new standard effective January 1, 2020. We are currently evaluating the impact of this ASU and its related amendments on our Combined Financial Statements, which is not expected to be material.

In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 220). The new standard allows companies to reclassify to retained earnings the stranded tax effects in Accumulated other comprehensive income from the then-newly-enacted TCJA. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. The Business elected to reclassify the income tax effects of the TCJA from Accumulated other comprehensive loss to UTC Net Investment effective January 1, 2019. The adoption of this standard did not have a material impact on the Combined Financial Statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The new standard removes the disclosure requirements for the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. The provisions of this ASU are effective for years beginning after December 15, 2019, with early adoption permitted. We do not expect this ASU to have a significant impact on our Combined Financial Statements, as it only includes changes to disclosure requirements.

In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. The new standard includes updates to the disclosure requirements for defined benefit plans including several additions, deletions and modifications to the disclosure requirements. The provisions of this ASU are effective for years ending after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this ASU and expect to adopt for the year ending December 31, 2020.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The new standard provides updated guidance surrounding implementation costs associated with cloud computing arrangements that are service contracts. The provisions of this ASU are effective for years beginning after December 15, 2019, with early adoption permitted. We plan on adopting the new standard effective January 1, 2020. We are currently evaluating the impact of this ASU on our Combined Financial Statements, which is not expected to be material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update remove certain exceptions of Topic 740 including: exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or gain from other items; exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. There are also additional areas of guidance in regards to: franchise and other taxes partially based on income and the interim recognition of enactment of tax laws and rate changes. The provisions of this ASU are effective for years beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this ASU on our Combined Financial Statements.

NOTE 4 – REVENUE RECOGNITION

The Business adopted the New Revenue Standard effective January 1, 2018, and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through UTC Net Investment at the date of adoption.

The New Revenue Standard had an immaterial impact on 2018 Net income. Adoption of the New Revenue Standard has resulted in certain Combined Statements of Operations classification changes between Net sales and Cost of products and services sold. In addition to the following disclosures, Note 20 – Segment Financial Data provides additional disclosures required by the New Revenue Standard, including disaggregation of revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The New Revenue Standard also requires disclosure of remaining performance obligations (“RPO”), which is a concept that is similar to that of backlog.

For 2017, prior to the adoption of the New Revenue Standard, our revenue recognition model was substantially consistent with the revenue recognition model under ASC 606. New equipment, modernization and repair sales were recognized on a percentage of completion basis. Maintenance revenue was recognized over the contract period and primarily on a straight-line basis. Additionally, in 2017, sales commissions and other costs incurred to obtain customer contracts were expensed as incurred. Although the New Revenue Standard required these costs to be capitalized on the Combined Balance Sheet upon adoption, it did not have a significant impact on the amounts recorded in the Combined Statements of Operations during 2018.

Contract Assets and Liabilities. Contract assets reflect revenue recognized in advance of customer billing. Contract liabilities are recognized when a customer pays consideration, or we have a right to receive an amount of unconditional consideration, in advance of the satisfaction of performance obligations under the contract. We typically receive progress payments from our customers as we perform our work over time. We established contract assets of $474 million and contract liabilities of $2.3 billion in connection with our adoption of the New Revenue Standard on January 1, 2018.

Total contract assets and contract liabilities as of December 31, 2019 and 2018 are as follows:

(dollars in millions)	2019	2018
Contract assets, current	$529	$657
Total contract assets	529	657

Contract liabilities, current	2,270	2,326
Contract liabilities, noncurrent (included within Other long-term liabilities)	18	33
Total contract liabilities	2,288	2,359
Net contract liabilities	$1,759	$1,702

Contract assets decreased $128 million during the year ended December 31, 2019 and increased $183 million during the year ended December 31, 2018 from the date of the adoption of the New Revenue Standard, both as a result of timing of billing on customer contracts and contract completions.

Contract liabilities decreased $71 million during the year ended December 31, 2019 as a result of timing of billing on customer contracts and contract completions. In 2019, we recognized net sales of $1.7 billion related to contract liabilities as of January 1, 2019. Contract liabilities increased $99 million during the year ended December 31, 2018 from the date of the adoption of the New Revenue Standard as a result of customer billings in excess of revenue earned. In 2018, we recognized net sales of $1.6 billion related to contract liabilities as of January 1, 2018.

RPOs are the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied. Total RPO was approximately $16.4 billion at both December 31, 2019 and 2018. Of the total RPO as of December 31, 2019, we expect approximately 91% will be recognized as sales over the following 24 months.

NOTE 5 – RELATED PARTIES

Historically, the Business has been managed and operated in the ordinary course of business with other affiliates of UTC. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in these Combined Financial Statements.

Allocated Centralized Costs. The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of UTC.

UTC incurs significant corporate costs for services provided to the Business as well as to other UTC businesses. These services include treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. UTC also allocates costs associated with corporate insurance coverage, medical, post-retirement and other health plans, as well as certain pension plan costs for employees participating in UTC sponsored plans. UTC corporate costs were either specifically attributable to Otis, when possible, or allocated to the Business. Allocations are based on reasonable allocation drivers such as net sales, headcount, usage and other allocation methods. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2019, 2018 and 2017 were $168 million, $183 million and $158 million, respectively, and are primarily included in Selling, general and administrative in the Combined Statements of Operations. In the opinion of management of UTC and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefits received by the Business during 2019, 2018 and 2017. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Separation Costs. In connection with the Separation as further described in Note 1 - Description of the Business, we have incurred pre-Separation costs of approximately $69 million for the year ended December 31, 2019. Of the total, $43 million is recorded in Selling, general and administrative in the Combined Statements of Operations and primarily consists of employee-related costs, costs to establish certain stand-alone functions and information technology systems, professional services fees and other transaction-related costs to transition to being a stand-alone public company. In addition, we incurred charges of $26 million recorded in Other (expense) income, net in the Combined Statements of Operations, which primarily relates to the disposal of a business in connection with the Separation. There were no costs incurred in connection with the Separation for either the year ended December 31, 2018 or 2017.

Cash Management and Financing. The Business participates in UTC’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by UTC. Cash receipts are transferred to centralized accounts, which are also maintained by UTC. As cash is received and disbursed by UTC, it is accounted for by the Business through UTC Net Investment. All short and long-term debt is financed by UTC, and financing decisions for wholly and majority owned subsidiaries are determined by UTC Treasury. See Note 2 – Basis of Presentation for additional information. The Business’ cash that is not included in the centralized cash management and financing programs is classified as Cash and cash equivalents on the Combined Balance Sheets.

Long-Term Debt, Accounts Receivable and Accounts Payable. Certain related party transactions between the Business and UTC have been included within UTC Net Investment in the Combined Balance Sheets in the historical periods presented. The UTC Net Investment includes related party receivables due from UTC and its affiliates of $7.7 billion and $7.1 billion as of December 31, 2019 and 2018, respectively. The UTC Net Investment includes related party payables due to UTC and its affiliates of $750 million and $565 million as of December 31, 2019 and 2018, respectively. The UTC Net Investment includes related party debt due to UTC and its affiliates of $100 million and $95 million as of December 31, 2019 and 2018, respectively. The interest income and expense related to the activity with UTC that was included in Otis’ results is presented on a net basis in the Combined Statements of Operations as this is settled in cash. Interest income on the activity with UTC was $23 million, $25 million and $28 million for the years ended December 31, 2019, 2018 and 2017, respectively. Interest expense on the activity with UTC was $18 million, $20 million and $17 million for the years ended December 31, 2019, 2018 and 2017, respectively. The total effect of the settlement of these related party transactions is reflected as a financing activity in the Combined Statements of Cash Flows.

Additionally, certain related party trade transactions between Otis and UTC and affiliate businesses are cash-settled on a current basis and expected to continue to be settled in cash and, therefore, are reflected in the Combined Balance Sheets as Accounts payable and amounted to $11 million and $17 million at December 31, 2019 and 2018, respectively.

Guarantees. UTC and its affiliates have issued parent company guarantees to certain customers or other third parties regarding the product performance obligations of Otis under certain installation and long-term maintenance contracts. There were no costs charged to Otis by UTC related to these guarantees. Payouts under these guarantees were not significant for 2019, 2018 and 2017.

UTC has provided parent guarantees on behalf of Otis to guarantee ordinary course of business performance obligations as required by certain Otis customers and banks to support credit facilities to Otis’ affiliates. Typically, contract performance guarantees provided to Otis customers are in amounts equal to a portion or the entire value of the awarded contract and remain in place through the completion of a contract or warranty period. As of December 31, 2019 and 2018, total outstanding parent guarantees were approximately $1.8 billion and $1.6 billion, respectively. We do not believe that performance of the underlying obligations secured by such guarantees will have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 6 – ACCOUNTS RECEIVABLE, NET

(dollars in millions)	2019	2018
Trade receivables	$2,723	$2,605
Unbilled receivables	108	90
Miscellaneous receivables	113	109
	2,944	2,804
Less: Allowance for doubtful accounts	(83)	(84)
	$2,861	$2,720

Accounts receivable are carried at amounts that approximate fair value. Our Combined Statements of Operations include bad debt expense of $26 million, $10 million and $20 million for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 7 – INVENTORIES, NET

(dollars in millions)	2019	2018
Raw materials and work-in-process	$103	$128
Finished goods	468	509
	$571	$637

Raw materials and finished goods are net of valuation reserves of $103 million and $93 million as of December 31, 2019 and 2018, respectively.

NOTE 8 – FIXED ASSETS, NET

(dollars in millions)	Estimated Useful Lives	2019	2018
Land		$45	$48
Buildings and improvements	20–40 Years	574	580
Machinery, tools and equipment	3–12 Years	1,043	994
Assets under construction		141	139
		1,803	1,761
Less: Accumulated depreciation		(1,082)	(1,083)
		$721	$678

Depreciation expense was $85 million, $86 million and $75 million for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 9 – BUSINESS ACQUISITIONS, DISPOSITIONS, GOODWILL AND INTANGIBLE ASSETS

Business Acquisitions and Dispositions. Our investments in businesses, net of cash acquired, totaled $47 million, $50 million and $53 million in 2019, 2018 and 2017 respectively. The acquisitions consisted of a number of individually insignificant acquisitions in our Service segment. Transaction costs incurred were not considered significant.

In 2019, Otis exited a business and recorded a pre-tax loss of $19 million within Other (expense) income, net within the Combined Statement of Operations. There were no significant disposals of businesses for either the year ended December 31, 2018 or 2017.

Goodwill. Changes in our goodwill balances in 2019 were as follows:

(dollars in millions)	Balances as of January 1, 2019	Goodwill Resulting From Business Combinations	Business Disposals	Foreign Currency Translation and Other	Balances as of December 31, 2019
New Equipment	$345	$—	$—	$(8)	$337
Service	1,343	16	(16)	(33)	1,310
	$1,688	$16	$(16)	$(41)	$1,647

Changes in our goodwill balances in 2018 were as follows:

(dollars in millions)	Balances as of January 1, 2018	Goodwill Resulting From Business Combinations	Business Disposals	Foreign Currency Translation and Other	Balances as of December 31, 2018
New Equipment	$356	$—	$—	$(11)	$345
Service	1,381	7	—	(45)	1,343
	$1,737	$7	$—	$(56)	$1,688

Intangible Assets. Identifiable intangible assets are comprised of the following:

	2019		2018
(dollars in millions)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortized:
Purchased service portfolios	$2,069	$(1,598)	$2,128	$(1,582)
Patents, trademarks/trade names	21	(15)	23	(15)
Customer relationships and other	46	(40)	47	(39)
	2,136	(1,653)	2,198	(1,636)

	2019		2018
(dollars in millions)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Unamortized:
Trademarks and other	7	—	7	—
	$2,143	$(1,653)	$2,205	$(1,636)

Amortization expense of intangible assets was $95 million, $104 million and $102 million for the years ended December 31, 2019, 2018 and 2017, respectively. The estimated future amortization of intangible assets is as follows:

(dollars in millions)	2020	2021	2022	2023	2024
Future amortization	$90	$80	$66	$58	$50

NOTE 10 – ACCRUED LIABILITIES

(dollars in millions)	2019	2018
Accrued salaries, wages and employee benefits	$516	$516
Accrued interest	165	166
Accrued income taxes payable	157	156
Operating lease liabilities	140	—
VAT and other non-income tax payables	116	112
Other	645	649
	$1,739	$1,599

Accrued interest primarily consists of interest accrued for uncertain tax positions and the German tax litigation as described in Note 19 – Contingent Liabilities.

NOTE 11 – OTHER LONG-TERM LIABILITIES

(dollars in millions)	2019	2018
General, product and auto liability	$145	$156
Employee benefits	97	94
Other	74	90
	$316	$340

NOTE 12 – EMPLOYEE BENEFIT PLANS

The Business sponsors numerous single-employer domestic and international employee benefit plans and certain of our employees participate in employee benefit plans (the “Shared Plans”) sponsored by UTC that include participants of the other UTC businesses. We account for our participation in the Shared Plans as multiemployer benefit plans, as discussed below.

In March 2017, the FASB issued ASU 2017-07, Compensation Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU requires an employer to report the service cost component of net periodic pension benefit cost in the same line item(s) as other compensation cost arising from services rendered by the pertinent employee during the period, with other cost components presented separately from the service cost component and outside of income from operations. This ASU also allows only the service cost component of net periodic pension benefit cost to be eligible for capitalization when applicable. This ASU was effective for years beginning after December 15, 2017. The Business adopted this standard on January 1, 2018, applying the presentation requirements retrospectively. We elected to apply the practical expedient, which allowed us to use amounts in the employee benefit plans note as the basis for applying retrospective presentation for comparative periods as it is impracticable to determine the disaggregation of the cost components for amounts capitalized and amortized in those periods. Provisions related to presentation of the service cost component eligibility for capitalization were applied prospectively. The presentation change related to the periodic benefit cost of our defined benefit pension and postretirement plans is reflected in all periods presented in these Combined Financial Statements.

Employee Savings Plans. We sponsor various employee savings plans. UTC also sponsors and contributes to defined contribution employee savings plans. Certain employees of Otis participate in these plans. Our contributions to employer sponsored defined contribution plans were $41 million, $38 million and $36 million for 2019, 2018 and 2017, respectively.

Pension Plans. We sponsor both funded and unfunded domestic and international defined benefit pension plans that cover a large number of our employees. Our plans use a December 31 measurement date consistent with our fiscal year.

(dollars in millions)	2019	2018
Change in benefit obligation:
Beginning balance	$869	$894
Service cost	33	33
Interest cost	21	21
Actuarial (gain) loss	81	(1)
Total benefits paid	(30)	(33)
Net settlement, curtailment and special termination benefits	(23)	(17)
Other	141	(28)
Ending balance	$1,092	$869

Change in plan assets:
Beginning balance	$444	$486
Actual return on plan assets	76	(16)
Employer contributions	32	34
Benefits paid	(30)	(33)
Settlements	(23)	(15)
Other	123	(12)
Ending balance	$622	$444

Funded status:
Fair value of plan assets	$622	$444
Benefit obligations	(1,092)	(869)
Funded status of plan	$(470)	$(425)

Amounts recognized in the Combined Balance Sheets consist of:
Noncurrent assets	$83	$64
Current liability	(20)	(27)
Noncurrent liability	(533)	(462)
Net amount recognized	$(470)	$(425)

Amounts recognized in Accumulated other comprehensive loss consist of:
Net actuarial loss	$236	$193
Prior service credit	(2)	(3)
Net amount recognized	$234	$190

The amounts included in “Other” in the above table primarily reflect the impact of foreign exchange translation, primarily for plans in Australia, Germany and Canada, and in 2019, an additional foreign defined benefit plan.

In 2019, 2018 and 2017, we made $32 million, $34 million and $30 million, respectively, of cash contributions to our defined benefit pension plans.

Information for pension plans with accumulated benefit obligations in excess of plan assets:

(dollars in millions)	2019	2018
Projected benefit obligation	$697	$588
Accumulated benefit obligation	609	519
Fair value of plan assets	157	120

Information for pension plans with projected benefit obligations in excess of plan assets:

(dollars in millions)	2019	2018
Projected benefit obligation	$966	$750
Accumulated benefit obligation	846	652
Fair value of plan assets	413	260

The accumulated benefit obligation for all defined benefit pension plans was $958 million and $757 million at December 31, 2019 and 2018, respectively.

The components of the net periodic pension cost are as follows:

(dollars in millions)	2019	2018	2017
Pension benefits:
Service cost	$33	$33	$32
Interest cost	21	21	21
Expected return on plan assets	(24)	(23)	(22)
Amortization of prior service credit	(1)	(1)	(1)
Recognized actuarial net loss	10	12	12
Net settlement, curtailment and special termination benefits loss (gain)	2	(3)	3
Net periodic pension cost – employer	$41	$39	$45

Other changes in plan assets and benefit obligations recognized in other comprehensive loss in 2019 and 2018 are as follows:

(dollars in millions)	2019	2018
Current year actuarial loss	$28	$37
Prior service credit arising during period	—	(1)
Amortization of actuarial loss	(10)	(12)
Amortization of prior service credit	1	1
Net settlement and curtailment (loss) gain	(2)	3
Other	27	(8)
Total recognized in other comprehensive loss	$44	$20
Net recognized in net periodic pension benefit and other comprehensive loss	$85	$59

The amounts included in “Other” in the above table primarily reflect the impact of foreign exchange translation, primarily for plans in Australia, Germany and Canada, and in 2019, an additional foreign defined benefit plan.

The estimated amount that will be amortized from Accumulated other comprehensive loss into net periodic pension cost in 2020 is as follows:

(dollars in millions)	2020
Net actuarial loss	$14
Prior service credit	(1)
$13

Major assumptions used in determining the benefit obligation and net cost for pension plans are presented in the following table as weighted-averages:

	Benefit Obligation		Net Cost
(dollars in millions)	2019	2018	2019	2018	2017
Discount rate:
Projected benefit obligation	1.5%	2.4%	2.5%	2.4%	2.5%
Salary scale	3.1%	3.3%	3.3%	3.3%	3.3%
Expected return on plan assets	—	—	5.2%	5.2%	5.2%

The weighted-average discount rates used to measure pension benefit obligations and net costs are set by reference to specific analyses using each plan’s specific cash flows and are then comparing them to high-quality bond indices for reasonableness.

In determining the expected return on plan assets, we consider the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. In addition, we may consult with and consider the opinions of financial and other professionals in developing appropriate capital market assumptions. Return projections are also validated using a simulation model that incorporates yield curves, credit spreads and risk premiums to project long-term prospective returns.

The plans’ investment management objectives include providing the liquidity and asset levels needed to meet current and future benefit payments, while maintaining a prudent degree of portfolio diversification considering interest rate risk and market volatility. Globally, investment strategies target a mix of approximately 55% of growth seeking assets and 45% of income generating and hedging assets using a wide diversification of asset types, fund strategies and investment managers. The growth seeking allocation consists of global public equities in developed and emerging countries, and alternative-asset class strategies. Within the income generating assets, the fixed income portfolio consists of mainly government and broadly diversified high quality corporate bonds.

The plans have continued their pension risk management techniques designed to reduce the plans’ interest rate risk. More specifically, the plans have incorporated liability hedging programs that include the adoption of a risk reduction objective as part of the long-term investment strategy. Under this objective the income generating and hedging assets typically increased as funded status improves. The hedging programs incorporate a range of assets and investment tools, each with ranging interest rate sensitivity. As result of the improved funded status of the plans due to favorable asset returns and funding of the plans, the income generating and hedging assets increased significantly in recent years.

The fair values of pension plan assets at December 31, 2019 and 2018 by asset category are as follows:

(dollars in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Levelling	Total
Asset category
Public equities:
Global Equity Commingled Funds(1)	$—	$183	$—	$—	$183
Global Equity Funds at net asset value(5)	—	—	—	78	78
Fixed income securities:
Governments	—	54	—	—	54
Corporate Bonds	—	87	—	—	87
Fixed income securities(5)	—	—	—	47	47
Real estate(2)(5)	—	26	—	1	27
Other(3)	—	138	—	—	138
Cash and cash equivalents(4)(5)	—	8	—	—	8
Total at December 31, 2019	$—	$496	$—	$126	$622

(dollars in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Levelling	Total
Public equities:
Global Equity Commingled Funds(1)	$—	$144	$—	$—	$144
Global Equity Funds at net asset value(5)	—	—	—	53	53
Fixed income securities:
Governments	—	37	—	—	37
Corporate Bonds	—	34	—	—	34
Fixed income securities(5)	—	—	—	40	40
Real estate(2)(5)	—	10	—	9	19
Other(3)	—	110	—	—	110
Cash and cash equivalents(4)(5)	—	3	—	4	7
Total at December 31, 2018	$—	$338	$—	$106	$444
Note 1	Represents commingled funds that invest primarily in common stocks.
Note 2	Represents investments in real estate including commingled funds and directly held properties.
Note 3	Represents insurance contracts and global balanced risk commingled funds consisting mainly of equity, bonds and some commodities.
Note 4	Represents short-term commercial paper, bonds and other cash or cash-like instruments.
Note 5	In accordance with FASB ASU 2015-07, Fair Value Measurement (Topic 820), certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension benefits plan assets.

Derivatives in the plan are primarily used to manage risk and gain asset class exposure while still maintaining liquidity. Derivative instruments mainly consist of equity futures, interest rate futures, interest rate swaps and currency forward contracts.

Quoted market prices are used to value investments when available. Investments in securities traded on exchanges, including listed futures and options, are valued at the last reported sale prices on the last business day of the year or, if not available, the last reported bid prices. Fixed income securities are primarily measured using a market approach pricing methodology, where observable prices are obtained by market transactions involving identical or comparable securities of issuers with similar credit ratings. Over-the-counter securities and government obligations are valued at the bid prices or the average of the bid and ask prices on the last business day of the year from published sources or, if not available, from other sources considered reliable, generally broker quotes. Temporary cash investments are stated at cost, which approximates fair value.

We expect to make total contributions of approximately $12 million to our global defined benefit pension plans in 2020. Contributions do not reflect benefits to be paid directly from corporate assets.

Benefit payments, including amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows: $54 million in 2020, $53 million in 2021, $55 million in 2022, $58 million in 2023, $55 million in 2024 and $294 million from 2025 through 2029.

Postretirement Benefit Plans. We sponsor postretirement benefit plans that provide health and life benefits to eligible retirees. The postretirement plans are unfunded. The benefit obligation was $9 million and $10 million at December 31, 2019 and 2018, respectively. The net periodic cost was $1 million for 2019, 2018 and 2017, respectively. Other comprehensive income of $3 million was recognized during 2019 related to changes in benefit obligations.

The projected benefit obligation discount rate was 4.7% and 5.3% at December 31, 2019 and 2018, respectively. The Net Cost discount rate was 5.3%, 5.3% and 5.5% for 2019, 2018 and 2017, respectively.

Benefit payments, including amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows: $1 million each year from 2020 through 2024, and $3 million from 2025 through 2029.

Multiemployer Benefit Plans. We contribute to various domestic and international multiemployer defined benefit pension plans. The risks of participating in these multiemployer plans are different from single-employer plans in that assets contributed are pooled and may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Lastly, if we choose to stop participating in some of our multiemployer plans, we may be required to pay those plans a withdrawal liability based on the underfunded status of the plan.

Our participation in these plans for the annual periods ended December 31 is outlined in the table below. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) zone status available in 2019 and 2018 is for the plan’s year-end at June 30, 2019 and June 30, 2018, respectively. The zone status is based on information that we received from the plan and is certified by the plan’s actuary. Our significant plan is in the green zone which represents a plan that is at least 80% funded and does not require a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”). An extended amortization provision of ten years is utilized to recognize investment gains or losses for our significant plan.

(dollars in millions)		PPA Zone Status		FIP/RP Status	Contributions			Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement
Pension Fund	EIN/Pension Plan Number	2019	2018	Pending/ Implemented	2019	2018	2017
National Elevator Industry Pension Plan	23-2694291	Green	Green	No	$127	$120	$114	No	July 8, 2022
Other funds					9	8	9
					$136	$128	$123

For the plan years ended June 30, 2019 and 2018, respectively, we were listed in the National Elevator Industry Pension Plan’s Forms 5500 as providing more than 5% of the total contributions for the plan.

In addition, we participate in multiemployer arrangements that provide postretirement benefits other than pensions, with the National Elevator Industry Health Benefit Plan being the most significant. These arrangements generally provide medical and life benefits for eligible active employees and retirees and their dependents. Contributions to multiemployer plans that provide postretirement benefits other than pensions were $21 million, $20 million and $19 million for 2019, 2018 and 2017, respectively.

UTC’s defined benefit pension and postretirement benefit plans have been accounted for as multi-employer plans in these Combined Financial Statements, in accordance with FASB ASC Topic 715-30: Defined Benefit Plans – Pension and FASB ASC Topic 715-60: Defined Benefit Plans – Other Postretirement. FASB ASC Topic 715: Compensation-Retirement Benefits provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Therefore, no assets or liabilities related to these plans have been included in the Combined Balance Sheets.

These pension and post retirement expenses were allocated to the Business and reported in Cost of products and services sold, Selling, general and administrative and Non-service pension benefit. The amounts for pension and retirement expenses for the year ended December 31, 2019, 2018 and 2017 were as follows:

(dollars in millions)	2019	2018	2017
Service cost	$15	$18	$16
Non-service pension benefit	(42)	(49)	(35)
	$(27)	$(31)	$(19)

Stock-based Compensation. Otis participates in UTC’s long-term incentive plans (“LTIP”) which authorize various types of market and performance-based incentive awards including stock options, stock appreciation rights, performance share units and other such awards. Stock-based compensation expense reflected in the accompanying Combined Financial Statements relates to stock plan awards of UTC awarded to Otis employees and not stock awards of Otis as Otis does not grant stock awards. The following disclosures represent stock-based compensation expenses attributable to Otis based on the awards and terms previously granted under UTC’s stock-based compensation plans to Otis employees. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Otis would have experienced as a stand-alone company for the periods presented.

Under the UTC LTIP Plans, the exercise price of awards is set on the grant date and may not be less than the fair market value per share on that date. Generally, stock appreciation rights and stock options have a term of ten years and a three-year vesting period, subject to limited exceptions. In the event of retirement, annual stock appreciation rights, stock options and restricted stock units held for more than one year may become vested and exercisable, subject to certain terms and conditions. LTIP awards with performance-based vesting generally have a minimum three-year vesting period and vest based on actual performance against pre-established metrics. In the event of retirement, performance-based awards held for more than one year, remain eligible to vest based on actual performance relative to target metrics.

We measure the cost of all share-based payments, including stock options, at fair value on the grant date and recognize this cost in the Combined Statements of Operations net of expected forfeitures. For the years ended December 31, 2019, 2018 and 2017, $37 million, $38 million and $29 million respectively, of compensation cost directly attributable to Otis employees was recognized in operating results. The associated future income tax benefit recognized was $5 million, $4 million and $4 million for the years ended December 31, 2019, 2018 and 2017, respectively. The amounts have been adjusted for the impact of the TCJA.

For the years ended December 31, 2019, 2018 and 2017, the amount of cash received from the exercise of stock options was $10 million, $25 million and $4 million, respectively, with an associated tax benefit realized of $6 million, $5 million and $6 million, respectively. In addition, for the years ended December 31, 2019, 2018 and 2017, the associated tax benefit realized from the vesting of performance share units and other restricted awards was $4 million, $1 million and $2 million, respectively. The 2019 amount was computed using current U.S. federal and state tax rates.

At December 31, 2019, there was $47 million of total unrecognized compensation cost related to non-vested equity awards granted under long-term incentive plans. This cost is expected to be recognized ratably over a weighted-average period of 2.9 years.

A summary of the transactions under all long-term incentive plans that UTC granted to Otis employees for the year ended December 31, 2019 follows:

	Stock Options		Stock Appreciation Rights		Performance Share Units		Other Incentive Shares/Units
(shares and units in thousands)	Shares	Average Price*	Shares	Average Price*	Units	Average Price*
Outstanding at:
December 31, 2018	174	$95.97	4,393	$101.69	270	$110.31	430
Granted	13	123.32	1,090	123.71	130	122.46	193
Ancillary**	—	—	—	—	16	95.48	—
Exercised / earned	(100)	97.21	(948)	87.37	(119)	95.48	(148)
Cancelled	—	—	(83)	119.59	(12)	117.97	(29)
Net Transfers(1)	23	94.13	53	103.78	(7)	104.11	3
December 31, 2019	110	$97.71	4,505	$109.73	278	$121.31	449
*	Weighted-average grant/exercise price
**	Ancillary shares granted based on actual performance achieved on the 2016 award
Note (1)	Represents net activity related to employee movement between UTC business units and other miscellaneous adjustments

The weighted-average grant date fair value of stock options and stock appreciation rights granted by UTC during 2019, 2018 and 2017 was $20.92, $20.18 and $17.17, respectively. The weighted-average grant date fair value of performance share units, which vest upon achieving certain performance metrics, granted by UTC during 2019, 2018 and 2017 was $109.17, $131.47 and $111.00, respectively. The total fair value of awards vested during the years ended December 31, 2019, 2018 and 2017 was $33 million, $23 million and $31 million, respectively. The total intrinsic value (which is the amount by which the stock price exceeded the exercise price on the date of exercise) of stock options and stock appreciation rights exercised during the years ended

December 31, 2019, 2018 and 2017 was $53 million, $36 million and $34 million, respectively. The total intrinsic value (which is the stock price at vesting) of performance share units and other restricted awards vested was $33 million, $11 million and $12 million during the years ended December 31, 2019, 2018 and 2017, respectively.

The following table summarizes information about equity awards outstanding for Otis employees that are vested and expected to vest and equity awards outstanding that are exercisable at December 31, 2019:

	Equity Awards Vested and Expected to Vest				Equity Awards That Are Exercisable
(shares in thousands; aggregate intrinsic value in millions)	Awards	Average Price*	Aggregate Intrinsic Value	Remaining Term**	Awards	Average Price*	Aggregate Intrinsic Value	Remaining Term**
Stock Options/Stock Appreciation Rights	4,541	$109.18	$184	6.1 years	2,600	$99.29	$131	4.4 years
Performance Share Units/ Restricted Stock	770	—	115	1.9 years
*	weighted-average exercise price per share
**	weighted-average contractual remaining term in years

The fair value of each option award is estimated on the date of grant using a binomial lattice model. The following table indicates the assumptions used in estimating fair value for the years ended December 31, 2019, 2018 and 2017. These assumptions represent those utilized by UTC and are not necessarily indicative of assumptions that would be used by Otis as a stand-alone company. Lattice-based option models incorporate ranges of assumptions for inputs; those ranges are as follows:

	2019	2018	2017
Expected volatility	18.8% - 19.7%	17.5% - 21.1%	19%
Weighted-average volatility	19.5%	18%	19%
Expected term (in years)	6.5 - 6.6	6.5 - 6.6	6.5
Expected dividend yield	2.4%	2.2%	2.4%
Risk-free rate	2.3% - 2.7%	1.3% - 2.7%	0.5% - 2.5%

Expected volatilities are based on the returns of UTC stock, including implied volatilities from traded options on UTC stock for the binomial lattice model. UTC uses historical data to estimate equity award exercise and employee termination behavior within the valuation model. The expected term represents an estimate of the period of time equity awards are expected to remain outstanding. The risk-free rate is based on the term structure of interest rates at the time of equity award grant.

NOTE 13 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

A summary of the changes in each component of Accumulated other comprehensive loss, net of tax for the years ended December 31, 2019, 2018 and 2017 are as follows:

(dollars in millions)	Foreign Currency Translation	Unrealized Hedging (Losses) Gains	Defined Benefit Pension and Postretirement Plans	Accumulated Other Comprehensive (Loss) Income
Balance at January 1, 2017	$(659)	$—	$(129)	$(788)
Other comprehensive income before reclassifications, net	191	—	—	191
Amounts reclassified, pre-tax	—	—	11	11
Tax benefit reclassified	—	—	(1)	(1)
Balance at December 31, 2017	(468)	—	(119)	(587)
Other comprehensive loss before reclassifications, net	(105)	—	(31)	(136)
Amounts reclassified, pre-tax	—	—	11	11
Tax expense reclassified	—	—	4	4

(dollars in millions)	Foreign Currency Translation	Unrealized Hedging (Losses) Gains	Defined Benefit Pension and Postretirement Plans	Accumulated Other Comprehensive (Loss) Income
Balance at December 31, 2018	(573)	—	(135)	(708)
Other comprehensive loss before reclassifications, net	(15)	(3)	(50)	(68)
Amounts reclassified, pre-tax	—	—	9	9
Tax expense reclassified	—	—	9	9
Balance at December 31, 2019	$(588)	$(3)	$(167)	$(758)

Amounts reclassified that relate to defined benefit pension and postretirement plans include amortization of prior service costs and actuarial net losses recognized during each period presented. These costs are recorded as components of net periodic pension cost for each period presented. See Note 12 – Employee Benefit Plans for additional information.

NOTE 14 – INCOME TAXES

Income Before Income Taxes. The sources of income from operations before income taxes are:

(dollars in millions)	2019	2018	2017
United States	$470	$504	$457
Foreign	1,391	1,389	1,500
	$1,861	$1,893	$1,957

Following enactment of the TCJA, the Business no longer intends to reinvest certain undistributed earnings of its international subsidiaries that have been previously taxed in the U.S. As such, in 2018 Otis recorded the international taxes associated with the future remittance of these earnings. For the remainder of the Business’ undistributed international earnings, unless tax effective to repatriate, Otis will continue to permanently reinvest these earnings. As of December 31, 2019, such undistributed earnings were approximately $1.4 billion, excluding other comprehensive income amounts. It is not practicable to estimate the amount of tax that might be payable on the remaining amounts.

Provision for Income Taxes. The income tax expense (benefit) for the years ended December 31, 2019, 2018 and 2017 consisted of the following components:

(dollars in millions)	2019	2018	2017
Current:
United States:
Federal	$103	$59	$583
State	38	38	41
Foreign	461	459	508
	602	556	1,132
Future:
United States:
Federal	11	(11)	49
State	—	7	(1)
Foreign	(19)	131	(32)
	(8)	127	16
Income tax expense	$594	$683	$1,148
Attributable to items (charged) credited to UTC Net Investment	$(14)	$(4)	$1

Reconciliation of Effective Income Tax Rate. Differences between effective income tax rates and the statutory U.S. federal income tax rate are as follows:

(dollars in millions)	2019	2018	2017
Statutory U.S. federal income tax rate	21.0%	21.0%	35.0%
State income taxes	1.7%	1.6%	1.0%
Tax on international activities	9.4%	13.9%	(2.9)%
U.S. tax reform adoption	—	—	25.9%
Other	(0.2)%	(0.4)%	(0.3)%
Effective income tax rate	31.9%	36.1%	58.7%

The 2019 effective tax rate is primarily related to higher international tax rates as compared to the lower U.S. federal statutory rate, and the full phase-in of the TCJA.

The 2019 effective tax rate reflects a decrease in the cost of U.S. and foreign tax on international activities primarily attributable to the absence of the net tax charge of $143 million as a result of UTC’s change of assertion of no longer intending to reinvest certain undistributed earnings of its international subsidiaries, offset by the full phase-in of the TCJA.

The 2018 effective tax rate reflects a net tax charge of $143 million as a result of UTC’s change of assertion of no longer intending to reinvest certain undistributed earnings of its international subsidiaries. The 2018 and 2019 effective tax reconciliation reflects the corporate rate reduction enacted by the TCJA. The increase in international activities is primarily related to higher international tax rates compared to the lower U.S. federal statutory rate.

The 2017 effective tax rate reflects a net tax charge of $507 million attributable to the passage of the TCJA. These amounts primarily relate to U.S. income tax attributable to previously undistributed earnings of the Business’ international subsidiaries and equity investments and the revaluation of U.S. deferred income taxes.

Deferred Tax Assets and Liabilities. Future income taxes represent the tax effects of transactions which are reported in different periods for tax and financial reporting purposes. These amounts consist of the tax effects of temporary differences between the tax and financial reporting balance sheets and tax carry forwards. Future income tax benefits and payables within the same tax paying component of a particular jurisdiction are offset for presentation in the Combined Balance Sheets.

The tax effects of temporary differences and tax carryforwards which gave rise to future income tax benefits and payables at December 31, 2019 and 2018 are as follows:

(dollars in millions)	2019	2018
Future income tax benefits:
Insurance and employee benefits	$159	$151
Other asset basis differences	121	118
Other liability basis differences	335	197
Tax loss carryforwards	45	33
Tax credit carryforwards	14	6
Valuation allowances	(55)	(29)
	$619	$476

Future income taxes payable:
Intangible assets	$174	$185
Other asset basis differences	298	168
	$472	$353

Valuation allowances have been established primarily for tax credit carryforwards, tax loss carryforwards, and certain foreign temporary differences to reduce the future income tax benefits to expected realizable amounts.

Tax Credit and Loss Carryforwards. At December 31, 2019, tax credit carryforwards, principally state and foreign, and tax loss carryforwards, principally state and foreign, were as follows:

(dollars in millions)	Tax Credit Carryforwards	Tax Loss Carryforwards
Expiration period:
2020-2024	$—	$86
2025-2029	7	10
2030-2039	6	5
Indefinite	1	108
	$14	$209

Unrecognized Tax Benefits. At December 31, 2019, the Business had gross tax-effected unrecognized tax benefits of $379 million, all of which, if recognized, would impact the effective tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits and interest expense related to unrecognized tax benefits for the years ended December 31, 2019, 2018 and 2017 is as follows:

(dollars in millions)	2019	2018	2017
Balance at January 1	$380	$392	$360
Additions for tax positions related to the current year	18	3	13
Additions for tax positions of prior years	15	1	41
Reductions for tax positions of prior years	(15)	(16)	(6)
Settlements	(19)	—	(16)
Balance at December 31	$379	$380	$392

Gross interest expense related to unrecognized tax benefits	$8	$10	$9
Total accrued interest balance at December 31	$141	$136	$133

Otis conducts business globally and, as a result, Otis or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As noted previously, in certain jurisdictions, Otis’ operations are included in combined tax returns with UTC.

In the ordinary course of business, Otis is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Belgium, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, Netherlands, South Korea, Spain, the United Kingdom and the United States. With few exceptions, Otis is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2009.

During 2019, Otis recognized a non-cash gain of approximately $5 million, including pre-tax interest, as a result of the conclusion of the IRS audit of UTC’s 2014, 2015 and 2016 tax years.

The Examination Division of the IRS has notified UTC of its intention to commence an audit of UTC tax years 2017 and 2018 during the first half of 2020.

During 2017, Otis recognized a non-cash gain of approximately $3 million, including a pre-tax interest adjustment, as a result of federal, state and non-U.S. tax year closures related to audit resolutions and the expiration of applicable statutes of limitation, including expiration of the U.S. federal income tax statute of limitations for UTC’s 2013 tax year.

A subsidiary of Otis engaged in litigation in Belgium received a favorable lower court decision in 2018. The Belgian Tax Authorities have appealed the decision, and Otis is awaiting the result of the appeal. The associated tax and interest has been reserved.

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. It is reasonably possible that a range of $15 million net increase to $315 million net reduction of unrecognized tax benefits may occur over the next 12 months as a result of additional worldwide uncertain tax positions, the revaluation of current uncertain tax positions arising from developments in examinations, in appeals, or in the courts, or the closure of tax statutes.

See Note 19 – Contingent Liabilities for discussion regarding uncertain tax positions, included in the above range, related to pending litigation with respect to certain deductions claimed in Germany.

NOTE 15 – RESTRUCTURING COSTS

During the years ended December 31, 2019, 2018 and 2017, Otis recorded net pre-tax restructuring costs totaling $54 million, $69 million and $51 million, respectively, for new and ongoing restructuring actions. Restructuring charges incurred in the years ended December 31, 2019, 2018 and 2017 primarily relate to actions initiated during 2019, 2018 and 2017, and were recorded as follows:

(dollars in millions)	2019	2018	2017
Cost of products and services sold	$19	$23	$20
Selling, general and administrative	35	48	31
Non-service pension benefit	—	(2)	—
	$54	$69	$51

2019 Actions. During 2019, Otis recorded net pre-tax restructuring costs totaling $45 million for restructuring actions initiated in 2019, consisting of $16 million in Cost of products and services sold and $29 million in Selling, general and administrative. The 2019 actions relate to ongoing cost reduction efforts, which primarily consist of workforce reductions. We are targeting to complete in 2020 the majority of remaining restructuring actions initiated in 2019. No specific plans for significant other actions have been finalized at this time.

The following table summarizes the accrual balances and utilization by cost type for the 2019 restructuring actions:

(dollars in millions)	Severance	Facility Exit, Lease Termination and Other Costs	Total
Net pre-tax restructuring costs	$45	$—	$45
Utilization, foreign exchange and other costs	(29)	—	(29)
Balance at December 31, 2019	$16	$—	$16

The following table summarizes expected, incurred and remaining costs for the 2019 restructuring actions by segment:

(dollars in millions)	Expected Costs	Costs Incurred During 2019	Remaining Costs at December 31, 2019
New Equipment	$24	$(17)	$7
Service	40	(28)	12
	$64	$(45)	$19

2018 Actions. During 2019, Otis recorded net pre-tax restructuring costs totaling $7 million for restructuring actions initiated in 2018, consisting of $2 million in Cost of products and services sold and $5 million in Selling, general and administrative. The 2018 actions relate to ongoing cost reduction efforts, which primarily consist of workforce reductions.

The following table summarizes the accrual balances and utilization by cost type for the 2018 restructuring actions:

(dollars in millions)	Severance	Facility Exit, Lease Termination and Other Costs	Total
Restructuring accruals at January 1, 2018	$—	$—	$—
Net pre-tax restructuring costs	50	(2)	48
Utilization, foreign exchange and other costs	(27)	2	(25)
Restructuring accruals at December 31, 2018	23	—	23
Net pre-tax restructuring costs	7	—	7
Utilization, foreign exchange and other costs	(24)	—	(24)
Balance at December 31, 2019	$6	$—	$6

The following table summarizes expected, incurred and remaining costs for the 2018 restructuring actions by segment:

(dollars in millions)	Expected Costs	Costs Incurred During 2018	Costs Incurred During 2019	Remaining Costs at December 31, 2019
New Equipment	$21	$(17)	$(2)	$2
Service	36	(31)	(5)	—
	$57	$(48)	$(7)	$2

2017 Actions. During 2019, Otis recorded net pre-tax restructuring costs totaling $2 million for restructuring actions initiated in 2017, consisting of $1 million in Cost of products and services sold and $1 million in Selling, general and administrative expenses. The 2017 actions relate to ongoing cost reduction efforts, which primarily consist of workforce reductions.

The following table summarizes the accrual balances and utilization by cost type for the 2017 restructuring actions:

(dollars in millions)	Severance	Facility Exit, Lease Termination and Other Costs	Total
Restructuring accruals at January 1, 2017	$—	$—	$—
Net pre-tax restructuring costs	40	3	43
Utilization, foreign exchange and other costs	(16)	(2)	(18)
Restructuring accruals at December 31, 2017	24	1	25
Net pre-tax restructuring costs	16	4	20
Utilization, foreign exchange and other costs	(33)	(4)	(37)
Restructuring accruals at December 31, 2018	7	1	8
Net pre-tax restructuring costs	1	1	2
Utilization, foreign exchange and other costs	(6)	(1)	(7)
Balance at December 31, 2019	$2	$1	$3

The following table summarizes expected, incurred and remaining costs for the 2017 restructuring programs by segment:

(dollars in millions)	Expected Costs	Costs Incurred During 2017	Costs Incurred During 2018	Costs Incurred During 2019	Remaining Costs at December 31, 2019
New Equipment	$29	$(19)	$(8)	$(1)	$1
Service	39	(24)	(12)	(1)	2
	$68	$(43)	$(20)	$(2)	$3

NOTE 16 – FAIR VALUE MEASUREMENTS

In accordance with the provisions of FASB ASC Topic 820: Fair Value Measurements, the following tables provide the valuation hierarchy classification of assets and liabilities that are carried at fair value and measured on a recurring and nonrecurring basis in the Combined Balance Sheets as of December 31, 2019 and 2018:

(dollars in millions)	Total	Level 1	Level 2	Level 3
2019 Recurring fair value measurements:
Available-for-sale securities	$3	$3	$—	$—
Derivative assets	9	—	9	—
Derivative liabilities	(5)	—	(5)	—

2018 Recurring fair value measurements:
Available-for-sale securities	$3	$3	$—	$—
Derivative assets	36	—	36	—
Derivative liabilities	(3)	—	(3)	—

Valuation Techniques. Available-for-sale securities include equity investments that are traded in active markets, either domestically or internationally, and are measured at fair value using closing stock prices from active markets. The Business’ derivative assets and liabilities include foreign exchange contracts that are measured at fair value using internal models based on observable market inputs such as forward rates, interest rates, the Business’ credit risk and counterparties’ credit risks. As of December 31, 2019, there were no significant transfers in or out of Level 1 and Level 2.

As of December 31, 2019, there has not been any significant impact to the fair value of the Business’ derivative liabilities due to the Business’ credit risk. Similarly, there has not been any significant adverse impact to the Business’ derivative assets based on evaluation of counterparties’ credit risks.

The following table provides carrying amounts and fair values of financial instruments that are not carried at fair value at December 31, 2019 and 2018:

	2019		2018
(dollars in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term receivables	$62	$62	$68	$68
Customer financing notes receivable	62	62	45	45
Short-term borrowings	(34)	(34)	(27)	(27)
Long-term liabilities	(4)	(4)	(4)	(4)

The following table provides the valuation hierarchy classification of assets and liabilities that are not carried at fair value in the Combined Balance Sheet as of December 31, 2019:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Long-term receivables	$62	$—	$62	$—
Customer financing notes receivable	62	—	62	—
Short-term borrowings	(34)	—	(34)	—
Long-term liabilities	(4)	—	(4)	—

The following table provides the valuation hierarchy classification of assets and liabilities that are not carried at fair value in the Combined Balance Sheet as of December 31, 2018:

(dollars in millions)	Total	Level 1	Level 2	Level 3
Long-term receivables	$68	$—	$68	$—
Customer financing notes receivable	45	—	45	—
Short-term borrowings	(27)	—	(27)	—
Long-term liabilities	(4)	—	(4)	—

NOTE 17 – GUARANTEES

The Business accrues for costs associated with guarantees when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts, and where no amount within a range of estimates is more likely, the minimum is accrued. In accordance with the FASB ASC Topic 460: Guarantees, the Business records these liabilities at fair value. There are no significant guarantees that have been recorded for the years ended December 31, 2019 and 2018.

The Business incurs discretionary costs to service its products in connection with specific product issues. The Business accrues these costs when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts, and where no amount within a range of estimates is more likely, the minimum is accrued. The changes in the carrying amount of service and warranty reserves for the years ended December 31, 2019 and 2018 are as follows:

(dollars in millions)	2019	2018
Balance as of January 1	$47	$54
Warranties	10	12
Settlement made	(18)	(18)
Other	(12)	(1)
Balance as of December 31	$27	$47

NOTE 18 – LEASES

We adopted ASU 2016-02, Leases (Topic 842) and its related amendments (collectively, “the New Lease Accounting Standard”) effective January 1, 2019 and elected the modified retrospective approach in which results for periods before 2019 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through retained earnings at the date of adoption.

The New Lease Accounting Standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the Combined Balance Sheets for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the Combined Statement of Operations. In addition, this standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor does not convey risks and rewards or control, the lease is treated as operating.

We have elected certain of the practical expedients available under the New Lease Accounting Standard upon adoption. We have applied the practical expedient which allows prospective transition to the New Lease Accounting Standard on January 1, 2019. Under the transition practical expedient, we did not reassess lease classification, embedded leases or initial direct costs. We have applied the practical expedient for short-term leases, whereby a lease ROU asset and liability is not recognized and the expense is recognized in a straight-line basis over the lease term. In addition, we have lease agreements with lease and non-lease components, for which we have elected the practical expedients to combine these components for certain equipment leases. The adoption of the New Lease Accounting Standard did not have a material effect on our Combined Financial Statements. Upon adoption, we recorded a $530 million ROU asset and a $523 million lease liability.

We enter into lease agreements for the use of real estate space, vehicles and certain other equipment under operating and finance leases. We determine if an arrangement contains a lease at inception. Operating leases are included in Operating lease ROU assets, Accrued liabilities and Operating lease liabilities in our Combined Balance Sheets. Finance leases are not considered significant to our Combined Balance Sheets or Combined Statements of Operations.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use an incremental borrowing rate, consistent with that of UTC, based on the information available at commencement date in determining the present value of lease payments, and use the implicit rate when readily determinable. We determine our incremental borrowing rate through market sources including relevant industry rates. Our lease ROU assets also include any lease pre-payments and exclude lease incentives. Certain of our leases include variable payments, which may vary based upon changes in facts or circumstances after the start of the lease. We exclude variable payments from lease ROU assets and lease liabilities, to the extent not considered fixed, and instead, expense variable payments as incurred. Variable lease expense and lease expense for short duration contracts is not a material component of lease expense. Our leases generally have remaining lease terms of 1 to 20 years, some of which include options to extend leases. The majority of our leases with options to extend are up to 5 years with the ability to terminate the lease within 1 year. The exercise of lease renewal options is at our sole discretion and our lease ROU assets and liabilities reflect only the options we are reasonably certain that we will exercise. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease expense for the year ended December 31, 2019, was $191 million.

Supplemental cash flow information related to operating leases was as follows:

(dollars in millions)	Year Ended December 31, 2019
Operating cash flows used for the measurement of operating lease liabilities	$(134)
Operating lease right-of-use assets obtained in exchange for operating lease obligations	$157

Operating lease ROU assets and liabilities are reflected on our Combined Balance Sheets as follows:

(dollars in millions, except lease term and discount rate)	December 31, 2019
Operating lease right-of-use assets	$535

Accrued liabilities	140
Operating lease liabilities	386
Total operating lease liabilities	$526

Supplemental information related to operating leases was as follows:

December 31, 2019
Weighted Average Remaining Lease Term (in years)	5.33
Weighted Average Discount Rate	3.4%

Otis has historically operated as a part of UTC and currently uses UTC’s weighted average discount rate. This rate may differ when Otis operates on a stand-alone basis.

Undiscounted maturities of operating lease liabilities, including options to extend lease terms that are reasonably certain of being exercised, as of December 31, 2019 are as follows:

(dollars in millions, except lease term and discount rate)	Operating
2020	$161
2021	126
2022	93
2023	62
2024	41
Thereafter	104
Total undiscounted lease payments	587
Less imputed interest	(61)
Total discounted lease payments	$526

Prior to the adoption of the New Lease Accounting Standard, rental commitments on an undiscounted basis were approximately $410 million at December 31, 2018, under long-term non-cancelable operating leases and were payable as follows: $134 million in 2019, $101 million in 2020, $67 million in 2021, $47 million in 2022 and $61 million in 2023 and thereafter. Rent expense was $161 million and $156 million in 2018 and 2017, respectively.

NOTE 19 – CONTINGENT LIABILITIES

Except as otherwise noted, while the Business is unable to predict the final outcome, based on information currently available, the Business does not believe that resolution of any of the following matters will have a material adverse effect upon the Business’ competitive position, results of operations, cash flows or financial condition.

Environmental. The Business’ operations are subject to environmental regulation by authorities with jurisdiction over its operations. As described in Note 3 – Summary of Significant Accounting Policies to the Combined Financial Statements, the Business has accrued for the costs of environmental remediation activities, including, but not limited to, investigatory, remediation, operating and maintenance costs, and periodically reassesses these amounts. Management believes that the likelihood of incurring losses materially in excess of amounts accrued is remote. The outstanding liability for environmental obligations was $12 million and $13 million for the years ended December 31, 2019 and 2018, respectively, and is included in Accrued liabilities and Other long-term liabilities in the Combined Balance Sheets.

Legal Proceedings

German Tax Litigation

As previously disclosed, we have been involved in administrative review proceedings with the German Tax Office, which concern approximately €215 million (approximately $239 million as of December 31, 2019) of tax benefits that we have claimed related to a 1998 reorganization of the corporate structure of our operations in Germany. Upon audit, these tax benefits were disallowed by the German Tax Office. We estimate interest associated with the aforementioned tax benefits is an additional approximately €118 million (approximately $131 million). On August 3, 2012, a suit was filed in the local German Tax Court (Berlin-Brandenburg). In March 2016, the local German Tax Court dismissed the suit, and we appealed this decision to the German Federal Tax Court (FTC). Following a hearing on July 24, 2018, the FTC remanded the matter to the local German Tax Court for further proceedings, which are pending. In 2015, UTC made tax and interest payments to German tax authorities of €275 million (approximately $300 million) in order to avoid additional interest accruals pending final resolution of this matter.

Asbestos Matters

We have been named as defendants in lawsuits alleging personal injury as a result of exposure to asbestos. While we have never manufactured any asbestos-containing component parts, and no longer incorporate asbestos in any current products, certain of our historical products have contained components manufactured by third parties incorporating asbestos. A substantial majority of these asbestos-related claims have been dismissed without payment or were covered in full or in part by insurance or other forms of indemnity. Additional cases were litigated and settled without any insurance reimbursement. The amounts involved in asbestos related claims were not material individually or in the aggregate as of and for the years ended December 31, 2019, 2018 and 2017.

The amounts recorded for asbestos-related liabilities are based on currently available information and assumptions that we believe are reasonable and are made with input from outside actuarial experts. Our actual liabilities or insurance recoveries could be higher or lower than those recorded if actual results vary significantly from the assumptions. Key variables in these assumptions include the number and type of new claims to be filed each year, the outcomes or resolution of such claims, the average cost of resolution of each new claim, the amount of insurance available, allocation methodologies, the contractual terms with each insurer with whom we have reached settlements, the resolution of coverage issues with other excess insurance carriers with whom we have not yet achieved settlements and the solvency risk with respect to our insurance carriers. Other factors that may affect our future liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, legal rulings that may be made by state and federal courts, and the passage of state or federal legislation.

The estimated range of total liabilities to resolve all pending and unasserted potential future asbestos claims through 2059 is approximately $24 million to $45 million. Because no amount within the range of estimates is more likely to occur than any other, we have recorded the minimum amount of $24 million, which is principally recorded in Other long-term liabilities on our Combined Balance Sheet as of December 31, 2019. Amounts are on a pre-tax basis, not discounted, and excludes the Business’ legal fees to defend the asbestos claims (which will continue to be expensed as they are incurred). In addition, the Business has an insurance recovery receivable for probable asbestos related recoveries of approximately $5 million, which is included primarily in Other assets on our Combined Balance Sheet as of December 31, 2019.

Regulatory Investigations

In December 2013 and January 2014, UTC made voluntary disclosures to the United States Department of Justice (“DOJ”) and the SEC Division of Enforcement to report the status of its internal investigation regarding a non-employee sales representative retained by certain UTC subsidiaries for the sale of aircraft engines and aftermarket services in China.

On April 7, 2014, the SEC notified UTC that it was conducting a formal investigation and issued a subpoena to UTC. The SEC issued a second subpoena on March 9, 2015, seeking documents related to internal allegations of violations of anti-bribery laws from UTC’s aerospace and commercial businesses, including, but not limited to, Otis businesses in China. On March 7, 2018, the DOJ notified UTC that it had decided to close its investigation of this matter. In 2018, UTC reached a final civil administrative resolution with the SEC regarding this matter, including a payment to the SEC of $8 million related to Otis. As part of the settlement, UTC and Otis did not admit or deny the findings in the SEC’s final order, which was issued on September 12, 2018.

Other. We have commitments and contingent liabilities related to legal proceedings, self-insurance programs and matters arising out of the ordinary course of business. We accrue contingencies based on a range of possible outcomes. If no amount within this range is a better estimate than any other, we accrue the minimum amount. While it is not possible to determine the ultimate disposition of each of these claims and whether they will be resolved consistent with our beliefs, we expect that the outcome of such claims, individually or in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations.

Of note, in certain European countries, claims for overcharges on elevators and escalators related to civil cartel cases have been made, for which we have accrued based on our evaluation of the claims. While it is not possible to determine the ultimate disposition of each of these claims and whether they will be resolved consistent with our beliefs, the historical experience of the closed cases has not been material to the business, financial condition, or results of operations.

In the ordinary course of business, the Business is also routinely defendants in, parties to or otherwise subject to many pending and threatened legal actions, claims, disputes and proceedings. These matters are often based on alleged violations of contract, product liability, warranty, regulatory, environmental, health and safety, employment, intellectual property, tax and other laws. In some of these proceedings, claims for substantial monetary damages are asserted against the Business and its subsidiaries and could result in fines, penalties, compensatory or treble damages or non-monetary relief. We do not believe that these matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

NOTE 20 – SEGMENT FINANCIAL DATA

Otis has historically operated as an operating segment within UTC. As it is transitioning into an independent, publicly traded company, the Business’s Chief Executive Officer, its Chief Operating Decision Maker (“CODM”), evaluated how to view and measure the Business’ performance. Based upon such evaluation, and effective during the second quarter of 2019, the Business determined it is organized into two operating segments, which are also its reportable segments, based on how the CODM allocates resources, assesses performance and makes strategic and operational decisions. The CODM allocates resources to and evaluates the financial performance of each operating segment primarily based on Net sales and Operating profit. For the years ended December 31, 2019, 2018 and 2017, segment results are presented in accordance with this new structure. The Otis operating segments were determined in accordance with FASB ASC Topic 280 – Segment Reporting are (1) New Equipment and (2) Service. The segments are generally determined based on the decision-making structure of the Business and the grouping of similar products and services.

New Equipment. Designs, manufactures, sells and installs a wide range of passenger and freight elevators, as well as escalators and moving walkways to customers for residential and commercial buildings and infrastructure projects.

Service. Provides maintenance and repair services for both Otis products and those of other manufacturers and provides modernization services to upgrade elevators and escalators.

We have reported our financial and operational results for the periods presented herein under the two reportable segments described above, consistent with how we have reviewed our business operations for decision-making purposes, resource allocation and performance assessment.

Segment Information. Segment information for the years ended December 31 is as follows:

	Net Sales			Operating Profit
(dollars in millions)	2019	2018	2017	2019	2018	2017
New Equipment	$5,648	$5,596	$5,453	$393	$390	$482
Service	7,470	7,319	6,870	1,603	1,516	1,495
Total segment	13,118	12,915	12,323	1,996	1,906	1,977
General corporate expenses and other	—	—	—	(182)	(71)	(61)
Combined	$13,118	$12,915	$12,323	$1,814	$1,835	$1,916

Total assets are not presented for each segment as they are not presented to or reviewed by the CODM.

Geographic External Sales and Long-Lived Assets. Geographic Net sales and Long-lived assets are attributed to the geographic regions based on their location of origin. With the exception of the U.S. and China presented in the table below, there were no individually significant countries with sales exceeding 10% of Net sales during the years ended December 31, 2019, 2018 and 2017. Long-lived assets are net fixed assets attributed to the specific geographic regions.

	External Net Sales			Long-Lived Assets
(dollars in millions)	2019	2018	2017	2019	2018	2017
United States Operations	$3,594	$3,429	$3,259	$295	$246	$181
International Operations:
China	2,113	1,919	1,929	105	113	133
Other	7,411	7,567	7,135	321	319	312
	$13,118	$12,915	$12,323	$721	$678	$626

Segment Net sales disaggregated by product and service type for the years ended December 31, 2019, 2018 and 2017 are as follows:

(dollars in millions)	2019	2018	2017
Disaggregated net sales by type
New Equipment	$5,648	$5,596	$5,453

Maintenance and repair	6,120	6,017	5,667
Modernization	1,350	1,302	1,203
Total Service	7,470	7,319	6,870
	$13,118	$12,915	$12,323

Major Customers. There were no customers that individually accounted for 10% or more of the Business’ combined Net sales for the years ended December 31, 2019, 2018 and 2017.

NOTE 21 – SUBSEQUENT EVENTS

The Business evaluated events and transactions occurring subsequent to December 31, 2019 through February 7, 2020, the date the Combined Financial Statements were issued, and determined there were no material subsequent events requiring recognition or disclosure.

Events Subsequent to Original Issuance of Combined Financial Statements (Unaudited)

In connection with the reissuance of the Combined Financial Statements, the Business has evaluated subsequent events through March 11, 2020, the date the Combined Financial Statements were available to be reissued.

On February 10, 2020, Otis entered into a Revolving Credit Agreement providing for a $1.5 billion unsecured, unsubordinated 5- year revolving credit facility and a Term Loan Credit Agreement providing for a $1.0 billion unsecured, unsubordinated 3-year term loan credit facility. Otis expects to draw upon the Term Loan Credit Agreement in full and use the proceeds to make a cash distribution to UTC prior to the separation of Otis from UTC. The Term Loan Credit Agreement will initially be guaranteed by UTC and the UTC guarantee will terminate upon the distribution of shares of Otis common stock to UTC shareholders in connection with the separation of Otis from UTC.

On February 27, 2020, Otis issued $5.3 billion of unsecured, unsubordinated notes consisting of the following: $1.3 billion of 2.056% notes due 2025, $500 million of 2.293% notes due 2027, $1.5 billion of 2.565% notes due 2030, $750 million of 3.112% notes due 2040, $750 million of 3.362% notes due 2050 and $500 million of floating rate notes due 2023 (together, the “Notes”).

Otis used the net proceeds from the sale of the Notes to make a cash distribution to UTC. Each series of Notes initially will be guaranteed on an unsecured, unsubordinated basis by UTC. Each of the UTC guarantees will terminate upon the distribution of shares of Otis common stock to UTC shareowners in connection with the separation of Otis from UTC.

SCHEDULE II

OTIS WORLDWIDE CORPORATION
(A Business of United Technologies Corporation)

VALUATION AND QUALIFYING ACCOUNTS
As of and for the Years Ended December 31, 2019, 2018 and 2017

(dollars in millions)
Allowances for doubtful accounts
Balance, January 1, 2017	$90
Provision charged to income	20
Doubtful accounts written off (net)	(25)
Other adjustments	5
Balance, December 31, 2017	90
Provision charged to income	10
Doubtful accounts written off (net)	(6)
Other adjustments	(10)
Balance, December 31, 2018	84
Provision charged to income	26
Doubtful accounts written off (net)	(19)
Other adjustments	(8)
Balance, December 31, 2019	$83
(dollars in millions)
Future income tax benefits – valuation allowance
Balance, January 1, 2017	$34
Additions charged to income tax expense	2
Reductions credited to income tax expense	(16)
Other adjustments	—
Balance, December 31, 2017	20
Additions charged to income tax expense	15
Reductions credited to income tax expense	(5)
Other adjustments	(1)
Balance, December 31, 2018	29
Additions charged to income tax expense	28
Reductions credited to income tax expense	—
Other adjustments	(2)
Balance, December 31, 2019	$55